                                                                Exhibit 99(a)(1)

                                  SCHEDULE 14C
                                 (RULE 14c-101)

                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO. 2 TO SCHEDULE 14C)

Check the appropriate box:

[X]    Preliminary Information Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]    Definitive Information Statement

                    KING POWER INTERNATIONAL GROUP CO., LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
        Common Stock, par value $0.001 per share

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies: 2,302,000

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3.27 plus a portion of a settlement fund of $1.7 million before deduction of certain expenses and the representative plaintiffs' attorney fees. The filing fee of $1,845.50 represents 1/50th of 1% of the sum of (a) the product of (i) $3.27, which is the cash amount per Common Share of the Registrant to be received by the shareholders who are entitled to receive such cash amount under the agreement and plan of merger to which this Information Statement relates, and (ii) 2,302,000 Common Shares, which is the number of Common Shares held by shareholders who are entitled to exchange such Common Shares for the cash amount in the merger proposal to which this Information Statement relates; and (b) $1,700,000, which is the amount of a settlement fund which class members will be entitled to receive subject to certain conditions before deduction of certain expenses and the representative plaintiffs' attorney fees.

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: $9,227,540

          ----------------------------------------------------------------------

     (5)  Total fee paid: $1,845.50

          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                    KING POWER INTERNATIONAL GROUP CO., LTD.
                             27TH FLOOR, SIAM TOWER
                           989 RAMA I ROAD, PATUMWAN
                             BANGKOK 10330 THAILAND

To Our Shareholders:

     We are writing to you in connection with an Agreement and Plan of Merger, dated October 29, 2001, as amended and restated as of May 16, 2003 (the "Plan of Merger"), by and between King Power International Group Co., Ltd. ("King Power") and KP (Thailand) Company Limited ("Newco"), each a Nevada corporation.

     The Plan of Merger provides for the merger (the "Merger") of King Power with and into Newco, with Newco as the corporation surviving the Merger. Newco was formed by Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") for the purpose of acquiring King Power in the Merger. Immediately prior to the effective time of the Merger, Newco will be held by the Controlling Shareholders and other shareholders of King Power listed in Appendix A of the accompanying Information Statement (collectively, including the Controlling Shareholders, the "Majority Shareholders"). The Majority Shareholders hold approximately 88.6% of the issued and outstanding common shares, par value U.S.$0.001 per share, of King Power (the "Common Shares").

     As a result of the Merger, each Common Share that is not held by Newco or a Majority Shareholder (a "Non-affiliated Share") will be converted into the right to receive U.S.$3.27 in cash, without interest (the "Merger Consideration").

     In addition, as part of a settlement (the "Settlement") relating to three putative class action lawsuits filed against King Power and its directors, as described in more detail in the accompanying Information Statement, members of the class in such shareholder lawsuits that are holders of Non-affiliated Shares immediately prior to the effective time of the Merger, and who do not request exclusion from the class (the "Settlement Class" or "Settlement Class Members"), will, subject to the terms and conditions of the Settlement, be entitled to receive a portion of the settlement fund (the "Settlement Fund"), of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees, as described in the accompanying Information Statement. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the Settlement Fund and cannot exceed 35% of the Settlement Fund, according to the terms of the Settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the Settlement Fund is to be distributed. Accordingly, the exact amount that will be paid with respect to each Common Share held by the Settlement Class Members cannot be ascertained at this time.

     The Board of Directors, upon the recommendation of a special committee consisting of three independent directors and advised by its own financial advisors and legal counsel, has approved the terms of the Merger and adopted the Plan of Merger. The Special Committee was authorized and empowered by the Board of Directors to evaluate and negotiate proposals from the Controlling Shareholders, and to make a recommendation, acting in the interest of holders of the Non-affiliated Shares. The Special Committee has unanimously determined that the proposed Merger Consideration in the amount of U.S.$3.27 per Common Share and the terms of the Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares, from both a procedural and financial point of view.

     CLSA Equity Capital Markets Limited, which was retained by King Power as its financial advisor in connection with the proposed acquisition of the business of King Power by the Controlling Shareholders, has provided an opinion to the Board of Directors of King Power, dated April 23, 2003, that, as of such date and based upon and subject to various considerations and assumptions, the Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view. A copy of such fairness opinion is attached to the accompanying Information Statement as Appendix B.

     Under the terms of the Settlement, the defendants and the representative plaintiffs on behalf of the Settlement Class also agreed that U.S.$3.27 per share, in addition to the settlement fund, is a fair price for the class members' Common Shares, and that the Merger and the terms of the Plan of Merger, are fair to, and in the best interest of, King Power and its shareholders, including the class members, from both a procedural and financial point of view. In addition, the effectiveness of the Settlement will be conditioned upon the Clark County District Court, Nevada, approving the Settlement and finding that the Settlement is, in all respects, fair, reasonable and adequate to the class members who do not request exclusion from the class, in light of the complexity, expense and possible duration of further litigation, the investigation conducted, and the risk and difficulty of establishing liability, causation and damages. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the Settlement.

     The Plan of Merger requires the vote or approval of holders of a majority of the issued and outstanding Common Shares. The Controlling Shareholders, who directly hold approximately 63.1% of the issued and outstanding Common Shares, have submitted a written consent approving the Plan of Merger. Accordingly, your written consent or vote is not required for the Merger to occur, and the accompanying Information Statement is being sent to you to provide you with information about the Merger and the background of the Merger.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Shareholders of record at the close of business on           , 2003 will be
entitled to receive this Information Statement.

                                          Sincerely,

                                          VICHAI RAKSRIAKSORN
                                          Group Chairman and Chief Executive
                                          Officer

                    KING POWER INTERNATIONAL GROUP CO., LTD.
                             27TH FLOOR, SIAM TOWER
                           989 RAMA I ROAD, PATUMWAN
                             BANGKOK 10330 THAILAND


                             ---------------------

                             INFORMATION STATEMENT

                             ---------------------


     This Information Statement is being furnished to holders of the issued and outstanding common shares, par value U.S.$0.001 per share (the "Common Shares"), of King Power International Group Co., Ltd., a Nevada corporation ("King Power" or the "Company"), in connection with the Agreement and Plan of Merger, dated as of October 29, 2001, as amended and restated on May 16, 2003 (the "Plan of Merger"), by and between King Power and KP (Thailand) Company Limited, a Nevada corporation ("Newco"), and is intended to provide you with information about the Merger and the background of the Merger.

     The Plan of Merger provides for the merger (the "Merger") of King Power with and into Newco, with Newco as the corporation surviving the Merger (the "Surviving Corporation"). Newco was formed by Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") for the purpose of acquiring King Power in the Merger. Immediately prior to the effective time (the "Effective Time") of the Merger, Newco will be held by the Controlling Shareholders and other shareholders of King Power listed in Appendix A of this Information Statement (collectively, including the Controlling Shareholders, the "Majority Shareholders"). The Majority Shareholders hold approximately 88.6% of the Common Shares.

     As a result of the Merger, each Common Share that is not held by Newco or a Majority Shareholder (a "Non-affiliated Share") will be cancelled and converted into the right to receive U.S.$3.27 in cash, without interest (the "Merger Consideration"). In addition, as part of the settlement (the "Settlement") relating to three putative class action shareholder lawsuits (the "Shareholder Lawsuits") filed against King Power and its directors, as described in more detail in this Information Statement, members of the class in such shareholder lawsuits that are holders of Non-affiliated Shares immediately prior to the Effective Time of the merger (the "Class" or "Class Members"), and who do not request exclusion from the Class (the "Settlement Class" or "Settlement Class Members"), will, subject to the terms and conditions of the Settlement, be entitled to receive a portion of the settlement fund (the "Settlement Fund") of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. Such portion of the settlement amount will not be payable if the Merger is not consummated. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the Settlement Fund and cannot exceed 35% of the Settlement Fund, according to the terms of the Settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the Settlement Fund is to be distributed. Accordingly, the exact amount that will be paid with respect to each Common Share held by the Settlement Class Members cannot be ascertained at this time.

     The board of directors of King Power (the "Board of Directors"), upon the recommendation of a special committee (the "Special Committee") consisting of three independent directors and advised by its own financial advisors and legal counsel, has approved the terms of the Merger and adopted the Plan of Merger, and recommended the Plan of Merger to the Company's shareholders.

     The Controlling Shareholders, who directly hold approximately 63.1% of the issued and outstanding Common Shares, have submitted a written consent approving the Plan of Merger. Accordingly, no additional written consents or votes of the shareholders of King Power are required to approve the Merger or to adopt the Plan of Merger.

     THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS INFORMATION STATEMENT IS DESIGNED TO PROVIDE YOU WITH INFORMATION ABOUT THE MERGER AND THE BACKGROUND TO THE MERGER.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this Information Statement is           , 2003, and this
Information Statement is first being sent to shareholders on or about
          , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary Term Sheet..........................................    1
Questions and Answers about the Merger......................    8
Introduction................................................   10
Market Data.................................................   11
Shares Outstanding and Holders..............................   11
Cash Dividends..............................................   11
Selected Consolidated Financial Data........................   12
General.....................................................   13
Cautionary Statement Concerning Forward-Looking
  Information...............................................   13
Special Factors Regarding the Merger........................   14
  Closing...................................................   14
  Background of the Merger..................................   14
  The Merger Proposals......................................   14
  The Special Committee.....................................   18
  The Board of Directors....................................   26
  The Controlling Shareholders' and Newco's Purpose and
     Reasons for the Merger.................................   34
  Benefits and Detriments of the Merger to the Controlling
     Shareholders...........................................   35
  Detailed Valuation and Opinion of the Financial Advisor...   36
  CLSA's Engagement.........................................   42
  BT Securities' Engagement.................................   42
  Certain Financial Projections.............................   45
  Interests of Certain Persons in the Merger................   49
  Certain Effects of the Merger.............................   50
  Material Federal Income Tax Consequences of the Merger....   51
  Accounting Treatment......................................   52
  Financing of the Merger...................................   52
  Regulatory Matters........................................   52
  Shareholder Lawsuits and Settlement.......................   53
  The Original 2001 Merger Proposal.........................   56
The Plan of Merger..........................................   60
  The Merger and Consideration to be Paid in the Merger.....   60
  The Exchange Fund; Payment for Common Shares..............   60
  Lost Certificates.........................................   61
  Transfers of Common Shares................................   61
  Conditions to King Power's Obligations....................   61
  Amendment.................................................   61
  Termination...............................................   61
  Applicable Law............................................   62
Estimated Fees and Expenses.................................   62
No Dissenters' Rights.......................................   62
Acquisitions of Controlling Interests.......................   62
Combinations with Interested Stockholders...................   63

                                                              PAGE
                                                              ----
Certain Information Regarding King Power....................   63
Recent Developments of King Power...........................   64
  Customs Department Regulations Relating to Surety and Bond
     Contracts..............................................   64
Certain Information Regarding Newco.........................   65
Certain Information Regarding the Majority Shareholders.....   65
Directors and Executive Officers............................   66
Security Ownership of Certain Beneficial Owners and
  Management................................................   68
Certain Relationships and Related Transactions..............   70
Common Share Purchase Information...........................   72
Independent Accountants.....................................   72
Available Information.......................................   72

Appendix A      The Majority Shareholders...................................  A-1
Appendix B      2003 CLSA Fairness Opinion..................................  B-1
Appendix C      Amended and Restated Agreement and Plan of Merger...........  C-1
                Annual Report on Form 10-K of King Power for the Year ended
Appendix D      December 31, 2002...........................................  D-1
                Quarterly Report on Form 10-Q of King Power for the Quarter
Appendix E      ended March 31, 2003........................................  E-1

                               SUMMARY TERM SHEET

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS INFORMATION STATEMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE MERGER, YOU SHOULD CAREFULLY READ THE ENTIRE INFORMATION STATEMENT AND THE ATTACHED APPENDICES.

-   THE MERGER

     Under the proposed merger, we will merge with and into KP (Thailand) Company Limited, which we refer to as Newco in this Information Statement, a Nevada corporation formed by the controlling shareholders of King Power to effect the merger. Newco will be the surviving corporation after the merger and will hold all of the assets and liabilities previously belonging to us. See "The Plan of Merger".

     The merger will be consummated upon the filing of the articles of merger in the office of the Nevada Secretary of State, which will occur after the satisfaction or waiver of the conditions to the merger contained in the plan of merger.

-   THE MERGER CONSIDERATION

     In the merger, our non-affiliated shareholders will receive U.S.$3.27 for each common share they hold immediately prior to effective time of the merger. After consummation of the merger, all of our common shares will be cancelled and our majority shareholders will hold all of the issued and outstanding shares of Newco as the surviving corporation. Our non-affiliated shareholders will no longer have any interest in the surviving corporation. See "The Plan of Merger -- The Merger and Consideration to be Paid in the Merger".

-   THE SETTLEMENT

     As part of the settlement relating to three putative class action lawsuits filed against us and our directors, members of the class in such shareholder lawsuits who are our non-affiliated shareholders immediately prior to effective time of the merger and who do not request exclusion from the class will, subject to the terms and conditions of the settlement, also be entitled to receive a portion of the settlement fund of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the settlement fund and cannot exceed 35% of the settlement fund, according to the terms of the settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the settlement fund is to be distributed. Accordingly, we cannot ascertain at this time the exact amount that will be paid with respect to each of our common shares held by the settlement class members. The effectiveness of the settlement and payment of such settlement fund will be conditioned upon, among other things, the approval of the settlement by the Clark County District Court, Nevada and the consummation of the merger. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the settlement. See "Special Factors Regarding the Merger -- Shareholder Lawsuits and Settlement".

-   THE COMPANIES

     KING POWER INTERNATIONAL GROUP CO., LTD.

     We are a Nevada corporation with our principal executive office located at 27th floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. Our telephone number is (662) 658-0020. Our company consists of two divisions operated by our subsidiary companies. The two divisions are a tax free division operated by King Power Tax Free Co., Ltd., which we refer to as King Power Tax Free in this Information Statement, and a duty free division operated by King Power Duty Free Co., Ltd., which we refer to as King Power Duty Free in this Information Statement. These companies hold non-exclusive operating licenses granted by the Airports of Thailand Public Company Limited (previously, Airports Authority of Thailand or AAT) for their respective airport tax free and duty free businesses.

     -- King Power Tax Free Co., Ltd. King Power Tax Free is the largest of several operators active in the airport tax free business in Thailand. It sells souvenirs and consumer products to international and local travelers in the international and domestic terminals of the Bangkok International Airport. Its products include domestically manufactured Thai silk, pewter, Benjarong porcelain, Thai dolls and jewelry, as well as watches, pens, lighters, leather goods and confectionary. These products are sold free of Thailand's value-added tax at the outlets that are located within the airport's departure hall after the immigration checkpoints.

     -- King Power Duty Free Co., Ltd. King Power Duty Free is currently the sole operator active in the airport duty free business in Thailand. It operates duty free shops in the international terminals located in all of the major airports of Thailand. The merchandise sold by the duty free shops includes top quality brand name liquor and tobacco products, luxury goods such as watches, perfumes, cosmetics, fashion accessories, gourmet food and chocolates. Prior to January 1, 2002, King Power Duty Free was one of two operators active in the airport duty free business in Thailand. On January 1, 2002, King Power Duty Free became the sole operator for the Thailand airport duty free business.

     For further information on King Power, see "Certain Information Regarding King Power".

     KP (THAILAND) COMPANY LIMITED

     Newco is a Nevada corporation organized by the majority shareholders on October 19, 2001, to effect the merger. Newco currently does not conduct any operating activities. Immediately prior to, and immediately following, the effective time of the merger, the majority shareholders will collectively hold all of Newco's issued and outstanding shares. Newco's principal executive office is located at the 27th floor of the Siam Tower, at 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. Its telephone number is (662) 658-0020. See "Certain Information Regarding Newco".

-   THE REASONS FOR THE MERGER

     Our board of directors believes that our non-affiliated shareholders are not able to derive the benefits typically received by shareholders of publicly traded companies because:

     - we are not followed by stock analysts;

     - there is a very limited market for our common shares; and

     - the lack of liquidity in, and the relatively small public float of, our common shares limit the ability of our shareholders to realize the value of their common shares.

     Our board of directors also believes that we do not receive any significant benefit from being a public company listed on the American Stock Exchange for the following reasons:

     - we have not accessed the United States public capital markets for the past six years and do not anticipate doing so in the foreseeable future;

     - there is a limited public float and limited liquidity for our shares; and

     - the cost of complying with the reporting requirements applicable to public companies listed in the United States constitutes a significant administrative expense for us.

     Our controlling shareholders' and Newco's purpose and reasons for engaging in the merger are to:

     - acquire, together with the other Majority Shareholders, 100% ownership of the surviving corporation;

     - create a liquidity event that will allow the holders of the non-affiliated shares to realize the value of their shares; and

     - enhance shareholder value by reducing administrative, legal, accounting and other costs.

     See "Special Factors Regarding the Merger -- The Board of Directors" and "Special Factors Regarding the Merger -- The Controlling Shareholders' And Newco's Purpose and Reasons for the Merger" and "Estimated Fees and Expenses".

-   SHAREHOLDER APPROVAL REQUIRED IN CONNECTION WITH THE MERGER

     The merger requires the approval of shareholders holding a majority of our issued and outstanding common shares.

     Our controlling shareholders, who directly hold approximately 63.1% of our issued and outstanding common shares, have submitted a written consent approving the merger and adopting the plan of merger. This written consent means that the merger can occur without your written consent or vote, and there will not be a special meeting of shareholders. We are not asking for a proxy and we request that you do not send us a proxy.

-   NO DISSENTERS' RIGHTS

     Our shareholders do not have dissenters' rights, meaning a right to an appraisal of the value of their shares in connection with the merger, under Nevada law. Consequently, if the merger is consummated, the common shares of our shareholders will be cancelled and our shareholders will be required to accept the merger consideration. See "No Dissenters' Rights".

-   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Some of our directors and officers may have interests in the merger that are different from, or in addition to, your own. For example, our controlling shareholders who organized Newco for the purpose of the merger are also our directors and officers, and our majority shareholders include relatives of our controlling shareholders, as illustrated below.

     - One of our controlling shareholders, Vichai Raksriaksorn, is the Chairman of our company and three of our subsidiaries as well as our Chief Executive Officer and one of our directors. His wife, nephew and other relatives and affiliates are also majority shareholders.

     - Another of our controlling shareholders, Viratana Suntaranond, is the Chief Financial Officer of our company and our subsidiaries, our Secretary, Treasurer and one of our directors. His wife, four children and affiliates are also majority shareholders.

     - A third of our controlling shareholders, Aimon Raksriaksorn, is the Deputy Managing Director of our company and our subsidiaries, one of our directors and the wife of Vichai Raksriaksorn.

     The special committee of our board of directors and our board of directors were aware of these potential or actual conflicts of interest and considered such interests in approving the merger. See "Special Factors Regarding the Merger -- Interests of Certain Persons in the Merger."

-   FINANCING OF THE MERGER

     We expect that Newco, as the surviving corporation, will rely on King Power Duty Free's and King Power Tax Free's cash on hand and in bank accounts to finance the payment of the Merger Consideration of U.S.$7,527,540 and expenses and costs relating to the merger that remain to be paid after the consummation of the merger. Prior to the consummation of the merger, we will be responsible for paying certain legal and other expenses relating to the merger. See "Estimated Fees and Expenses". Newco will not have any substantial assets prior to the consummation of the Merger. As of March 31, 2003, King Power Duty Free and King Power Tax Free, together, had fixed deposits and cash on hand and in bank accounts of approximately Baht 1,968.76 million (U.S.$45.9 million).

     In addition, the settlement fund of U.S.$1.7 million was funded by one or more of our controlling shareholders through entities in which they hold interests and transferred to an escrow account on or around June 13, 2003, pursuant to the terms of the stipulation of settlement. After consummation of the Merger,

     Newco, as the surviving corporation, will assume the obligation to repay this amount. See "Special Factors Regarding the Merger -- Financing of the Merger."

-   RECOMMENDATION OF THE SPECIAL COMMITTEE AND APPROVAL OF OUR BOARD OF
    DIRECTORS

     At a meeting of our board of directors held on September 11, 2001, our directors noted that three members of the board were interested in the merger because they were also among our controlling shareholders who proposed the merger. These three are Vichai Raksriaksorn, Viratana Suntaranond and Aimon Raksriaksorn.

     To remove any actual or potential conflict of interest posed by these interested directors, our board of directors appointed an independent special committee consisting of three independent directors to evaluate and negotiate the merger. The members of the special committee are Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun. These directors are not:

     - officers or employees of our company or any of our affiliates;

     - officers or employees of Newco or any of its affiliates; or

     - associates or affiliates of our majority shareholders.

     Our board of directors authorized and empowered the special committee to:

     - engage or replace a financial advisor and legal counsel to advise the special committee; and

     - evaluate and negotiate the terms of the merger with our controlling shareholders and make a recommendation to our full board of directors.

     The special committee was advised by Allen & Overy, its legal counsel, and BT Securities Co., Ltd, its financial advisor. For a discussion of the qualifications of the members of the special committee, see "Special Factors Regarding the Merger -- The Special Committee", "Directors and Executive Officers" and "Certain Relationships and Related Transactions".

     At a meeting held on April 11, 2003, the special committee considered various factors and unanimously determined, subject to our board of directors receiving a fairness opinion from CLSA Equity Capital Markets Limited, whom we refer to as CLSA,

     - that the merger consideration of U.S.$3.27 per common share, without interest, and the merger's terms are fair to, and in the best interests of, the holders of our non-affiliated shares from both a procedural and financial point of view; and

     - to recommend that our board of directors approve the merger's terms and the plan of merger.

     On April 23, 2003, our board of directors received the fairness opinion of CLSA, our financial advisor in connection with the proposed acquisition of our business by our controlling shareholders. The fairness opinion stated that, as of such date and based upon and subject to various considerations and assumptions, the merger consideration of U.S.$3.27 per common share is fair to the holders of our non-affiliated shares from a financial point of view. The special committee then informed our board of directors of its determination and recommended that our board of directors approve the terms of the merger.

     Based on a consideration of various factors, including the fairness opinion and the special committee's recommendation, our board of directors on April 23, 2003 unanimously determined that the merger consideration of U.S.$3.27 per common share and the merger's terms are fair to, and in the best interests of, our company and our shareholders, including holders of our non-affiliated shares, from both a procedural and financial point of view, and adopted the plan of merger.

     For a discussion of various factors considered by our board of directors, see "Special Factors Regarding the Merger -- The Board of Directors".

-   FAIRNESS OPINION

     We retained CLSA as our financial advisor in connection with the proposed acquisition of our business by our controlling shareholders. On April 23, 2003, CLSA delivered its fairness opinion to our board of directors that, as of that date and based upon and subject to various considerations and assumptions, the merger consideration of U.S.$3.27 to be received by our non-affiliated shareholders is fair to these shareholders from a financial point of view.

     CLSA has no obligation to update its fairness opinion. A copy of the fairness opinion is attached as Appendix B to this Information Statement. You are urged to read the fairness opinion carefully and in its entirety. CLSA's fairness opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of our non-affiliated shares. It does not address the relative merits of the merger or any other transactions or business strategies discussed by our board of directors or the special committee as alternatives to the merger, or the decision of our board of directors and the special committee to proceed with the merger or the effects of the merger. See "Special Factors Regarding the Merger -- Detailed Valuation and Opinion of the Financial Advisor".

-   CONDITIONS TO OUR OBLIGATIONS UNDER THE PLAN OF MERGER

     Our obligation to effect the merger is subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

     - approval and adoption of the merger by shareholders holding a majority of our shares. This condition has been satisfied by the provision of a written consent by our controlling shareholders;

     - approval by the court of the stipulation of settlement in a manner satisfactory to us. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the settlement; and

     - no governmental authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger or any other transactions contemplated in the plan of merger.

-   TERMINATION OF THE MERGER

     At any time prior to the effective time of the merger,

     - the plan of merger may be terminated and the merger may be abandoned by us if the Clark County District Court, Nevada, issues an order that rejects or does not approve the settlement or the stipulation of settlement; and

     - the plan of merger may be terminated and the merger may be abandoned, or the time of consummation of the merger may be deferred, by the mutual consent of our board of directors and Newco's board of directors.

-   REGULATORY MATTERS

     We do not believe that any material federal or state regulatory approvals or requirements are required to be obtained or complied with in connection with the merger, except for the delivery of this Information Statement and the filing of articles of merger with the Nevada Secretary of State as required by the Nevada Revised Statues. See "Special Factors Regarding the Merger -- Regulatory Matters".

-   ACCOUNTING TREATMENT

     The merger will be accounted for as the acquisition of a minority interest in Newco, using the purchase method of accounting in accordance with generally accepted accounting principles.

-   SHAREHOLDER LAWSUITS AND SETTLEMENT

     Three putative shareholder class action lawsuits, which we refer to as the shareholder lawsuits, were filed against us and our directors in the District Court of Clark County, Nevada, on August 21, 2002, September 3, 2002 and September 17, 2002. The plaintiffs in these shareholder lawsuits allege, among other things, that our directors had breached their fiduciary duties in pursuing the proposed merger and in allegedly failing to obtain the highest price per share. The shareholder lawsuits seek to enjoin the proposed merger and seek payment of the fees of the plaintiffs' counsels and experts, among other things.

     We believe that the shareholder lawsuits were and are without merit, as discussed under "Special Factors Regarding the Merger -- Shareholder Lawsuits and Settlement".

     On or around October 24, 2002, the plaintiffs' counsel initiated negotiations to settle the shareholder lawsuits. To avoid the uncertainties and expense of protracted litigation, we engaged in settlement negotiations. We reached an agreement-in-principle to settle the shareholder lawsuits and, through our respective attorneys, entered into a memorandum of understanding with the plaintiffs dated December 17, 2002, setting forth the terms of the agreement-in-principle. On May 16, 2003 we entered into a stipulation of settlement with the plaintiffs, and the stipulation of settlement was also filed with the Nevada court. We filed a copy of the stipulation of settlement with the Securities and Exchange Commission as an exhibit to the Schedule 13E-3 that we filed with them in connection with the merger. You can obtain a copy of the stipulation of settlement in the manner described under "Available Information".

     Under the stipulation of settlement, the class members who hold our common shares immediately prior to the effective time of the merger and do not request exclusion from the class, will, subject to the terms and conditions of the settlement, be entitled to receive a portion of the settlement fund of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. In addition, King Power will cause the class members to be paid U.S.$3.27 per share in accordance with the procedures set forth in the plan of merger.

     The representative attorneys' fees and certain costs and administrative expenses, including notice costs, will be paid out of the settlement fund and cannot exceed 35% of the settlement fund, according to the terms of the settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the settlement fund is to be distributed. Accordingly, we cannot ascertain at this time the exact amount that will be paid with respect to each of our common shares held by the settlement class members. The effectiveness of the settlement and payment of the settlement fund will be conditioned upon, among other things, the approval of the settlement by the Clark County District Court, Nevada and the consummation of the merger. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the settlement.

     For purposes of the settlement only, the shareholder lawsuits were consolidated into the first filed lawsuit, entitled "Pennsylvania Avenue Partners, LLC On Behalf of Itself and All Others Similarly Situated vs. King Power International Group Co., Ltd, et al". However, if the merger is not consummated, this consolidation will no longer be effective and we will have to resume the defense of the lawsuits as if the consolidation and the settlement never took place.

     See "Special Factors Regarding the Merger -- Shareholder Lawsuits and Settlement".

-   MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     For United States federal income tax purposes, if you are a United States holder of non-affiliated shares who is not related to our majority shareholders and receive the merger consideration in exchange for common shares in the merger, you will recognize capital gain or loss in an amount equal to the cash received reduced by your tax basis in the common shares you surrendered.

     If you are a United States holder who is not related to a majority shareholder and receive a distribution from the settlement fund as a settlement class member, you should treat the distribution as capital gain received in connection with the surrender of your common shares in the Merger.

     If you are a United States holder of our common shares and do not receive any merger consideration in the merger (i.e., you are one of the majority shareholders who is a United States holder), you will not be subject to United States federal income tax as a result of the merger.

     To review the federal income tax consequences in greater detail, see "Special Factors Regarding the Merger -- Material Federal Income Tax Consequences of the Merger". You should consult your own tax advisor as to the specific tax consequences of the merger and receipt of a distribution from the settlement fund to you, including the application and effect of federal, state, local, foreign and other tax laws and the possible effect of changes in such law.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     This Information Statement contains an extensive discussion of the proposed merger of King Power and Newco. We urge you to read this Information Statement and its appendices in their entirety.

Q:  WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A: Applicable laws require us to provide you with information regarding the merger, even though your vote or consent is neither required nor requested to complete the merger.

    We previously filed a preliminary proxy statement on November 1, 2001 in connection with the merger because the applicable rules of the American Stock Exchange to which we were then subject required us to solicit proxies and file a proxy statement even though under Nevada law, the merger may be approved by written consent. Such rule has since been amended, and the merger may now be approved by written consent without the solicitation of proxies.

Q:  WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A: The merger requires the vote or approval of holders of a majority of our issued and outstanding common shares. This was provided when our controlling shareholders, who directly hold approximately 63.1% of our issued and outstanding common shares, acted by written consent to approve the merger. No further shareholder approval is necessary to complete the merger under Nevada law, and the plan of merger does not require any separate approval of the holders of our non-affiliated shares.

Q:  WITH WHOM IS OUR COMPANY MERGING?

A: Our company is merging with and into Newco. Newco will be the surviving corporation. Newco was formed by our controlling shareholders for the purpose of acquiring our company in the merger. Immediately prior to, and immediately following, the effective time of the merger, our majority shareholders will hold all of the issued and outstanding shares of Newco, in the same proportions, in relation to each other, as they presently hold in our company, as reflected in Appendix A of this Information Statement. See "Certain Information Regarding Newco".

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Non-affiliated holders of our common shares immediately prior to effective time of the merger will receive U.S.$3.27 in cash for each common share they hold as merger consideration.

    In addition, as part of the settlement relating to three putative class action lawsuits filed against us and our directors, members of the class in such shareholder lawsuits who hold our common shares immediately prior to the effective time of the merger and who do not request exclusion from the class will also be entitled to receive a portion of the settlement fund of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the settlement fund and cannot exceed 35% of the settlement fund, according to the terms of the settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the settlement fund is to be distributed. Accordingly, we cannot ascertain at this time the exact amount that will be paid with respect to each of our common shares held by the settlement class members. The effectiveness of the settlement and payment of this settlement amount will be conditioned upon, among other things, the approval of the settlement by the Clark County District Court, Nevada, and the consummation of the merger. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the settlement. See "Special Factors Regarding the Merger -- Shareholder Lawsuits and Settlement".

Q:  WILL OUR COMPANY BE A PUBLIC COMPANY AFTER THE MERGER?

A: No. As a result of the merger, our company will cease to exist and Newco, as the corporation surviving the merger, will be privately held by our majority shareholders. Upon consummation of the merger, our shares will be cancelled and, accordingly, there will be no public market for our common shares. In addition, registration of our common shares will be terminated and we will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission. See "Special Factors Regarding the Merger -- Certain Effects of the Merger".

Q: WHY HAS THE BOARD OF DIRECTORS APPROVED THE TERMS OF THE MERGER AND ADOPTED THE PLAN OF MERGER?

A: Our board of directors determined that, based upon the recommendation of the special committee and various other considerations set forth under "Special Factors Regarding the Merger -- The Board of Directors", the terms and provisions of the Plan of Merger and the merger itself are procedurally and financially fair to, and in the best interests of our company and our shareholders, including the holders of our non-affiliated shares. To review the background and reasons for the merger in greater detail, see "Special Factors Regarding the Merger -- Background of the Merger".

Q:  WHAT ARE THE RISKS AND DETRIMENTS ASSOCIATED WITH THE MERGER?

A: The risks and detriments of the merger to holders of our non-affiliated shares are that:

     - they will not receive any shares in the surviving corporation, and will not have the opportunity to participate in any future price appreciation of the surviving corporation's shares;

     - they will not be afforded any opportunity to decide on the merger because our controlling shareholders, who directly hold approximately 63.1% of our issued and outstanding common shares, have submitted a written consent approving the merger. No additional written consents or vote of our shareholders is required to approve the merger;

     - they do not have any dissenters' rights under Nevada law;

     - they did not have an unaffiliated representative retained to act solely on their behalf to negotiate their interests and we, for reasons set out under "Special Factors Regarding the Merger -- The Special Committee" and "Special Factors Regarding the Merger -- The Board of Directors", did not seek any alternative transactions with unaffiliated third parties. However, the merger was evaluated and negotiated by the special committee, consisting of three of our independent directors, with the assistance of its own financial advisors and legal counsel. Further, the stipulation of settlement, to which a copy of the plan of merger was appended, was also negotiated with the plaintiffs' counsel representing the interests of the members of the class; and

     - certain of our officers and directors have actual or potential conflicts of interest because they are also our majority shareholders or are affiliated with our majority shareholders. See "Special Factors Regarding the Merger -- Interests of Certain Persons in the Merger".

Q:  SHOULD I FORWARD MY STOCK CERTIFICATES NOW?

A: No, please do not forward any stock certificates at this time. We will send you written instructions regarding exchanging your common shares for the merger consideration after the merger has been completed. You must follow those instructions and return your stock certificates accordingly.

Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or would like additional copies of this Information Statement, please contact Kanokwan Suntaranond, at telephone number (662) 658-0099, fax number (662) 658-0082, or 27th Floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok, Thailand, or at email address: kanokwan__s@kingpower.com.

                                  INTRODUCTION

     The Plan of Merger provides for the Merger of King Power with and into Newco, with Newco as the Surviving Corporation.

     As a result of the Merger, each Non-affiliated Share will be converted into the right to receive the Merger Consideration. In addition, each Settlement Class Member will be entitled to receive a portion of the Settlement Fund, less certain related expenses and the representative plaintiffs' attorney fees.

     The Special Committee, consisting of three independent members of the Board of Directors who are not affiliated or associated with the Majority Shareholders or employed by King Power or its affiliates, and acting in the interest of holders of the Non-affiliated Shares evaluated the terms of the Merger and the Merger Consideration, with the assistance of its own financial advisor and legal counsel.

     The Special Committee unanimously determined that the proposed Merger Consideration in the amount of U.S.$3.27 per Common Share and the terms of the Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares, from both a procedural and financial point of view, and recommended that the Board of Directors approve the terms of the Merger, and the Board of Directors has approved the terms of the Merger and adopted the Plan of Merger.

     CLSA, which was retained by King Power as its financial advisor in connection with the proposed acquisition of the business of King Power by the Controlling Shareholders, has also provided an opinion to the Board of Directors, dated April 23, 2003, that, as of such date and based upon and subject to various considerations and assumptions, the Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view (the "2003 CLSA Fairness Opinion"). A copy of the 2003 CLSA Fairness Opinion is attached to this Information Statement as Appendix B.

     A copy of the Plan of Merger is attached to this Information Statement as Appendix C. Consummation of the Merger is subject to certain conditions, including, without limitation, the approval of the Settlement by the Clark County District Court, Nevada. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the Settlement.

     DO NOT FORWARD ANY STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE INSTRUCTIONS REGARDING EXCHANGING YOUR COMMON SHARES FOR THE MERGER CONSIDERATION AFTER THE MERGER IS COMPLETED.

     Shareholders of record at the close of business on           , 2003 (the
"Record Date") will be entitled to receive this Information Statement.

                                  MARKET DATA

     King Power's Common Shares have traded on the American Stock Exchange under the ticker symbol KPG since July 30, 1997. The average daily trading volume of the Common Shares was 21,477 in 1998, 5,726 in 1999, 3,520 in 2000, 3,046 in
2001 and 11,541 in 2002. In 2003, through August 1, 2003, the average daily trading volume of the Common Shares was 5,438, the highest daily trading volume was 46,200 and the lowest daily trading volume was 100. The following table sets forth the high and low closing quotations for the Common Shares during the periods indicated.

                                    2003                2002            2001            2000            1999            1998
                            ---------------------   -------------   -------------   -------------   -------------   -------------
                              HIGH         LOW      HIGH     LOW    HIGH     LOW    HIGH     LOW    HIGH     LOW    HIGH     LOW
                            ---------   ---------   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
First quarter.............      $3.35       $2.30   $1.48   $1.26   $1.34   $0.87   $1.50   $1.06   $2.88   $2.12   $7.37   $1.50
Second Quarter............      $3.48       $2.81   $4.00   $1.32   $2.15   $0.90   $1.37   $1.06   $2.18   $1.25   $6.31   $3.43
Third Quarter.............      $3.64       $3.45   $3.90   $2.15   $1.90   $1.26   $1.75   $1.00   $2.00   $1.06   $4.50   $1.88
                             (through    (through
                               Aug 1)      Aug 1)
Fourth Quarter............         --          --   $3.40   $2.71   $1.50   $0.85   $1.18   $0.68   $1.56   $0.93   $4.50   $1.75

                         SHARES OUTSTANDING AND HOLDERS

     As of the close of business on the Record Date, there were 20,250,000
Common Shares issued and outstanding,           shareholders of record, and
approximately           shareholders whose shares were held in names of
nominees.

                                 CASH DIVIDENDS

     King Power has not paid any cash dividends since the listing of its Common Shares on the American Stock Exchange.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected financial information presented below as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from King Power's audited consolidated financial statements. The selected financial information presented below as of and for the three months ended March 31, 2003 and 2002 has been derived from King Power's unaudited consolidated financial statements. Such financial statements are unaudited, but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. This information set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, King Power's annual and quarterly reports filed with the SEC, including the financial statements and related notes, including the reports on Form 10-K, attached as Appendix D, and Form 10-Q, attached as Appendix E, to this Information Statement. King Power's results for the three months ended March 31, 2003 are not necessarily indicative of the results that it may achieve in the full fiscal year.

                                   AS OF AND FOR THE
                                   THREE MONTHS ENDED
                                       MARCH 31,           AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                   ------------------   -----------------------------------------------
                                     2003      2002      2002      2001       2000       1999     1998
                                   --------   -------   -------   -------   --------    ------   ------
                                           (U.S.$ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                      (UNAUDITED)
Consolidated statement of income
  data:
  Sales revenue..................   54,514    44,519    172,438   116,329    108,914    89,483   91,125
  Gross profit...................   15,798    15,337     53,411    36,347     34,214    23,859   27,051
  Operating expenses.............    9,246     6,622     35,931    28,794     23,357    20,753   31,931
                                   -------    ------    -------   -------   --------    ------   ------
  Operating income (loss)........    6,553     8,716     17,480     7,553     10,857     3,106   (4,880)
  Other income (expenses), net...       49       359      1,065       401       (952)      197      541
  Income (loss) before minority
     interest and income tax.....    6,601     9,074     18,545     7,954      9,905     3,303   (4,339)
  Net income (loss)..............    4,385     5,987     12,100     4,547      6,485     2,413   (4,287)
                                   =======    ======    =======   =======   ========    ======   ======
  Net income (loss) per share:
     Basic.......................     0.22      0.30       0.60      0.22       0.32      0.12    (0.21)
     Diluted.....................       --        --         --        --         --        --       --
Weighted average share
  outstanding:
  Basic (in thousands)...........   20,250    20,250     20,250    20,250     20,250    20,250   20,250
  Diluted........................       --        --         --        --         --        --       --
Consolidated balance sheet data:
  Working capital................   44,969     9,404     28,067     5,053      3,664(1)  6,225    2,793
  Total assets...................  108,332    74,581     95,343    59,509     47,390(1) 42,213   48,076
  Total long-term debt...........   25,681       135     13,908       140        178       254      403
  Stockholders' equity...........   37,029    26,203     32,357    19,823     15,600    11,065    8,751
Ratio of earnings to fixed
  charges(2).....................    17.73     26.89      14.40      6.91      10.22      3.93    (2.18)

---------------

(1) Loans and accrued interest to related companies and directors, net, have been classified as non-current assets from 2001. As a result, as required by and in accordance with GAAP, certain amounts in the 2000 financial statements and related footnotes have been reclassified to conform with the 2001 presentation.

(2) Unaudited. For purposes of computing the ratios of earnings to fixed charges, "earnings" represents income before income taxes and before adjustment for minority interests in consolidated subsidiaries, plus fixed charges, and "loss" represents loss before income taxes and before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. "Fixed charges" consist of interest on indebtedness.

                                    GENERAL

     This Information Statement is being furnished by King Power in connection with the Merger of King Power with and into Newco pursuant to the Plan of Merger.

     No person has been authorized to give any information or to make any representations with respect to the Merger or the Plan of Merger, other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by King Power, Newco or the Majority Shareholders.

     In this Information Statement, references to "Baht" are to Thai Baht. This Information Statement contains foreign currency translations of certain amounts from Baht into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise indicated, all foreign currency translations of Baht to U.S. dollars have been made at the rate of Baht 42.883 = U.S.$1.00, the average interbank exchange rate announced by the Bank of Thailand (the "BOT") on March 31, 2003. The average interbank exchange rate announced by the BOT on August 8, 2003, the latest practicable date prior to the date of this Information Statement, was Baht 41.880 = U.S.$1.00. No representation is made that the Baht or dollar amounts referred to herein could have been or could be converted into dollars or Baht, as the case may be, at the specified rates.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This Information Statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on King Power's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning King Power's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates", "believes", "estimates", "expects", "should", "could", "targets" and "may" or similar expressions. The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements.

     Except to the extent required under the federal securities laws, King Power does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation for the forward-looking statements.

                      SPECIAL FACTORS REGARDING THE MERGER

CLOSING

     The consummation of the Merger in accordance with the Plan of Merger will occur upon the filing of the articles of merger with the Nevada Secretary of State, which will occur after the satisfaction or waiver of the conditions to the Merger contained in the Plan of Merger.

BACKGROUND OF THE MERGER

     Since early 1999, when Thailand and other countries in Asia affected by the Asian economic crisis began to show initial signs of recovery from the crisis, the Controlling Shareholders have had concerns that King Power was not receiving any significant benefit from its status as a public company listed on the American Stock Exchange, and that the costs and administrative burdens of remaining a public company outweighed any benefits it received. After discussing these concerns on several occasions among themselves and with advisors to the company, the Controlling Shareholders determined that a "going private" transaction, in which King Power would cease to have a class of securities listed on the American Stock Exchange or held by members of the public and registered with the United States Securities and Exchange Commission (the "SEC"), would be the most feasible among the various alternatives considered for addressing these concerns.

     In October 2000, the Controlling Shareholders requested that King Power's management engage Thai and United States legal counsel to discuss further the feasibility of a "going private" transaction and the various transaction structures that could be utilized to effect a "going private" transaction. Following discussions with Thai and United States legal counsel, King Power's management concluded that the cash merger structure now embodied in the Plan of Merger would be the most desirable to all parties because it would facilitate the acquisition of all the remaining Common Shares in a single step, with minimum transaction costs and without material disruption to King Power's operations.

THE MERGER PROPOSALS

 THE ORIGINAL MERGER PROPOSAL

     In October 2001, upon the recommendation of the Special Committee and based on earlier valuations, the Board of Directors determined that the merger consideration proposed then in the amount of U.S.$1.534 per Common Share was fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view, and approved such merger consideration and a plan of merger. However, for a variety of reasons, discussed under "-- The Original 2001 Merger Proposal", the original merger proposal and transaction was not completed. For a description of the original merger proposal and previous valuation reports on which the original merger proposal was based, see "-- The Original 2001 Merger Proposal".

 THE REVISED MERGER PROPOSAL

     In mid-2002, after the Controlling Shareholders indicated that they remained interested in a merger transaction, the Special Committee retained BT Securities Co., Ltd. ("BT Securities") to replace its previous financial advisor. On July 10, 2002, King Power instructed CLSA to update and revise its previous valuation contained in a presentation made to the Board of Directors on September 20, 2001 (the "2001 CLSA Valuation"), and to produce a new detailed valuation. Upon its engagement to update and revise its 2001 CLSA Valuation, CLSA proceeded to perform a due diligence review of King Power's present and prospective business and operations. Upon the formal appointment of BT Securities as the Special Committee's financial advisor on July 23, 2002, BT Securities also proceeded to perform a due diligence review of King Power's present and prospective business and operations.

     At a meeting of the Special Committee on July 10, 2002, the Special Committee appointed Allen & Overy as its legal counsel to advise it of its duties as well as to assist it in negotiating the merger consideration and the terms of the Merger. At the meeting of the Special Committee on July 10, 2002, Allen & Overy explained to the

Special Committee the legal principles that applied to the conduct of its role as a special committee. In order to minimize the Special Committee's contacts with the Controlling Shareholders and other parties interested in the Merger, the Special Committee designated Ms. Kanokwan Suntaranond, the Company's investor relations officer, to act as a liaison person between the Special Committee and such interested persons. The Special Committee noted that although Ms. Suntaranond was herself one of the Majority Shareholders and the daughter of Viratana Suntaranond, one of the Controlling Shareholders, she was not a director or substantial shareholder herself. After consideration, the Special Committee felt that the potential conflict of interest did not constitute an obstacle so long as Ms. Suntaranond agreed to keep information regarding the deliberations of the Special Committee confidential until negotiations with the Controlling Shareholders had been completed and the Special Committee had made its recommendations. Ms. Suntaranond agreed to keep all matters concerning the work of the Special Committee strictly confidential.

     In connection with the review and preparation of valuations and/or fairness opinions, King Power's management prepared and provided to CLSA and BT Securities a set of financial projections and their underlying assumptions, which were reviewed by CLSA. See "-- Certain Financial Projections". The Special Committee discussed the various factors and assumptions relating to the projections with BT Securities, its financial advisor, and Allen & Overy, its legal counsel, on August 7, 2002. BT Securities also met with management on August 8, 2002 to discuss the various factors and assumptions relating to the projections.

     On August 7, 2002, the Board of Directors reviewed the financial projections and related financial information and underlying assumptions which had been provided by management to CLSA and BT Securities, and determined that the underlying assumptions were reasonable, that the financial projections prepared were consistent with the underlying assumptions, and that CLSA's and BT Securities' reliance on those materials was reasonable. See also "-- Certain Financial Projections" for a discussion of certain limitations inherent in the review of these materials. The Board of Directors also reviewed and considered the arrangements that management had made for CLSA and BT Securities to conduct due diligence and to question management, and was satisfied that the arrangements and procedures adopted were adequate to provide CLSA and BT Securities with the relevant material financial information, forecasts, assumptions and other information required for their purposes.

     CLSA met with the Board of Directors, including the Controlling Shareholders and the Special Committee, on August 14, 2002 for the purpose of presenting its new valuation (the "2002 CLSA Valuation"). In preparing the 2002 CLSA Valuation, CLSA ultimately focused on a mix of three techniques in valuing the business of the King Power including its subsidiaries (the "King Power Group") and through a combination of the application of a discounted cash flow ("DCF") analysis, comparables analysis and historical market price analysis, CLSA derived an attributable fair value equity valuation range per Common Share of approximately U.S.$2.52 to U.S.$3.25. CLSA also considered (i) the net book value of King Power over the last 12 months prior to the 2002 CLSA Valuation Latest Practicable Date; (ii) going concern and liquidation value; and (iii) whether there were any similar precedent transactions or offers, or materially related reports, opinions or appraisals. A more detailed description of the 2002 CLSA Valuation is set forth below under the caption "-- Detailed Valuation and Opinion of the Financial Advisor".

     After considering, among other factors, the range of value indications from the 2002 CLSA Valuation, on August 16, 2002, the Controlling Shareholders proposed to the Special Committee a price of U.S.$2.52 in cash as the merger consideration that the holders of Non-affiliated Shares receive for each Common Share they held. On August 19, 2002, King Power issued a press release announcing that the Controlling Shareholders had proposed a merger based on a merger consideration of U.S.$2.52 per Common Share, that such proposed merger consideration was subject to further negotiations between the Special Committee and the Controlling Shareholders, and that CLSA's fair value equity valuation range per Common Share indicated in the 2002 CLSA Valuation was approximately U.S.$2.52 to U.S.$3.25.

     Further to the Controlling Shareholder's proposal, the Special Committee met with its legal and financial advisors on August 21, 2002 and August 22, 2002 to discuss the 2002 CLSA Valuation and its underlying assumptions, as well as to discuss general strategies for negotiating with the Controlling Shareholders. The Controlling Shareholders and the Special Committee then met on August 22, 2002 to discuss and negotiate the proposed merger consideration. At the meeting, the Controlling Shareholders indicated that their proposal of U.S.$2.52 was based on the "Base Case" valuation in the 2002 CLSA Valuation. The Special Committee requested that the Controlling Shareholders (i) increase the valuation by an amount equal to the negative value attributed to King Power as a separate entity in the 2002 CLSA Valuation so as to remove such negative value, on the basis that King Power would no longer exist as an entity after the Merger; (ii) take into account more recent historical market prices for the Common Shares; and (iii) consider a valuation based on a discount factor different from that used in the DCF analysis in the 2002 CLSA Valuation. The Controlling Shareholders agreed to look into the points raised by the Special Committee.

     The Controlling Shareholders and the Special Committee met again on August 28, 2002. The Controlling Shareholders indicated that they did not object in principal to considering a different discount factor in their evaluation. However, they disagreed with the suggestion to increase the valuation by an amount equal to the negative value attributed to King Power so as to entirely remove such negative value. The Controlling Shareholders pointed out that CLSA evaluated the King Power Group by finding the value of the King Power Group in the future and then calculated back for the net present value on the basis, among others, that the business is a going concern operating under the same business conditions. Therefore removing such negative value would distort the overall intrinsic and attributable equity value of King Power. Secondly, the Controlling Shareholders pointed out that although King Power would no longer exist as an entity after the Merger, its operations would continue through Newco, which would still continue to incur certain operational costs. Thirdly, for purposes of the valuation, the Controlling Shareholders said that they could not assume that Newco should be liquidated after the Merger, as the liquidation of Newco would result in significant adverse tax consequences.

     After such discussions and negotiations, at the meeting on August 28, 2002, the Controlling Shareholders increased the proposed merger consideration to U.S.$3.27 per Common Share. The Controlling Shareholders indicated that their revised proposed merger consideration of U.S.$3.27 per Common Share was based on
(i) an analysis of the historical trading prices of the Common Shares in the 60 days between (x) May 15, 2002, the date of the Company's announcement of its first quarter financial results, and (y) August 16, 2002, the last trading day prior to the Company's press release on August 19, 2002 announcing the previous proposed merger consideration of U.S.$2.52 per Common Share. The Controlling Shareholders believed that the trading prices for the Common Shares after August 19, 2002 would likely be affected by the press release and therefore would not be a good indicator of fair value; and (ii) consideration of the valuation range of U.S.$2.52 to U.S.$3.25 provided by CLSA in the 2002 CLSA Valuation. The Special Committee agreed to consider the revised offer and to respond, and noted that although the Controlling Shareholders had refused in principle to remove the negative value attributed to King Power, the revised proposal of U.S.$3.27 was consistent with adding incremental value in consideration of the operational savings that would be realized by terminating the Company's listing in the United States.

     On August 29, 2002, before the increase in the proposed merger consideration was publicly announced, King Power was served with the complaint in connection with the first Shareholder Lawsuit. See "Special Factors Regarding the Merger -- Shareholder Lawsuits and Settlement".

     On August 30, 2002, King Power issued a press release announcing that the Controlling Shareholders had increased the proposed merger consideration to U.S.$3.27 per Common Share, and that the proposal would be subject to further negotiations. It also issued a separate press release on August 30, 2002 disclosing the first Shareholder Lawsuit.

     The second Shareholder Lawsuit was filed on September 3, 2002 and served on King Power on September 16, 2002, and the third Shareholder Lawsuit was filed on September 17, 2003 and served on King Power on September 26, 2002.

     On September 13, 2002, the Special Committee met with its financial advisor and legal advisor. The Special Committee reviewed the business prospects of the Company generally, and noted among other things that the risk that King Power may not succeed in acquiring new concessions at the New Bangkok International Airport (the "New Airport") was material and could not be predicted with certainty, and there was no certainty of securing such concessions again on similar terms. The Special Committee went on to consider, among other matters, historical share prices and whether it should seek a premium to historical share prices, and also whether it was necessary or appropriate to seek alternative transactions. The Special Committee agreed that the interests of the

Non-affiliated Shareholders were best served by pursuing the current discussions with the Controlling Shareholders rather than seeking alternative transactions, for the reasons set forth under "-- The Special Committee -- (10) Alternative Transactions".

     On September 17, 2002, the Special Committee engaged its own Nevada counsel with respect to advice on Nevada law in connection with the Special Committee's review of the Merger.

     On September 18, 2002, before meeting with the Controlling Shareholders, the Special Committee met with its financial advisor and legal advisor. It noted that it was common to have a merger consideration at a premium to historical trading prices and that in 2001, the Controlling Shareholders had offered a premium of approximately 7.19% to historical market prices for the Common Shares in the original merger proposal, and that it would, in principle, note this in future negotiations with the Controlling Shareholders. At the meeting, the Special Committee also discussed the draft merger agreement with its legal counsel. The Controlling Shareholders were then invited to join the meeting to continue to negotiate the proposed merger consideration and terms of the merger. The Special Committee indicated that the proposed price of U.S.$3.27, while being within a valuation range accepted by the Special Committee to be fair, did not represent a significant premium to historical market prices. The Controlling Shareholders replied that the price of U.S.$3.27 was in their view already extremely fair to the Non-affiliated Shareholders. They noted that it was above the valuation range in the 2002 CLSA Valuation, within the valuation range accepted by the Special Committee to be fair, and was consistent with or above certain measures of historical trading prices for the Common Shares.

     On October 9, 2002, before meeting with the Controlling Shareholders, the Special Committee met again with its financial advisor and legal advisor. After discussion of various matters, the Special Committee agreed that, for purposes of negotiations with the Controlling Shareholders, it would consider U.S.$3.134 to be its base price, based on average historical price of the Common Shares in the 30 days immediately prior to the announcement of the Controlling Shareholders' proposal of U.S.$2.52 per Common Share, and that it would try to seek a merger consideration that represented a premium over such base price. At the meeting with the Controlling Shareholders on October 9, 2002, the Controlling Shareholders and the Special Committee discussed the Special Committee's base price and the premium, if any, that should be paid over this base, but did not reach any definitive agreement. The Special Committee proposed, among other things, that the Controlling Shareholder consider a price based on a 10% premium over its base price, or U.S.$3.447 per Common Share. The Controlling Shareholders indicated that they would tentatively agree to such price, subject to agreement on the merger terms. The Controlling Shareholders stated that any proposed merger consideration or premium also had to be accompanied by merger terms that were acceptable and equitable to the Controlling Shareholders.

     The Controlling Shareholders and the Special Committee met again on October 29, 2002 to discuss and to try to finalize the merger terms. The Special Committee had met with its financial and legal advisors prior to the meeting to review the Controlling Shareholders' comments to the Plan of Merger. Following discussions at the meeting between the Special Committee and the Controlling Shareholders, the Controlling Shareholders were still unable to agree to certain terms proposed by the Special Committee to be included in the draft Plan of Merger, but agreed to review and reconsider a revised draft of the Special Committee's proposed terms.

     On or around October 24, 2002, the plaintiffs' counsel initiated negotiations to settle the Shareholder Lawsuits. After a number of rounds of negotiations, the parties to the litigation reached an agreement-in-principle to settle the Shareholder Lawsuits and, through their respective attorneys, entered into a memorandum of understanding dated December 17, 2002, setting forth the terms of the agreement-in-principle. Under the memorandum of understanding, the Settlement Class Members, will, subject to the terms and conditions of the Settlement, be entitled to receive a portion of the Settlement Fund of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the Settlement Fund and cannot exceed 35% of the Settlement Fund, according to the terms of the Settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the Settlement Fund is to be distributed. Accordingly, the exact amount that will be paid with respect to each Common Share held by the Settlement Class Members cannot be ascertained at this time. In addition, the parties agreed that King Power will cause the Class Members to be paid U.S.$3.27 per share in accordance with the procedures set forth in the Plan of Merger.

     The Board of Directors held a meeting on April 9, 2003 to consider and approve the stipulation of settlement (the "Stipulation of Settlement"), to which a copy of the Plan of Merger was appended. Under the terms of the Stipulation of Settlement, the defendants and the representative plaintiffs on behalf of the Settlement Class also agreed that U.S.$3.27 per share, in addition to the Settlement Fund, is a fair price for the Class Members' Common Shares, and that the Merger and the terms of the Plan of Merger, are fair to, and in the best interest of, King Power and its shareholders, including the class members, from both a procedural and financial point of view. CLSA, upon the request of the Board of Directors to advise if the 2002 CLSA Valuation range was still valid, confirmed its preliminary view that, based on the review of information as at February 28, 2003 and after re-examining the attributable equity valuation range per share, although there had been some movement in the range since August 14, 2002, as at February 28, 2003, its detailed valuation range of U.S.$2.52 to U.S.$3.25 remained valid in the context of the proposed transaction. The Board of Directors then unanimously approved the Stipulation of Settlement, subject to the approval of the terms of the Merger by the Special Committee. The Board of Directors believed that although the Shareholder Lawsuits were without merit, resolving the Shareholder Lawsuits would be in King Power's and its shareholders' best interests, as it would avoid the uncertainties and additional expenses of a litigation that could be protracted.

     The parties to the Shareholder Lawsuits, through their respective attorneys, executed the Stipulation of Settlement on May 16, 2003.

     At a meeting of the Special Committee on April 11, 2003 to consider the proposed Merger Consideration and Plan of Merger, the Special Committee noted that its previous negotiations with the Controlling Shareholders had not settled on any definitive merger consideration and merger terms that had been agreed to by the Controlling Shareholders. At that meeting, the Special Committee's legal counsel and financial advisor discussed with the Special Committee, among other things, various valuation methods and whether it was appropriate to use those valuation methods in evaluating the Merger Consideration. After considering various factors, the Special Committee unanimously determined that the proposed Merger Consideration in the amount of U.S.$3.27 per Common Share and the terms of the Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares, from both a procedural and financial point of view, subject to CLSA issuing a fairness opinion to the Board of Directors that the Merger Consideration in the amount of U.S.$3.27 is fair to the holders of Non-affiliated shares from a financial point of view. See "-- The Special Committee".

     CLSA delivered to the Board of Directors on April 23, 2003 the 2003 CLSA Fairness Opinion, which indicated that, as of the date thereof and based upon and subject to various considerations and assumptions, the proposed Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view.

     At a meeting of the Board of Directors on April 23, 2003, the Special Committee informed the Board of Directors of its determination and recommended that the Board of Directors approve the terms of the Merger. The Board of Directors, after considering various factors, then unanimously determined that the proposed Merger Consideration in the amount of U.S.$3.27 per Common Share and the terms and conditions of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view, adopted the Plan of Merger and recommended the Plan of Merger to the Company's shareholders. See "-- The Board of Directors -- Factors Considered By The Board of Directors In Determining Fairness".

THE SPECIAL COMMITTEE

     The Special Committee is comprised of three directors of King Power, Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, who were and are not (i) officers or employees of King Power or any of its affiliates; (ii) officers or employees of Newco or any of its affiliates; or (iii) associates or affiliates of the Majority Shareholders. Mr. Bunyaketu is the chairman of the Special Committee.

     The Board of Directors appointed the members of the Special Committee at its meeting on September 11, 2001 after it noted that Vichai Raksriaksorn, Viratana Suntaranond and Aimon Raksriaksorn, who are among the Controlling Shareholders and therefore interested in the Merger proposed by the Controlling Shareholders, are also members of the Board of Directors. The Board of Directors on July 16, 2002 confirmed again the members of the Special Committee.

     In considering the appointments to the Special Committee, the Board of Directors was aware that Dharmnoon Prachuabmoh and Chulchit Bunyaketu were initially nominated for election to the Board of Directors by directors who are also Controlling Shareholders. The Board of Directors was also aware that the Controlling Shareholders were considering proposing a "going private" transaction at the time Chulchit Bunyaketu and Preeyaporn Thavornun were nominated for election to the Board of Directors in April 2001. However, the Board of Directors did not view these facts as creating a conflict of interest because the members of the Special Committee were selected based on their ability to provide guidance to the Board in light of their extensive experience and understanding of business and financial matters and not their relationships with the Controlling Shareholders. The Board of Directors was also aware that Chulchit Bunyaketu and Preeyaporn Thavornun were nominated for election to the Board to comply with requirements of the American Stock Exchange that the Board include at least three independent directors, as defined by certain rules of the American Stock Exchange, for purposes of forming an audit committee. Dharmnoon Prachuabmoh is the third independent director and member of the audit committee. In the view of the Board of Directors, each member of the Special Committee is free of any relationship that would interfere with the exercise of independent judgment.

     The Board of Directors authorized and empowered the Special Committee, acting in the interest of holders of the Non-affiliated Shares, to evaluate and negotiate proposals from the Controlling Shareholders and to make a recommendation to the full Board of Directors. The Board of Directors also authorized the Special Committee to retain the services of its own financial advisor and legal counsel to assist the Special Committee in its evaluation, deliberations and negotiations. The Special Committee appointed Allen & Overy as its legal counsel on July 10, 2002, to advise the Special Committee of its duties as well as to assist the Special Committee in negotiating the Merger Consideration and the terms of the Merger, and appointed BT Securities as its financial advisor on July 23, 2002. At the meeting of the Special Committee on July 10, 2002, Allen & Overy explained to the Special Committee the legal principles that apply to the conduct of its role as a special committee.

     At a meeting of the Special Committee held on April 11, 2003, and based on a consideration of various factors, including those listed below, the Special Committee unanimously determined, among other things, (i) that the Merger Consideration in the amount of U.S.$3.27 per Common Share, without interest, and the terms and conditions of the Plan of Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares from both a procedural and financial point of view; and (ii) to recommend that the Board of Directors approve the terms and conditions of the Merger and adopt the Plan of Merger, subject to CLSA issuing a fairness opinion to the Board of Directors that the Merger Consideration in the amount of U.S.$3.27 is fair to the holders of Non-affiliated Shares from a financial point of view. At a meeting of the Board of Directors on April 23, 2003, after CLSA provided its 2003 CLSA Fairness Opinion to the Board of Directors, the Special Committee informed the Board of Directors of its determination and unanimously recommended that the Board of Directors approve the terms of the Merger.

     In making its recommendations and determining that the Merger Consideration and the terms and conditions of the Plan of Merger are fair from both a procedural and financial point of view, the Special Committee considered various factors, including those listed below:

  (1) INDEPENDENCE OF SPECIAL COMMITTEE AND APPOINTMENT OF ITS OWN FINANCIAL AND LEGAL COUNSEL

          In considering procedural fairness, the Special Committee considered its own independence and the fact that it is comprised solely of directors who were and are not (i) officers or employees of King Power; (ii) officers or employees of Newco; or (iii) associates or affiliates of the Majority Shareholders.

          The Special Committee also considered that it had its own financial advisor, BT Securities, and legal advisor, Allen & Overy.

  (2) 2002 CLSA VALUATION; 2003 CLSA FAIRNESS OPINION

          The Special Committee considered that at the meeting of the Board of Directors on April 9, 2003, CLSA had confirmed its preliminary view that, based on the review of information as at February 28, 2003, and after re-examining the attributable equity valuation range per share, although there had been some movement in the range since August 14, 2002, as at February 28, 2003, its detailed valuation range of U.S.$2.52 to U.S.$3.25 remained valid in the context of the proposed transaction. The Special Committee made its determinations on April 11, 2003 subject to CLSA issuing its 2003 CLSA Fairness Opinion.

          At its meeting on April 11, 2003, the Special Committee, with the assistance of BT Securities, also reviewed valuations based on discounted cash flows and average trading prices in the 2002 CLSA Valuation. BT Securities indicated, during questioning by the Special Committee and its legal counsel, that based on its calculations, changing certain assumptions underlying the discounted cash flow analysis resulted in minimal deviations.

          The 2002 CLSA Valuation and the fact that CLSA indicated that it planned to issue a fairness opinion, subject to further review as at an appropriate forward date before the delivery the fairness opinion, that the Merger Consideration in the amount of U.S.$3.27 is fair to the holders of Non-affiliated Shares from a financial point of view were important factors in support of Special Committee's determination on April 11, 2003 that the terms of the Plan of Merger and the Merger Consideration are fair to the holders of Non-affiliated Shares from both a procedural and financial point of view.

          Based on the information and the analysis provided in the 2002 CLSA Valuation, the Special Committee believed that CLSA exercised a high degree of professionalism in preparing the 2002 CLSA Valuation. The Special Committee has therefore adopted the conclusions contained in the 2002 CLSA Valuation and the related analysis.

          CLSA issued its 2003 CLSA Fairness Opinion on April 23, 2003, which stated that, as of such date and based upon and subject to various considerations and assumptions, the Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view. The 2003 CLSA Fairness Opinion also stated that based on its review of information as at April 15, 2003, being the latest practicable date for reviewing CLSA's valuation prior to the date of the 2003 CLSA Fairness Opinion (the "2003 CLSA Fairness Opinion Latest Practicable Date"), CLSA had re-examined its attributable equity valuation range per Common Share of U.S.$2.52 to U.S.$3.25 presented in the 2002 CLSA Valuation, and that although there had been some movement in the range since August 14, 2002, it was of the opinion that such movement was not material and did not alter CLSA's opinion as at April 23, 2003 as to the fairness, from a financial point of view, of the Merger Consideration.

  (3) COMPARISON OF MARKET PRICES

          The Special Committee considered the historic market price analysis with its financial advisors at its meeting on April 11, 2003. It reviewed historical average trading prices as of April 10, 2003 for the past 5, 30, 60, 90, 180 and 364 days and established that the Merger Consideration was higher than the historical average trading prices during those periods. The Special Committee further considered a similar analysis conducted by CLSA as part of its valuation, and the various parameters that CLSA considered. It noted that during the twelve-month period from August 7, 2001 through August 7, 2002, the latest practicable date used by CLSA in the 2002 CLSA Valuation (the "2002 CLSA Valuation Latest Practicable Date"), the closing price of King Power's Common Shares ranged from a low of U.S.$0.85 to a high of U.S.$5.00 per Common Share. It also noted that:

             (i) the price of King Power's Common Shares at the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.25, and that the Merger Consideration is at a 0.6% premium to such price;

             (ii) the price of King Power's Common Shares one day prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.15, and that the Merger Consideration is at a 3.8% premium to such price;

             (iii) the price of King Power's Common Shares five days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.13, and that the Merger Consideration is at a 4.5% premium to such price;

             (iv) the price of King Power's Common Shares 30 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.20, and that the Merger Consideration is at a 2.2% premium to such price;

             (v) the price of King Power's Common Shares 60 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.40, and that the Merger Consideration is at a 133.6% premium to such price;

             (vi) the price of King Power's Common Shares six months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.47, and that the Merger Consideration is at a 122.4% premium to such price;

             (vii) the price of King Power's Common Shares 12 months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.20, and that the Merger Consideration is at a 172.5% premium to such price;

             (viii) the average price of King Power's Common Shares in the five days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.17, and that the Merger Consideration is at a 3.2% premium to such price;

             (ix) the average price of King Power's Common Shares in the 30 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.24, and that the Merger Consideration is at a 0.9% premium to such price;

             (x) the average price of King Power's Common Shares in the 60 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.24, and that the Merger Consideration is at a 0.9% premium to such price;

             (xi) the average price of King Power's Common Shares in the six months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$2.01, and that the Merger Consideration is at a 62.7% premium to such price;

             (xii) the average price of King Power's Common Shares in the 12 months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.71, and that the Merger Consideration is at a 91.2% premium to such price;

             (xiii) the average price of King Power's Common Shares in the five days prior to April 10, 2003 was U.S.$3.224;

             (xiv) the average price of King Power's Common Shares in the 30 days prior to April 10, 2003 was U.S.$3.096;

             (xv) the average price of King Power's Common Shares in the 60 days prior to April 10, 2003 was U.S.$2.937;

             (xvi) the average price of King Power's Common Shares in the 90 days prior to April 10, 2003 was U.S.$2.968;

             (xvii) the average price of King Power's Common Shares in the 180 days prior to April 10, 2003 was U.S.$3.080; and

             (xviii) the average price of King Power's Common Shares in the 364 days prior to April 10, 2003 was U.S.$2.316.

          The Special Committee noted that the resultant range of equity values above was U.S.$1.20 to U.S.$3.25 per Common Share.

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

          The Special Committee believed that the fact that the Merger Consideration represents a premium over the prices on the dates considered above and the average prices for the periods considered above supports the view that the Merger Consideration is fair to the holders of Non-affiliated Shares.

  (4) NET BOOK VALUE

          In considering net book value, the Special Committee discussed with its financial advisor CLSA's valuation of the net book value of the Company in the 2002 CLSA Valuation. The Special Committee also reviewed the reported net book values of King Power, of U.S.$32.4 million, or U.S.$1.60 per Common Share, as at December 31, 2002, U.S.$30.8 million, or U.S.$1.52 per Common Share, as at September 30, 2002, U.S.$30.8 million, or U.S.$1.52 per Common Share, as at June 30, 2002, and U.S.$26.2 million, or U.S.$1.29 per Common Share, as at March 31, 2002, and discussed the calculations with its financial advisor. However, the Special Committee was of the view that an evaluation based on the net book value method would be limited and was not a material factor as King Power is not an asset-based company. For example, net book value does not take into account the value of the concessions granted by the Airports of Thailand Public Company Limited ("AOT") to King Power Duty Free and other aspects of the Company as a going concern. In the view of the Special Committee, these concessions are very important to King Power's business, but, in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), they are not included in the Company's balance sheet and are not reflected in the net book value per Common Share. The Special Committee therefore considered net book value as being a poor indicator of the fair value of the Common Shares. Although net book value was not a material consideration, the Special Committee believes that net book value supports its determination relating to the fairness of the Merger.

  (5) GOING CONCERN VALUE

          The Special Committee noted, after discussions with its financial advisor, that it had considered King Power's going concern value as part of its consideration of CLSA's valuation in the 2002 CLSA Valuation, which valued the business of King Power on the basis of its going concern value.

  (6) LIQUIDATION VALUE

          The Special Committee, after discussions with its financial advisor, considered that the most appropriate measure of liquidation value is the net tangible asset ("NTA") method, which is equivalent to net book value less intangible assets, and that as King Power had no intangible assets, the NTA valuation range would be equal to the net book value range. As with the consideration of net book value, the Special Committee was of the view that an evaluation based on the NTA method would be limited as King Power is not an asset-based company.

          The Special Committee considered that the liquidation value would not be a meaningful indicator of value as the Company continues to operate profitably, and neither the Board of Directors nor the Controlling Shareholders have any intention of causing the Company or any part of it to be liquidated. Further the concessions granted by AOT to King Power Duty Free and King Power Tax Free cannot be sold or transferred if the Company were to be liquidated, and would likely be revoked by AOT in the event of a liquidation of the Company.

          As such, the Special Committee considered that liquidation value was not a meaningful indicator of the fair value of the Common Shares.

 (7) BREAK-UP VALUE

          The Special Committee also considered that the break-up value for the Company would not be a meaningful indicator of value, as it would be inappropriate to view King Power Duty Free and King Power Tax Free as separable business units that can be individually sold to enhance value. After discussions with its financial advisor, the Special Committee believed it would be inappropriate to value the Company on the basis that its value may be enhanced by exiting King Power Tax Free's tax free business. While the Special Committee acknowledged that CLSA had, in the 2002 CLSA Valuation, attributed a sizeable negative value to King Power Tax Free, the Special Committee believed that the continued operation of King Power Tax Free serves to protect and enhance the profitable King Power Duty Free. By continuing to operate both King Power Duty Free's airport duty free business and King Power Tax Free's airport tax free business in their present form, King Power significantly reduces opportunities for potential competitors of King Power Duty-Free to acquire retail space and knowledge and experience relating to these businesses and reduces the risk of potential competitors challenging King Power's relationship with AOT. The Special Committee believed that this business strategy enhances and strengthens King Power's ability to maintain its strong position in both the airport duty free and tax free businesses in Thailand.

          The Special Committee also observed that, as a practical matter, AOT has substantial leverage over King Power and can effectively prevent any proposed sale or transfer of King Power Duty Free or King Power Tax Free. The Special Committee noted that King Power Duty Free and King Power Tax Free were granted their concessions on the strength of AOT's confidence in the King Power Group's knowledge and experience in the duty free and tax free businesses in Thailand. Having granted King Power Duty Free and King Power Tax Free their concessions on this basis, AOT would not likely, in the Special Committee's view, react favorably to any attempt by King Power to realize economic value for the benefit of King Power or its shareholders by selling King Power Duty Free or King Power Tax Free to an unaffiliated third party.

 (8) PRIOR STOCK PURCHASES AND FIRM OFFERS DURING PAST TWO YEARS

          The Special Committee noted that the Controlling Shareholders and Newco did not purchase any Common Shares during the past two years, and that therefore, there was no relevant comparable purchase price to consider.

          The Special Committee also noted that King Power has not received any firm offers, nor was it aware of any offer, made by unaffiliated persons during the past two years for the merger of King Power, for the sale or transfer of all or any substantial part of King Power's assets or for the acquisition of a controlling stake in King Power, and that therefore, there was no relevant comparable offer price to consider.

          The Special Committee also considered the possibility of soliciting offers from unaffiliated persons, but following discussion, unanimously determined that it did not believe such solicitation was necessary, for the reasons discussed under "-- (10) Alternative Transactions" below.

 (9) COMPARABLES ANALYSIS

          The Special Committee noted that it had considered a comparables analysis as part of its consideration of CLSA's valuation in the 2002 CLSA Valuation, which incorporated a comparables analysis as one of three methodologies ultimately used in the valuation and which it reviewed with its financial advisor.

          The Special Committee also considered that there was a lack of meaningful comparables, and that a comparables analysis does not accurately value the risks of King Power that are specific to King Power, of which the main risk is discussed under "-- (13) Uncertainties Relating to Future Operations" below.

 (10) ALTERNATIVE TRANSACTIONS

          The Special Committee believes that alternatives to a "going private" transaction are not feasible or are only feasible at prices that could not be reasonably expected to yield proceeds to the holders of Non-affiliated Shares equal to or in excess of the Merger Consideration or otherwise benefit King Power because:

             (i) the Controlling Shareholders indicated that they had no interest in seeking an alternative transaction with unaffiliated third parties, as they and the other Majority Shareholders, who hold approximately 88.6% of the Common Shares, were not interested in selling their Common Shares. In this circumstance, it was unlikely that an unaffiliated third party would be willing to purchase only the Non-affiliated Shares with the Majority Shareholders continuing to hold approximately 88.6% of the Common Shares;

             (ii) King Power's businesses are operated pursuant to concessions granted by AOT, and the Special Committee believes that it would be unlikely that an unaffiliated third party sufficiently knowledgeable and experienced in the duty free and tax free businesses in Thailand and comfortable in its working relationship with AOT could be found who would be willing to purchase King Power or its businesses, as a whole, at a price that would likely be deemed reasonable by the Board of Directors; and, in any event, any such sale of King Power or its businesses would, under Nevada law, be subject to the affirmative vote of holders of a majority of the Common Shares, and such a vote would be unlikely to be obtained because the Majority Shareholders were not interested in selling their Common Shares; and

             (iii) a protracted and likely unsuccessful selling effort would have an adverse impact on King Power because of the potentially high transaction costs involved and the diversion of management's attention from King Power's day-to-day operations and other business affairs.

 (11) SMALL ILLIQUID PUBLIC FLOAT

          The Special Committee, after discussions with its financial advisor, believes that King Power's shareholders do not derive the benefits typically received by shareholders of publicly traded companies because:
     (i) King Power has not attracted the attention of stock analysts; (ii) there is a very limited market for the Common Shares; and (iii) the Common Shares' relatively small public float and illiquid market limit shareholders' ability to realize the value of their Common Shares. Excluding the Common Shares held by the Majority Shareholders, the public float of the Common Shares consists of only approximately 11.4% of the outstanding Common Shares. Because of the limited float, relatively low trading volume in the Common Shares and typical transaction costs, attempts to sell significant portions of the Common Shares may cause substantial downward pressure on market prices. The Special Committee noted in its discussion with its financial advisor that over the one year period prior to the 2002 CLSA Valuation Latest Practicable Date, the average monthly traded volume of the Common Shares represented only approximately 0.68% of the total Common Shares outstanding. Although the monthly traded volume of the Common Shares may have increased significantly for certain months in the one year period prior to the 2003 CLSA Fairness Opinion Latest Practicable Date, the Special Committee believed that the increases in volume were largely due to and followed the Company's press release on August 19, 2002 announcing that the Controlling Shareholders had proposed a merger consideration of U.S.$2.52 per Common Share. The Special Committee therefore believed that the Merger offers shareholders an opportunity to dispose of all of their Common Shares at a fair price.

 (12) EXIT STRATEGY

          The Special Committee believes that sales by holders of Common Shares with smaller holdings are not practical because the transaction costs that would be incurred from selling a small number of shares would be disproportionately large compared to the dollar value derived from selling such Common Shares. As a result, a holder of Non-affiliated Shares who currently wants to sell his or her Common Shares may find it difficult or costly to do so. The Merger represents an opportunity for holders of Non-affiliated Shares to receive cash for their Common Shares and realize a higher effective price for such Common Shares, taking into account transaction costs, than could be expected to be realized in market transactions.

 (13) UNCERTAINTIES RELATING TO FUTURE OPERATIONS

          The Special Committee considered that the New Airport will be built and is expected to begin commercial operation in the year 2005. The Special Committee considered that King Power Tax Free's tax free concessions expire in 2006 and that King Power Duty Free's duty free concessions expire in 2006 or when the New Airport begins operations, whichever is sooner, and that there was no certainty of securing such concessions again on similar terms or at all. The Special Committee considered that when its tax free concessions for Phuket and Chang Mai were due to be renewed in 2002 and early 2003, the concessions were opened to a tender process, and King Power had failed to secure the renewal of such concessions. The Special Committee also believed that although it was not clear as to what the Thai Government would decide

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

     with regard to the grant of duty-free concessions at the New Airport, it was likely to grant duty free and tax free business concessions to more than one concessionaire at the New Airport, as was the case in many other airports internationally. The Special Committee agreed with the view of King Power's management that if this were to occur, the King Power Group would face stronger competition in both the airport duty free and tax free businesses from both local and foreign operators, and that such consequences could affect the King Power Group's results of operations and financial performance.

  OTHER FACTORS CONSIDERED BY THE SPECIAL COMMITTEE

  (14) NEGOTIATED SETTLEMENT AMOUNT, STIPULATION OF SETTLEMENT AND COURT APPROVAL IN CONNECTION WITH THE SHAREHOLDER LAWSUITS

          The Stipulation of Settlement, to which a copy of the Plan of Merger was appended, was negotiated at arm's-length with counsel representing the interests of the Class Members and the defendants that the Special Committee believed to be experienced. Under its terms, the defendants and the representative plaintiffs on behalf of the Settlement Class Members agree that U.S.$3.27 per share, in addition to the Settlement Fund, is a fair price for the Class Members' Common Shares, and that the Merger and the terms of the Plan of Merger, are fair to, and in the best interest of, King Power and its shareholders, including the Class Members, from both a procedural and financial point of view.

          The Special Committee also considered that the effectiveness of the Settlement will be conditioned upon the Clark County District Court, Nevada, approving the Settlement and finding that the Settlement is, in all respects, fair, reasonable and adequate to the Settlement Class Members who do not request exclusion from the Class, in light of the complexity, expense and possible duration of further litigation, the investigation conducted, and the risk and difficulty of establishing liability, causation and damages. However, it also noted that the Clark County District Court will not make a finding, or otherwise determine or render an opinion, as to the fairness, from a financial point of view, of the Merger Consideration and the Settlement Fund.

          The Special Committee also considered that the Settlement, considered with the Merger Consideration, will effectively increase the total amount that holders of Non-affiliated Shares who are Settlement Class Members will receive for their Common Shares.

 (15) COSTS OF REMAINING A PUBLIC COMPANY LISTED ON THE AMERICAN STOCK EXCHANGE

          The Special Committee believes that King Power does not receive any significant benefit from its status as a public company listed on the American Stock Exchange as it has not accessed the United States public capital markets for the past six years and does not anticipate doing so in the foreseeable future. The costs of complying with the reporting requirements of a public company listed on the American Stock Exchange also constitute a significant administrative expense of King Power. The Special Committee estimates that King Power will be able to achieve savings of approximately U.S.$350,000 or more per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations which it has as a consequence of being listed on the American Stock Exchange. This figure does not include the significant commitment of time and other administrative burdens borne by King Power, including, without limitation, the salaries and other costs associated with the Company's investor relations personnel, as a result of its public reporting obligations and listed status. In addition, because King Power's operations are located in Thailand but it is incorporated in Nevada and listed on the American Stock Exchange, it has to comply with both Thai and the United States federal and state regulatory requirements, including having to prepare and maintain financial statements that meet the regulatory requirements of both jurisdictions. The Special Committee believes that on a long-term basis, the savings from eliminating these and similar costs will outweigh the estimated direct costs of completing the transactions contemplated by the Plan of Merger.

 (16) OTHER BENEFITS AND DETRIMENTS OF THE TRANSACTION

          Other than as discussed above, the Special Committee believes the detriments to the Company to be few and immaterial. The Special Committee believes that the Company may suffer some loss of prestige and

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

     harm to its image as a result of its ceasing to be a public company listed on the American Stock Exchange following the Merger. The Special Committee also believes that there is some risk that, for a variety of reasons related to the Company's ceasing to be a public company listed on the American Stock Exchange, it is possible that some of the Company's bank lenders may require that the Company pay higher fees and interest on loans extended to the Company or its subsidiaries, and that some of the Company's suppliers may impose stricter credit terms and more frequently require letters of credit or bank guarantees in support of trade credit extended. However, the Special Committee is not able to quantify the likely economic impact, if any, of these risks on the Company, although the Special Committee believes that any such economic impact is likely to be immaterial.

          The Special Committee believes that the expected benefits to the Company of the Merger significantly exceed the detriments to the Company of the Merger.

 (17) TIMING OF THE TRANSACTION

          The Special Committee believes the Merger should be completed as soon as possible, since it believes that the expected benefits to the Company of the Merger significantly exceed the detriments to the Company of the Merger, and considering its determination that the Merger and the terms of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view.

          In addition, in view of the uncertainties relating to future operations in connection with the New Airport, and the significant decline in tourism as a result of the uncertainties surrounding the Coalition Forces war against Iraq, terrorism concerns and the severe acute respiratory syndrome (SARS) epidemic affecting a number of countries globally, and in particular the Asia-Pacific region, the Special Committee believed that the Plan of Merger should be finalized and executed as soon as possible.

     The foregoing factors constitute all material factors considered by the Special Committee in making its recommendations and reaching its determination that the Merger Consideration and the terms of the Plan of Merger are fair to, and in the best interests of, holders of Non-affiliated Shares from both a procedural and financial point of view. In view of the number and variety of factors that the Special Committee considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

THE BOARD OF DIRECTORS

     The Board of Directors believes that the Merger and the terms of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view. The members of the Board of Directors, including the members of the Special Committee, evaluated the Merger in the light of their knowledge of the business, financial condition and prospects of the King Power Group, and the advice of King Power's financial and legal advisors.

 FACTORS CONSIDERED BY THE BOARD OF DIRECTORS IN DETERMINING FAIRNESS

     In determining that the Merger and the terms of the Plan of Merger are fair from both a procedural and financial point of view, as set out above, the Board of Directors considered and discussed various factors, including those listed below:

 (1) UNANIMOUS APPROVAL AND EVALUATION PROCESS BY INDEPENDENT SPECIAL COMMITTEE

          The Merger and the Plan of Merger were unanimously approved and recommended by the Special Committee, which consists solely of directors who were and are not (i) officers or employees of King Power; (ii) officers or employees of Newco; or (iii) associates or affiliates of the Majority Shareholders. The independence of the Special Committee and its unanimous approval of the Merger are important factors supporting the Board of Directors' view that the Merger is fair to the holders of the Non-affiliated Shares from both a procedural and financial point of view. The Board of Directors considered that the fact that the

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

     Special Committee members were initially nominated or proposed for election to the Board of Directors by directors who are also Controlling Shareholders did not prevent the Special Committee from performing its independent role because the Special Committee is comprised of members who are independent, as described above, and the appointments of Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, the Special Committee members, to the Board of Directors were based on their ability to provide guidance to King Power because of their extensive experience and understanding of business and financial matters.

          The Board of Directors also considered that the Special Committee, assisted by BT Securities, its own financial advisor, and Allen & Overy, its own legal counsel, evaluated and negotiated with the Controlling Shareholders the Merger Consideration and terms of the Plan of Merger in good faith and on an arm's-length basis.

 (2) RETENTION OF UNAFFILIATED REPRESENTATIVE AND APPROVAL OF SECURITY HOLDERS

          The Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the holders of the Non-affiliated Shares for purposes of negotiating the terms of the Merger and Plan of Merger, as it believed that the appointment of an independent Special Committee and the retention by the Special Committee of an unaffiliated financial advisor and legal counsel to ensure an independent evaluation process, the retention by King Power of a financial advisor for purposes of advising on the fairness of the transaction, as well as the reasons discussed under "-- Other Factors Considered by the Board of Directors -- (15) Negotiated Settlement Amount, Stipulation of Settlement and Court Approval in Connection with the Shareholder Lawsuits" below, sufficed to ensure procedural fairness.

          The Board of Directors also did not consider it necessary to require the approval of holders of a majority of the Non-affiliated Shares for the same reasons stated above and because it is not otherwise required by applicable law.

 (3) COMPARISON OF MARKET PRICES

          The Board of Directors considered the historic market price analysis that CLSA conducted as part of its valuation, and the various parameters that CLSA considered. It noted that during the twelve-month period from August 7, 2001 through August 7, 2002, the 2002 CLSA Valuation Latest Practicable Date, the closing price of King Power's Common Shares ranged from a low of U.S.$0.85 to a high of U.S.$5.00 per Common Share, and that during the twelve-month period from April 15, 2002 through April 15, 2003, the 2003 CLSA Fairness Opinion Latest Practicable Date, the closing price of King Power's Common Shares ranged from a low of U.S.$1.32 to a high of U.S.$4.00 per Common Share. It also noted that:

             (i) the price of King Power's Common Shares at the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.25, and that the Merger Consideration is at a 0.6% premium to such price;

             (ii) the price of King Power's Common Shares one day prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.15, and that the Merger Consideration is at a 3.8% premium to such price;

             (iii) the price of King Power's Common Shares five days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.13, and that the Merger Consideration is at a 4.5% premium to such price;

             (iv) the price of King Power's Common Shares 30 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.20, and that the Merger Consideration is at a 2.2% premium to such price;

             (v) the price of King Power's Common Shares 60 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.40, and that the Merger Consideration is at a 133.6% premium to such price;

             (vi) the price of King Power's Common Shares six months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.47, and that the Merger Consideration is at a 122.4% premium to such price;

             (vii) the price of King Power's Common Shares 12 months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.20, and that the Merger Consideration is at a 172.5% premium to such price;

             (viii) the average price of King Power's Common Shares in the five days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.17, and that the Merger Consideration is at a 3.2% premium to such price;

             (ix) the average price of King Power's Common Shares in the 30 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.24, and that the Merger Consideration is at a 0.9% premium to such price;

             (x) the average price of King Power's Common Shares in the 60 days prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$3.24, and that the Merger Consideration is at a 0.9% premium to such price;

             (xi) the average price of King Power's Common Shares in the six months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$2.01, and that the Merger Consideration is at a 62.7% premium to such price;

             (xii) the average price of King Power's Common Shares in the 12 months prior to the 2002 CLSA Valuation Latest Practicable Date was U.S.$1.71, and that the Merger Consideration is at a 91.2% premium to such price;

             (xiii) the price of King Power's Common Shares at the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.20, and that the Merger Consideration is at a 2.2% premium to such price;

             (xiv) the price of King Power's Common Shares one day prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.19, and that the Merger Consideration is at a 2.5% premium to such price;

             (xv) the price of King Power's Common Shares five days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.19, and that the Merger Consideration is at a 2.5% premium to such price;

             (xvi) the price of King Power's Common Shares 30 days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$2.66, and that the Merger Consideration is at a 22.9% premium to such price;

             (xvii) the price of King Power's Common Shares 60 days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$2.95, and that the Merger Consideration is at a 10.8% premium to such price;

             (xviii) the price of King Power's Common Shares six months prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.10, and that the Merger Consideration is at a 5.5% premium to such price;

             (xix) the price of King Power's Common Shares 12 months prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$1.40, and that the Merger Consideration is at a 133.6% premium to such price;

             (xx) the average price of King Power's Common Shares in the five days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.20, and that the Merger Consideration is at a 2.2% premium to such price;

             (xxi) the average price of King Power's Common Shares in the 30 days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.00, and that the Merger Consideration is at a 9.0% premium to such price;

             (xxii) the average price of King Power's Common Shares in the 60 days prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.23, and that the Merger Consideration is at a 1.2% premium to such price;

             (xxiii) the average price of King Power's Common Shares in the six months prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$2.91, and that the Merger Consideration is at a 12.4% premium to such price; and

             (xxiv) the average price of King Power's Common Shares in the 12 months prior to the 2003 CLSA Fairness Opinion Latest Practicable Date was U.S.$3.06, and that the Merger Consideration is at a 6.9% premium to such price.

          The Board of Directors noted that the resultant range of equity values above was U.S.$1.20 to U.S.$3.25 per Common Share.

          The Board of Directors believed that the fact that the Merger Consideration represents a premium over the prices on the dates considered above and the average prices for the periods considered above supports the view that the Merger Consideration is fair to the holders of Non-affiliated Shares.

 (4) 2002 CLSA VALUATION; 2003 CLSA FAIRNESS OPINION

          The 2003 CLSA Fairness Opinion addressed to the Board of Directors and dated April 23, 2003 stated that, as of such date and based upon and subject to various considerations and assumptions, the Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view.

          The 2003 CLSA Fairness Opinion also stated that based on its review of information as at the 2003 CLSA Fairness Opinion Latest Practicable Date, CLSA re-examined its attributable equity valuation range per Common Share of U.S.$2.52 to U.S.$3.25 presented in the 2002 CLSA Valuation, and that although there had been some movement in the range since August 14, 2002, it was of the opinion that such movement was not material and did not alter CLSA's opinion as at as April 23, 2003 as to the fairness, from a financial point of view, of the Merger Consideration.

          The 2003 CLSA Fairness Opinion and 2002 CLSA Valuation were important factors in support of the Board of Directors' determination that the terms of the Plan of Merger and the Merger Consideration are fair to the holders of Non-affiliated Shares from both a procedural and financial point of view.

          Based on the information and the analysis provided in the 2002 CLSA Valuation and conclusions contained in the 2003 CLSA Fairness Opinion, the Board of Directors believed that CLSA exercised a high degree of professionalism in preparing the 2002 CLSA Valuation and the 2003 CLSA Fairness Opinion. The Board of Directors has therefore adopted the conclusions contained in the 2003 CLSA Fairness Opinion and the related analysis.

 (5) NET BOOK VALUE

          The Board of Directors reviewed the reported net book values of King Power, of U.S.$32.4 million, or U.S.$1.60 per Common Share, as at December 31, 2002, U.S.$30.8 million, or U.S.$1.52 per Common Share, as at September 30, 2002, U.S.$30.8 million, or U.S.$1.52 per Common Share, as at June 30, 2002, and U.S.$26.2 million, or U.S.$1.29 per Common Share, as at March 31, 2002. However, the Board of Directors was of the view that an evaluation based on the net book value method would be limited and was not a material factor as King Power is not an asset-based company. For example, net book value does not take into account the value of the concessions granted by AOT to King Power Duty Free and King Power Tax Free and other aspects of the Company as a going concern. In the view of the Board of Directors, these concessions are very important to King Power's business, but, in accordance with GAAP, they are not included in the Company's balance sheet and are not reflected in the net book value per Common Share. The Board of Directors therefore considered net book value as being a poor indicator of the fair value of the

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

     Common Shares. Although net book value was not a material consideration, the Board of Directors believes that net book value supports its determination relating to the fairness of the Merger.

  (6) GOING CONCERN VALUE

          The Board of Directors noted that it had considered King Power's going concern value as part of its consideration of CLSA's valuation in the 2002 CLSA Valuation and the 2003 CLSA Fairness Opinion, which valued the business of King Power on the basis of its going concern value.

  (7) LIQUIDATION VALUE

          The Board of Directors considered that the most appropriate measure of liquidation value is the net tangible asset, or NTA, method, which is equivalent to net book value less intangible assets, and that as King Power had no intangible assets, the NTA valuation range would be equal to the net book value range. As with the consideration of net book value, the Board of Directors was of the view that an evaluation based on the NTA method would be limited as King Power is not an asset-based company.

          The Board of Directors considered that the liquidation value would not be a meaningful indicator of value as the Company continues to operate profitably, and neither the Board of Directors nor the Controlling Shareholders have any intention of causing the Company or any part of it to be liquidated. Further the concessions granted by AOT to King Power Duty Free and King Power Tax Free cannot be sold or transferred if the Company were to be liquidated, and would likely be revoked by AOT in the event of a liquidation of the Company.

          As such, the Board of Directors considered that liquidation value was not a meaningful indicator of the fair value of the Common Shares.

  (8) BREAK-UP VALUE

          The Board of Directors also considered that the break-up value for the Company would not be a meaningful indicator of value, as it would be inappropriate to view King Power Duty Free and King Power Tax Free as separable business units that can be individually sold to enhance value. The Board of Directors believed it would be inappropriate to value the Company on the basis that its value may be enhanced by exiting King Power Tax Free's tax free business. While the Board of Directors acknowledged that CLSA had, in the 2002 CLSA Valuation, attributed a sizeable negative value to King Power Tax Free, the Board of Directors believed that the continued operation of King Power Tax Free serves to protect and enhance the profitable King Power Duty Free. By continuing to operate both King Power Duty Free's airport duty free business and King Power Tax Free's airport tax free business in their present form, King Power significantly reduces opportunities for potential competitors of King Power Duty-Free to acquire retail space and knowledge and experience relating to these businesses and reduces the risk of potential competitors challenging King Power's relationship with AOT. The Board of Directors believed that this business strategy enhances and strengthens King Power's ability to maintain its strong position in both the airport duty free and tax free businesses in Thailand.

          The Board of Directors also observed that, as a practical matter, AOT has substantial leverage over King Power and can effectively prevent any proposed sale or transfer of King Power Duty Free or King Power Tax Free. The Board of Directors noted that King Power Duty Free and King Power Tax Free were granted their concessions on the strength of AOT's confidence in the King Power Group's knowledge and experience in the duty free and tax free businesses in Thailand. Having granted King Power Duty Free and King Power Tax Free their concessions on this basis, AOT would not likely, in the Board of Directors' view, react favorably to any attempt by King Power to realize economic value for the benefit of King Power or its shareholders by selling King Power Duty Free or King Power Tax Free to an unaffiliated third party.

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

  (9) PRIOR STOCK PURCHASES AND FIRM OFFERS DURING PAST TWO YEARS

          The Board of Directors noted that the Controlling Shareholders and Newco did not purchase any Common Shares during the past two years, and that therefore, there was no relevant comparable purchase price to consider.

          The Board of Directors also noted that King Power has not received any firm offers, nor was it aware of any offer, made by unaffiliated persons during the past two years for the merger of King Power, for the sale or transfer of all or any substantial part of King Power's assets or for the acquisition of a controlling stake in King Power, and that therefore, there was no relevant comparable offer price to consider.

  (10) COMPARABLES ANALYSIS

          The Board of Directors noted that it had considered a comparables analysis as part of its consideration of CLSA's valuation in the 2002 CLSA Valuation and 2003 CLSA Fairness Opinion, which incorporated a comparables analysis as one of three methodologies ultimately used in the valuation.

          The Board of Directors also considered that there was a lack of meaningful comparables, and that a comparables analysis does not accurately value the risks of King Power that are specific to King Power, of which the main risk is discussed under "-- (14) Uncertainties Relating to Future Operations" below.

  (11) ALTERNATIVE TRANSACTIONS

          The Board of Directors believes that alternatives to a "going private" transaction are not feasible or are only feasible at prices that could not be reasonably expected to yield proceeds to the holders of Non-affiliated Shares equal to or in excess of the Merger Consideration or otherwise benefit King Power because:

             (i) the Controlling Shareholders indicated that they had no interest in seeking an alternative transaction with unaffiliated third parties, as they and the other Majority Shareholders, who hold approximately 88.6% of the Common Shares, were not interested in selling their Common Shares. In this circumstance, it was unlikely that an unaffiliated third party would be willing to purchase only the Non-affiliated Shares with the Majority Shareholders continuing to hold approximately 88.6% of the Common Shares;

             (ii) King Power's businesses are operated pursuant to concessions granted by AOT, and the Board of Directors believes that it would be unlikely that an unaffiliated third party sufficiently knowledgeable and experienced in the duty free and tax free businesses in Thailand and comfortable in its working relationship with AOT could be found who would be willing to purchase King Power or its businesses, as a whole, at a price that would likely be deemed reasonable by the Board of Directors; and, in any event, any such sale of King Power or its businesses would, under Nevada law, be subject to the affirmative vote of holders of a majority of the Common Shares, and such a vote would be unlikely to be obtained because the Majority Shareholders were not interested in selling their Common Shares; and

             (iii) a protracted and likely unsuccessful selling effort would have an adverse impact on King Power because of the potentially high transaction costs involved and the diversion of management's attention from King Power's day-to-day operations and other business affairs.

  (12) SMALL ILLIQUID PUBLIC FLOAT

          The Board of Directors believes that King Power's shareholders do not derive the benefits typically received by shareholders of publicly traded companies because: (i) King Power has not attracted the attention of stock analysts; (ii) there is a very limited market for the Common Shares; and
     (iii) the Common Shares' relatively small public float and illiquid market limit shareholders' ability to realize the value of their Common Shares. Excluding the Common Shares held by the Majority Shareholders, the public float of the Common Shares consists of only approximately 11.4% of the outstanding Common Shares. Because of the limited float, relatively low trading volume in the Common Shares and typical transaction costs, attempts to sell significant portions of the Common Shares may cause substantial downward pressure on market prices.

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

     The Board of Directors noted that over the one year period prior to the 2002 CLSA Valuation Latest Practicable Date, the average monthly traded volume of the Common Shares represented only approximately 0.68% of the total Common Shares outstanding. Although the monthly traded volume of the Common Shares may have increased significantly for certain months in the one year period prior to the 2003 CLSA Fairness Opinion Latest Practicable Date, the Board of Directors believed that the increases in volume were largely due to and followed the Company's press release on August 19, 2002 announcing that the Controlling Shareholders had proposed a merger consideration of U.S.$2.52 per Common Share. The Board of Directors therefore believed that the Merger offers shareholders an opportunity to dispose of all of their Common Shares at a fair price.

 (13) EXIT STRATEGY

          The Board of Directors believes that sales by holders of Common Shares with smaller holdings are not practical because the transaction costs that would be incurred from selling a small number of shares would be disproportionately large compared to the dollar value derived from selling such Common Shares. As a result, a holder of Non-affiliated Shares who currently wants to sell his or her Common Shares may find it difficult or costly to do so. The Merger represents an opportunity for holders of Non-affiliated Shares to receive cash for their Common Shares and realize a higher effective price for such Common Shares, taking into account transaction costs, than could be expected to be realized in market transactions.

 (14) UNCERTAINTIES RELATING TO FUTURE OPERATIONS

          The Board of Directors considered that the New Airport will be built and is expected to begin commercial operation in the year 2005. The Board of Directors considered that King Power Tax Free's tax free concessions expire in 2006 and that King Power Duty Free's duty free concessions expire in 2006 or when the New Airport begins operations, whichever is sooner, and that there was no certainty of securing such concessions again on similar terms or at all. The Board of Directors considered that when its tax free concessions for Phuket and Chang Mai were due to be renewed in 2002 and early 2003, the concessions were opened to a tender process, and King Power had failed to secure the renewal of such concessions. The Board of Directors also believed that although it was not clear as to what the Thai Government would decide with regard to the grant of duty-free concessions at the New Airport, it was likely to grant duty free and tax free business concessions to more than one concessionaire at the New Airport, as was the case in many other airports internationally. The Board of Directors agreed with the view of King Power's management that if this were to occur, the King Power Group would face stronger competition in both the airport duty free and tax free businesses from both local and foreign operators, and that such consequences could affect the King Power Group's results of operations and financial performance.

  OTHER FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

 (15) NEGOTIATED SETTLEMENT AMOUNT, STIPULATION OF SETTLEMENT AND COURT APPROVAL IN CONNECTION WITH THE SHAREHOLDER LAWSUITS

          The Stipulation of Settlement, to which a copy of the Plan of Merger was appended, was negotiated at arm's-length with counsel representing the interests of the Class Members and the defendants that the Board of Directors believed to be experienced. Under its terms, the defendants and the representative plaintiffs on behalf of the Settlement Class Members agree that U.S.$3.27 per share, in addition to the Settlement Fund, is a fair price for the Class Members' Common Shares, and that the Merger and the terms of the Plan of Merger, are fair to, and in the best interest of, King Power and its shareholders, including the Class Members, from both a procedural and financial point of view.

          The Board of Directors also considered that the effectiveness of the Settlement will be conditioned upon the Clark County District Court, Nevada, approving the Settlement and finding that the Settlement is, in all respects, fair, reasonable and adequate to the Settlement Class Members who do not request exclusion from the Class, in light of the complexity, expense and possible duration of further litigation, the investigation conducted, and the risk and difficulty of establishing liability, causation and damages.

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

     However, it also noted that the Clark County District Court will not make a finding, or otherwise determine or render an opinion, as to the fairness, from a financial point of view, of the Merger Consideration and the Settlement Fund.

          The Board of Directors also considered that the Settlement, considered with the Merger Consideration, will effectively increase the total amount that holders of Non-affiliated Shares who are Settlement Class Members will receive for their Common Shares.

 (16) COSTS OF REMAINING A PUBLIC COMPANY LISTED ON THE AMERICAN STOCK EXCHANGE

          The Board of Directors believes that King Power does not receive any significant benefit from its status as a public company listed on the American Stock Exchange as it has not accessed the United States public capital markets for the past six years and does not anticipate doing so in the foreseeable future. The costs of complying with the reporting requirements of a public company listed on the American Stock Exchange also constitute a significant administrative expense of King Power. The Board of Directors estimates that King Power will be able to achieve savings of approximately U.S.$350,000 or more per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations which it has as a consequence of being listed on the American Stock Exchange. This figure does not include the significant commitment of time and other administrative burdens borne by King Power, including, without limitation, the salaries and other costs associated with the Company's investor relations personnel, as a result of its public reporting obligations and listed status. In addition, because King Power's operations are located in Thailand but it is incorporated in Nevada and listed on the American Stock Exchange, it has to comply with both Thai and the United States federal and state regulatory requirements, including having to prepare and maintain financial statements that meet the regulatory requirements of both jurisdictions. The Board of Directors believes that on a long-term basis, the savings from eliminating these and similar costs will outweigh the estimated direct costs of completing the transactions contemplated by the Plan of Merger.

 (17) OTHER BENEFITS AND DETRIMENTS OF THE TRANSACTION

          Other than as discussed above, the Board of Directors believes the detriments to the Company to be few and immaterial. The Board believes that the Company may suffer some loss of prestige and harm to its image as a result of its ceasing to be a public company listed on the American Stock Exchange following the Merger. The Board of Directors also believes that there is some risk that, for a variety of reasons related to the Company's ceasing to be a public company listed on the American Stock Exchange, it is possible that some of the Company's bank lenders may require that the Company pay higher fees and interest on loans extended to the Company or its subsidiaries, and that some of the Company's suppliers may impose stricter credit terms and more frequently require letters of credit or bank guarantees in support of trade credit extended. However, the Board of Directors is not able to quantify the likely economic impact, if any, of these risks on the Company, although the Board of Directors believes that any such economic impact is likely to be immaterial.

          The Board of Directors believes that the expected benefits to the Company of the Merger significantly exceed the detriments to the Company of the Merger.

 (18) TIMING OF THE TRANSACTION

          The Board of Directors believes the Merger should be completed as soon as possible, since it believes that the expected benefits to the Company of the Merger significantly exceed the detriments to the Company of the Merger, and considering its determination that the Merger and the terms of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view.

          In addition, in view of the uncertainties relating to future operations in connection with the New Airport, and the significant decline in tourism in Thailand as a result of the uncertainties surrounding the Coalition Forces war against Iraq, terrorism concerns and the severe acute respiratory syndrome (SARS)

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

     epidemic affecting a number of countries globally, and in particular the Asia-Pacific region, the Board of Directors believed that the Plan of Merger should be finalized and executed as soon as possible.

          The Board of Directors does not believe that it would have been practically feasible to complete the Merger at an earlier time. The Board of Directors accepts that, following the Company's becoming a public company in June 1997 and a listed company on the American Stock Exchange in July 1997, a period of time was required before it became apparent that the costs and administrative burdens of being a public company listed on the American Stock Exchange outweigh any benefits received by the Company. The Board of Directors understands that the Controlling Shareholders first requested that King Power's management engage Thai and United States legal counsel to discuss further the feasibility of a "going private" transaction and the various transaction structures that could be utilized to effect a "going private" transaction in October 2000. The Board of Directors accepts that the decision to pursue the Merger emerging from those discussions has not yet resulted in the consummation of the Merger for various reasons. These reasons include the time required to determine the Merger's feasibility and an appropriate structure and process to ensure procedural fairness for the Merger and to complete the extensive process required under United States federal securities laws and Nevada state law to ensure the fairness of the transaction, as well as the time required to respond to and decide on a course of action with respect to the Shareholder Lawsuits, including the negotiation of a settlement.

     The foregoing factors constitute all the material factors considered by the Board of Directors in reaching its determination that the Merger and the terms of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view. In view of the number and variety of factors that the Board of Directors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Board of Directors did not do so.

THE CONTROLLING SHAREHOLDERS' AND NEWCO'S PURPOSE AND REASONS FOR THE MERGER

     The Controlling Shareholders' and Newco's purpose and reasons for engaging in the transactions contemplated by the Plan of Merger are to acquire, together with the other Majority Shareholders, 100% ownership of the Surviving Corporation, to create a liquidity event that will allow the holders of the Non-affiliated Shares to realize the value of their shares, and to enhance King Power's shareholder value by reducing administrative, legal, accounting and other costs. The Majority Shareholders consist of certain relatives and associates of the Controlling Shareholders, certain relatives and associates of the other Majority Shareholders, and certain employees of the King Power Group.

     The Controlling Shareholders and Newco believe that King Power does not receive any significant benefit from its status as a public company listed on the American Stock Exchange as it has not accessed the United States public capital markets for the past six years and does not anticipate doing so in the foreseeable future. The costs of complying with the reporting requirements of a public company listed on the American Stock Exchange also constitute a significant administrative expense of King Power. The Controlling Shareholders and Newco estimate that King Power will be able to achieve savings of approximately U.S.$350,000 or more per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations which it has as a consequence of being listed on the American Stock Exchange. This figure does not include the significant commitment of time and other administrative burdens borne by King Power, including, without limitation, the salaries and other costs associated with the Company's investor relations personnel, as a result of its public reporting obligations and listed status. In addition, because King Power's operations are located in Thailand but it is incorporated in Nevada and listed on the American Stock Exchange, it has to comply with both Thai and the United States federal and state regulatory requirements, including having to prepare and maintain financial statements that meet the regulatory requirements of both jurisdictions. The Controlling Shareholders and Newco believe that on a long-term basis, the savings from eliminating these and similar costs will outweigh the estimated direct costs of completing the transactions contemplated by the Plan of Merger.

     The Controlling Shareholders and Newco have not pursued a liquidation of King Power or a sale of King Power to an unaffiliated third party because the Controlling Shareholders want King Power to continue to operate on an on-going basis and want to acquire, together with the other Majority Shareholders, the entire equity interest in King Power and do not currently wish to sell the Common Shares that they hold to an unaffiliated third party. The acquisition of all of the outstanding equity interests in King Power was structured as a cash merger in order to facilitate the acquisition of all the remaining Common Shares in a single step, with minimal transaction costs and without the necessity of financing separate purchases of Common Shares in a tender offer or in open market purchases while, at the same time, not materially disrupting King Power's operations.

     The Controlling Shareholders and Newco believe that the Merger, the Merger Consideration and the terms and conditions of the Plan of Merger are fair to King Power and the holders of the Non-affiliated Shares from both a procedural and financial point of view. The Controlling Shareholders and Newco considered the same material factors as those considered by the Board of Directors, set forth above, in determining that the Merger is financially and procedurally fair to the holders of Non-affiliated Shares. The Controlling Shareholders and Newco have therefore adopted the discussion of the material factors considered by the Board of Directors, as set out above under the caption "-- The Board of Directors -- Factors Considered by the Board of Directors in Determining Fairness", including the discussion and conclusions of the Board of Directors as to the reasons why the Company is engaging in the Merger now, at this time, and not at an earlier or later time, and as to why it was not necessary to retain an unaffiliated representative to act solely on behalf of the holders of Non-affiliated Shares for purposes of negotiating the terms of the Merger and the Plan of Merger or to require the approval of holders of a majority of the Non-affiliated Shares. The Controlling Shareholders and Newco have also adopted the analysis and conclusions of CLSA contained in the 2003 CLSA Fairness Opinion.

BENEFITS AND DETRIMENTS OF THE MERGER TO THE CONTROLLING SHAREHOLDERS

     Following the Merger, the holders of Non-affiliated Shares will cease to have an ownership interest in the Surviving Corporation. For this reason the Controlling Shareholders' aggregate direct and indirect ownership interests in King Power's present businesses, net book value and net earnings will increase from approximately 66.3% before the Merger to approximately 74.8% following the Merger.

     As at December 31, 2002, King Power had a net book value of U.S.$32.4 million, or U.S.$1.60 per Common Share, and earnings of U.S.$12.1 million or U.S.$0.60 per Common Share for the year ended December 31, 2002. As at March 31, 2003, King Power had a net book value of U.S.$37.0 million, or U.S.$1.83 per Common Share, and earnings of U.S.$4.4 million or U.S.$0.22 per Common Share for the three months ended March 31, 2003.

     The Controlling Shareholders may, through their ownership interests as shareholders of the Surviving Corporation, and Newco may, as a result of its merger with King Power, receive potential benefits and be subject to potential detriments. These potential benefits and detriments are inherently uncertain, subject to change, and not capable of reliable quantification. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may influence the magnitude or likelihood of any of these potential benefits and detriments and may cause new benefits or detriments to arise.

 BENEFITS

     Following the Merger, the Controlling Shareholders will, through their ownership of shares in the Surviving Corporation, continue to have, and Newco will, as a result of its merger with King Power, acquire, an ownership interest in the Company's present businesses, net book value and net earnings. The Controlling Shareholders and Newco will therefore potentially benefit from any earnings or growth of the Company's present businesses following the Merger or, in the case of the Controlling Shareholders, any possible future appreciation in the value of their shares in the Surviving Corporation.

     In addition, the Controlling Shareholders will, as shareholders of the Surviving Corporation, and Newco will, as a result of its merger with King Power, benefit from the cost savings and reduced administrative burdens that are expected to follow from the termination of King Power's status as a public company listed on the American Stock Exchange following King Power's merger into Newco.

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

 DETRIMENTS

     The Controlling Shareholders, by having agreed to the Merger, are allowing the holders of Non-affiliated Shares to receive for their Common Shares a cash premium in the Merger over the market price when the Merger was announced. Because the Controlling Shareholders' aggregate ownership interest in the Company's present businesses, net book value and net earnings will increase following the Merger, the Controlling Shareholders will also bear a higher proportion of, and Newco will, as a result of its merger with King Power, become subject to, the risk of any future deterioration in the businesses presently operated by King Power or in the Surviving Corporation's financial or operating outlook or performance, as well as any future decrease in the net book value or net earnings of the Surviving Corporation. The Controlling Shareholders and Newco will also bear the risk of any possible future decline in the value of their shares in the Surviving Corporation.

DETAILED VALUATION AND OPINION OF THE FINANCIAL ADVISOR

     CLSA is the financial advisor to King Power in connection with the proposed acquisition of the business of King Power by the Controlling Shareholders. In its capacity as financial advisor to King Power as such, CLSA rendered to the Board of Directors the 2003 CLSA Fairness Opinion, dated April 23, 2003. The 2003 CLSA Fairness Opinion provided that as of such date and based upon and subject to various considerations and assumptions including the matters presented in the 2002 CLSA Valuation, the Merger Consideration in the amount of U.S.$3.27 per Common Share is fair to the holders of Non-affiliated Shares from a financial point of view. CLSA presented its Fairness Opinion to the Board of Directors in a meeting held on April 23, 2003, prior to the Board making its determination that the terms and conditions of the Plan of Merger are fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares.

     The 2003 CLSA Fairness Opinion was prepared at the request of King Power and was addressed to the Board of Directors. The 2003 CLSA Fairness Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Non-affiliated Shares. The 2003 CLSA Fairness Opinion does not address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors or the Special Committee as alternatives to the Merger or the decision of the Board of Directors and the Special Committee to proceed with, or the effects of, the Merger. CLSA has no obligation to update the 2003 CLSA Fairness Opinion. A copy of the 2003 CLSA Fairness Opinion is attached as Appendix B to this Information Statement. Shareholders are urged to read the 2003 CLSA Fairness Opinion carefully and in its entirety.

     In its capacity as financial advisor to King Power in connection with the acquisition of the business of King Power by the Controlling Shareholders, CLSA provided a detailed valuation on the business of the King Power Group, which stated that as at August 7, 2002, a fair value range of the business of King Power would be approximately U.S.$2.52 to U.S.$3.25 per Common Share. CLSA presented its detailed valuation as set forth in the 2002 CLSA Valuation to the Board of Directors, including the Special Committee, on August 14, 2002.

     CLSA's valuation of the business of the King Power Group as set out in the 2002 CLSA Valuation was based on market, economic, financial and other conditions as they existed and could be evaluated on, and on the information publicly available as of the 2002 CLSA Valuation Latest Practicable Date, August 7, 2002, being one week prior to the date of The 2002 CLSA Valuation. CLSA stated that although subsequent developments may affect its valuation, it did not have any obligation to update, revise or reaffirm its valuation. CLSA has, however, obtained from King Power figures relating to the monetary debt and asset position of the King Power Group as at the 2003 CLSA Fairness Opinion Latest Practicable Date, April 15, 2003. In addition, as at the 2003 CLSA Fairness Opinion Latest Practicable Date, CLSA reviewed certain of its macroeconomic assumptions and the changes in the published share price for King Power since August 14, 2002, both of which relate to the calculation of the weighted average cost of capital used in CLSA's DCF valuation of the business of the King Power Group.

     Based on its review of information as at the 2003 CLSA Fairness Opinion Latest Practicable Date, CLSA re-examined its attributable equity valuation range per Common Share of U.S.$2.52 to U.S.$3.25. Although there had been some movement in the range since August 14, 2002, CLSA was of the opinion that such movement was

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

not material and did not alter CLSA's opinion at April 23, 2003 as to the fairness, from a financial point of view, of the Merger Consideration.

     In conducting its valuation and preparing the 2003 CLSA Fairness Opinion and the 2002 CLSA Valuation, CLSA reviewed and considered such information of the King Power Group as it deemed necessary or appropriate, including, but not limited to: (i) certain business and financial information relating to the King Power Group, as provided by King Power, including the financial condition and results of operations of King Power's subsidiaries and their historical financial performance; (ii) certain financial projections relating to the King Power Group prepared by the management of King Power; (iii) certain public filings made by King Power with the SEC; (iv) to the extent publicly available, certain market trading data and historical trading performance for the Common Shares; (v) certain representations made by King Power's management; and (vi) the advice of external parties, including tax and legal advisers.

     In conducting its valuation and preparing the 2003 CLSA Fairness Opinion and the 2002 CLSA Valuation, CLSA assumed and relied upon the accuracy and completeness of all the financial and other information that was available to it from public sources and/or that was provided to CLSA by King Power or its representatives and/or that was otherwise received by CLSA. With respect to the financial projections supplied by King Power, CLSA assumed that they were prepared in good faith and on the basis reflecting the best then currently available judgments and estimates of the management of King Power as to the future operating and financial performance of the King Power Group. CLSA did not attempt to independently verify any such information received, nor did it conduct any physical inspection of the facilities of any member of the King Power Group or assume any responsibility for making an independent evaluation of any assets or liabilities of any member of the King Power Group.

     CLSA's valuation, as set out in the 2002 CLSA Valuation, and the 2003 CLSA Fairness Opinion are intended for the benefit and use of King Power (including the management and directors of King Power) in considering the proposed Merger and do not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     In valuing the business of the King Power Group, CLSA identified and evaluated a number of factors, and ultimately focused on a combination of three techniques, which it believed to be the most appropriate under the circumstances:

          (i) DCF Analysis: A technique which, in the form used by CLSA, (a) used forecasts of the King Power Group's key operating income drivers based on several assumptions to determine its free cash flows, (b) adjusted these free cash flows with the net (after tax) monetary debt service cost, (c) discounted them by a market-determined discount rate after tax, (d) adjusted the resulting amount for (A) monetary debt in the form of indebtedness for borrowed monies with unaffiliated third parties ("Monetary Debt") and for (B) net (after provisioning) monetary assets in the form of outstanding amounts owed to or payable by related parties ("Monetary Assets", and subtracted from Monetary Debt, "Net Monetary Debt"), and (e) derived "Base Case", "Worst Case" and "Best Case" scenarios by varying certain assumptions. CLSA explained that the DCF methodology incorporates the going concern valuation assumption as the terminal value assumption implies that King Power will continue to operate indefinitely;

          (ii) Comparables Analysis: A technique which compared and benchmarked King Power against its peers using financial metrics determined from traded securities and reported accounting numbers, employing various price ratio techniques to reduce the discrepancies of financial structures and accounting rules. CLSA explained that the comparables analysis adopt, in part, the current market prices, historical market prices and the net book value of the King Power Group; and

          (iii) Historical Market Price Analysis: A technique based on an analysis of the historical reported traded prices for King Power's Common Shares on the American Stock Exchange over a specified period to determine investor expectations of King Power's current and future performance.

     Set forth below is a brief summary of the 2002 CLSA Valuation.

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

  DCF ANALYSIS

     The DCF analysis performed by CLSA was based upon certain financial and operational projections for a 10-year projection period that incorporated information prepared by King Power's management or derived from AOT statistics and other publicly available information, as well as information based on CLSA's own views. CLSA performed a due diligence review of certain financial and operational projections prepared by King Power's management and met with management to discuss such information. In order to arrive at a DCF valuation of the business of the King Power Group, CLSA prepared separate DCF valuations on an unconsolidated basis for King Power and each of its three subsidiaries, King Power Duty Free, King Power Tax Free and King Power International Group (Thailand) Co., Ltd. ("KPG Thailand") (each, an "Unconsolidated DCF Valuation"). The Unconsolidated DCF Valuations for King Power Duty Free, King Power Tax Free and KPG Thailand were prepared in Baht and translated into U.S. dollars at the rate of Baht 42.657 = U.S.$1.00, based on the spot cross exchange rate as at the 2002 CLSA Valuation Latest Practicable Date. The Unconsolidated DCF Valuation for King Power was prepared in U.S. dollars. CLSA then consolidated the Unconsolidated DCF Valuation for King Power, King Power Duty Free, King Power Tax Free and KPG Thailand to derive a single DCF enterprise value for the King Power Group. The assumptions employed by CLSA in each of these DCF valuations are set out in detail in the 2002 CLSA Valuation.

     For purposes of each Unconsolidated DCF Valuation and the DCF valuation for King Power, CLSA calculated a terminal value at the end of the 10-year projection period by capitalizing in 2011 forecasted ungeared net (after tax) free cash flows in perpetuity for the years beyond 2011. In calculating these terminal values, CLSA adopted the "perpetuity" method, in so far as it recognized future potential growth of the King Power Group beyond the projection period. The growth rate used as a measure of future potential growth for the King Power Group's businesses was Thailand's nominal gross domestic product ("GDP") growth for year-end 2003, as forecasted by CLSA, being 6.7%. CLSA did not apply a growth rate to the terminal value in calculating the Unconsolidated DCF Valuations for KPG Thailand and King Power on an unconsolidated basis, as these entities are a dormant entity and a holding company, respectively, and are expected to remain as such beyond the 10-year projection period.

     CLSA employed market-determined discount rates to the projected unconsolidated ungeared net (after tax) free cash flows and, where estimated, terminal values, for each of King Power Tax Free, King Power Duty Free, KPG Thailand and King Power to discount to present value. By varying the discount rates applied, CLSA derived for each of King Power Tax Free, King Power Duty Free, KPG Thailand and King Power a "Base Case", "Worst Case", and "Best Case" scenario. The discount rates, derived using a weighted average cost of capital model, were (i) in the "Base Case" scenario, 11.809%; (ii) in the "Worst Case" scenario, with respect to King Power Tax Free, KPG Thailand and King Power, 11.809%, and with respect to King Power Duty Free, 11.809% for the years 2002 through 2004 and 13.011% for the years 2005 through 2011; and (iii) in the "Best Case" scenario, 11.269%.

     In varying the discount rates used in calculating the Unconsolidated DCF Valuations, CLSA intended to reflect, in the "Worst Case" and "Best Case" scenarios, different assumptions regarding the rates of return required by holders of and prospective investors in King Power's Common Shares. In the "Worst Case" scenario for King Power Duty Free, CLSA used a higher discount rate for years 2005 through 2011 than for years 2002 through 2004, to reflect the inherent uncertainty over whether the King Power Group's duty free concessions at the present Bangkok International Airport will be renewed following the completion of and transfer of the present airport's operations to the New Airport, as is projected to occur in 2005. The higher discount rate also reflected the possibility that additional concessionaires will be permitted to operate duty free businesses at the New Airport, resulting in the possible increase in competition from both local and foreign operators of airport duty free businesses, as well as the general risk of a potential downturn in King Power Duty Free's future business performance as a result of the inherent uncertainty surrounding the New Airport. In the "Worst Case" scenarios for King Power Tax Free, KPG Thailand and King Power, the discount rates used remained unchanged from the discount rates used in the "Base Case" scenario on the assumption that the New Airport would not affect these entities. In each "Best Case" scenario, CLSA assumed that the King Power Group will continue as a premier duty free operator at the New Airport following the completion of and transfer of the present Bangkok International Airport's operations to the New Airport.

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

     Consistent with CLSA's DCF analysis, CLSA's Unconsolidated DCF Valuation for King Power Tax Free resulted in a negative equity value attributed to King Power Tax Free, in the amount of approximately negative U.S.$18.8 million in each of the "Base Case" and "Worst Case" scenarios, and approximately negative U.S.$22.2 million in the "Best Case" scenario. As a result of the negative equity value attributed to King Power Tax Free, the attributable equity value of King Power's Common Shares on a consolidated basis was reduced by equivalent amounts in each of the scenarios. CLSA's inclusion of King Power Tax Free in its DCF analysis reflected an assumption, confirmed by King Power's management, that, for competitive reasons, King Power Tax Free's operations would be continued indefinitely.

     To derive the attributable fair value equity range per Common Share for King Power on a consolidated basis, CLSA consolidated the enterprise and equity values derived for each of King Power Duty Free, King Power Tax Free, KPG Thailand and King Power on an unconsolidated basis in the Unconsolidated DCF Valuations. The per share resulting range of attributable equity values for King Power's issued and outstanding Common Shares was (i) U.S.$2.52 per Common Share in the "Base Case" scenario; (ii) U.S.$1.81 per Common Share in "Worst Case" scenario; and (iii) U.S.$2.78 per Common Share in the "Best Case" scenario, or approximately U.S.$51.1 million, U.S.$36.6 million and U.S.$56.3 million, respectively, for all of King Power's issued and outstanding Common Shares in the aggregate.

     CLSA noted that the DCF valuation may not reflect the value ascribed to a company by the financial markets because market participants often have no control over the management of a company, nor do they necessarily have complete information about the company and its prospects.

 COMPARABLES ANALYSIS

     CLSA benchmarked King Power to the following companies, each of which has a class of publicly traded equity securities: (i) PT Sona Topas Tourism Industry Tbk, which, among other businesses, operates through its subsidiaries duty free stores throughout Indonesia; (ii) MISR Duty Free Shops Company, which is the sole duty free operator in Egypt under an agreement with the Egyptian Government; (iii) Bahrain Duty Free Complex, which is the sole duty free operator in Bahrain under an agreement with the Bahrain Government; (iv) Siam Makro Public Company Limited, which operates cash and carry and discount stores in Thailand; (v) Courts (Singapore) Ltd, an electronics appliances and household furnishings retailer in Singapore; (vi) Sriwani Holdings Ltd, which is engaged in wholesale and retail duty-free and non-dutiable merchandise business in Malaysia and which also provides travel-related services; and (vii) Aldeasa SA, which operates duty-free, travel value and duty-paid shops in Spain (collectively, the "Comparable Companies").

     In selecting the Comparable Companies for benchmarking to King Power, CLSA considered a variety of factors, including the trading market for each company's securities, the size, geographic location, financial condition and scope of each company's business and operations. Nonetheless, CLSA observed that, in the case of King Power, there was no other company with a class of publicly traded equity securities that was directly comparable, because of differences in size, scope of business and other factors, and for that reason, there was a limit to the meaningfulness of any analysis of King Power based on benchmarking to industry comparables. In addition, CLSA ultimately excluded Sriwani Holding Ltd, MISR Duty Free Shops Company and PT Sona Topas Tourism Industry Tbk from the analysis, because of distortions, due to the exceptionally low earnings for the 12 months ended March 31, 2002, in the enterprise value to earnings before income tax depreciation and amortization ("Enterprise value/EBITDA"), the enterprise value to earnings before income tax ("Enterprise value/EBIT") and the market price as a multiple of net income ("Price/NI") multiples.

     The valuation multiples for the Comparable Companies, based solely on historical numbers and not on projections of future numbers, ranged as follows:
(i) Enterprise value/EBITDA ranged from 3.3x to 9.5x; (ii) Enterprise value/EBIT ranged from 4.3x to 11.1x; (iii) Price/NI ranged from 6.9x to 13.6x; and (iv) market price as a multiple of book value ("Price/Book value") ranged from 0.5x to 2.0x. Enterprise value was defined as the market value of common equity, plus the book value of interest-bearing debt, preferred stock and minority interests, less cash and cash equivalents. All multiples were based on stock prices available as at the 2002 CLSA Valuation Latest Practicable Date. Given the nature of the King Power Group's business and as King Power is not asset-based, and given the size of its balance sheet, CLSA eliminated Price/Book value from the analysis as it was not an appropriate valuation methodology in this case. CLSA also did not consider Enterprise value/EBIT to be relevant in this case, because the large range of resulting valuations distorted the valuation range. Excluding the valuations derived by examining Price/Book value and Enterprise value/EBIT, CLSA applied the mean and median of the remaining valuation multiples described above to the results of King Power for the twelve month period ended March 31, 2002 to calculate the equity valuation range for King Power's Common Shares, which resulted in a range of equity values of U.S.$1.87 to U.S.$3.81 per Common Share, or approximately U.S.$37.9 million to U.S.$77.2 million in the aggregate.

     CLSA noted that its comparables analysis had resulted in a broad range of equity values of King Power's Common Shares because of (i) the lack of meaningful comparables, and (ii) the fact that a benchmarking exercise ignores the risks of King Power that are specific to King Power.

 HISTORICAL MARKET PRICE ANALYSIS

     CLSA reviewed the historical performance of the Common Shares, which are traded on the American Stock Exchange, during the twelve-month period from August 7, 2001 through the 2002 CLSA Valuation Latest Practicable Date. During this period, the price of King Power's Common Shares ranged from a low of U.S.$0.85 to a high of U.S.$5.00 per Common Share. Over the same period, the monthly trading volume represented approximately 0.68% of the total number of issued and outstanding Common Shares.

     CLSA narrowed its valuation range using the historical market price trading methodology by selecting as the lower and higher end of its valuation range the lowest and highest, respectively, of the following prices: (i) the price of King Power's Common Shares at the 2002 CLSA Valuation Latest Practicable Date; (ii) the price of King Power's Common Shares one day prior to the 2002 CLSA Valuation Latest Practicable Date; (iii) the price of King Power's Common Shares five days prior to the 2002 CLSA Valuation Latest Practicable Date; (iv) the price of King Power's Common Shares 30 days prior to the 2002 CLSA Valuation Latest Practicable Date; (v) the price of King Power's Common Shares 60 days prior to the 2002 CLSA Valuation Latest Practicable Date; (vi) the price of King Power's Common Shares six months prior to the 2002 CLSA Valuation Latest Practicable Date; (vii) the price of King Power's Common Shares 12 months prior to the 2002 CLSA Valuation Latest Practicable Date; (viii) the average price of King Power's Common Shares in the five days prior to the 2002 CLSA Valuation Latest Practicable Date; (ix) the average price of King Power's Common Shares in the 30 days prior to the 2002 CLSA Valuation Latest Practicable Date; (x) the average price of King Power's Common Shares in the 60 days prior to the 2002 CLSA Valuation Latest Practicable Date; (xi) the average price of King Power's Common Shares in the six months prior to the 2002 CLSA Valuation Latest Practicable Date; and (xii) the average price of King Power's Common Shares in the 12 months prior to the 2002 CLSA Valuation Latest Practicable Date. Based on the above share prices, which reflect reported closing prices on the American Stock Exchange, the resultant range of equity values was U.S.$1.20 to U.S.$3.25 per Common Share.

     CLSA stated that although the share trading performance would be of particular interest to the minority shareholders, CLSA emphasized that financial markets did not always accurately reflect the true value of a company.

  ANALYSIS OF OTHER FACTORS

     Even though CLSA ultimately focused on a combination of three techniques discussed above, in valuing the business of the King Power Group, CLSA also considered the following other factors.

          (1) NET BOOK VALUE ("NBV"): CLSA reviewed the net book value of King Power over the last 12 months prior to the 2002 CLSA Valuation Latest Practicable Date. CLSA reviewed the NBV of the King Power Group of approximately U.S.$26.203 million as of March 31, 2002, U.S.$19.824 million as of December 31, 2001, U.S.$19.448 million as of September 30, 2001 and U.S.$17.421 million as of June 30, 2001. Based on these NBVs, the NBV of the King Power Group as a measure of equity value ranged between U.S.$17.421 million to U.S.$26.203 million, or U.S.$0.86 to U.S.$1.29 per
     Common Share. CLSA was of the view that an evaluation based on the net book value method would be limited as King Power is not an asset-based company.

          (2) GOING CONCERN AND LIQUIDATION VALUE: CLSA noted that it had considered the going concern value as part of its DCF analysis, as the terminal value assumption implied that the King Power Group will continue as a going concern in perpetuity. See "-- DCF Analysis". Accordingly, CLSA did not undertake any other analyses to determine the going concern value. In evaluating the liquidation value of the King Power Group, CLSA considered that the most meaningful measure of liquidation value is the NTA method, which is equivalent to net book value less intangible assets. CLSA was of the view that as there were no intangible assets recorded as at the reporting dates reviewed and when it was evaluating the NTA of the King Power Group, the NTA valuation range would be equal to the net book value range, discussed above. CLSA also noted that an evaluation based on the NTA method would be a limited measure as the King Power Group is not an asset-based company. In addition, an evaluation based on a liquidation value is less meaningful compared to the DCF analysis, comparable analysis and historic market price analysis as the King Power Group is profitable, there is no threat to the going concern assumption and the company is projecting constant revenue and net income growth for the projection period. Accordingly, CLSA did not undertake any other analyses to determine the liquidation value.

          (3) PRECEDENT TRANSACTIONS: CLSA also considered that as of the 2002 CLSA Valuation Latest Practicable Date, management had confirmed that (i) it was not aware of any similar going-private transaction that has occurred or is currently being contemplated, (ii) there has been no comparable recent purchases of King Power's Common Shares, (iii) King Power has not received any reports opinions or appraisals from outside parties that are materially related to the Merger transaction other than those mentioned in its preliminary proxy statement filed on November 1, 2001, and (iv) King Power has not received any firm offers, nor is it aware of any offer, made by unaffiliated persons during the past two years for the merger of King Power, for the sale or transfer of all or any substantial part of King Power's assets or for the acquisition of a controlling stake in King Power. Accordingly, CLSA did not undertake any other analyses with regard to potential precedent transactions other as set forth under "-- Comparables Analysis".

  FAIR VALUATION RANGE

     By combining the equity valuations derived from the three meaningful valuation methodologies which it employed, CLSA arrived at an overall equity valuation range per Common Share of U.S.$1.20 to U.S.$3.81. CLSA noted that the upper end of the range of U.S.$3.81 per Common Share could be eliminated on the grounds that certain benchmarked comparables distorted the range, and that therefore this upper valuation was an unreliable indication of King Power's equity value. The lower end of the range of U.S.$1.20 per Share could be eliminated on the grounds that the Common Shares had not traded at that level over the preceding 12 months, and the overall average 12-month share market price of U.S.$1.71 is above this equity value.

     CLSA recommended that the DCF technique of valuing the business of the King Power Group provides a more meaningful valuation because (i) it recognizes the time value of money as net (after tax) free cash flows are discounted to present value; (ii) it recognizes the impact of risk, growth and inflationary pressure;
(iii) it recognizes the King Power Group as a going concern and (iv) it employs models built on assumptions of future capacity. In addition, CLSA believed that a fair value range would incorporate the attributable DCF equity value range, using the median and to the best case, as well as reference the current historic market price of the Common Shares as at the 2002 CLSA Valuation Latest Practicable Date.

     Having regard to the attributable DCF equity valuation range of U.S.$1.81 to U.S.$2.78 per Common Share, as well as the historic market price of the Common Shares as at the 2002 CLSA Valuation Latest Practicable Date, CLSA stated that it believed that a fair value range of the business of King Power would be approximately U.S.$2.52 to U.S.$3.25 per Common Share.

     CLSA noted that the valuation range represented a premium of between (i) 25% and 59% to the average price of King Power's Common Shares in the six months prior to the 2002 CLSA Valuation Latest Practicable Date; and (ii) 47% and 90% to the average price of King Power's Common Shares in the 12 months prior to the 2002 CLSA Valuation Latest Practicable Date.

     Other than as described, CLSA does not have any obligation to update, revise or reaffirm its valuation of King Power's issued and outstanding Common Shares as of the date of the 2002 CLSA Valuation or of the 2003 CLSA Fairness Opinion, nor has CLSA been requested by King Power to do so.

     The material analyses performed by CLSA in rendering its 2003 CLSA Fairness Opinion have been summarized above. Nonetheless, the summary set forth does not purport to be a complete description of the analyses performed by CLSA, and is qualified in its entirety by reference to the 2003 CLSA Fairness Opinion attached as Appendix B to this Information Statement. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, CLSA made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CLSA believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all of the analyses and factors considered, could create a misleading or incomplete view of the process underlying the 2003 CLSA Fairness Opinion.

     In performing its analyses, CLSA also made certain assumptions with respect to the King Power Group, industry performance, general business, economic and market conditions and other matters, based on, among other things, information provided to it by King Power, many of which matters are beyond the control of King Power. Any estimates and/or projections contained in CLSA's analyses are not necessarily indicative of actual values or actual results, as applicable, which may be significantly more or less favorable than as set forth in these estimates and/or projections. The actual future performance of the King Power Group may vary substantially from such projections.

CLSA'S ENGAGEMENT

     King Power selected CLSA as its financial advisor because CLSA is an established investment banking firm in Thailand, throughout Asia and internationally with experience in similar transactions. King Power believed CLSA, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. King Power also considered (i) the quality of CLSA's written material; (ii) the sensitivity of representatives of CLSA to the need to determine both a fair price and adhere to impartial and lawful procedures; and (iii) CLSA's fee structure. CLSA's total compensation for its services rendered in connection with the Merger in 2001 and 2002, including, without limitation, its rendering of the 2003 CLSA Fairness Opinion, amounted to U.S.$335,000, plus out-of-pocket expenses of approximately U.S.$15,000. CLSA's original engagement letter dated March 8, 2001 provided for King Power to pay CLSA's fee in three installments: (i) U.S.$20,000, after receipt of the preliminary valuation dated March 12, 2002 (the "Preliminary Valuation") but prior to delivery of the 2001 CLSA Valuation; (ii) an additional U.S.$90,000 after delivery of the 2001 CLSA Valuation but prior to receipt of the 2001 CLSA Fairness Opinion; (iii) an additional U.S.$90,000 following receipt of the 2001 CLSA Fairness Opinion and upon the proxy or information statement relating to the Merger being sent to King Power's shareholders. King Power had the option not to incur further fees to CLSA if, after receipt of the Preliminary Valuation, King Power had determined for whatever reason not to proceed with the Merger. A further engagement letter dated June 26, 2002, engaging CLSA to, among other things, prepare the 2002 CLSA Valuation and the 2003 CLSA Fairness Opinion, provided for King Power to pay (i) the balance under the original engagement letter amounting to U.S.$90,000, which had not previously been made as the proxy statement had not yet been sent to King Power's shareholders; (ii) U.S.$45,000 upon signing the engagement letter; and
(iii) a further U.S.$90,000 upon the definitive proxy or information statement relating to the Merger being sent to King Power's shareholders. King Power has agreed to indemnify CLSA against certain liabilities for the services rendered in connection with the engagement.

BT SECURITIES' ENGAGEMENT

     BT Securities was the financial advisor to the Special Committee in connection with the proposed Merger. In its capacity as financial advisor to the Special Committee, BT Securities' role in connection with the Merger was to assist the Special Committee in its review and evaluation of the 2002 CLSA Valuation and the terms of the

Merger for purposes of the Special Committee's evaluation and negotiation of the Merger Consideration and the terms of the Merger, and determination whether the terms of the Plan of Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares.

     In the course of assisting the Special Committee with its review and evaluation of the 2002 CLSA Valuation, BT Securities discussed with the Special Committee on August 21, 2002 the 2002 CLSA Valuation. BT Securities informed the Special Committee that, in general, the types of methodologies considered and used by CLSA in its 2002 CLSA Valuation were reasonable, were in accordance with industry practice and would be the same methodologies that BT Securities itself would have considered. However, of the three methodologies ultimately relied upon by CLSA, the DCF analysis, comparables analysis and the historical market price analysis, BT Securities' view was that the two most appropriate methodologies were the DCF analysis and the historical market price analysis. However, BT Securities was of the view that the CLSA's fair value range of approximately U.S.$2.52 to U.S.$3.25 per Common Share was reasonable and fair.

     With regard to the DCF analysis in the 2002 CLSA Valuation, BT Securities discussed the assumptions with the Special Committee and indicated to the Special Committee that it was of the view that CLSA's assumptions relating to King Power and each of its three subsidiaries, King Power Duty Free, King Power Tax Free and KPG Thailand, were reasonable and consistent with the due diligence undertaken by BT Securities. BT Securities also advised the Special Committee that the methodology used by CLSA in the DCF analysis, in which CLSA (a) used forecasts of the King Power Group's key operating income drivers based on several assumptions to determine its free cash flows, (b) adjusted these free cash flows with the net (after tax) monetary debt service cost, (c) discounted them by a market-determined discount rate after tax, (d) adjusted the resulting amount for Net Monetary Debt, and (e) derived "Base Case", "Worst Case" and "Best Case" scenarios by varying certain assumptions, was consistent with industry practice.

     With regard to the comparables analysis in the 2002 CLSA Valuation, BT Securities highlighted to the Special Committee that CLSA had noted that there was no company directly comparable to King Power because of differences such as size, scope of business and other factors. BT Securities indicated that it was also of the view that there were no companies that it was aware of that were truly comparable with King Power. BT Securities explained that in examining comparable companies, it would consider, among other things, the types and areas of business a company was involved in and the environment in which it operated. BT Securities explained its view that of the seven comparable companies that CLSA reviewed, although each had aspects of its business that was similar to King Power, each also had other aspects that were significantly different with King Power, such as those relating to areas of business, revenue structure or concession terms, among others. For example, BT Securities noted that Siam Makro Public Company Limited and Courts (Singapore) Ltd were not duty free operations. Therefore, BT Securities was of the view that had it prepared a valuation report itself, it would likely have focused only on the DCF analysis and historical market price analysis.

     With regard to the historical market price analysis in the 2002 CLSA Valuation, BT Securities advised that CLSA's methodology of examining the historical prices as of various dates before the latest practicable date and the average historical prices for various periods before the latest practicable date was consistent with industry practice.

     BT Securities also discussed with the Special Committee the other methodologies that CLSA had considered in the 2002 CLSA Valuation, such as NBV, going concern value, liquidation value, and whether there were any similar precedent transactions or offers, or materially related reports, opinions or appraisals. BT Securities agreed with CLSA's view that going concern value had been considered as part of the DCF analysis, and that the other methodologies were either inappropriate, irrelevant, limited or inapplicable, for the reasons CLSA indicated in the 2002 CLSA Valuation. It indicated its view that an evaluation based on NBV would be inappropriate as King Power is not an asset-based company. With regard to liquidation value, it also agreed with CLSA that the most appropriate measure of liquidation value would be based on NTA, which is NBV less intangible assets. As King Power had no intangible assets recorded as at the reporting dates reviewed, the valuation based on NTA would be equal to the valuation based on NBV, which would be inappropriate as King Power is not an asset-based company. It also agreed with CLSA that an evaluation based on a liquidation value would be less appropriate compared to the DCF analysis and historic market price analysis because the King Power Group was profitable, there was no threat to the going concern assumption and King Power was projecting constant revenue and net income growth for the projection period.

     BT Securities also informed the Special Committee that from its own discussions with King Power's management, (i) it was not aware of any similar and comparable going-private transaction that had occurred or was currently being contemplated, (ii) there had been no comparable recent purchases of King Power's Common Shares, (iii) King Power had not received any reports, opinions or appraisals from outside parties that were materially related to the Merger transaction other than those mentioned in its preliminary proxy statement filed on November 1, 2001, and (iv) King Power had not received any firm offers, nor was it aware of any offer, made by unaffiliated persons during the past two years for the merger of King Power, for the sale or transfer of all or any substantial part of King Power's assets or for the acquisition of a controlling stake in King Power.

     Subsequently, at the April 11, 2003 meeting of the Special Committee at which the Special Committee determined that the Merger Consideration and Plan of Merger was fair, and in the best interests of, the holders of Non-affiliated Shares, BT Securities informed the Special Committee that it had reviewed King Power's 2002 year end financial results, and that such financial results deviated minimally from the financial projections previously reviewed by BT Securities and CLSA. BT Securities stated that it had also considered various other factors including interest rates and that those other factors accounted for minimal deviations. BT Securities also highlighted to the Special Committee that (i) the average price of the Common Shares in the five days prior to April 10, 2003 was U.S.$3.224; (ii) the average price of the Common Shares in the 30 days prior to April 10, 2003 was U.S.$3.096; (iii) the average price of the Common Shares in the 60 days prior to April 10, 2003 was U.S.$2.937; (iv) the average price of the Common Shares in the 90 days prior to April 10, 2003 was U.S.$2.968; (v) the average price of the Common Shares in the 180 days prior to April 10, 2003 was U.S.$3.080; and (vi) the average price of the Common Shares in the 364 days prior to April 10, 2003 was U.S.$2.316, and that the proposed Merger Consideration of U.S.$3.27 was higher than those averages.

     BT Securities then confirmed that their view of the 2002 CLSA Valuation and the resultant valuation range as being reasonable and fair therefore remained unchanged.

     As the Special Committee was satisfied that the Merger Consideration and the terms of the Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares, from both a procedural and financial point of view, after considering various factors, including the issuance of the 2003 CLSA Fairness Opinion and its belief that the Merger transaction should be completed as soon as possible, and in view of the availability of BT Securities to assist in its review, calculations and evaluation, the Special Committee decided that it was not necessary for BT Securities to provide a fairness opinion or any valuation report, and accordingly, no fairness opinion or other valuation report was provided by BT Securities.

     In selecting BT Securities as its financial advisor, the Special Committee considered (i) the reputation and experience of BT Securities as an institution and of its senior management in dealing with large companies in similar circumstances; (ii) the specific experience of the team that would be involved in the present Merger transaction, both in Thailand and internationally; and
(iii) its knowledge of the work of the BT Securities team on other transactions. BT Securities' compensation for its services as financial advisor to the Special Committee amounted to a total of Baht 2.5 million (U.S.$61,368, calculated at the rate of Baht 40.738 = U.S.$1.00, the average interbank exchange rate announced by the BOT on July 23, 2002, the date of BT Securities' engagement letter). BT Securities' engagement letter dated July 23, 2002 provided for King Power to pay BT Securities' fee in three installments: (i) Baht 1.0 million upon the signing of the engagement letter; (ii) Baht 1.0 million upon the completion of negotiations between the Controlling Shareholders and the Special Committee relating to the Merger Consideration; and (iii) Baht 0.5 million upon formal notice of the board of directors meeting to approve the Merger or 30 days from the completion of negotiations between the Controlling Shareholders and the Special Committee relating to the Merger Consideration, whichever is earlier. King Power has agreed to indemnify BT Securities against liabilities arising from services rendered in connection with the engagement, except to the extent caused by BT Securities' gross negligence or willful misconduct.

CERTAIN FINANCIAL PROJECTIONS

     In connection with CLSA's and BT Securities' review of the King Power Group, King Power's management prepared and provided CLSA and BT Securities with non-public business and financial information regarding the King Power Group. The non-public information provided by King Power's management included projections of the future operating performance and financial condition of the King Power Group. The projections were prepared by King Power's management and reviewed by CLSA, in its role as financial advisor to the Company, specifically for purposes of valuing the Common Shares.

     King Power does not typically prepare or publicly disclose projections relating to future revenues or earnings for valuation purposes, and is not experienced in doing so. The projections provided to CLSA and BT Securities were not prepared for any use other than in connection with the preparation of the 2002 CLSA Valuation, CLSA's 2003 Fairness Opinion, and BT Securities' review, in connection with the Merger. These projections are included in this Information Statement only because this information was made available to and used by CLSA and BT Securities in connection with their respective evaluations of the Company. The projections were not prepared with a view for public disclosure or to complying with the published guidelines of the SEC regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Moreover, Smith, Gray, Boyer & Daniell, PLLC, the Company's independent auditor, has not examined, compiled or applied any procedures to the Company's projections in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability.

     The projections prepared by King Power's management for use in valuing the Common Shares in connection with the Merger reflect numerous assumptions made by management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in the projections.

     The Board of Directors reviewed the financial projections and related financial information and underlying assumptions which had been prepared by management and provided to CLSA and BT Securities, and determined that the underlying assumptions were reasonable, that the financial projections prepared were consistent with the underlying assumptions, and that CLSA's and BT Securities' reliance on those materials were reasonable. Nevertheless, the inclusion of the financial projections in this Information Statement should not be regarded as an indication that the Special Committee, the Board of Directors, King Power, Newco or any of their respective financial advisors considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

     To the extent the projections represent management's best estimate of possible future performance, such estimate was made only as of the date of such projections, July 10, 2002, and is not made as of any later date. Holders of Non-affiliated Shares should take all of this into account when evaluating any factors or analyses based on the projections. King Power has not, and does not intend to, update the projections in connection with this Information Statement or the transactions described herein.

     The King Power Group projections are summarized below:

 KING POWER DUTY FREE CO., LTD.

                         KING POWER DUTY FREE CO., LTD.
                          PROFIT AND LOSS PROJECTIONS
          FOR THE YEARS ENDING DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                   YEAR ENDING DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                     2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                     THAI BAHT (BILLIONS)
NET SALE..........................   5.964    6.117    6.305    6.525    6.777    7.066    7.392    7.758    8.168    8.623
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cost of Sale......................   3.125    3.285    3.386    3.504    3.640    3.794    3.970    4.166    4.386    4.631
Freight/Shipping/Insurance/
  Other Cost of Sale..............   0.055    0.055    0.056    0.058    0.061    0.063    0.066    0.069    0.073    0.077
Concession Fee....................   0.987    1.017    1.050    1.106    1.155    1.208    1.266    1.329    1.397    1.471
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
GROSS PROFIT......................   1.797    1.760    1.813    1.857    1.922    2.000    2.090    2.194    2.311    2.444
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Selling & Administrative
  Expense.........................   1.047    1.142    1.216    1.296    1.383    1.477    1.579    1.690    1.809    1.939
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBITDA............................   0.751    0.618    0.597    0.560    0.539    0.523    0.511    0.504    0.502    0.505
Depreciation......................   0.073    0.089    0.104    0.097    0.100    0.097    0.110    0.124    0.130    0.124
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBIT..............................   0.678    0.529    0.493    0.463    0.439    0.426    0.401    0.380    0.372    0.381
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Interest Income...................   0.055    0.033    0.035    0.037    0.039    0.041    0.042    0.044    0.046    0.047
Interest Expense..................  (0.069)  (0.072)  (0.075)  (0.077)  (0.080)  (0.083)  (0.087)  (0.091)  (0.096)  (0.102)
Realised/Unrealised Exch.
  Gains/(Loss)....................   0.013    0.014    0.014    0.015    0.015    0.016    0.017    0.017    0.018    0.019
Other Income/(Expenses)...........   0.045    0.047    0.048    0.050    0.052    0.054    0.057    0.059    0.063    0.066
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
NET PROFIT BEFORE TAX.............   0.721    0.550    0.516    0.488    0.465    0.453    0.430    0.410    0.403    0.412
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Taxation..........................   0.216    0.165    0.155    0.146    0.140    0.136    0.129    0.123    0.121    0.124
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
PROFIT AFTER TAX..................   0.505    0.385    0.361    0.342    0.326    0.317    0.301    0.287    0.282    0.288
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                         KING POWER DUTY FREE CO., LTD.
                           BALANCE SHEET PROJECTIONS
                   FOR DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                    YEAR ENDING DECEMBER 31,
                                          -----------------------------------------------------------------------------
                                          2002    2003    2004    2005    2006    2007    2008    2009    2010    2011
                                          -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
                                                                      THAI BAHT (BILLIONS)
Current Assets..........................  2.527   2.910   3.276   2.946   3.280   3.604   3.922   4.238   4.556   4.873
Non-Current Assets......................  0.189   0.207   0.213   0.230   0.248   0.274   0.293   0.304   0.317   0.344
                                          -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Total Assets............................  2.716   3.117   3.489   3.175   3.528   3.878   4.215   4.543   4.873   5.216
                                          =====   =====   =====   =====   =====   =====   =====   =====   =====   =====
Current Liabilities.....................  1.508   1.525   1.537   0.882   0.911   0.944   0.981   1.022   1.070   1.125
Non-Current Liabilities.................  0.006   0.005   0.004   0.003   0.002   0.001   0.000   0.000   0.000   0.000
                                          -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
Total Liabilities.......................  1.514   1.530   1.541   0.885   0.912   0.945   0.981   1.022   1.070   1.125
                                          =====   =====   =====   =====   =====   =====   =====   =====   =====   =====
Shareholders' Equity....................  1.202   1.587   1.949   2.290   2.616   2.933   3.234   3.521   3.803   4.092

 KING POWER TAX FREE CO., LTD.

                         KING POWER TAX FREE CO., LTD.
                          PROFIT AND LOSS PROJECTIONS
          FOR THE YEARS ENDING DECEMBER 31, 2001 TO DECEMBER 31, 2011

                                                                   YEAR ENDING DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                     2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                     THAI BAHT (BILLIONS)
NET SALE..........................   1.224    1.259    1.298    1.343    1.395    1.454    1.521    1.597    1.681    1.775
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cost of Sale......................   0.515    0.530    0.546    0.565    0.587    0.612    0.641    0.672    0.708    0.747
Freight/Shipping/Insurance/
  Other Cost of Sale..............      --       --       --       --       --       --       --       --       --
Concession Fee....................   0.410    0.433    0.462    0.493    0.525    0.560    0.598    0.638    0.681    0.727
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
GROSS PROFIT......................   0.298    0.296    0.289    0.285    0.282    0.282    0.283    0.286    0.292    0.300
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Selling & Administrative
  Expense.........................   0.198    0.239    0.254    0.270    0.287    0.305    0.325    0.347    0.371    0.396
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBITDA............................   0.101    0.056    0.036    0.015   (0.004)  (0.024)  (0.042)  (0.061)  (0.079)  (0.096)
Depreciation......................   0.017    0.017    0.019    0.019    0.018    0.018    0.020    0.023    0.024    0.025
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBIT..............................   0.084    0.039    0.016   (0.003)  (0.023)  (0.042)  (0.063)  (0.084)  (0.103)  (0.121)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Interest Income...................   0.004    0.005    0.005    0.004    0.004    0.004    0.004    0.004    0.004    0.004
Interest Expense..................  (0.004)  (0.004)  (0.004)  (0.004)  (0.004)  (0.005)  (0.012)  (0.022)  (0.035)  (0.052)
Realised/Unrealised Exch.
  Gains/(Loss)....................  (0.006)  (0.006)  (0.006)  (0.006)  (0.006)  (0.007)  (0.007)  (0.007)  (0.008)  (0.008)
Other Income/(Expenses)...........   0.007       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
NET PROFIT BEFORE TAX.............   0.086    0.034    0.011   (0.009)  (0.029)  (0.049)  (0.078)  (0.109)  (0.142)  (0.177)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Taxation..........................   0.026    0.010    0.003       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
PROFIT AFTER TAX..................   0.060    0.024    0.008   (0.009)  (0.029)  (0.049)  (0.078)  (0.109)  (0.142)  (0.177)
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                         KING POWER TAX FREE CO., LTD.
                           BALANCE SHEET PROJECTIONS
                   FOR DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                     YEAR ENDING DECEMBER 31,
                                         --------------------------------------------------------------------------------
                                         2002    2003    2004    2005    2006    2007    2008     2009     2010     2011
                                         -----   -----   -----   -----   -----   -----   -----   ------   ------   ------
                                                                       THAI BAHT (BILLIONS)
Current Assets.........................  0.570   0.570   0.581   0.579   0.558   0.540   0.555    0.572    0.596    0.618
Non-Current Assets.....................  0.030   0.033   0.034   0.037   0.040   0.045   0.048    0.050    0.053    0.055
                                         -----   -----   -----   -----   -----   -----   -----   ------   ------   ------
Total Assets...........................  0.600   0.603   0.616   0.615   0.598   0.585   0.603    0.622    0.649    0.673
                                         =====   =====   =====   =====   =====   =====   =====   ======   ======   ======
Current Liabilities....................  0.335   0.338   0.343   0.352   0.363   0.399   0.495    0.623    0.791    0.993
Non-Current Liabilities................  0.000   0.000   0.000   0.000   0.000   0.000   0.000    0.000    0.000    0.000
                                         -----   -----   -----   -----   -----   -----   -----   ------   ------   ------
Total Liabilities......................  0.335   0.338   0.343   0.352   0.363   0.399   0.495    0.623    0.791    0.993
                                         =====   =====   =====   =====   =====   =====   =====   ======   ======   ======
Shareholders' Equity...................  0.264   0.265   0.273   0.264   0.235   0.186   0.108   (0.001)  (0.143)  (0.320)

 KING POWER INTERNATIONAL GROUP (THAILAND) CO., LTD.

              KING POWER INTERNATIONAL GROUP (THAILAND) CO., LTD.
                          PROFIT AND LOSS PROJECTIONS
          FOR THE YEARS ENDING DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                   YEAR ENDING DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                     2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                     THAI BAHT (BILLIONS)
NET SALE..........................      --       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cost of Sale......................      --       --       --       --       --       --       --       --       --       --
Freight/Shipping/Insurance/
  Other Cost of Sale..............      --       --       --       --       --       --       --       --       --       --
Concession Fee....................      --       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
GROSS MARGIN......................      --       --       --       --       --       --       --       --       --       --
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Selling & Administrative
  Expense.........................   0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBITDA............................  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)
Depreciation......................      --       --       --       --       --       --       --                --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBIT..............................  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Interest Income...................      --       --       --       --       --       --       --                --       --
Interest Expense..................      --       --   (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)
Realised/Unrealised Exch.
  Gains/(Loss)....................      --       --       --       --       --       --       --       --       --       --
Other Income/(Expenses)...........      --       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
NET PROFIT BEFORE TAX.............  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Taxation..........................      --       --       --       --       --       --       --                --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
PROFIT AFTER TAX..................  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)  (0.000)
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

              KING POWER INTERNATIONAL GROUP (THAILAND) CO., LTD.
                           BALANCE SHEET PROJECTIONS
                   FOR DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                   YEAR ENDING DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                     2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                     THAI BAHT (BILLIONS)
Current Assets....................   0.002    0.002    0.002    0.002    0.002    0.002    0.002    0.002    0.002    0.002
Non-Current Assets................   0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Total Assets......................   0.003    0.003    0.003    0.003    0.003    0.003    0.003    0.003    0.003    0.003
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Current Liabilities...............   0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004
Non-Current Liabilities...........   0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Total Liabilities.................   0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004    0.004
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Shareholders' Equity..............  (0.001)  (0.001)  (0.001)  (0.001)  (0.001)  (0.001)  (0.001)  (0.001)  (0.002)  (0.002)

 KING POWER INTERNATIONAL GROUP CO., LTD.

                    KING POWER INTERNATIONAL GROUP CO., LTD.
                   UNCONSOLIDATED PROFIT AND LOSS PROJECTIONS
          FOR THE YEARS ENDING DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                                   YEAR ENDING DECEMBER 31,
                                    ---------------------------------------------------------------------------------------
                                     2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                    U.S. DOLLARS (MILLIONS)
NET SALE..........................      --       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cost of Sale......................      --       --       --       --       --       --       --       --       --       --
Freight/Shipping/Insurance/
  Other Cost of Sale..............      --       --       --       --       --       --       --       --       --       --
Concession Fee....................      --       --       --       --       --       --       --       --       --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
GROSS MARGIN......................      --       --       --       --       --       --       --       --       --       --
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Selling & Administrative
  Expense.........................   0.716    0.751    0.788    0.826    0.867    0.909    0.954    1.001    1.050    1.102
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBITDA............................  (0.716)  (0.751)  (0.788)  (0.826)  (0.867)  (0.909)  (0.954)  (1.001)  (1.050)  (1.102)
Depreciation......................      --       --       --       --       --       --       --                --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
EBIT..............................  (0.716)  (0.751)  (0.788)  (0.826)  (0.867)  (0.909)  (0.954)  (1.001)  (1.050)  (1.102)
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Interest Income...................   0.033    0.033    0.033    0.033    0.033    0.033    0.033    0.033    0.033    0.033
Interest Expense..................      --       --       --       --       --       --       --       --       --       --
Realised/Unrealised Exch.
  Gains/(Loss)....................      --       --       --       --       --       --       --       --       --       --
Earnings in Equity................  13.342    9.639    8.678    7.803    6.926    6.240    5.143    4.044    3.124    2.390
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
NET PROFIT BEFORE TAX.............  12.659    8.921    7.923    7.010    6.092    5.364    4.222    3.076    2.107    1.321
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Taxation..........................      --       --       --       --       --       --       --                --       --
                                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
PROFIT AFTER TAX..................  12.659    8.921    7.923    7.010    6.092    5.364    4.222    3.076    2.107    1.321
                                    ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

                    KING POWER INTERNATIONAL GROUP CO., LTD.
                    UNCONSOLIDATED BALANCE SHEET PROJECTIONS
                   FOR DECEMBER 31, 2002 TO DECEMBER 31, 2011

                                                               YEAR ENDING DECEMBER 31,
                                ---------------------------------------------------------------------------------------
                                 2002     2003     2004     2005     2006     2007     2008     2009     2010     2011
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                U.S. DOLLARS (MILLIONS)
Current Assets................   1.920    1.953    1.986    2.019    2.052    2.085    2.118    2.151    2.184    2.218
Non-Current Assets............  27.800   35.561   42.531   48.779   54.302   59.256   63.305   66.445   68.823   60.030
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Total Assets..................  29.720   37.514   44.517   50.798   56.354   61.341   65.423   68.596   71.007   62.248
                                ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Current Liabilities...........   2.075    2.826    3.613    4.440    5.307    6.215    7.170    8.170    9.221   10.323
Non-Current Liabilities.......   0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000    0.000
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Total Liabilities.............   2.075    2.826    3.613    4.440    5.307    6.215    7.170    8.170    9.221   10.323
                                ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Shareholders' Equity..........  27.645   34.688   40.904   46.358   51.047   55.126   58.253   60.426   61.786   51.925

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Board of Directors and King Power's management have interests in connection with the Merger, including those described below, that differ from those of the holders of Non-affiliated Shares. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described in this section under "-- Background of the Merger". As discussed elsewhere in this section, the Special Committee and the Board of Directors, based on the recommendation of the Special Committee, believe that the terms of the Plan of Merger and the Merger are fair to, and in the best interests of, the holders of Non-affiliated Shares from both a procedural and financial point of view. See "-- The Special Committee" and "-- The Board of Directors".

     Newco was formed by the Controlling Shareholders, namely, Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn for the purpose of acquiring King Power in the Merger. Vichai Raksriaksorn is the Chairman of the King Power Group, and the Chief Executive Officer and a director of King Power. Viratana Suntaranond is the Group Chief Financial Officer, Secretary, Treasurer and a director of King Power. Aimon Raksriaksorn is the Group Deputy Managing Director and a director of King Power. Vichai Raksriaksorn is the spouse of Aimon Raksriaksorn and their nephew (Niphon Raksriaksorn, who is also a Controlling Shareholder) and other relatives and affiliates are also among the Majority Shareholders. Viratana Suntaranond's wife (Umaratana Suntaranond), four children and affiliates are among the Majority Shareholders.

     Immediately prior to the Effective Time of the Merger, the Majority Shareholders will hold all of the issued and outstanding shares of Newco, in the same proportions, in relation to each other, as they presently hold in King Power, as reflected in Appendix A of this Information Statement. Immediately following the consummation of the Merger, the Majority Shareholders will continue to hold all of the issued and outstanding shares of the Surviving Corporation in the same proportions as they held in Newco immediately prior to the Effective Time of the Merger.

     Dharmnoon Prachuabmoh and Chulchit Bunyaketu, members of the Special Committee, were initially proposed for election to the Board of Directors by the Controlling Shareholders. However, such persons are not affiliated or associated with the Controlling Shareholders.

     Each member of King Power's management and of its subsidiaries' management will be employed in substantially the same capacity by the Surviving Corporation or its subsidiaries after the consummation of the Merger. After the consummation of the Merger, the directors of King Power will cease to serve as such, and Viratana Suntaranond and Niphon Raksriaksorn are expected to continue to be the directors of the Surviving Corporation.

     Certain members of management, including Sombat Dechapanichkul, who is the Group Assistant Managing Director of the King Power Group and one of the Majority Shareholders, provided information in connection with the due diligence review performed by CLSA in connection with CLSA's preparation of the 2002 CLSA Valuation and 2003 CLSA Fairness Opinion and in the due diligence review performed by BT Securities as part of its engagement by the Special Committee.

CERTAIN EFFECTS OF THE MERGER

     Following the Merger, the Majority Shareholders will hold all of the issued and outstanding shares of Newco as the Surviving Corporation and will have a 100% interest in the equity and net earnings of Newco as the Surviving Corporation. The Majority Shareholders will collectively be the sole beneficiaries of any future earnings and growth of the Surviving Corporation as the shareholders thereof until shares, if any, are issued to other persons, and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. The Majority Shareholders will also collectively bear the risk of any future deterioration in the business, operating and financial performance and prospects of the Surviving Corporation, the net book value or net earnings of the Surviving Corporation, and the value of their shares in the Surviving Corporation.

     Upon the consummation of the Merger, the holders of Non-affiliated Shares will cease to have any ownership interests in King Power or the Surviving Corporation or rights as shareholders of those entities. The holders of Non-affiliated Shares will no longer benefit from any increases in the value of the business previously conducted by King Power or any payment of dividends on the Common Shares and will no longer bear the risk of any decreases in value of the business previously conducted by King Power. The Majority Shareholders hold approximately 88.6% of the issued and outstanding Common Shares of King Power prior to the Merger. Upon completion of the Merger, the Majority Shareholders' interest in King Power's equity and net income would increase from 88.6% of such amounts to 100% of such amounts through their 100% ownership of the Surviving Corporation.

     As a result of the Merger, Newco, as the Surviving Corporation, will be privately held and there will be no public market for its equity interests. In addition, the Common Shares of King Power will no longer be traded on the American Stock Exchange, price quotations with respect to sales of shares in the public market will no longer be available and registration of the Common Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate following consummation of the Merger and, accordingly, King Power will no longer be required to file periodic reports and other information with the SEC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     This discussion summarizes the material United States federal income tax consequences of the Merger and distributions from the Settlement Fund to United States holders (as defined below) of the Common Shares. The discussion is based upon the federal income tax laws of the United States as in effect on the date of this Information Statement, including the United States Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, which are subject to change, possibly with retroactive effect. Subsequent developments could have a material effect on this discussion.

     This discussion of United States federal income tax matters deals only with Common Shares that are held as capital assets. In addition, this discussion does not address special United States federal income tax situations, such as the tax treatment of holders (i) who are securities dealers, financial institutions, insurance companies, or tax-exempt organizations; (ii) who are holding Common Shares as part of a hedging or larger integrated financial or conversion transaction; (iii) who are citizens or residents of a possession or territory of the United States; (iv) who have a currency other than the United States Dollar as their functional currency; (v) who are holding Common Shares pursuant to certain retirement plans; (vi) who are holding Common Shares pursuant to the exercise of an employee stock option or otherwise received as compensation; or
(vii) who own, directly or indirectly, 10% or more of the Common Shares, by vote or value. The discussion below also does not address the tax treatment of partnerships or other pass-through entities or persons who hold Common Shares through a partnership or other pass-through entity. Moreover, the discussion does not address tax consequences arising under the laws of any state, locality or foreign jurisdiction.

     As used herein, a United States holder means a beneficial owner of Common Shares who is a United States person. A United States person is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or (v) a trust which has an election in effect to be treated as a United States person under United States federal income tax law.

     No opinion has been obtained from tax counsel, and no advance ruling has been obtained from the Internal Revenue Service, or the IRS, concerning the United States federal income tax consequences discussed herein. Furthermore, the Service may disagree with the tax consequences set out below and contest such tax treatment.

     HOLDERS OF COMMON SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     King Power and Newco will not be subject to United States federal income tax as a result of the Merger.

     A United States holder of Common Shares who does not receive any Merger Consideration or a distribution from the Settlement Fund (i.e., a Majority Shareholder who is a United States holder, if any) will be treated for United States federal income tax purposes as having exchanged such holder's Common Shares solely for Newco common shares and will not recognize gain or loss as a result of the Merger. The United States holder's adjusted tax basis in the Newco common shares will equal the adjusted tax basis that such holder had in the Common

Shares. The United States holder's holding period of the Newco common shares received will equal the holding period that such holder had in the Common Shares.

     A United States holder who is a holder of Non-affiliated Shares not related to a Majority Shareholder receiving Merger Consideration in exchange for Common Shares in the Merger will recognize capital gain or loss in an amount equal to the cash received reduced by the holder's tax basis in the Common Shares surrendered.

     A United States holder who is a Settlement Class Member may receive a distribution from the Settlement Fund. The Settlement Fund is intended to qualify as a "qualified settlement fund" under section 468B of the Code. Under Treasury Regulations, distributions made by a qualified settlement fund generally are taxed as if the distributions were made directly by the person who provided the property or cash used by the fund for the distribution. In this case, although not free from doubt, a distribution from the Settlement Fund received by a Settlement Class Member, who is not related to a Majority Shareholder, should be treated as received in connection with the surrender of such holder's stock in the Merger and should be treated as capital gain.

     A United States holder's gain or loss resulting from the receipt of Merger Consideration or a distribution from the Settlement Fund will be long-term capital gain or loss if the holding period for the Common Shares surrendered was more than one year. If a United States holder is not a corporation, the maximum tax rate on long-term capital gain is 15%.

     In general, the exchange agent must withhold 28% of any cash payments paid to a United States holder in the Merger, unless such holder either (i) provides a tax identification number (e.g., social security or employer identification number) and certifies that the number is correct, or (ii) an exemption applies (e.g., the holder is a corporation).

ACCOUNTING TREATMENT

     The Merger will be accounted for as the acquisition of a minority interest by Newco, using the purchase method of accounting in accordance with GAAP.

FINANCING OF THE MERGER

     The aggregate amount required by Newco to pay the Merger Consideration is U.S.$7,527,540. Newco will not have any substantial assets prior to the consummation of the Merger, and expects, as the Surviving Corporation, to rely on King Power Duty Free's and King Power Tax Free's cash on hand and in bank accounts to finance the payment of the Merger Consideration and expenses and costs relating to the Merger that remain to be paid after the consummation of the Merger. Prior to the consummation of the merger, King Power will be responsible for paying certain legal and other expenses relating to the merger. See "Estimated Fees and Expenses". Newco will not have any substantial assets prior to the consummation of the Merger.

     As of March 31, 2003, King Power Duty Free and King Power Tax Free, together, had fixed deposits and cash on hand and in bank accounts of approximately Baht 1,968.76 million (U.S.$45.9 million).

     In addition, the Settlement Fund of U.S.$1.7 million was funded by one or more of the Controlling Shareholders through entities in which they hold interests and transferred to an escrow account on or around June 13, 2003, pursuant to the terms of the Stipulation of Settlement. After consummation of the Merger, Newco, as the Surviving Corporation, will assume the obligation to repay this amount.

REGULATORY MATTERS

     King Power does not believe that any material federal or state regulatory approvals or requirements are required to be obtained or complied with in connection with the Merger, except for the delivery of this Information Statement and the filing of articles of merger with the Nevada Secretary of State as required by the Nevada Revised Statutes ("NRS").

SHAREHOLDER LAWSUITS AND SETTLEMENT

     On August 19, 2002, King Power announced in a press release that its management intended to continue to pursue a merger transaction in which King Power would be taken private by the Majority Shareholders, that the Controlling Shareholders had proposed a merger consideration of U.S.$2.52 per share, and that the proposed merger consideration would be subject to negotiations between the Special Committee and the Controlling Shareholders. Shortly thereafter, three putative shareholder class action lawsuits were filed against King Power and its directors in the District Court of Clark County, Nevada.

     The first lawsuit, Pennsylvania Avenue Partners LLC, On Behalf of Itself and All Others Similarly Situated vs. King Power International Group Co., Ltd, Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn, Suwan Panyapas, Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, Case Number A455306, was filed on August 21, 2002 and served on King Power on August 27, 2002. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     The second lawsuit, Sean Collins, On Behalf of Himself and All Others Similarly Situated vs. King Power International Group Co., Ltd, Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn, Suwan Panyapas, Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, Case Number A455806, was filed on September 3, 2002 and served on King Power on September 16, 2002. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction, damages not in excess of U.S.$75,000, and payment of fees of plaintiff's counsel and experts.

     The third lawsuit, Byron Mikalson, On Behalf of Himself and All Others Similarly Situated vs. King Power International Group Co., Ltd, Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn, Suwan Panyapas, Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, Case Number A456494, was filed on September 17, 2002 and served on King Power on September 26, 2002. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The complaint also alleged that the defendants and companies related to the defendants obtained loans from King Power that were later forgiven. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     King Power believed and continues to believe that the Shareholder Lawsuits were and are without merit, because, among other things,

     - King Power's board of directors had authorized and empowered a Special Committee, consisting of independent directors and acting in the interest of shareholders other than our majority shareholders, to review and negotiate the merger consideration and terms of the proposed merger;

     - the Special Committee is advised by its own independent financial advisor and legal counsel;

     - the price and terms of the Merger were in the process of being negotiated by the Special Committee and had not been finalized when the Shareholder Lawsuits were filed. The first lawsuit was filed two days after King Power had announced in its August 19, 2002 press release that the Controlling Shareholders had proposed a merger consideration of U.S.$2.52 per share, even though the press release clearly stated that the proposed merger consideration would be subject to negotiations between the Special Committee and the Controlling Shareholders.

       Further to the Controlling Shareholders' proposal on August 16, 2002, the Controlling Shareholders and the Special Committee met on August 22, 2002, prior to receipt of notice of service in relation to the first lawsuit, to discuss and negotiate the proposed merger consideration and terms of the Merger. As a result of such negotiations between the Special Committee and the Controlling Shareholders, on August 28,

2002, the Controlling Shareholders proposed an increased merger consideration of U.S.$3.27 per share, which was subject to further negotiations.

     On or around October 24, 2002, the plaintiffs' counsels initiated negotiations to settle the Shareholder Lawsuits. To avoid the uncertainties and expense of protracted litigation, King Power engaged in settlement negotiations. King Power reached an agreement-in-principle with the plaintiffs' counsel to settle the Shareholder Lawsuits and, through the respective attorneys, entered into a memorandum of understanding dated December 17, 2002, setting forth the terms of the agreement-in-principle. At a meeting on April 9, 2003, the Board of Directors unanimously approved a draft of the Stipulation of Settlement substantially in the form presented, subject to the Special Committee recommending the approval of the Plan of Merger. Such recommendation by the Special Committee was conveyed to the Board of Directors on April 23, 2003. On May 16, 2003 King Power entered into the Stipulation of Settlement with the plaintiffs, and the Stipulation of Settlement was also filed with the Nevada court.

     For purposes of the settlement only, the Shareholder Lawsuits were consolidated into the first filed lawsuit, entitled Pennsylvania Avenue Partners, LLC On Behalf of Itself and All Others Similarly Situated vs. King Power International Group Co., Ltd, et al (the consolidated Shareholder Lawsuits will be referred to as the "Shareholder Litigation"). However, if the Merger is not consummated, such consolidation will no longer be effective and King Power will have to resume the defense of the Shareholder Lawsuits as if the consolidation and the Settlement never took place.

 THE STIPULATION OF SETTLEMENT

     The following is a summary of certain provisions of the Stipulation of Settlement, a copy of which is filed as an exhibit to the Schedule 13E-3 and can be obtained in the manner described under "Available Information". Such summary is qualified in its entirety by reference to the full text of the Stipulation of Settlement. Unless otherwise stated, capitalized terms used in this section and not defined in this Information Statement have the same meanings given to such terms by the Stipulation of Settlement.

     Under the Stipulation of Settlement, the Settlement Class Members, will, subject to the terms and conditions of the Settlement, be entitled to receive a portion of the Settlement Fund of U.S.$1.7 million, less certain related expenses and the representative plaintiffs' attorney fees. The representative plaintiffs' attorneys' fees and certain costs and administrative expenses will be paid out of the Settlement Fund and cannot exceed 35% of the Settlement Fund, according to the terms of the Settlement. Certain other costs, such as taxes and related expenses, are not subject to such limit, and the exact amount of various costs and administrative expenses that will be incurred will only be determined closer to the date when the Settlement Fund is to be distributed. Accordingly, the exact amount that will be paid with respect to each Common Share held by the Settlement Class Members cannot be ascertained at this time. In addition, King Power will cause the Class Members to be paid U.S.$3.27 per share in accordance with the procedures set forth in the Plan of Merger.

     Release. The parties stipulate and agree that, upon the satisfaction of all of the conditions to settlement specified in the Stipulation of Settlement, including the approval of the Settlement by the District Court of Clark County, Nevada, the Shareholder Litigation and the Released Claims (whether known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts) shall be fully, finally and forever settled and released, and the Shareholder Litigation shall be dismissed with prejudice, as to all settling parties, upon and subject to the terms and conditions of the Stipulation of Settlement.

     Defendants' Denials of Wrongdoing and Liability. The defendants deny and continue to deny (a) all of the claims and contentions alleged by the plaintiffs in the Shareholder Litigation; (b) all charges of wrongdoing or liability against the defendants arising out of the conduct, statements, act or omissions alleged, or that could have been alleged, in the Shareholder Litigation; and (c) the allegations that the plaintiffs or the Class have suffered damage by reasons of the alleged breaches of fiduciary duties, self-dealing, misrepresentations, non-disclosures or otherwise, or that the plaintiffs or the Class were harmed by the conduct alleged in the Shareholder Litigation.

Neither the Stipulation of Settlement nor the settlement contained therein, nor any act performed or document executed to or in furtherance of the Stipulation of Settlement or the settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of (i) the validity of any Released Claim, or any wrongdoing or liability of the defendants; or (ii) any fault or omission of the defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (b) is or may be alleged or mentioned in any litigation unrelated to the enforcement of the Stipulation of Settlement, except in certain limited circumstances.

     Fairness. The parties agree that U.S.$3.27 per share, in addition to the Settlement Fund, is a fair price for the Class Members' Common Shares, and that the Merger and the terms of the Plan of Merger, are fair to, and in the best interest of, King Power and its shareholders, including the Class Members, from both a procedural and financial point of view.

     Settlement Fund and Refund. The Settlement Fund is in the amount of U.S.$1.7 million and will be held in escrow. To the extent that Class Members representing 10% or more of the Common Shares held by the Class elect to be excluded from the Class, an identical percentage of the Settlement Fund will be refunded. If Class Members holding at least 25% of the Common Shares held by the Class elect to be excluded from the Class, the defendants, in their sole discretion, may make a determination whether or not to proceed with the settlement. If the defendants decide to proceed with the settlement, an identical percentage of the Settlement Fund will be refunded.

     Distribution of Settlement Fund. The Settlement Fund shall be applied as follows and in the following order:

          (a) to pay counsel for the representative plaintiffs' attorneys' fees and expenses with interest thereon, if and to the extent allowed by the Court;

          (b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, administering and distributing the Settlement Fund to authorized claimants and paying escrow fees and costs, if any;

          (c) to pay applicable taxes and tax expenses; and

          (d) to distribute the balance of the Settlement Fund to authorized claimants as allowed by the Stipulation, a plan of allocation approved by the court, or the court.

     Attorneys' Fees. The representative plaintiffs' attorneys' fees and expenses and administrative expenses, including notice costs, will not exceed 35% of the Settlement Fund.

     Conditions of Settlement; Termination of Settlement. The effective date of the Stipulation of Settlement is conditioned upon the occurrence of the following events:

     - the defendants have timely made their contributions to the Settlement
       Fund;

     - the District Court of Clark County, Nevada, has entered (i) a notice order as required in the Stipulation of Settlement, and (ii) judgment substantially in the form attached to the Stipulation of Settlement, that among other things, approves the Settlement set forth in the Stipulation of Settlement, and the judgment has become final. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the Settlement;

     - counsel for the defendants has not given notice of intent to withdraw from the settlement pursuant to their right to do so if Class Members holding at least 25% of the Common Shares held by the class opt out of the Settlement; and

     - the Plan of Merger is consummated in accordance with its terms.

     In the event of termination of the Settlement, the terms and provisions of the Stipulation shall, with certain exceptions, be of no further force and effect with respect to the settling parties and the settling parties shall be restored to their respective positions in the Shareholder Litigation as of November 7, 2002.

THE ORIGINAL 2001 MERGER PROPOSAL

     In early 2001, King Power began investigating the financial feasibility of the proposed Merger transaction by retaining CLSA as its financial advisor. It initially instructed CLSA to undertake a preliminary valuation of the Company using methodologies that would be appropriate and in accordance with best international practice. CLSA indicated that, for these purposes, it would prepare a preliminary valuation of the Company on the basis of valuations given by financial markets to the shares of comparable public companies, using various financial metrics derived from the unaudited management accounts of King Power for the year ended December 31, 2000 and publicly available financial results for comparable public companies. For purposes of the Preliminary Valuation, CLSA undertook a limited due diligence review of King Power's financial statements and other filings with the SEC, and indicated that it had not verified any of the information provided.

     On March 12, 2001, CLSA completed and delivered to King Power its Preliminary Valuation, which set out a range of valuations for the Common Shares derived from an analysis of valuations given by the financial markets to comparable public companies and based on various factors and assumptions. The Preliminary Valuation stated that based on the preliminary valuation analysis, the equity valuation of King Power was 95% likely to fall within the broad range U.S.$40 million and U.S.$110 million, 60% likely to fall within the medium range between U.S.$45 million and U.S.$85 million and 25% likely to be in the narrow range between U.S.$55 million and U.S.$75 million.

     In preparing the Preliminary Valuation, CLSA indicated that the valuation methodologies employed in the Preliminary Valuation would not permit any findings on which to base a determination as to a fair value for the Common Shares, but was solely intended to allow King Power to make an initial decision as to whether the going-private transaction structure then considered might be financially feasible. As such the Board of Directors and the Special Committee did not rely on the Preliminary Valuation in their evaluations of the current Merger Consideration and Plan of Merger or the original merger consideration and plan of merger. CLSA also indicated that a more comprehensive valuation, incorporating, among other valuation methods, a DCF methodology would be required before any reliable determination as to the likely fair value range of the Common Shares could be made.

     At the request of the Controlling Shareholders, the management of King Power provided a copy of the Preliminary Valuation to the Controlling Shareholders, who then decided that a "going private" transaction taking the form of the cash merger structure now embodied in the Plan of Merger would likely be financially feasible. Upon being instructed by management in April 2001 to prepare a more comprehensive valuation of the business of the Company including the equity value range of the Common Shares, CLSA proceeded to undertake a more extensive due diligence review of King Power's present and prospective business and operations.

     On August 24, 2001, CLSA delivered to King Power an indicative preliminary draft DCF analysis (the "Preliminary DCF Analysis"), dated as of August 21, 2001. The Preliminary DCF Analysis set out a preliminary range of U.S.$1.34 to U.S.$1.64 per Common Share derived from a draft DCF analysis based on various preliminary factors and assumptions. CLSA strongly advised King Power's management that certain of the factors and assumptions incorporated into the DCF analysis, principally relating to macroeconomic variables and the historical market price of the Common Shares, were incomplete and subject to further revision, and that the DCF analysis presented in the Preliminary DCF Analysis therefore was preliminary and draft and should not be construed or purport to be final as such reliance would be misleading. Management then instructed CLSA to prepare an updated and final detailed valuation of the Common Shares, incorporating valuation methodologies indicated by CLSA as being appropriate, for presentation to the Board of Directors.

     CLSA presented its 2001 CLSA Valuation to the Board of Directors on September 20, 2001. CLSA adopted various valuation techniques but ultimately relied on a combination of three techniques in valuing the business of the King Power Group: DCF analysis; benchmarking to industry comparables; and historical share trading price analysis. By combining the equity valuations derived from the three valuation methodologies which it employed, CLSA arrived at an overall equity valuation range per Common Share of U.S.$1.08 to U.S.$2.99. CLSA was of the view that the DCF technique of valuing the business of the King Power Group provided a more meaningful valuation because (i) it recognizes the time value of money as net (after tax) free cash flows are discounted to present value; (ii) it recognizes the impact of risk, growth and inflationary pressure; and (iii) it employs models built on assumptions and financial projections that are specific to the King Power Group. Through the application of the DCF technique, CLSA derived an attributable equity valuation range per Common Share of U.S.$1.335 to U.S.$1.602, consisting of U.S.$1.335 in the "Worst Case", U.S.$1.534 in the "Base Case", and U.S.$1.602 in the "Best Case". However, CLSA stated that it believed a fair value range of the business of the King Power Group, as of the date of the 2001 CLSA Valuation, could be reduced further to the median and mean of this range, being U.S.$1.4685 to U.S.$1.4903 per Common Share, respectively. The above summary of the 2001 CLSA Valuation is qualified in its entirety by reference to the 2001 CLSA Valuation which has been exhibited in the related
Schedule 13E-3. The 2001 CLSA Valuation was stated to be intended solely for the benefit and use of King Power (including the management and directors of King Power) in considering the proposed Merger and did not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. However, CLSA agreed that the 2001 CLSA Valuation could be read as though the word "solely", and any limitation on the reliance by holders of the Non-affiliated Shares on such valuation when making their investment decision, have been removed. CLSA consented to the disclosure relating to the 2001 CLSA Valuation in this Information Statement and the related Schedule 13E-3.

     After considering the range of value indications from the 2001 CLSA Valuation, and other factors which the Controlling Shareholders deemed important, the Controlling Shareholders proposed to the Special Committee a price of U.S.$1.534 in cash as the merger consideration for each Non-affiliated Share (the "September 2001 Merger Proposal"), which was based on CLSA's "Base Case" DCF valuation and which was approximately 2.9% higher than U.S.$1.4903, the top end of CLSA's fair value range.

     In view of the passage of time, the preparation of the 2002 CLSA Valuation, and the issuance of the 2003 CLSA Fairness Opinion, the Board of Directors did not rely on the Preliminary Valuation, the Preliminary DCF Analysis or the 2001 CLSA Valuation in evaluating and approving the present Merger Consideration and the Plan of Merger.

 FINANSA AND FINANSA'S VALUATION REPORT

     Finansa Securities Ltd. ("Finansa"), the Special Committee's previous financial advisor, was retained in September 2001. Finansa is a Thai investment banking firm that provides financial advisory services through its investment banking unit. In selecting Finansa, the Special Committee based its choice on Finansa's reputation and prominence in Thailand and Finansa's fee structure. As compensation for Finansa's services as financial advisor to the Special Committee and in preparing Finansa's Valuation Report, King Power paid Finansa a total of Baht 300,000 (approximately U.S.$7,000) following receipt of Finansa's Valuation Report. King Power also agreed to indemnify Finansa against liabilities arising from services rendered in connection with the engagement, except to the extent caused by Finansa's gross negligence or willful misconduct.

     Finansa delivered to the Special Committee on October 1, 2001 its valuation report (the "Finansa's Valuation Report"). On March 22, 2002, Finansa delivered a letter to the Special Committee stating that the valuation data in its valuation report was based on certain economic assumptions and methodologies undertaken in close proximity to the September 11, 2001 attacks on the United States and the projections of adverse economic consequences prevalent at that time, and that then current economic conditions may not support certain of those assumptions, and consequently, Finansa's valuation report and related disclosure in the preliminary proxy statement could be interpreted as misleading to the holders of the Non-affiliated Shares. The Special Committee believed that by delivery of the March 22, 2002 letter, Finansa effectively withdrew or retracted the Finansa Valuation Report and that the Finansa Valuation Report could no longer be relied upon.

     The Special Committee met with representatives of Finansa on July 10, 2002 to seek clarification on Finansa's March 22, 2002 letter. The Finansa representatives explained that Finansa's Valuation Report was based on economic assumptions and methodologies that were materially influenced by the September 11, 2001 attacks on the United States, in particular projections of adverse economic consequences on sectors such as tourism which could significantly affect King Power. It was Finansa's view that with the passage of time, then current economic conditions were sufficiently different from those originally projected as to warrant calling this fact to the attention of the Special Committee. The Special Committee took this to mean that Finansa had in fact withdrawn or retracted the Finansa Valuation Report. The Special Committee then requested that Finansa update their valuation and provide a new report, but Finansa declined the request. In view of the foregoing, and as it was considered to be outdated and based on assumptions that were no longer accurate due to the passage of time and the occurrence of subsequent events, neither the Special Committee nor the Board of Directors considered or relied on Finansa's Valuation Report in evaluating and approving the current Merger Consideration and the Plan of Merger.

     In preparing its valuation report, Finansa calculated a range of values for King Power's Common Shares using three separate valuation techniques: DCF analysis, market comparison and historical share price trading analysis. Finansa was of the view that the DCF analysis was a more appropriate valuation methodology as it took into account the long-term fundamentals of the King Power Group. Finansa noted that the market comparison methodology ignored the fundamentals of the King Power Group and could lead to significant errors in valuation. Similarly, the public market price analysis relied heavily on historical trading performance, which would be affected by market sentiment, and did not necessarily take into account the King Power Group's fundamentals. Therefore, based on its DCF analysis, Finansa derived its fair value indication of U.S.$1.327 per Common Share.

     The above summary of Finansa's Valuation Report is qualified in its entirety by reference to Finansa's Valuation Report and Finansa's March 22, 2002 letter, which have been previously filed as exhibits to the related Schedule 13E-3. Finansa's Valuation Report is also stated to have been prepared solely for the benefit and use of the Special Committee.

 DETERMINATIONS OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS IN RELATION TO THE ORIGINAL MERGER PROPOSAL

     After discussions with the Controlling Shareholders, on October 3, 2001, the Special Committee unanimously determined that the proposed merger consideration in the amount of U.S.$1.534 per Common Share, without interest, and the terms of the proposed merger were fair to, and in the best interests of, the holders of Non-affiliated Shares and recommended that the Board of Directors approve the terms of the merger, subject to CLSA issuing a fairness opinion that the proposed merger consideration in the amount of U.S.$1.534 was fair to the holders of Non-affiliated shares from a financial point of view.

     CLSA delivered to the Board of Directors on October 11, 2001 its fairness opinion (the "October 2001 CLSA Fairness Opinion"), which indicated that, as of the date thereof and based upon and subject to various considerations and assumptions, the proposed merger consideration in the amount of U.S.$1.534 per Common Share was fair to the holders of Non-affiliated Shares from a financial point of view. The Special Committee reaffirmed its recommendations and determination made on October 3, 2001, and the Board of Directors unanimously determined, among other things, that the proposed merger consideration in the amount of U.S.$1.534 per Common Share and the terms of the Plan of Merger was fair to, and in the best interests of, King Power and its shareholders, including holders of Non-affiliated Shares, from both a procedural and financial point of view.

 NEW VALUATION REPORTS

     In view of Finansa's March 22, 2002 letter, the availability of more recent financial results of King Power, the increase in King Power's stock price after the release of its first quarter financial results in May 2002 and the passage of time, the Board of Directors determined that it would be prudent for it to ask CLSA to prepare new valuation reports. In addition, the Board of Directors recommended that the Special Committee should consider the appointment of its own separate legal counsel. On July 10, 2002, the Board of Directors instructed CLSA to update and revise the 2001 CLSA Valuation, and the Special Committee appointed Allen & Overy as its United States legal counsel to advise the Special Committee of its duties as well as to assist the Special Committee to evaluate and negotiate the Merger Consideration and the terms of the Merger. See "-- The Merger Proposals -- The Revised Merger Proposal".

     In view of the passage of time, the preparation of the 2002 CLSA Valuation, and the issuance of the 2003 CLSA Fairness Opinion, the Board of Directors did not rely on the Preliminary Valuation, the Preliminary DCF Analysis or the 2001 CLSA Valuation in evaluating and approving the present Merger Consideration and the Plan of Merger.

                               THE PLAN OF MERGER

     The following is a summary of the material terms of the Plan of Merger. This summary is not a complete description of the terms and conditions thereof, and shareholders are urged to read the Plan of Merger (including the supplements thereto), which is attached hereto as Appendix C.

THE MERGER AND CONSIDERATION TO BE PAID IN THE MERGER

     The Plan of Merger provides for King Power to merge with and into Newco, with Newco remaining after the Merger as the Surviving Corporation. The Plan of Merger also provides that the consummation of the Merger is subject to the provisions of the Plan of Merger and applicable law, and will take place on a date to be agreed upon by the parties thereto as soon as practicable following receipt of all necessary third party consents and approvals, including all required shareholder approvals and all filings required pursuant to applicable state and federal securities laws.

     At the Effective Time, which is upon the filing of the articles of merger in the office of the Nevada Secretary of State, by virtue of the Merger and without any action on the part of King Power, Newco, the holders of any Common Shares or any other person, as set forth in the Plan of Merger, each Non-affiliated Share which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive the Merger Consideration, and, when so converted, shall automatically be cancelled and retired and shall cease to exist. Any certificate representing Non-affiliated Shares that has been so converted shall, after the Effective Time of the Merger, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon the surrender of such certificate. The NRS does not provide dissenters' rights to shareholders of King Power. See "No Dissenters' Rights". Each Common Share which is issued and outstanding and held by Newco or the Majority Shareholders prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

THE EXCHANGE FUND; PAYMENT FOR COMMON SHARES

     Prior to the Effective Time, King Power may appoint Securities Transfer Corporation of 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, USA, or a bank or trust company, to act as an exchange agent (such exchange agent is referred to below as the "Exchange Agent". If no exchange agent is appointed, then such term shall refer to the Surviving Corporation and the relevant description below shall be construed in the appropriate context, as may be applicable). As of the Effective Time, King Power will deposit or cause to be deposited with or for the account of the Exchange Agent, in trust for the benefit of the holders of Non-affiliated Shares, an amount in cash equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of Non-affiliated Shares immediately prior to the Effective Time a letter of transmittal containing instructions for surrendering certificates formerly representing Common Shares (the "Certificates") in exchange for the Merger Consideration. No shareholder should surrender any Certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor an amount representing the Merger Consideration per Common Share multiplied by the number of Common Shares represented by such Certificate, less any required withholding of taxes, and the Certificate so surrendered will be cancelled. The Exchange Agent will deliver the Merger Consideration as promptly as practicable following the surrender of the Certificate and delivery of the letter of transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depository institution in connection with the book-entry delivery of securities.

     If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Exchange Agent receives evidence that any applicable transfer or other taxes have been paid.

LOST CERTIFICATES

     In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for each Common Share represented by such lost, stolen or destroyed Certificate.

     SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL TO BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS INFORMATION STATEMENT AND SUCH LETTER OF TRANSMITTAL.

     Six months after the Effective Time, the Exchange Agent will return to the Surviving Corporation any portion of the Exchange Fund which remains undistributed to the holders of Non-affiliated Shares (including the proceeds of any investments thereof) and any holders of Non-affiliated Shares who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for the Merger Consideration.

TRANSFERS OF COMMON SHARES

     At the Effective Time, the stock transfer books of King Power will be closed, and there will be no further registration of transfers of Common Shares thereafter on the records of King Power. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Plan of Merger.

CONDITIONS TO KING POWER'S OBLIGATIONS

     King Power's obligation to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) The Plan of Merger and the Merger shall have been approved and adopted by the requisite approval of the shareholders of King Power. This condition has been satisfied by the provision of a written consent by the Controlling Shareholders.

          (b) The Stipulation of Settlement shall have been approved by the court in a manner satisfactory to King Power. The Clark County District Court has scheduled a hearing on September 15, 2003 to determine whether to approve the Settlement.

          (c) No governmental authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in the Plan of Merger.

AMENDMENT

     The Plan of Merger provides that any of its terms may be amended at any time prior to the Effective Time by written agreement of King Power and Newco.

TERMINATION

     At any time prior to the Effective Time (whether prior to or after approval of the Merger by the shareholders of King Power), (a) the Plan of Merger may be terminated and the Merger may be abandoned by King Power if the Clark County District Court, Nevada, issues an order that rejects or does not approve the Settlement or the Stipulation of Settlement; and (b) the Plan of Merger may be terminated and the Merger may be abandoned, or the time of consummation of the Merger may be deferred, by the mutual consent of the boards of directors of King Power and Newco.

APPLICABLE LAW

     The Plan of Merger is governed by the laws of the State of Nevada.

                          ESTIMATED FEES AND EXPENSES

     Whether or not the Merger is consummated, and except as otherwise provided herein, each of King Power and Newco will be responsible for all fees and expenses incurred by it in connection with the Merger.

     Estimated fees and expenses to be incurred by King Power or the Surviving Corporation in connection with the Merger are as follows:

Financial Advisors' Fees and Expenses.......................    U.S.$ 400,000
SEC Filing Fees.............................................   $        1,845
Legal Fees and Expenses(1)..................................   $    2,000,000
Accounting Fees.............................................   $       32,000
Printing, SEC filing and Mailing Expenses...................   $       70,000
Exchange Agent Fees.........................................   $       20,000
Information Agent Fees......................................   $        5,000
                                                               --------------
Total.......................................................   $    2,523,845
                                                               ==============

---------------

(1) Including the representative plaintiffs' counsels' fees and expenses based on 35% of the $1.7 million Settlement Fund, and the Company's litigation counsel's fees.

                             NO DISSENTERS' RIGHTS

     Chapter 92A of the NRS (the "Nevada Merger Law") generally provides that a shareholder is entitled to dissent from a merger and obtain payment of the fair value of such shareholder's shares in the event of a merger to which the corporation, in which the shareholder holds shares, is a party. However, there is no right of dissent under the Nevada Merger Law with respect to a plan of merger of a corporation that has any class of its securities on the record date
(i) listed on a national securities exchange; (ii) included in the national market system by the National Association of Securities Dealers Inc.; or (iii) held by at least 2,000 shareholders of record unless (a) the articles of incorporation provide otherwise or (b) the shareholders will receive anything except cash and/or shares of the surviving corporation in exchange for their shares. Because the Common Shares are quoted on the American Stock Exchange, which is a national securities exchange, and because of the composition of the Merger Consideration, shareholders of King Power have no right to dissent upon consummation of the Merger. In lieu of dissenters' rights, the shareholders may have non-statutory rights under common law to oppose the Merger, including derivative claims or suits for damages or to enjoin the Merger. Consequently, except as set forth above, if the Merger is consummated, the rights of the holders of the Non-affiliated Shares as shareholders will be terminated and their shares will be canceled and they will have only the right to receive the Merger Consideration in exchange for such canceled shares.

                     ACQUISITIONS OF CONTROLLING INTERESTS

     Sections 78.378 through 78.3793, inclusive, of the NRS (the "Controlling Interest Statutes") govern acquisitions of a controlling interest. The purpose of the Controlling Interest Statutes is to ensure that the management of a Nevada corporation has a measure of involvement in connection with potential changes of control. The Controlling Interest Statutes require any person desiring to acquire control of a subject corporation to follow certain formalities prior to any such acquisition or forfeit voting rights. The Controlling Interest Statutes, however, only apply to "issuing corporations" and only to certain types of "acquisitions", as those terms are defined in the NRS. An issuing corporation is a corporation organized in Nevada that (i) has at least 200 shareholders of record and at least 100 of whom are residents of Nevada and (ii) does business in Nevada. Although King Power currently has more than 200 shareholders of record, less than 100 are residents of Nevada. Other than its domicile in Nevada, it has no other in-state business operations either directly or through a subsidiary or affiliate. As a result, King Power is not an issuing corporation for purposes of the Controlling Interest Statutes and is not subject to its restrictions. Additionally, for purposes of the Controlling Interest Statutes, the term "acquisition" does not include any acquisition of shares made in good faith pursuant to, among other things, a merger effected in compliance with the Nevada Merger Law.

                   COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Sections 78.411 through 78.444, inclusive, of the NRS, (the "Combinations Statutes") prohibit a Nevada corporation from engaging in certain "combinations" with an "interested stockholder", as those terms are defined in the NRS. The purpose of the Combination Statutes, like the Controlling Interest Statutes, is to ensure that the management and shareholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. For purposes of the Combination Statutes, an interested stockholder generally includes (i) a person or group that owns 10% or more of a corporation's outstanding voting securities or (ii) an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation's then-outstanding voting securities. The Combination Statutes define "combination" broadly to include, among other transactions, mergers and consolidations with an interested stockholder or another entity that is or will be after the merger or consolidation an affiliate of the corporation.

     The Combination Statutes prohibit combinations with an interested stockholder for three years from the date such stockholder became an interested stockholder. This prohibition, however, does not apply if the purchase by or combination with the interested stockholder is approved by the board of directors prior to the date of such acquisition or combination.

     The Combination Statutes permit a Nevada corporation to opt out of the provisions in its articles of incorporation. King Power's Articles of Incorporation do not opt out of these provisions. As a result, the Combination Statutes are applicable to King Power and the Merger because the Majority Shareholders through their holdings in Newco, and Newco itself, are or will be an "interested stockholder". The Merger is a "combination" because King Power, a "resident domestic corporation", will be merged with and into Newco. In compliance with the Combination Statutes, King Power's Board of Directors approved the Merger of King Power with and into Newco prior to the Majority Shareholders' acquisition of shares of Newco, and Newco's combination with King Power. As a result, the provisions of the Combination Statutes as they apply to the Merger have been satisfied by the actions of King Power's Board.

                    CERTAIN INFORMATION REGARDING KING POWER

     King Power (formerly known as Immune America, Inc.) was incorporated under the laws of the State of Nevada in 1985. Until June 12, 1997, King Power was inactive and was regarded as a development stage company. On June 12, 1997, King Power engaged in a reverse merger transaction with the shareholders of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited, whereby an aggregate 18,800,000 shares of restricted, unregistered common Shares was exchanged for 99.94% of the issued and outstanding shares of J.M.T. Group Company Limited and 94.95% of the issued and outstanding shares of J.M.T. Duty Free Company Limited. The reverse merger was treated as a re-capitalization of King Power. Accordingly, the assets, liabilities and business operations of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited were recognized at historical cost. The consolidated historical financial statements of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited became the historical financial statements of King Power. Concurrent with the reverse merger, King Power changed its corporate name from Immune America, Inc. to King Power International Group Co., Ltd. Subsequently, on September 9, 1997, J.M.T. Duty Free Company Limited changed its corporate name to King Power Duty Free Company Limited and on October 10, 1997, J.M.T. Group Company Limited changed its corporate name to King Power Tax Free Company Limited.

     King Power operates its current businesses through two divisions: the Tax Free Division, which is operated through King Power Tax Free, and the Duty Free Division, which is operated through King Power Duty Free.

     King Power Tax Free is engaged in selling various souvenirs and consumer products in the international and domestic terminals of the Bangkok International Airport to international and local travelers, and holds a non-exclusive operating license granted by AOT for shops of this nature. King Power Tax Free is the largest of several operators active in the airport tax free business in Thailand.

     King Power Duty Free is engaged in selling duty free merchandise to the traveling public under the supervision of Thai customs in duty free shops located in the international terminals of all of the major airports in Thailand, and holds a non-exclusive license to operate duty free shops granted by AOT for shops of this nature. King Power Duty Free was, until January 1, 2002, one of two significant operators active in the airport duty free business in Thailand. On January 1, 2002, King Power Duty Free became the sole operator active in the airport duty free business in Thailand pursuant to concessions granted by AOT that expire on December 31, 2006 or when the New Airport commences operations, whichever is sooner. Based on published press reports, the New Airport is expected to commence operations in 2005.

     King Power's principal executive office is located at 27th floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. Its telephone number is (662) 658-0020.

                       RECENT DEVELOPMENTS OF KING POWER

CUSTOMS DEPARTMENT REGULATIONS RELATING TO SURETY AND BOND CONTRACTS

     Through its subsidiary, King Power Duty Free, King Power operates airport duty free shops at the international airports serving Bangkok, Chiang Mai, Phuket and Hat Yai. King Power Duty Free operates these duty free shops pursuant to concessions granted by AOT. To sell imported merchandise duty free at these shops, King Power Duty Free is also required to enter into surety and bond contracts with the offices of the Thai Customs Department responsible for each airport. These surety and bond contracts effectively convert the sales area of each duty free shop into a bonded warehouse, and must be approved by the Customs Department central office in Bangkok. King Power Duty Free has entered into surety and bond contracts with the Customs Department offices responsible for the Bangkok, Chiang Mai, Phuket and Hat Yai international airports.

     On June 18, 2001, the Customs Department issued new regulations governing the legal and beneficial ownership of persons entering into surety and bond contracts with offices of the Custom Department. Pursuant to these regulations, persons entering into surety and bond contracts with offices of the Customs Department are required to have at least 51% of their issued and outstanding voting share capital legally owned and held in the name of Thai citizens or legal entities which, for purposes of the regulations, qualify as Thai persons. King Power does not qualify as a Thai person for purposes of these regulations.

     The Customs Department has clarified that it would not apply these regulations to renewals of King Power Duty Free's existing surety and bond contracts, and has renewed a number of King Power Duty Free's surety and bond contracts that have expired after these customs regulations came into effect.

     However, the Customs Department has indicated that it intends to apply these regulations to any applications for new surety and bond contracts. As a result, the Customs Department has not yet approved King Power's Duty Free application for a new surety and bond contract with respect to a new warehouse space that it leased at the Bangkok International Airport on May 24, 2002. Instead, it has only allowed King Power Duty Free to operate its new warehouse space until June 30, 2003, pending consideration of ongoing representations from King Power and King Power Duty Free that, among other things, these customs regulations should not apply to King Power Duty Free's operations based on its foreign investment status and since such duty free operations were in operation before the relevant customs regulations took effect.

     The matter is still pending before the Customs Department, and neither the Customs Department nor any other competent authority has made a final binding determination. There can be no assurance that the final determination, when made, will be favorable to King Power Duty Free.

     This uncertainty poses significant risk to King Power Duty Free's continuing operations and King Power's future financial performance. If a final binding determination is made that King Power Duty Free is unable to apply for any new contracts under its existing ownership structure pursuant to these customs regulations, King Power Duty Free will, under its current ownership structure and such customs regulations:

          (i) be effectively unable to expand its duty free operations in the future; and

          (ii) be unable to operate any duty free outlets at the New Airport when it opens.

     Alternatively, King Power Duty Free will be required to restructure its share capital to comply.

                      CERTAIN INFORMATION REGARDING NEWCO

     Newco was organized by the Controlling Shareholders on October 19, 2001 to merge with King Power pursuant to the Plan of Merger. Newco has not conducted any activities unrelated to the Merger since its organization. Immediately prior to and immediately following the Effective Time of the Merger, the Majority Shareholders will hold all of the issued and outstanding shares of Newco, in the same proportions, in relation to each other, as they presently hold in King Power, as reflected in Appendix A of this Information Statement.

     Viratana Suntaranond is currently the President and a director of Newco, and Niphon Raksriaksorn is the Secretary, Treasurer and a director of Newco. They are expected to continue to hold their offices and be directors of the Surviving Corporation after the Merger.

     The principal executive office of Newco is located at the 27th floor of the Siam Tower, at 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. Its telephone number is (662) 658-0020.

            CERTAIN INFORMATION REGARDING THE MAJORITY SHAREHOLDERS

     Vichai Raksriaksorn is the Group Chairman, Chief Executive Officer and a Director of King Power. Viratana Suntaranond is the Group Chief Financial Officer, Secretary, Treasurer and a Director of King Power. Aimon Raksriaksorn is the Group Deputy Managing Director and a Director of King Power, and is the wife of Vichai Raksriaksorn. Niphon Raksriaksorn is an employee of King Power, and is the nephew of Vichai Raksriaksorn. The other Majority Shareholders are friends, business associates or family of the Controlling Shareholders or employees of King Power. A small number of Common Shares is additionally held by corporations held or controlled by the Controlling Shareholders and other Majority Shareholders.

     The business address of each of the Controlling Shareholders is c/o King Power International Co., Ltd, 27th floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. Their telephone number is (662) 658-0020.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The names and ages of all directors and executive officers of King Power as of May 19, 2003 are set forth below:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Vichai Raksriaksorn.......................  44    Group Chairman, Chief Executive Officer
                                                  and Director
Viratana Suntaranond......................  61    Group Chief Financial Officer, Secretary,
                                                  Treasurer and Director
Aimon Raksriaksorn........................  45    Group Deputy Managing Director and
                                                  Director
Suwan Panyapas............................  58    Director, Group Senior Advisor
Dharmnoon Prachuabmoh.....................  68    Director
Chulchit Bunyaketu........................  59    Director
Preeyaporn Thavornun......................  50    Director
Sombat Dechapanichkul.....................  40    Group Assistant Managing Director

     Set forth below is a description of the backgrounds of the executive officers and directors of King Power and a listing of their principal occupations for at least the past five years.

VICHAI RAKSRIAKSORN

1999-Present       Acting Group Managing Director of King Power International
                   Group Co., Ltd.
1997-Present       Group Chairman, Chief Executive Officer and Director of King
                   Power International Group Co., Ltd.
                   Managing Director of King Power Duty Free Co., Ltd.
                   Chairman of King Power On Board Sales & Services Co., Ltd.
1994-Present       Chairman of King Power International Co., Ltd.
1993-Present       Chairman of King Power Tax Free Co., Ltd.
1991-Present       Chairman of Lengle TAT Phnom Penh Duty Free Co., Ltd.
1989-1999          Managing Director of Downtown D.F.S. (Thailand) Co., Ltd.

VIRATANA SUNTARANOND

1997-Present       Chief Financial Officer, Secretary and Director of King
                   Power International Group Co., Ltd.
                   Co-Managing Director of King Power Duty Free Co., Ltd.
1994-1997          Director of Big Hand Co., Ltd.
1993-Present       Managing Director of King Power Tax Free Co., Ltd.
1992-Present       President of U.M.P. Commercial Co., Ltd.
1996-Present       Director of King Power International Co., Ltd.
1985-Present       President of Niji (Thailand) Co., Ltd.
1984-Present       Managing Director of Thai-Tai International Trading Co.,
                   Ltd.

AIMON RAKSRIAKSORN

1997-Present       Group Deputy Managing Director and Director of King Power
                   International Group Co., Ltd.
                   Director of King Power International Group (Thailand) Co.,
                   Ltd.
1998-2002          Executive Director of King Power On Board Sales & Services
                   Co., Ltd.
1997-Present       Director of King Power Duty Free Co., Ltd.
1997-Present       Executive Director of King Power International Co., Ltd.
1994-2002          Managing Director of Thai Nishikawa International Co., Ltd.

SUWAN PANYAPAS

2002-Present       Executive Director of King Power International Co., Ltd.
                   Executive Director of King Power On Board Sales & Services
                   Co., Ltd.
2001-Present       Director of Infotel Communication (Thailand) Co., Ltd.
                   Executive Director of Lengle (Thailand) Co., Ltd.
                   Executive Director of Lengle TAT (Phnom Penh) Duty Free Co.,
                   Ltd.
2000-Present       Director of V.R.J. International Co., Ltd.
1997-Present       Director and Group Senior Advisor of King Power
                   International Group Co., Ltd.
1996-2000          Senator of Thai National Assembly
1991-Present       Advisor to TAT Duty Free Co., Ltd.
1989-Present       Advisor to Downtown D.F.S. (Thailand) Co., Ltd.

DHARMNOON PRACHUABMOH

1997-Present       Director of King Power International Group Co., Ltd.
                   Life Member of Pacific Asia Travel Association (PATA)
1995-1996          Member of the Thai Parliament, House of Representatives
                   Advisor to Deputy Minister of Ministry of Communications and
                   Transport
                   Vice Chairman of Tourism Committee (House of
                   Representatives)

CHULCHIT BUNYAKETU

2001-Present       Director of King Power International Group Co., Ltd.
2000               Director of Total Access Communication Co., Ltd.
1998-Present       Managing Director of Thai Oil Company Limited
                   Director of Thai Lube Blending Co., Ltd.
1998-2002          Director of the Petroleum Authority of Thailand
1998               Managing Director, Thai Oil Power Company Limited

PREEYAPORN THAVORNUN

2001-Present       Director of King Power International Group Co., Ltd.
1997-Present       Direct Distributor of Amway (Thailand) Co., Ltd.

SOMBAT DECHAPANICHKUL

2000-Present       Group Assistant Managing Director of King Power
                   International Group Co., Ltd.

     Directors of King Power hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Vichai Raksriaksorn and Aimon Raksriaksorn are husband and wife. None of the other directors or executive officers are related. Executive officers are elected by King Power's Board of Directors to hold office until their respective successors are elected and qualified.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of May 19, 2003 with regard to the beneficial ownership of the Common Shares: (i) by each person known to King Power to be a beneficial owner of 5% or more of its outstanding Common Shares; (ii) by the officers, directors and key employees of King Power individually; and (iii) by the officers and directors of King Power as a group. Unless otherwise indicated, the addresses of the persons listed below are in care of King Power International Group Co., Ltd, 27th Floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330, Thailand.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
NAME                                                              OWNED(1)       PERCENT(1)
----                                                          ----------------   ----------
Vichai Raksriaksorn(2)......................................      6,386,500(2)     31.54%
Viratana Suntaranond(3).....................................      3,013,500(3)     14.88%
Aimon Raksriaksorn(4).......................................      3,625,000(4)     17.90%
Suwan Panyapas..............................................             --           --
Dharmnoon Prachuabmoh.......................................             --           --
Chulchit Bunyaketu(5).......................................        100,000         0.49%
Preeyaporn Thavornun........................................             --           --
Niphon Raksriaksorn(6)......................................      1,037,883(6)      5.12%
Sombat Dechapanichkul.......................................         10,000         0.05%
All current directors and executive officers as a group
  (eight persons)...........................................     12,496,500(7)     61.71%

---------------

(1) Number of shares beneficially owned and percentages are computed in accordance with Rule 13d-3 adopted under the Exchange Act. None of the persons listed below has the right to acquire shares within sixty days of May 19, 2003 from options, warrants, rights, conversion privileges or similar obligations.

(2) This excludes 3,000,000 shares owned by his wife, Aimon Raksriaksorn, as well as 1,037,883 shares owned by his nephew, Niphon Raksriaksorn, as their separate properties. Mr. Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes (a) 13,500 shares held by Capitalux Co. Ltd, with respect to which Mr. Raksriaksorn and Viratana Suntaranond have voting and investment power over by virtue of their shareholding and directorship in such company; and (b) 625,000 shares held by V&A Holding Co., Ltd, with respect to which Mr. Raksriaksorn and his wife have voting and investment power over by virtue of their shareholding and directorship in such company.

(3) This excludes 1,000,000 shares owned by his wife, Umaratana Suntaranond, as well as 200,000 shares in the aggregate owned by his four children, as their separate properties. Mr. Suntaranond disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes 13,500 shares held by Capitalux Co. Ltd, with respect to which Mr. Raksriaksorn and Viratana Suntaranond have voting and investment power over by virtue of their shareholding and directorship in such company.

(4) This excludes 5,748,000 shares owned by her husband, Vichai Raksriaksorn, 1,037,883 shares owned by her nephew, Niphon Raksriaksorn, as well as 5,000 shares owned by her mother, Auemporn Boonkhundha, as their separate properties. Ms. Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes 625,000 shares held by V&A Holding Co., Ltd, with respect to which Ms. Raksriaksorn and her husband have voting and investment power over by virtue of their shareholding and directorship in such company.

(5) Mr. Bunyaketu's business address at Thai Oil Company Limited is 123 Sun Tower Building B, 12th Floor, Vipavadee Rangsit Road, Ladyao, Jarujuk, Bangkok 10900, Thailand.

(6) This excludes 5,748,000 shares owned by his uncle, Vichai Raksriaksorn, and 3,000,000 shares owned by his aunt, Aimon Raksriaksorn, as his separate property. Mr. Niphon Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares.

    Mr. Niphon Raksriaksorn has been employed at King Power since 1996, when he joined as a Project Co-ordinator. He was promoted to Executive Secretary, Management's Office, in 1997, and to Manager, CEO's Office, in 1999, a position he currently holds. Mr. Niphon Raksriaksorn received a Bachelors degree in marketing from Assumption University in Thailand.

(7) This includes the 13,500 shares held by Capitalux Co. Ltd and 625,000 shares held by V&A Holding Co., Ltd, but excludes such number of shares from the shareholdings of Vichai Raksriaksorn, Viratana Suntaranond, and Aimon Raksriaksorn to avoid counting such number of shares more than once. This does not include the 1,037,883 shares held by Niphon Raksriaksorn, as Mr. Raksriaksorn is not a director or executive officer of King Power.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The King Power Group from time to time enters into, or has entered into, business transactions with and loans to or from certain of its directors and certain companies which are affiliated with King Power because one or more of the Controlling Shareholders have control over such companies by means of their shareholding and/or directorship in such companies. These affiliated companies include King Power International Co., Ltd. ("KPI"), which operates a duty free store in downtown Bangkok; Forty Seven Co. Ltd. ("Forty Seven"), which is a holding company for airport duty free operations in Hong Kong that has been dormant since the end of 1997; Downtown D.F.S. (Thailand) Co., Ltd. ("DDC"), a holding company for a souvenir shop operation in downtown Bangkok that was transferred to KPI in 1998; Top China Group Co., Ltd. ("Top China"), which is a holding company for a souvenir shop operation in China that was transferred to the Forest Ministry of the People's Republic of China in July 1998; Lengle (Thailand) Co., Ltd., which was previously a buyer for King Power Tax Free but has been dormant since the end of 1997; Lengle TAT Phnom Penh Duty Free Co., Ltd. ("Lengle TAT"), which operates a duty free store in Phnom Penh, Cambodia; Niji (Thailand) Co., Ltd. ("Niji"), a manufacturer of ink pens and shopping bags; Thai Nishikawa International Co., Ltd. ("Nishikawa"), which manufactures costume jewelry; King Power On Board Sales & Services Co., Ltd. ("KPO"), which previously operated on-board duty free sales under contract with Thai Airways International Public Co., Ltd. ("THAI") until April 2002 and currently trades in local products; Infotel Communication (Thailand) Co., Ltd. ("Infotel"), which operates a business that provides audio-text information services to the public in Thailand; King Power Business Development Co., Ltd., which was originally set up to operate souvenir shops, food courts and recreational facilities at the Bangkok Zoo but never commenced operations and is currently dormant; and King Power Alpha on Board Sales and Service Co., Ltd., which was originally set up to operate duty free sales on board airplanes operated by THAI, but never commenced operations and has been liquidated (collectively, the "Affiliated Companies").

     The King Power Group's transactions with the Affiliated Companies include primarily the purchase and sale of inventory, management fees paid to and by the King Power Group for services provided by the King Power Group and the Affiliated Companies, respectively, and loans provided by the King Power Group. The King Power Group's transactions with its directors consisted primarily of loans to and by the King Power Group.

     The King Power Group buys inventory from and sells inventory to KPI and KPO at a 5% mark up from cost, sells inventory to Lengle TAT at a 10% mark up from cost, purchases shopping bags from Niji at negotiated prices which are generally below market prices, purchases costume jewelry from Nishikawa at prevailing market prices, sold inventory to DDC while it was in operation, at a 40% discount from King Power Duty Free's retail selling price, and bought inventory from DDC at cost. Aggregate trade account payables to the Affiliated Companies, primarily from the purchase of inventory, as of each quarter end, from the quarter ended June 30, 2001 to the quarter ended March 31, 2003, ranged from approximately Baht 6.1 million to approximately Baht 71.8 million, and were approximately Baht 71.8 million (U.S.$1.7 million) as of March 31, 2003. Aggregate trade account receivables from the Affiliated Companies, primarily from the sale of inventory, as of each quarter end, from the quarter ended June 30, 2001 to the quarter ended March 31, 2003, ranged from approximately Baht
22.1 million to approximately Baht 91.9 million, and were approximately Baht
22.1 million (U.S.$0.5 million) as of March 31, 2003. The King Power Group has made provisions for trade accounts receivables owing by DDC totaling approximately Baht 16.9 million (U.S.$0.4 million) as of March 31, 2003.

     Management fees include fees for various marketing services and service support such as those related to procurement and purchasing, advertising, management, training, human resource and marketing research provided by the King Power Group to certain Affiliated Companies and certain Affiliated Companies to the King Power Group. There were no management fee payables owing to the Affiliated Companies from the quarter ended June 30, 2001 to the quarter ended March 31, 2003. Aggregate management fee receivables owing from the Affiliated Companies as of each quarter end, from the quarter ended June 30, 2001 to the quarter ended March 31, 2003, ranged from approximately Baht 93.8 million to approximately Baht 96.6 million, and were approximately Baht 93.8 million (U.S.$
2.2 million) as of March 31, 2003. The King Power Group has made provisions for management fee receivables owing by DDC totaling approximately Baht 92.3 million (U.S.$ 2.2 million) as of March 31, 2003.

     The King Power Group from time to time provides loans to certain of the Affiliated Companies. The King Power Group provided short term loans to the Affiliated Companies generally at interest rates of 2% per annum between January 1, 2000 and June 30, 2001, and at market interest rates since July 1, 2001. These market interest rates ranged from 4.90% to 8.60% between July 1, 2001 and March 31, 2003. Such loans are repayable on demand. In the past, the King Power Group has also loaned amounts to and borrowed amounts from certain of its directors, namely Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn. The King Power Group does not pay any interest on loans from its directors, while loans to directors have been provided at an interest rate of 1% per annum since January 1, 2000. The last outstanding loan to a director was repaid in September 2002. Loans to Affiliated Companies and directors, including interest receivables on those loans, outstanding as of each quarter end, from the quarter ended June 30, 2001 to the quarter ended March 31, 2003, ranged from approximately Baht 754.4 million to approximately Baht 976.9 million, and were approximately Baht 754.4 million (U.S.$ 17.6 million) as of March 31, 2003. Of this amount, approximately Baht 744.2 million (U.S.$ 17.4 million) consisted of short term loans to the Affiliated Companies and interest receivables on those loans, approximately Baht 10.2 million (U.S.$ 0.2 million) consisted of interest receivables for a loan to KPI which has been repaid with respect to principal, and there were no loans to directors. The King Power Group has made provisions for loans and interest receivables owing by various Affiliated Companies totaling approximately Baht 361.8 million (U.S.$ 8.4 million) as of March 31, 2003.

     Chulchit Bunyaketu, an independent director and a member of the Special Committee, holds 100,000 Common Shares of King Power. He purchased these shares on July 9, 1999, using his own funds, from Voramas Raksriaksorn, who is the daughter of Vichai Raksriaksorn. He elected to purchase the Common Shares from Voramas Raksriaksorn, at the suggestion of Vichai Raksriaksorn, instead of from the open market as the market for the Common Shares was illiquid and he believed that he could not have easily purchased 100,000 shares without affecting the market price. The shares were purchased at U.S.$1.50 per Common Share, which represented an approximate 20% discount to the market price as of the date of purchase. The parties considered such discount to be commercially reasonable for a transaction of such size.

     Dharmnoon Prachuabmoh, an independent director and a member of the Special Committee, held shares in two Affiliated Companies, Forty Seven and Top China, until January 1, 2001, when he disposed all of his interests in those companies. In 1995, he subscribed for 50,000 shares in Forty Seven, amounting to 5% of Forty Seven's outstanding shares, at par for Baht 5.0 million. He subsequently transferred his shares on January 1, 2001 at zero value to Billion Profit International Co., Ltd. ("Billion Profit"), a company in which Sombat Dechapanichkul, the Group Assistant Managing Director of King Power, is a director and holds 8.5% of the outstanding shares. The shares were transferred at zero value due to the adverse financial condition of the company at that time. In 1994, Mr. Prachuabmoh purchased 240,000 shares in Top China, amounting to 10% of the outstanding shares in Top China, for Baht 24.0 million from Travel Oversea Co., Ltd., an affiliate of King Power. In 1997, he sold 40,000 shares in Top China for Baht 3.2 million to Capitalux Co., Ltd., a Majority Shareholder and affiliate of King Power. On January 1, 2001, Mr. Prachuabmoh sold the remainder of his shares, amounting to 8.3% of the outstanding shares, to Billion Profit for Baht 2.17 million (U.S.$50,000, calculated at the rate of Baht 43.262 = U.S.$1.00, the average interbank exchange rate announced by the BOT on December 29, 2000, which is the last date for which a rate was announced for the year ended December 31, 2000), which was the net book value of those shares as of December 31, 2000. Although Top China's souvenir shop operation had been transferred to the Forest Ministry of the People's Republic of China at that time, the parties considered such price to be commercially reasonable due to the tax-related value attributed to Top China's retained losses.

                       COMMON SHARE PURCHASE INFORMATION

     There were no transactions in the Common Shares effected during the 60 days preceding the date of this Information Statement by Newco or the Majority Shareholders or, to the best knowledge of King Power, the directors and executive officers of King Power and Newco. Neither King Power, Newco nor any one of the Controlling Shareholders has purchased any Common Shares during the two years preceding the Special Committee meeting held on April 11, 2003, during the two years preceding the Board of Directors meeting held on April 23, 2003 or during the two years preceding the date of this Information Statement.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of King Power as of and for the years ended December 31, 2000, 2001 and 2002, have been audited by Smith, Gray, Boyer & Daniell PLLC, independent accountants, as stated in their report appearing therein. The financial statements as of and for the three months ended March 31, 2002 and 2003, have been reviewed by Smith, Gray, Boyer & Daniell PLLC, independent accountants, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     Because the Merger is a "going private" transaction, Newco, the Majority Shareholders and King Power have filed a Rule 13e-3 Transaction Statement on
Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 and King Power's reports, proxy statements, information statements and other information filed with the SEC contain additional information about King Power. Copies of the Schedule 13E-3, including amendments and the exhibits thereto, are available for inspection and copying at the principal executive office of King Power during regular business hours by any interested shareholder of King Power, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail by written request directed to King Power International Group Co., Ltd, 27th Floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330, Thailand, telephone number (662) 658-0099,
Attention: Kanokwan Suntaranond. They may also be obtained from the SEC as described below.

     King Power is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, information statements and other information with the SEC. Such reports and other information may be inspected and copied or obtained by mail upon payment of the SEC's prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

     Certain reports, proxy statements, information statements and other information filed by King Power may also be obtained at the SEC's Internet site, at http://www.sec.gov.

     This Information Statement incorporates by reference the documents set forth below that King Power has previously filed with the SEC. The information incorporated by reference is deemed to be a part of this Information Statement, except for any information superseded by information contained directly in this Information Statement.

          (1) King Power's Annual Report on Form 10-K for the year ended December 31, 2002;

          (2) King Power's Quarterly Report on Form 10-Q for the period ended March 31, 2003; and

          (3) King Power's Current Report on Form 8-K filed on May 22, 2003.

     This Information Statement is accompanied by copies of King Power's Annual Report on Form 10-K for the year ended December 31, 2002, excluding the exhibits, which may be obtained in the manner described in this section, and King Power's Quarterly Report on Form 10-Q for the period ended March 31, 2003.

     King Power will provide, without charge, to each person to whom this Information Statement is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Information Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Information Statement incorporates). Requests for documents incorporated by reference should be directed to Kanokwan Suntaranond, telephone number (662) 658-0099. Such documents may also be obtained from the SEC's web site, as previously described.

                                   APPENDIX A

                           THE MAJORITY SHAREHOLDERS

THE MAJORITY SHAREHOLDERS

                                                                 NO. OF
NAME                                                          COMMON SHARES     %
----                                                          -------------   ------
Vichai Raksriaksorn.........................................    5,748,000     28.390
Viratana Suntaranond........................................    3,000,000     14.810
Aimon Raksriaksorn..........................................    3,000,000     14.810
Niphon Raksriaksorn.........................................    1,037,883      5.125
Umaratana Suntaranond.......................................    1,000,000      4.940
Mana Suravoranond...........................................      920,500      4.546
V & A Holding Co., Ltd. ....................................      625,000      3.086
Orapim Vivittaporn..........................................      550,000      2.716
Wichitra Boonyakan..........................................      360,000      1.778
Surasak Putranonutai........................................      334,617      1.652
Somchai Raksriaksorn........................................      250,000      1.235
Suraphan Vivittaporn........................................      219,500      1.084
Malee Raksriaksorn..........................................      150,000      0.741
Antares Y.N. Cheng..........................................      100,000      0.494
Manas Kamnerdngarm..........................................      100,000      0.494
Somsak Dararattanarojna.....................................      100,000      0.494
Benjamin B. Fattedad........................................       90,000      0.444
Pipat Suntaranond...........................................       50,000      0.247
Piroon Suntaranond..........................................       50,000      0.247
Rachaneewan Suntaranond.....................................       50,000      0.247
Kanokwan Suntaranond........................................       50,000      0.247
Sombat Thorntham............................................       20,000      0.100
Thongchai Boonkhundha.......................................       20,000      0.100
Wei Wing Cheng..............................................       20,000      0.100
Jongchai Thiangtham.........................................       20,000      0.100
Capitalux Co., Ltd. ........................................       13,500      0.067
Thaweechok Boonkhundha......................................       10,000      0.049
Mukda Thiangtham............................................       10,000      0.049
Malee Aviruth...............................................       10,000      0.049
Sombat Dechapanichkul.......................................       10,000      0.049
Auemporn Boonkhundha........................................        5,000      0.025
Pochanalai Boonkhundha......................................        3,000      0.015
Anocha Kumnerdngam..........................................        3,000      0.015
Thammanoon Wiwatpornpong....................................        3,000      0.015
Pichai Pitakchaisuk.........................................        3,000      0.015
Orawan Smittinet............................................        2,000      0.010
Kannika Aviruth.............................................        1,500      0.007
Pornchai Pornsirigosol......................................        1,500      0.007
Sirima Wanichanon...........................................        1,000      0.005
Pornkamol Wongpiboonpol.....................................        1,000      0.005
Fusak Thammasumet...........................................        1,000      0.005
Unchalee Ruchipong..........................................        1,000      0.005
Kornkanok Mettaphunt........................................        1,000      0.005
Chulaluck Petchpradub.......................................        1,000      0.005
Apipong Nantaphatravit......................................          500      0.002
Opas Weerawuthiwong.........................................          500      0.002
                                                               ----------     ------
          TOTAL.............................................   17,948,000     88.633
                                                               ==========     ======

                                   APPENDIX B

(CLSA LOGO)

                            FAIRNESS OPINION OF CLSA

23 April 2003

The Board of Directors
King Power International Group Co., Limited
26th - 27th Floor, Siam Tower
989 Rama 1 Road
Patumwan
Bangkok 10330
Thailand

Dear Sirs,

     CLSA Equity Capital Markets Limited ("CLSA") is the financial adviser to King Power International Group Co., Ltd ("KING POWER" or the "COMPANY") in connection with the proposed acquisition (the "TRANSACTION") of the business of the Company and its subsidiaries (together the "KING POWER GROUP"), by the shareholders of King Power listed in appendix A (the "MAJORITY SHAREHOLDERS") of the agreement and plan of merger dated 29 October 2001, as amended and restated and to be approved by the Board of Directors of King Power on 23 April 2003 (the "MERGER AGREEMENT").

     King Power asked CLSA to render an opinion to the Board of Directors as to the fairness from a financial point of view to the holders and beneficial owners of the outstanding common shares, par value US$0.001 per share (the "COMMON SHARES"), of King Power, of the consideration of US$3.27 per Common Share in cash, without interest (the "MERGER CONSIDERATION") to be received by the Minority Shareholders (as defined below) pursuant to the terms of the Merger Agreement, to be approved by the Board of Directors of King Power on 23 April 2003, and made between the Company and KP (Thailand) Company Limited ("NEWCO"), a Nevada corporation formed on October 19, 2001 for the express purpose of merging with the Company pursuant to the Plan of Merger, pursuant to which the Company will be merged with and into Newco (the "MERGER"). Newco will be the surviving entity after the Merger and the Merger Agreement provides that all other shareholders of King Power that are not Majority Shareholders or Newco (the "MINORITY SHAREHOLDERS") will, at the effective time of the Merger, have their Common Shares automatically converted into the right to receive the Merger Consideration.

     On 14 August 2002, CLSA met with the Board of Directors and the Special Committee of Independent Directors of King Power, and presented its detailed valuation on the business of the King Power Group, including the basis on which it was prepared.

CLSA EQUITY CAPITAL MARKETS LIMITED
--------------------------------------------------------------------------------
18/F ONE PACIFIC PLACE, 88 QUEENSWAY, HONG KONG    TEL: (852) 2600 8888    FAX:
(852) 2877 0110

(CLSA LOGO)

     In assessing the fairness, from a financial point of view, of the Merger Consideration, CLSA identified and evaluated certain valuation methodologies as prescribed in Item 1014(2) "Fairness of the Going-Private Transactions" of Regulation M-A under the Securities Exchange Act of 1934 of the United States of America. CLSA focused on a mix of three techniques in valuing the business of the King Power Group and prepared a detailed discounted cash flow ("DCF") valuation of the business of the King Power Group and then benchmarked the attributable equity valuation range derived therefrom (i) to industry comparables and (ii) by reference to the historical market price range of King Power Common Shares.

     As discussed with and presented to the Board of Directors, including the Special Committee of Independent Directors of King Power on 14 August 2002, the median attributable DCF equity value and the historic market price of the Common Shares one week prior to the presentation to the Board of Directors and the Special Committee of the Independent Directors of King Power was US$2.52 per Common Share and US$3.25 per Common Share respectively. Both such equity valuations fell within the range of valuations of the business of the King Power Group derived by benchmarking the valuation to (i) industry comparables and (ii) by reference to the historical market price range of King Power Common Shares.

     King Power imposed no limitations on the scope of the investigation or the procedures to be followed by CLSA in rendering its Fairness Opinion. This Fairness Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to the Minority Shareholders. This Fairness Opinion does not address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors or the Special Committee of Independent Directors of King Power as alternatives to the Merger or the decision of the Board of Directors and the Special Committee of Independent Directors of King Power to proceed with, or the effects of, the Merger.

     CLSA does not have any obligation to update, revise or reaffirm its valuation of the business of the King Power Group since 14 August 2002, nor has CLSA been requested by the Company to do so. CLSA has, however, obtained from the Company figures relating to the monetary debt and asset position of the King Power Group as at 15 April 2003, being the latest practicable date for reviewing CLSA's valuation prior to the date of this Fairness Opinion ("LATEST PRACTICABLE DATE"). In addition, as at the Latest Practicable Date, CLSA reviewed certain of its macroeconomic assumptions and the changes in the published share price for King Power since 14 August 2002, both of which relate to the calculation of the weighted average cost of capital used in CLSA's DCF valuation of the business of the King Power Group.

     Based on its review of information as at the Latest Practicable Date, CLSA has re-examined the attributable equity valuation range per Common Share referred to above. Although there has been some movement in the range since 14 August 2002, CLSA is of the opinion that such movement is not material and does not alter CLSA's opinion as at the date hereof as to the fairness, from a financial point of view, of the Merger Consideration.

(CLSA LOGO)

     CLSA Equity Capital Markets Limited, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CLSA has not performed investment banking services for King Power prior to this engagement. CLSA will receive a fee from the Company for rendering this Fairness Opinion.

     Based upon and subject to the foregoing and such other factors as we deem relevant (including the matters discussed with and presented to the Board of Directors, including the Special Committee of Independent Directors, of King Power on 14 August 2002) CLSA is of the opinion that, as of the date hereof, the Merger Consideration to be received by the Minority Shareholders pursuant to the Merger Agreement is fair from a financial point of view.

Yours faithfully,
CLSA EQUITY CAPITAL MARKETS LIMITED

Richard Taylor
SENIOR MANAGING DIRECTOR
HEAD OF INVESTMENT BANKING

                                   APPENDIX C

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 29, 2001,
                   AS AMENDED AND RESTATED AS OF MAY 16, 2003

     THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of October 29, 2001, as amended and restated as of May 16, 2003, is entered into by and between King Power International Group Co., Ltd., a Nevada corporation with its principal executive office located at 27th floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand ("King Power"), and KP (Thailand) Company Limited, a Nevada corporation with its principal executive office located at 27th floor, Siam Tower, 989 Rama I Road, Patumwan, Bangkok 10330 Thailand ("Newco").

                                    RECITALS

     1. King Power is a Nevada corporation organized pursuant to the Articles of Incorporation of King Power, as amended from time to time, and its governing law is Chapter 78 of the Nevada Revised Statutes (the "NRS").

     2. Newco is a Nevada corporation organized pursuant to the Articles of Incorporation of Newco, as amended from time to time, and its governing law is Chapter 78 of the NRS.

     3. King Power is named as a defendant in the following class action suits (collectively, the "Class Action Lawsuits"), each filed in the Clark County District Court, Nevada (the "Court"), (a) Case No. A455806: Sean Collins, On Behalf of Himself and All Others Similarly Situated vs. King Power International Group Co., Ltd, et al; (b) Case No. A456494: Byron Mikalson, On Behalf of Himself and All Others Similarly Situated vs. King Power International Group Co., Ltd, et al; and (c) Case No A455306: Pennsylvania Avenue Partners, LLC, On Behalf of Itself and All Others Similarly Situated vs. King Power International Group Co., Ltd, et al.

     4. Simultaneously with the execution of this Merger Agreement, King Power is executing a Stipulation of Settlement dated the date hereof (the "Settlement Agreement") regarding the settlement (the "Settlement") of the Class Action Lawsuits and filing such Settlement Agreement with the Court for approval by the Court of the Settlement.

     5. The Directors of each of King Power and Newco have determined that, subject to and conditioned upon the approval of the Settlement by the Court, it is advisable and in the best interests of their respective corporations and the shareholders of their respective corporations that King Power merge with and into Newco, with Newco surviving the merger (the "Merger"), and that the Merger and the terms of this Merger Agreement and the Settlement Agreement, together are fair to, and in the best interests of, King Power, Newco and their respective Shareholders, including the Minority Shareholder (as hereinafter defined), from both a procedural and financial point of view.

     6. Immediately prior to the consummation of the Merger, the shareholders of King Power listed in Appendix A hereto (collectively the "Majority Shareholders") will collectively hold all of the issued and outstanding shares of Newco. All other shareholders of King Power that are not Majority Shareholders or Newco shall be referred to herein as the "Minority Shareholders".

     7. Upon approval of the Settlement by the Court and in accordance with the terms of the Settlement Agreement, the Minority Shareholders at the Effective Time (as hereinafter defined) that are Members of the Class (as defined in the Settlement Agreement) shall be entitled to receive a portion of the Settlement Amount (as defined in the Settlement Agreement) under, as provided in and in accordance with, the terms and provisions of the Settlement Agreement.

                         TERMS AND PROVISIONS OF MERGER

     This Agreement constitutes the plan of merger referred to in Section 92A.100 of the NRS. The Merger will be governed by Chapter 92A of the NRS (the "Merger Law").

     In consideration of the following terms and provisions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

          1. Merger. Subject to the provisions of this Agreement, Chapter 78 of the NRS and the Merger Law, and on a date to be agreed upon by the parties hereto, which shall be as soon as practicable following receipt of all necessary third party consents and approvals, including, without limitation, all required shareholder approvals and all filings required pursuant to applicable state and federal securities laws, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada articles of merger in such form as may be required by, and executed in accordance with, the relevant provisions of the Merger Law (the "Articles of Merger") and will take all such further actions necessary or advisable to make the Merger effective. The Merger shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the date and time of such filing being referred to herein as the "Effective Time").

          As of the Effective Time, King Power shall be merged with and into Newco. Following the Effective Time, Newco shall be the surviving corporation of the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the separate corporate existence of King Power shall cease. The jurisdiction of organization of the Surviving Corporation shall be Nevada.

          2. Governing Documents. The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall become and constitute the Articles of Incorporation of the Surviving Corporation without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall become and constitute the Bylaws of the Surviving Corporation without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

          3. Directors. The persons who are directors of Newco immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their death, disability, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

          4. Name. The name of the Surviving Corporation shall continue to be KP (Thailand) Company Limited.

          5. Succession. At the Effective Time, the Surviving Corporation shall acquire and possess all the rights, privileges, powers and franchises of a public or private nature and be subject to and shall assume all the liabilities, restrictions, disabilities and duties of King Power; and all property, real, personal and mixed, and all debts due to King Power on whatever account, including all other things and causes of action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of King Power, and the title to any real property vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and liens upon any property of King Power shall be preserved unimpaired, and all debts, liabilities and duties of King Power shall thenceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation; PROVIDED, HOWEVER, that such liens upon property of King Power shall be limited to the property affected thereby immediately prior to the Merger.

          6. Further Assurances. From time to time, as and when required or requested by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of King Power such deeds, assignments and other instruments or certificates, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of King Power and otherwise to carry out the purposes of this Merger Agreement, and the Directors and authorized officers of the Surviving Corporation are fully authorized in the name and on behalf of King Power or otherwise, to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

          7. Conversion of Capital Stock.   At the Effective Time, by virtue of
     the Merger and without any action on the part of King Power, Newco, their respective shareholders or any other person, the shares of King Power's common stock, par value $0.001 per share (the "Common Shares") and the shares of Newco's common stock, shall be, subject to Section 8, converted, cancelled or otherwise, as follows:

             (a) Common Shares Held by Minority Shareholders.   Each issued and
        outstanding Common Share at the Effective Time and held by a Minority Shareholder shall be automatically converted into the right to receive U.S.$3.27 in cash per share (the "Merger Consideration").

             (b) Common Shares Held by Newco or any Majority Shareholder.   Each
        issued and outstanding Common Share held by Newco or any Majority Shareholder immediately prior to the Effective Time shall cease to be outstanding, and shall automatically at the Effective Time be cancelled and retired without payment of any consideration therefor, cash or otherwise, and shall cease to exist.

             (c) Common Stock of Newco.   Each share of common stock of Newco
        issued and outstanding at the Effective Time shall continue to be an issued and outstanding share of common stock of the Surviving Corporation immediately after the Merger.

          8. Exchange of Certificates.

             (a) Exchange Procedures.   Prior to the Effective Time, King Power
        may appoint Securities Transfer Corporation, 2591 Dallas
        Parkway -- Suite 102, Frisco, TX 75034, USA, or a bank or trust company, to act as an exchange agent (such exchange agent is referred to herein as the "Exchange Agent" except that, if no exchange agent is appointed, then such term shall instead refer to the Surviving Corporation and the relevant provision shall be construed in the appropriate context, as may be applicable). As of the Effective Time, King Power will deposit or cause to be deposited with or for the account of the Exchange Agent, in trust for the benefit of the holders of shares converted pursuant to
        Section 7, an amount in cash equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

             As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares of King Power (the "Certificates") whose Common Shares are converted pursuant to Section 7 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify) and
        (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or delivery of an affidavit of lost certificate (and bond, if required), pursuant to Section 8(f) hereof) to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor an amount representing the Merger Consideration per Common Share multiplied by the number of Common Shares represented by such Certificate (with the aggregate amount rounded to the nearest cent, and U.S.$0.005 rounded up to the next U.S.$0.01), which such holder has the right to receive pursuant to the provisions of Section 7, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Common Shares which is not registered in the transfer records of King Power, the Merger Consideration may be issued to a transferee if the Certificate representing such Common Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration per Common Share represented thereby as contemplated by Section 7 and this Section 8.

             (b) No Further Ownership Rights in Common Shares.   All cash paid
        upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares represented thereby. From and after the Effective Time, the stock transfer books of King Power shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 8.

             (c) Withholding Rights.   The Surviving Corporation shall be
        entitled to deduct and withhold from the consideration otherwise payable pursuant to this Merger Agreement to any holder of Common Shares of King Power such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation.

             (d) Termination of Exchange Fund.   Any portion of the Exchange
        Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of Certificates six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand (except that if the Exchange Agent is the Surviving Corporation, such Exchange Fund and trust under which the Exchange Fund is held will terminate automatically six months after the Effective Time), and any Minority Shareholders that have not theretofore complied with this Section 8 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration. For so long as the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) subsists and is held in trust by the Exchange Agent, such amounts shall be used only for the purpose of payment of the Merger Consideration in accordance with the provisions of Section 7 and this Section 8.

             (e) No Liability.   No party to this Agreement shall be liable to
        any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

             (f) Lost Certificates.   In the event any Certificate shall have
        been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 8.

          9. Accounting Matters.   Newco agrees that upon the Effective Time,
     the assets, liabilities, reserves and accounts of King Power shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such assets, liabilities, reserves and accounts shall have been carried on the books of King Power immediately prior to the Effective Time, subject to such adjustments as may be appropriate to give effect to the Merger.

          10. Representations and Warranties of King Power.   King Power hereby
     represents and warrants to Newco that:

             (a) Authority.   King Power has the requisite corporate power and
        authority to enter into this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement by King Power and the consummation by King Power of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of King Power are necessary to authorize this Merger Agreement or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of this Merger Agreement, by the holders of a majority of the outstanding Common Shares in accordance with the NRS and King Power's Articles of Incorporation and Bylaws). This Merger Agreement has been duly executed and delivered by King Power and, assuming the due authorization, execution and delivery by Newco, constitutes a legal, valid and binding obligation of King Power enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

             (b) Non-Contravention. The execution and delivery of this Merger Agreement by King Power do not, and the consummation of the transactions contemplated hereby shall not (i) conflict with or violate the Articles of Incorporation or Bylaws of King Power, (ii) subject to (1) obtaining the consents, approvals, authorization and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Authorities"), pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities or blue sky laws and the rules and regulations thereunder; and (2) the filing and recordation of the Articles of Merger as required by the Merger Law, conflict with or violate any federal, state or local statue, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority applicable to King Power or any of its properties or assets or (iii) result in any breach of or constitute a default (or an event that with notice or the passage of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of King Power or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which King Power is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such conflicts or violations which would not, in the aggregate, (1) be reasonably likely to have a material adverse effect on the financial condition, business prospects or results of operations of King Power and its subsidiaries, taken as a whole (a "King Power Material Adverse Effect") or (2) have a material adverse effect on the ability of King Power to consummate the transactions contemplated by this Merger Agreement.

             (c) Statutory Approvals. Subject to (1) obtaining the consents, approvals, authorization and permits of, and making filings with or notifications to, Governmental Authorities, pursuant to the applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws and the rules and regulations thereunder; and (2) the filing and recordation of appropriate merger documents as required by the Merger Law, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Government Authorities is necessary for the execution and delivery of this Merger Agreement by King Power or the consummation by King Power of the transactions contemplated hereby.

          11. Representations and Warranties of Newco. Newco hereby represents and warrants to King Power as follows:

             (a) Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Newco was organized for the purposes of consummating the Merger and the other transactions contemplated by this Merger Agreement and taking action with respect thereto. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Merger Agreement or in connection with their organization, at the Effective Time Newco will not have incurred any obligations or liabilities or engaged in any business activities of any kind.

             (b) Authority. Newco has the requisite corporate power and authority to enter into this Merger Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation by Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Newco. This Merger Agreement has been duly and validly executed and delivered by Newco, and, assuming the due authorization, execution and delivery hereof by King Power, this Merger Agreement constitutes the valid and binding obligation of Newco enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

             (c) Non-Contravention. The execution and delivery of this Merger Agreement by Newco do not, and the consummation of the transactions contemplated hereby shall not (i) conflict with or violate the Articles of Incorporation or Bylaws of Newco, (ii) subject to (1) obtaining the consents, approvals, authorization and permits of, and making filings with or notifications to, any Governmental Authorities, pursuant to the applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws and the rules and regulations thereunder; and (2) the filing and recordation of appropriate merger documents as required by the Merger Law, conflict with or violate any federal, state or local statue, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority applicable to Newco or any of its properties or assets or (iii) result in any breach of or constitute a default (or an event that with notice or the passage of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of King Power or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Newco is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such conflicts of violations which would not, in the aggregate, have a material adverse effect on the ability of Newco to consummate the transactions contemplated by this Merger Agreement.

             (d) Statutory Approvals. Subject to (1) obtaining the consents, approvals, authorization and permits of, and making filings with or notifications to, Governmental Authorities, pursuant to the applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws and the rules and regulations thereunder; and (2) the filing and recordation of appropriate merger documents as required by the Merger Law, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authorities is necessary for the execution and delivery of this Merger Agreement by Newco or the consummation by Newco of the transactions contemplated hereby.

             (e) Proxy or Information Statement. None of the information supplied by Newco, or its officers, directors, representatives, agents or employees, for inclusion in the proxy or information statement in connection with the Merger, or in any amendments thereof or supplements thereto, will, on the date the proxy or information statement is first mailed to shareholders (giving effect to any documents incorporated by reference therein), contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Newco or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Newco which should be set forth in a supplement to the proxy or information statement, Newco shall promptly inform King Power. All documents that Newco is responsible for filing with the United States

        Securities and Exchange Commission (the "SEC") in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

          12. Conditions to Obligations of King Power Under this Merger Agreement. The obligations of King Power to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) Shareholder Approval. This Merger Agreement and the Merger shall have been approved and adopted by the requisite approval of the shareholders of King Power.

             (b) Court Approval of Settlement Agreement. The Settlement Agreement shall have been approved by the Court in a manner satisfactory to King Power.

             (c) No Order. No governmental authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Merger Agreement.

          13. Settlement of Class Action Lawsuits. The parties understand and agree that upon approval of the Settlement by the Court, the Minority Shareholders that are Members of the Class shall be entitled to receive a portion of the Settlement Amount under, as provided in and in accordance with the terms and provisions of the Settlement Agreement.

          14. Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within the State of Nevada without resort to Nevada's conflicts of law principles.

          15. Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

          16. Termination. At any time prior to the Effective Time (whether prior to or after approval of the Merger by the shareholders of King Power),

             (a) this Merger Agreement may be terminated and the Merger may be abandoned by King Power if the Court issues an order that rejects or does not approve the Settlement or the Settlement Agreement; and

             (b) this Merger Agreement may be terminated and the Merger may be abandoned, or the time of consummation of the Merger may be deferred, by the mutual consent of the boards of directors of King Power and Newco.

             In the event of the termination of this Merger Agreement pursuant to this Section, this Merger Agreement shall forthwith become void, there shall be no liability under this Merger Agreement on the part of Newco or King Power or any of their respective officers or directors and all rights and obligations of any party hereto shall cease.

          17. Counterparts. This Merger Agreement may be executed in any number of counterparts each of which when taken alone shall constitute an original instrument and when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Merger Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          18. Assurance. King Power and Newco agree to execute any and all documents, and to perform such other acts, which may be reasonably necessary or expedient to further the purposes of this Merger Agreement.

     IN WITNESS WHEREOF, King Power and Newco have caused this Merger Agreement, to be signed by their respective duly authorized officers and delivered, this 16th day of May, 2003.

                                          KING POWER INTERNATIONAL GROUP CO.,
                                          LTD

                                          By: /s/ VICHAI RAKSRIAKSORN
                                            ------------------------------------
                                            Name: Vichai Raksriaksorn
                                            Title: Group Chairman, CEO and
                                              Director

                                          KP (THAILAND) COMPANY LIMITED

                                          By: /s/ VIRATANA SUNTARANOND
                                            ------------------------------------
                                            Name: Viratana Suntaranond
                                            Title: President

                   APPENDIX A TO AGREEMENT AND PLAN OF MERGER

                           THE MAJORITY SHAREHOLDERS

Vichai Raksriaksorn
Viratana Suntaranond
Aimon Raksriaksorn
Niphon Raksriaksorn
Umaratana Suntaranond
Mana Suravoranond
V & A Holding Co., Ltd.
Orapim Vivittaporn
Wichitra Boonyakan
Surasak Putranonutai
Somchai Raksriaksorn
Suraphan Vivittaporn
Malee Raksriaksorn
Antares Y.N. Cheng
Manas Kamnerdngarm
Somsak Dararattanarojna
Benjamin B. Fattedad
Pipat Suntaranond
Piroon Suntaranond
Rachaneewan Suntaranond
Kanokwan Suntaranond
Sombat Thorntham
Thongchai Boonkhundha
Wei Wing Cheng
Jongchai Thiangtham
Capitalux Co., Ltd.
Thaweechok Boonkhundha
Mukda Thiangtham
Malee Aviruth
Sombat Dechapanichkul
Auemporn Boonkhundha
Pochanalai Boonkhundha
Anocha Kumnerdngam
Thammanoon Wiwatpornpong
Pichai Pitakchaisuk
Orawan Smittinet
Kannika Aviruth
Pornchai Pornsirigosol
Sirima Wanichanon
Pornkamol Wongpiboonpol
Fusak Thammasumet
Unchalee Ruchipong
Kornkanok Mettaphunt
Chulaluck Petchpradub
Apipong Nantaphatravit
Opas Weerawuthiwong

                                   APPENDIX D

                    ANNUAL REPORT ON FORM 10-K OF KING POWER
                      FOR THE YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO

                         COMMISSION FILE NUMBER 1-13205
                    KING POWER INTERNATIONAL GROUP CO., LTD.
             (Exact name of registrant as specified in its charter)

                    NEVADA                                       75-2641513
           (State of incorporation)                 (I.R.S. Employer Identification No.)

                25TH - 27TH FLOORS, SIAM TOWER, 989 RAMA I ROAD,
                        PATUMWAN, BANGKOK 10330 THAILAND
                    (Address of principal executive offices)

     REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 011 (662) 658-0090

                         WWW.KINGPOWERINTERNATIONAL.COM

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                    COMMON STOCK, $.001 PAR VALUE PER SHARE

         NAME OF EXCHANGE ON WHICH REGISTERED: AMERICAN STOCK EXCHANGE

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation 8-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in a definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [ ]     No [X]

     Number of shares of Common Stock of the registrant outstanding as of February 24, 2003: 20,250,000 shares.

     The approximate aggregate market value of the voting stock held by non-affiliates of the registrant based upon the closing price of $4.00 per share for the registrant's common stock as reported by the American Stock Exchange as of June 28, 2002, was approximately $31,014,000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ITEM NUMBER                                                                 PAGE
-----------                                                                 ----
                                     PART I
     1.       Business....................................................    4
     2.       Properties..................................................    8
     3.       Legal Proceedings...........................................    9
     4.       Submission of Matters to a Vote of Security Holders.........   10

                                    PART II
     5.       Market for the Company's Common Stock and Related
              Stockholder Matters.........................................   10
     6.       Selected Financial Data.....................................   11
     7.       Management's Discussion and Analysis of Financial Condition
              And Results of Operations...................................   11
    7A.       Quantitative and Qualitative Disclosures of Market Risk.....   14
     8.       Financial Statements........................................   19
     9.       Changes In and Disagreements with Accountants on Accounting
              And Financial Disclosure....................................   42

                                    PART III
    10.       Directors, Executive Officers, Promoters and Control
              Persons; Compliance with Section 16(a) of the Exchange
              Act.........................................................   42
    11.       Executive Compensation......................................   45
    12.       Security Ownership of Certain Beneficial Owners and
              Management..................................................   46
    13.       Certain Relationships and Related Transactions..............   47
    14.       Controls and Procedures.....................................   48

                                    PART IV
    15.       Exhibits, Financial Statement Schedules, and Reports on Form
              8-K.........................................................   49

                 CAUTION REGARDING FORWARD-LOOKING INFORMATION

     This report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate", "believe", "estimate", "expect", and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.

PART I

ITEM 1  BUSINESS

 GENERAL

     The global airport duty and tax free business is a multi-billion dollar industry in which luxury and brand name merchandise such as perfumes and cosmetics, liquor and tobacco and general merchandise products are sold to travelers exempt from import duties and taxes, within certain allowances, at their respective destinations. As stated in Raven Fox Report of the Duty-Free & Travel-Retail 2002/2003, in 2001, global airport duty free sales decreased by 0.7% reaching US$8.89 billion. Europe accounts for 50% of airport duty-free sales, the same proportion as in 2000. The Americas' share is down from 17.5% in 2000 to 15.9% in 2001, reflecting the sharp downturn in travel in the region since September 11, 2001.

     The travel-retail industry, which is defined as all of the business activities involved in the duty free and tax free businesses, including selling merchandise at traveling ports (principally airports) and on airplanes, at tourist centers, at resorts and in major cities, etc., began to develop in Asia in 1964 when Japanese retailers began establishing duty free shops around the region. As trade among the countries within the region increased, the Asian duty free business began to grow. The Asian travel-retail industry was given additional impetus when trade between Asian countries and the United States and European countries began to grow further. This increase in trade resulted in an increase in tourism by travelers from the United States and Europe. From this trend, Thailand emerged as the most popular travel destination among Southeast Asia's countries, welcoming more than 36 million passengers traveling through the International and Domestic Airports in Thailand during 2000. The number of passengers has increased at a compounded average growth rate of 6% from 19 million in 1990 to 39 million passengers in 2002, according to the Airports Authority of Thailand (AAT). The AAT is anticipating that the number of passengers will increase to 50 million by the year 2007.

     King Power International Group Co., Ltd. (the "Company") is currently the leading travel-retail operator in Thailand. At the end of 2002, the Company operates and manages 52 duty free and 20 tax free stores, via two concession agreements with the Airports Authority of Thailand, throughout all of Thailand's major airports. The Company has approximately 66,990 square feet of retail space at the Bangkok and Provincial International and Domestic Airports.

     News releases and other information on the Company, excluding SEC filings, can be accessed at www.kingpowerinternational.com on the Internet.

 BACKGROUND AND ORGANIZATION OF THE COMPANY

     The Company (formerly known as Immune America, Inc.) was incorporated under the laws of the State of Nevada in 1985. Until June 12, 1997, this Company was inactive and was regarded as a development stage company.

     On June 12, 1997, the Company engaged in a reverse merger transaction with the shareholders of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited, whereby an aggregate 18,800,000 shares of restricted, unregistered common stock was exchanged for 99.94% of the issued and outstanding shares of J.M.T Group Company Limited and 94.95% of the issued and outstanding shares of J.M.T. Duty Free Company Limited.

     The reverse merger was treated as a re-capitalization of the Company. Accordingly, the assets, liabilities and business operations of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited were recognized at historical cost. The consolidated historical financial statements of J.M.T. Group Company Limited and J.M.T. Duty Free Company Limited became the historical financial statements of the Company.

     Concurrent with the reverse merger, the Company changed its corporate name from Immune America, Inc. to King Power International Group Co., Ltd. Subsequently, on September 9, 1997, J.M.T. Duty Free Company Limited changed its corporate name to King Power Duty Free Company Limited and on October 10, 1997, J.M.T. Group Company Limited changed its corporate name to King Power Tax Free Company Limited.

     The Company operates its current businesses through two divisions: the Tax Free Division and the Duty Free Division.

 TAX FREE DIVISION

     King Power Tax Free Company Limited (the "Tax Free Division" or, sometimes, "KPT") is a Thai corporation engaged in selling various souvenirs and consumer products in the International and Domestic terminals of all the major airports located in Thailand to international and local travelers. The Tax Free Division holds the operating license granted by the Airports Authority of Thailand ("AAT") for shops of this specific nature.

     At the end of 2002, the Tax Free Division operated 20 stores within Thailand's major international and domestic airports, totaling 15,805 square feet of retail space compared to 6,181 square feet in 1993 when it first began operations. There are now 12 shops located in the various terminals that comprise the Bangkok International Airport. The Tax Free Division sells domestically manufactured general merchandise including Thai silk, pewter, Benjarong porcelain, Thai dolls, jewelry, watches, pens, lighters, leather goods and confectionery, free of Thailand's value-added-tax at Bangkok International Airport's departure hall.

     There are eight shops, selling indigenous general merchandise of Thailand, together with local specialty goods, located in the domestic terminals at the Bangkok and Phuket domestic and international airport.

     The Company is an active participant in the promotional campaign known as "Thailand Brand", including the Company's in-house brand, "VR", for the years 2000 to 2002. The five shops were opened in joint operations with AAT, the Tourism Authority of Thailand ("TAT"), and the Department of Industrial Promotion from the Ministry of Commerce and dedicated to the "Thailand Brand" promotion.

 DUTY FREE DIVISION

     King Power Duty Free Company Limited (the "Duty Free Division" or, sometimes, "KPD") is a Thai corporation engaged in selling duty free merchandise to the traveling public under the supervision of Thai customs in duty free shops located in the international terminals of all of the major airports in Thailand. From January 1, 2002, the Duty Free Division obtained additional 19,171 square feet to operate duty free shops from the AAT for shops of this specific nature until December, 2006, or until the new Bangkok international airport is in operation.

     At December 31, 2002, The Duty Free Division operates 52 duty free stores, with approximately 51,186 square feet of retail space, in Thailand's International Airports at Bangkok, Chiang Mai, Hatyai and Phuket. The Duty Free Division's merchandise mix consists of top quality brand name liquor and tobacco products, luxury goods such as watches, perfumes, cosmetics, fashion accessories, gourmet food and chocolates. In Thailand, all imported merchandise is subject to import duties and governmental taxes. However, the Duty Free Division's goods are sold exclusively to departing passengers and are free of all import duties, excise taxes and the value-added-tax imposed by the Thai government.

     The Duty Free Division started its operation on January 1, 1997. Since inception, the Duty Free Division successfully introduced Harrods of Knightsbridge, U.K, into both Terminals of the Bangkok International Airport as the first duty free Harrods in Asia. Additionally, the Company has also introduced specialty stores focusing on well known fashion designers, such as Ferragamo, Versace, Cartier, Dunhill, Hermes, Burberry, Fendi, Bally, and Givenchy located in the Terminal I of the Bangkok International Airport.

     Both the Duty Free Division's and the Tax Free Division's sales and their overall performance and results are subject to the influence of external factors, some of which are beyond the Company's control. These include the distribution of airlines at particular terminals, the routes that are serviced by those airlines, loading levels of airline passengers, and economic and other conditions affecting the airlines servicing Thailand in general. The Company strategically manages those factors within its control in order to maximize its performance and minimize the effect of those that it cannot control. The Company believes that the devaluation of the Thai Baht, relative to the U.S. dollar, will continue to attract a greater number of tourists and travelers to Thailand in the future, which should have a significant positive effect on the Company's business, both as to sales and profits.

 KING POWER INTERNATIONAL GROUP (THAILAND) CO., LTD.

     King Power International Group (Thailand) Co., Ltd. was principally formed to lease the Company's Head Office in the Siam Tower in Bangkok in 1997. The rental expenses for this facility are allocated according to the actual usage by each of the Company's subsidiaries. Management has decided to have the subsidiaries lease their premises directly from the lessor effective as of January, 1999, in order to prevent unnecessary repetitive payment of corporate income taxes among the Company's subsidiaries.

 REGULATION

     The Duty Free operations are subject to the regulated supervision of the Customs Department of Thailand ("Customs"). All imported merchandise is received and stored in the Company's bonded warehouses in Thailand where it is exempt from all import duties, excise taxes and value-added-taxes of Thailand. Since the merchandise is sold without duties or taxes, it must remain within the bonded warehouses until it is requested to transfer to the respective Duty Free stores for sales.

     The Company has three bonded warehouses, located in Bangkok, Chiang Mai, and Phuket, serving all of the Duty Free Division's shops in Thailand. Transfer of any bonded merchandise must be documented and approved by Customs before these products are transferred for sale to the traveling public at the various retail stores. Customs makes regular inspections of the inventory in the bonded warehouses and shop premises. With this tightly regulated control from Customs, customers are assured that all products sold by the Company are genuine and of the highest quality.

 SUPPLIERS, DISTRIBUTION AND INVENTORY CONTROL

     The Company purchases both local and imported merchandise from more than 550 vendors worldwide. This supplier base gives the Company the ability to selectively purchase the highest quality products and to negotiate with vendors for the lowest cost, in order for the Company to supply its customers with the best possible value for their money. Currently, the Company does not have any long-term purchase commitments.

     Through the Company's historically strong relationships with many of its suppliers, the Company has secured exclusive agreements from numerous suppliers to be the sole agent for the sale of their products in duty free shops in Thailand. Furthermore, the Company receives significant sales support from these vendors. This support includes in-store displays, gift-with-purchase items, sales incentives, advertisements, staff training, signage and sales personnel.

     Merchandise is generally shipped directly from vendors to the Company's bonded warehouses for the Duty Free Division and delivered to the Company's warehouses at the airport. The Company's inventories are strictly controlled to comply with Customs' regulations. Detailed records documenting the receipt, the transfer and sale of all merchandise are kept by the Company to certify the authenticity and excellence of the products sold by the Company.

     The Company uses an outside shipping contractor to provide the services of customs clearing for the imported merchandise into Thailand and directly to the Company's bonded warehouses.

     In order to control inventory levels, the Company uses automated replenishment systems. Transfers are made to stores in accordance with demands identified by respective store managers. The Company maintains the overall control of stock displays in respective stores and repurchasing point of inventory level in respective warehouses.

     The Company's computerized inventory control system allows the Company to:
(1) identify the merchandise needs at each store, (2) promptly reorder merchandise from vendors, and (3) comply with Customs' record-keeping requirements. Through the Company's automated system, appropriate product mixes are maintained to maximize merchandise turnover.

 EMPLOYEES

     The Company's business as conducted in it shops is labor intensive. The Company currently employs 3,320 employees. Each member of the sales staff is equipped with special selling skills geared to the Travel-Retail business; that is, they are fluent in many languages and have extensive product knowledge in order to handle sales discussions with foreign customers. Management promotes job enhancement at every level of the staff to ensure maximum job satisfaction in return for the highest productivity by each employee. For example, the Company maintains a Training Center to encourage the learning of managerial skills, languages, product knowledge, etc. and has implemented the ISO 9001 year 2000 standards of operation. Employee turnover continues to be very low and Management foresees no problems in maintaining its capable staff of employees as long as the Company sustains its market share and the growth of its businesses.

 COMPETITION

     The Company foresees a less competitive environment for the Tax Free Division and Duty Free Division. During 1997, the AAT granted an extension of the Tax Free Division's license to operate and sell gifts and general merchandise at the Bangkok International Airport, for a further five year term extending from 1998 to 2003, with recent extension to 2006 or until the new Bangkok international airport is in operation. Furthermore, starting from January 1, 2002, the Company was granted additional retail space by the AAT of the Duty Free Division's license to operate and sell gifts and general merchandise at the Bangkok, Chiang Mai, Phuket, and Hatyai International Airports, for a further five year term extending from 2002 to 2006 or until the new Bangkok international airport is in operation.

     In Thailand, there are several barriers to entry into the airport duty free business. Any new entrant company must be owned by Thais who have proven Asian regional duty free experience, particularly with regard to serving international passengers and Thai Nationals. A new entrant must reach a minimum turnover in duty free business and must possess bonded warehouse facilities located in Thailand. It should already be carrying all major international brands in its portfolio of merchandise.

 ECONOMIC CONDITIONS AND EXCHANGE RATES

     The principal customers of the Company are the traveling public utilizing the International and Domestic Airports at Bangkok, Chiang Mai, and Phuket. The Company's businesses are closely tied to the economic conditions of the countries from which the travelers come. Additional concerns about terrorism and regional conflicts, such as the US-led Iraq war, impact tourism and the Companies' operations. The Company has strategically confronted these conditions with decisive actions to minimize the adverse effects on its operations.

     The Tax Free Division was able to maintain its operational trends because most of its merchandise consists of products purchased in Thai Baht. Additionally, the Tax Free Division has always been able to sell its merchandise in U.S. dollars. Although Thai Baht was floated, there was a minimal impact on this division's operations because there was very little difference in the purchasing power of the customers.

     The Duty Free Division imports all of its products from suppliers across the world whereas the purchasing commitments are tied to either U.S. dollars or currencies of the originating countries. The Company partially offset the impact of the weak Thai Baht by adjusting, as often as daily, both the Company's pricing policy and point of sale exchange rates reflecting the current exchange rate of the Thai banks. By this policy, the Company is able to minimize the realized and unrealized exchange losses when purchasing activities are denominated in foreign currencies.

 BUSINESS STRATEGIES

     The Company began operating its Tax Free Division in 1993 after obtaining the five-year sole license to operate its business from the AAT. This license was renewed in 1998, extending for a period of five additional years until 2003, with recent extension to 2006 or until the new Bangkok international airport is in operation, the Division's license to operate in Thailand. In 1997, the Company obtained its five-year duty free license. Since that time, the Duty Free Division has become the principal contributor of profits to the Company's operations. Even though merchandise sold by the Tax Free Division generally carries a higher profit margin compared to the profit margin for merchandise sold by the Duty Free Division, the value of each item (measured by its selling price) is much less. Thus, the profitability of the Tax Free Division has been generally lower. Management has concentrated on improving the profitability of the Tax Free Division during previous years, principally through reducing concession fees and rental cost, selecting higher value merchandise, and lowering operating costs. However, in the future, the strategy will emphasize increasing the volume of sales via altering product mix that would suit each group of travelers. For the Duty Free Division, the Company will continue to increase sales volumes and maintain higher margins. The Company has successfully extended the existing concession that was scheduled to expire at the end of 2001 until 2006 or until the new Bangkok international airport is in operation. Furthermore, effective January 1, 2002, the Company obtained additional space from the AAT to operate the Duty Free business throughout international airports in Thailand covering the period of 2002 until 2006 or until the new Bangkok international airport is in operation. These events position the Company to currently be the sizable operator of general merchandise duty free stores at Thailand's international airports.

 IMPROVING PROFITABILITY FOR THE TAX FREE DIVISION

     The Company has on-going negotiations with the AAT to lower the concession fees charged by the AAT, to exchange spaces between the Tax Free and the Duty Free Divisions, and to discontinue some of the shops to lessen losses which are caused by increased concession fees. The Tax Free Division is continuing the process of re-engineering its entire operation to be more compatible with new international trends for this business. Starting in 2000, it has implemented some phases and will continue to implement additional process improvement. The main components of this re-engineering are:

          (1) expanding non-concession points of sales, i.e., through e-commerce where the Company can act as an intermediary for local products catering to international consumers;

          (2) jointly promoting merchandise with several airlines through its frequent flyer programs and credit-card firms;

          (3) increased efficiency in selecting the merchandise to be sold and emphasizing the potential for increased sales volumes and the profitability of each item of merchandise selected;

          (4) downsizing the amount and types of merchandise displayed from the concept of "something for everyone" to becoming more selective in types of merchandise displayed at different locations;

          (5) developing premium brands in order to create brand awareness, uniqueness of product availability, to upgrade quality and design, and to improve packaging and marketing; and

          (6) utilizing the Company's overall resources more efficiently through the implementation of ISO 9001.

 ENSURE ADEQUATE SUPPLIES AND VARIETY OF PRODUCTS OF THE DUTY FREE DIVISION

     Since the current trend for the Duty Free Division's products is continued high demand driven by the increased number of Asian tourists who have made plans or arrangements to visit Thailand in 2003 and beyond, as announced by the Tourism Authorities of Thailand (TAT), this Division will focus on ensuring adequate supplies of, and more variety in, the merchandise it offers for sale in order to cater to these customers. Furthermore, in 2002, the Thai Government has introduced, for the first time, the Ministry of Tourism and Sports, to administer and synchronize tourism activities on a national scale. There will continue to be several campaigns by the Government's agencies under such Ministry to support the growth of this industry. Thus, the Company will dedicate its resources to plan out product campaign that would be in-line with the Ministry's campaigns.

ITEM 2  PROPERTIES

     The Company's principal office is located at the 25th, 26th and 27th floors of the Siam Tower, at 989 Rama I Road, Patumwan, Bangkok 10330 Thailand. The telephone number is +662-658-0090. This office contains 36,902 square feet of space and is leased from Bangkok Intercontinental Hotels Co., Ltd. under a lease expiring in October, 2003, at an annual rental cost of $175,994 using an average exchange rate of 43.0850 Thai Baht to 1 US Dollar for 2002.

     At the end of 2002, the Company operates 72 retail stores with retail space totaling 66,990 square feet, located in the international and domestic airports of Thailand located in Bangkok, Chiang Mai, Hatyai, and

Phuket. All of the stores are leased from the Airports Authority of Thailand (the "AAT") under varying lease agreements involving the Company's two subsidiaries, KPT and KPD, and require a monthly rental fee (excluding duty charges and other expenses) for the space actually utilized. During the 2002 fiscal year, the Company paid a total of $1,287,247 to the AAT under these lease agreements. The Company anticipates that the total for the 2003 fiscal year under these lease agreements will be approximately $1,331,919 using an exchange rate of 43.0850 Thai Baht to 1 US Dollar for 2002.

     The Company leases six warehouses containing approximately 44,900 square feet from the AAT. The three bonded warehouses located in Bangkok, Chiang Mai, and Phuket containing approximately 37,240 square feet for the Duty Free Division and three warehouses located in Bangkok, Chiang Mai, and Phuket containing approximately 7,660 square feet for the Tax Free Division.

     All payments with regards to these properties are made in Thai Baht. The Company used an average exchange rate of 43.0850 Thai Baht to 1 US Dollar to translate these expenses into US Dollars during 2002.

ITEM 3  LEGAL PROCEEDINGS

     On August 19, 2002, the Company announced in a press release that its management intended to continue to pursue a merger transaction in which the Company will be taken private by shareholders Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") and certain other shareholders who, together with the Controlling Shareholders, hold approximately 88.6% of the Company's common shares (collectively, together with the Controlling Shareholders, the "Majority Shareholders"); the Controlling Shareholders have proposed a merger consideration of US$2.52 per share; and the proposed merger consideration will be subject to negotiations between the Special Committee and the Controlling Shareholders.

     On August 30, 2002, the Company announced in a press release that the Special Committee and the Controlling Shareholders met on August 22, 2002, to discuss and negotiate the proposed merger consideration and the terms of the merger, and that, as a result of the on-going negotiations between the Special Committee and the Controlling Shareholders on the price and other terms, on August 28, 2002, the Controlling Shareholders adjusted their proposed merger consideration to $3.27 per share as the merger consideration. The press release also stated that the foregoing price proposal would be subject to further negotiations between the Special Committee and the Controlling Shareholders.

     On August 27, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Pennsylvania Avenue Partners, LLC, against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     On September 16, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Sean Collins against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction, damages not in excess of $75,000, and payment of fees of plaintiff's counsel and experts.

     On September 26, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Byron Mikalson against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The complaint also alleged that the defendants and companies related to the defendants obtained loans from the Company that were later forgiven.

The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     The Company believes that each of the lawsuits is without merit, and intends to vigorously defend each suit. With respect to the first complaint brought by Pennsylvania Avenue Partners, LLC, on October 30, 2002, the Company filed a motion to dismiss for failure to state a claim.

ITEM 4  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On November 1, 2001, the Company filed a preliminary proxy statement for purposes of calling a meeting of shareholders to vote on a Plan of Merger which would result in all of the outstanding shares of the Company being acquired by a newly formed corporation to be owned by the shareholders presently comprising the Company's management. Should the plan of merger be approved and the transaction concluded, the Company would cease to exist. A final proxy statement has not been filed and the shareholders' meeting has not been scheduled.

PART II

ITEM 5  MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's common stock trades on the American Stock Exchange under the ticker symbol "KPG". The approximate number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name, was 346 as of February 24, 2003. The Company believes that approximately 427 stockholders currently own and hold the stock in street name.

     The following table set forth the high and low closing quotations for the common stocks as reported by the American Stock Exchange for each full quarterly period within the two most recent fiscal year:

                                                              HIGH     LOW
                                                              -----   -----
First Quarter of 2003 (Through February 24).................  $3.35   $2.30
Fourth Quarter of 2002......................................  $3.40   $2.71
Third Quarter of 2002.......................................  $3.90   $2.15
Second Quarter of 2002......................................  $4.00   $1.32
First Quarter of 2002.......................................  $1.48   $1.26
Fourth Quarter of 2001......................................  $1.50   $0.85
Third Quarter of 2001.......................................  $1.90   $1.26
Second Quarter of 2001......................................  $2.15   $0.90
First Quarter of 2001.......................................  $1.34   $0.87

     The Company has not paid any cash dividends since the listing of its Common Shares on the American Stock Exchange.

ITEM 6  SELECTED FINANCIAL DATA

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following data should be read in conjunction with "the Company," "Management's Discussion and analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto and the Unaudited Pro Forma Information and notes thereto included elsewhere in this Prospectus.

                                                         YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------
                                             1998      1999       2000       2001       2002
                                            -------   -------   --------   --------   --------
CONSOLIDATED STATEMENT OF INCOME DATA:
Sales Revenue.............................  $91,125   $89,483   $108,914   $116,329   $172,439
Gross Profit..............................   27,051    23,859     34,214     36,347     53,411
Operating Expenses........................   31,931    20,753     23,357     28,794     35,931
                                            -------   -------   --------   --------   --------
Operating Income (Loss)...................   (4,880)    3,106     10,857      7,553     17,480
Other Income (Expenses), net..............      541       197       (952)       401      1,065
Income (loss) before minority interest and
  income tax..............................   (4,339)    3,303      9,905      7,954     18,545
Net Income (loss).........................  $(4,287)  $ 2,413   $  6,485   $  4,548   $ 12,100
                                            =======   =======   ========   ========   ========
Net Income (loss) per share:
  Basic...................................  $ (0.21)  $  0.12   $   0.32   $   0.22   $   0.60
  Diluted.................................  $    --   $    --   $     --   $     --   $     --
Weighted Average Share Outstanding:
  Basic...................................   20,250    20,250     20,250     20,250     20,250
  Diluted.................................       --        --         --         --         --
CONSOLIDATED BALANCE SHEET DATA:
Working Capital...........................  $ 2,793   $ 2,899   $  3,664   $  5,054   $ 28,067
Total Assets..............................   48,076    42,213     47,691     59,508     95,343
Total Long -- Term Debt...................      403       254        178        140     13,908
Stockholders' Equity......................    8,751    11,065     15,600     19,825     32,357

ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

  CAUTION REGARDING FORWARD-LOOKING INFORMATION

     This annual report contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate", "believe", "estimate", "expect", and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.

  RESULTS OF OPERATIONS, COMPARING FISCAL YEARS ENDED DECEMBER 31, 2002 AND 2001

     Sales revenue for the year ended December 31, 2002, was approximately $172.4 million, compared to approximately $116.3 million for 2001. This increase is directly attributable to the Company's ability to obtain additional space from the AAT to operate the Duty Free business throughout international airports in Thailand, beginning January 1, 2002. Furthermore, according to the statistical compilation provided by the Bangkok International & Domestic Airport, the number of passengers traveling through its premises from January to December, 2002, has increased 3% from the same period last year or from 37.3 million passengers in 2001 to 38.6 million passengers in 2002.

     The cost of merchandise sold for the years ended December 31, 2002 and 2001, was approximately $86.9 million and $56.7 million, respectively. This increase is directly related to the increase in sales volume. The ratio of concession fees paid to the Airports Authority of Thailand (AAT) to sales revenue decreased from 20.05% in 2001 to 18.65% in 2002. This decrease from the restructure of KPT's concession fees to a fixed amount with an additional annual increment. The volume of sales generated from KPT during the last quarter of the year 2002 has been favorable, thus the fixed amount decreased the ratio of the concession fees paid to the AAT to sales. Management anticipates that a further reduction in the ratio of these fees may result from the increase in sales volume generated from the product mix targeted precisely various groups of travelers.

     Selling and administrative expenses were approximately $35.9 million and $28.8 million, respectively, for the years ended December 31, 2002 and 2001. The 2002 expenses were approximately 20.84% of sales and 2001 expenses were approximately 24.75% of sales. This decrease is associated with a decrease in sales promotional campaign, which is in-line with Management's expectation as the competition has been lessened due to the Company's ability to expand the shopping space at the international airports in Thailand.

     Net income for the year ended December 31, 2002, was approximately $12.1 million, or $0.60 per share (basic), compared to the net income of approximately $4.5 million, or $0.22 per share (basic), for the year ended December 31, 2001.

     The ratio of inventory divided by sales revenue for the years ended December 31, 2002 and 2001, was approximately 18.57% and 18.21%, respectively. This increase is caused by the larger volume of merchandised orders required by the Company's suppliers for their financial viability to support the new and improved lines of products developed and initiated by the Company.

  RESULTS OF OPERATIONS, COMPARING FISCAL YEARS ENDED DECEMBER 31, 2001 AND 2000

     Sales revenue for the year ended December 31, 2001, was approximately $116.3 million compared to approximately $108.9 million for 2000. This increase is directly attributable to the continual growth in the number of tourists entering Thailand and the Company's change in its product mix to target precisely various groups of travelers. According to the statistical compilation provided by the Bangkok International Airport (BIA), the number of passengers traveling through its premises from January to December, 2001, has increased to
31.0 million passengers or 6.65% increase from the same period last year. However, due to the adverse impact by the events of September 11, 2001, in United States, numbers of travelers traveling through BIA has dropped significantly during the month of September, 2001, but still with the increase of 1.88% from the same period last year.

     The cost of merchandise sold for the years ended December 31, 2001 and 2000, was approximately $56.7 million and $53.2 million, respectively. The principal factor causing this increase is directly related to the increase in sales volume. The concession fees paid to the Airports Authority of Thailand
(AAT), comparing the year ended December 31, 2001, to the same period in 2000, the ratio of concession fees paid to sales revenue increased from 19.75% in 2000 to 20.05% in 2001. This increase is due to the concession fee structure of KPT being based on a fixed amount with an additional annual increment. The volume of sales generated from KPT during the year 2001 has not kept up with such increment, thus causing the increase in the ratio of the concession fees paid to the AAT. Management anticipates that a further reduction in the ratio of these fees may result from the increase in sales volume generated from the product mix to target precisely various groups of travelers.

     Selling and administrative expenses were approximately $28.8 million for the year ended December 31, 2001, and approximately $23.4 million for the same period in 2000. In terms of percentage of sales, 2001 expenses were approximately 24.75% of sales and 2000 expenses were approximately 21.44% of sales. This increase was associated with the research and development cost incurred in developing new lines of merchandise, coupled with the continuing sales promotional campaign, and was in line with Management's expectations. Furthermore, the Company has expanded employees with 630 more personnel to support the additional space the Company obtained from the AAT effective January 1, 2002, as mentioned above. The Management anticipates that the ratio will come down favorably once the new space is fully operational.

     Net income for the year ended December 31, 2001, was approximately $4.5 million, or $0.22 per share (basic), compared to the net income of approximately $6.5 million, or $0.32 per share (basic), for the year ended December 31, 2000.

     The ratio of inventory divided by sales revenue for the years ended December 31, 2001 and 2000, was approximately 18.21% and 16.60%, respectively. This increase resulted from the inventory expansion initiated to support the additional space the Company had obtained from the AAT effective January 1, 2002, as mentioned above.

  RESULTS OF OPERATIONS, COMPARING FISCAL YEARS ENDED DECEMBER 31, 2000 AND 1999

     Sales revenue for the year ended December 31, 2000, was approximately $108.9 million compared to approximately $89.5 million for 1999. This increase is directly attributable to the continued growth in the number of tourists entering into Thailand and the promotional sales discount to attract larger customer base. Commencing in the last half of 1997, the Thai Government began the "Amazing Thailand" marketing campaign to coincide with various events occurring in Thailand or other countries closely located near Thailand. This marketing campaign is international in scope and directly targeted to attract additional new and repeat visitors to Thailand. The Company expects that this promotional campaign will continue to directly impact the Company's operations in a positive manner during and subsequent to this time period. In addition to the "Amazing Thailand" campaign, during the first half of 2000, the Company launched promotional sales discount in order to capture new and larger base customer groups who are price sensitive. By implementing this strategy, Management believes that the sales volume will continue to grow and positively impact the Company's operating profit.

     The cost of merchandise sold for the year ended December 31, 2000, and 1999, was approximately $53.2 million and $43.3 million, respectively. The principal factor causing this increase is directly related to the increase in sales volume. However, due to the lower concession fees paid to the Airports Authority of Thailand (AAT), comparing the year ended December 31, 2000, to the same period in 1999, the ratio of concession fees paid to sales revenue fell from 24.97% in 1999 to 19.75% in 2000. This decrease is a result of successful negotiations with the AAT to lower the fixed concession fees paid by KPT to be more closely in line with the current sales of this subsidiary. Management anticipates a further reduction in these fees may result from continued negotiations with the AAT.

     Selling and administrative expenses were approximately $23.4 million for the year ended December 31, 2000, and approximately $21.8 million for the same period in 1999. In terms of percentage of sales, 2000 expenses were approximately 21.44% of sales and 1999 expenses were approximately 24.4% of sales. This decrease is in-line with Management's expectation as the result of increasing efficiency among business units.

     Net income for the year ended December 31, 2000, was approximately $6.5 million, or $0.32 per share (basic), compared to the net income of approximately $2.4 million, or $0.12 per share (basic), for the year ended December 31, 1999.

     The ratio of inventory divided by sales revenue for the years ended December 31, 2000 and 1999, was approximately 16.60% and 18.44%, respectively. This decrease is the result of an unscheduled increase in number of tourists who shop at the Company's stores causing faster turnover of merchandise.

  LIQUIDITY AND CAPITAL RESOURCES

     For the years ended December 31, 2002 and 2001, the Company had working capital of approximately $28.1 million and $5.1 million, respectively. The improvement in this figure was due to the Company's ability to significantly expand operations, thereby increasing current assets while replacing part of current liabilities with long-term loans. The Company experienced a positive cash flow from operations of approximately $14.3 million at December 31, 2002, compared to a negative cash flow of $1.9 million during the same period of 2001. This increase is mainly due to the significant increase in net income and increase in accrued liabilities with a material reduction in loans to related companies and directors.

ITEM 7A  QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK

     On July 2, 1997, the Thai Government announced that the Thai Baht would thereafter be converted to a "Managed Float" system for the relationship of the Baht to other international currencies. This change had an immediate impact on the Company's operations and the results of its operations.

     The Company's subsidiaries conduct their business with selling and purchase prices based on Thai Baht, US Dollars, and other currencies. Sales are made both in Thai Baht and other currencies, but eventually will be converted into Thai Baht. Accordingly, the Company bears foreign currency transaction risks between the date of purchase of goods for resale and the ultimate payment of the goods in the appropriate negotiated currency.

     The overall effect of the Thai Baht devaluation was an increase in the attractiveness of Thailand as a tourist destination. This increase in tourists had a direct impact on increasing the Company's sales in the post-devaluation time period.

     In accordance with generally accepted accounting principles, the Company has separately presented the following items in its statement of income for the year ended December 31, 2002:

Gain on foreign exchange, net...............................  $29,024

     The calculation of gain on foreign exchange, net of $29,024 is shown in charts labeled A and B, respectively.

                                    CHART A

     The calculation of Unrealized gain on foreign exchange of US$240,925 was calculated on accumulated basis with quarterly adjustment on financial obligations, receivable and cash on hand in foreign currency as shown below:

ACCOUNT PAYABLE IN FOREIGN CURRENCY AS OF DECEMBER 31, 2002

                                                                      EXCHANGE RATE      TOTAL
CURRENCY                                                  AMOUNT        12/31/02       THAI BAHT
--------                                               ------------   -------------   -----------
Australian Dollar....................................        (66.50)     24.5708           (1,634)
Swiss Franc..........................................    465,467.39      31.0113       14,434,750
Europe...............................................    659,949.66      45.1035       29,766,039
French Franc.........................................     68,444.78       5.9052          404,180
British Pound Sterling...............................     16,213.79      69.5959        1,128,413
Hong Kong Dollar.....................................  1,657,450.25       5.5642        9,222,385
Italian Lire.........................................   (433,688.00)      0.0200           (8,674)
Singapore Dollar.....................................     87,671.29      25.0227        2,193,772
US Dollar............................................  2,901,483.16      43.3039      125,645,537
                                                       ------------      -------      -----------
  Total..............................................                                 182,784,768
                                                                                      ===========
BALANCE PER GENERAL LEDGER.........................................................   182,659,678
                                                                                      -----------
Unrealized gain on accounts payable in foreign currency 12/31/02...................      (125,090)
                                                                                      -----------
Unrealized gain on accounts payable in foreign currency 01/01/02...................     2,922,719
                                                                                      -----------
Net unrealized gain on account payable in foreign currency 12/31/02................     2,797,629
                                                                                      -----------

UNREALIZED GAIN ON CASH ON HAND AS OF DECEMBER 31, 2002

                                                                      EXCHANGE RATE      TOTAL
CURRENCY                                                  AMOUNT        12/31/02       THAI BAHT
--------                                               ------------   -------------   -----------
Australian Dollar....................................        38,166      24.1489          921,668
Canadian Dollar......................................         1,925      27.5129           52,962
Swiss Franc..........................................           920      30.6729           28,219
China Renminbi Yuan..................................       903,827       5.2078        4,706,950
Europe...............................................       199,738      44.5589        8,900,106
British Pound Sterling...............................       378,652      68.8681       26,077,038
Hong Kong Dollar.....................................       621,035       5.5138        3,424,263
Korean Won...........................................    11,138,000       0.0358          398,741
Singapore Dollar.....................................        20,056      24.7029          495,441
Taiwanese Dollar.....................................       260,300       1.2385          322,382
Japanese Yen.........................................    23,195,950      0.35734        8,288,841
US Dollar............................................     4,484,201      43.0947      193,245,288
                                                       ------------      -------      -----------
  Total..............................................                                 246,861,899
                                                                                      ===========
BALANCE PER GENERAL LEDGER.........................................................   237,604,462
                                                                                      -----------
Unrealized gain on cash in hand in foreign currency 12/31/02.......................     9,257,437
                                                                                      -----------
Unrealized gain on cash in hand in foreign currency 01/01/02.......................    (1,674,813)
                                                                                      -----------
Net unrealized gain on cash in hand in foreign currency 12/31/02...................     7,582,624
                                                                                      -----------
Net unrealized gain on accounts payable in foreign currency 12/31/02...............     2,797,629
                                                                                      -----------
Net unrealized gain on exchange rate as at 12/31/02................................    10,380,253
                                                                                      -----------
                                                            US$ = 240,925    (US$1 = Baht 43.085)

                                    CHART B

     The calculation of Unrealized loss on foreign exchange of US$24,050 was calculated on accumulated basis with quarterly adjustment on financial receivable and cash on hand in foreign currency as shown below:

UNREALIZED LOSS ON ACCOUNT RECEIVABLE AS OF DECEMBER 31, 2002

                                                                       EXCHANGE RATE
CURRENCY                                                    AMOUNT       12/31/02      TOTAL BAHT
--------                                                   ---------   -------------   ----------
US Dollar................................................  69,453.42      43.0947      2,993,074
                                                           ---------      -------      ---------
  Total..................................................                              2,993,074
                                                                                       =========
BALANCE PER GENERAL LEDGER..........................................................   3,084,265
                                                                                       ---------
Unrealized loss from account receivable as of 12/31/02..............................     (91,191)
                                                                                       ---------
Unrealized loss from account receivable as of 01/01/02..............................     (81,342)
                                                                                       ---------
Net unrealized loss from account receivable as of 12/31/02..........................    (172,533)
                                                                                       ---------

UNREALIZED LOSS FROM LOAN FROM BANK (TRUST RECEIPT) AS OF DECEMBER 31, 2002

                                                                       EXCHANGE RATE
CURRENCY                                                    AMOUNT       12/31/02      TOTAL BAHT
--------                                                  ----------   -------------   ----------
Euro....................................................   62,147.13      45.1035      2,803,053
British Pound Sterling..................................    8,600.00      69.5959        598,525
Hong Kong Dollar........................................  530,625.00       5.5642      2,952,503
Singapore Dollar........................................   97,977.82      25.0227      2,451,670
US Dollar...............................................   27,048.90      43.3039      1,171,323
                                                          ----------      -------      ---------
  Total.................................................                               9,977,074
                                                                                       =========
BALANCE PER GENERAL LEDGER..........................................................   9,887,328
                                                                                       ---------
Unrealized loss from loan from bank in foreign currency 12/31/02....................     (89,746)
                                                                                       ---------
Unrealized loss from loan from bank in foreign currency 01/01/02....................     (46,087)
                                                                                       ---------
Net unrealized loss from loan from bank in foreign currency 12/31/02................    (135,833)
                                                                                       ---------

UNREALIZED LOSS FROM ADVANCED FROM COMPANIES AS OF DECEMBER 31, 2002

                                                                       EXCHANGE RATE     TOTAL
CURRENCY                                                AMOUNT BAHT      12/31/02         US$
--------                                               -------------   -------------   ----------
Baht Currency........................................  61,116,066.58       43.24        1,413,415
BALANCE PER GENERAL LEDGER..........................................................    1,396,522
                                                                                       ----------
Net unrealized loss on advanced 12/31/02............................................      (16,893)
                                                                                       ==========
                                                           US$= (24,050)    (US$1 = Baht 43.0850)

     NET FOR UNREALIZED GAIN/ (LOSS) EXCHANGE AS OF December 31, 2002

                                                              THAI BAHT    US DOLLAR
                                                              ----------   ---------
Net Unrealized exchange gain as of 12/31/02.................  10,380,254
Net Unrealized loss on exchange rate as at 12/31/02.........    (308,366)
                                                              ----------
  NET UNREALIZED EXCHANGE...................................  10,071,888    233,768
                                                              ----------
Net Unrealized exchange GAIN................................                (16,893)
                                                                            -------
  NET UNREALIZED EXCHANGE...................................                216,875
                                                                            =======

     NET FOR REALIZED GAIN/ (LOSS) EXCHANGE AS OF December 31, 2002

                                                               THAI BAHT    US DOLLAR
                                                              -----------   ---------
Net realized loss on exchange rate of KPT as of 12/31/02....  (16,153,869)
Net Unrealized gain on exchange rate of KPD as at
  12/31/02..................................................    8,060,301
                                                              -----------
  NET REALIZED EXCHANGE.....................................   (8,093,568)  (187,851)
                                                              -----------
  NET REALIZED EXCHANGE.....................................                (187,851)
                                                                            --------
  Total net realized / unrealized exchange rate.............                  29,024
                                                                            ========

MONETARY ASSETS AND LIABILITIES DENOMINATED IN THAI BAHT

     As of December 31, 2002, the amount of monetary assets and liabilities which are denominated in Thai Baht are as follows:

TYPE OF MONETARY ASSET                                         US DOLLARS
----------------------                                         ----------
Cash and equivalents........................................    9,994,145
Trade Accounts Receivable...................................    1,572,506
Refundable value-added-tax..................................      833,291
Advance to Related Companies................................    8,431,006
Deferred income tax assets..................................    3,745,025
Restricted deposit..........................................   19,729,589
Other current assets........................................    3,313,087
Other non-current assets....................................    3,624,499

TYPE OF MONETARY LIABILITY                                     US DOLLARS
--------------------------                                     ----------
Bank overdraft & loan.......................................   16,965,182
Current portion of long-term debt...........................       36,926
Accounts payable............................................    8,293,716
Concession fees.............................................    4,864,882
Other current liabilities...................................   12,397,767
Long-term loan -- net.......................................   13,908,201

ITEM 7B  RECENTLY ISSUED ACCOUNTING PRINCIPLES

New Accounting Standards Not Yet Adopted -- NONE

ITEM 8  FINANCIAL STATEMENTS

Consolidated Financial Statements of the Company (Audited)
Report of Independent Auditors -- Smith, Gray, Boyer & Daniell, PLLC dated March 28, 2003
Balance Sheets as of December 31, 2002 and 2001
Statements of Income for the Years ended December 31, 2002, 2001 and 2000 Statements of Cash Flows for the Years ended December 31, 2002, 2001 and 2000 Statements of Changes in Shareholders' Equity for the Years ended December 31, 2002, 2001 and 2000
Notes to Consolidated Financial Statements

                         REPORT OF INDEPENDENT AUDITORS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
KING POWER INTERNATIONAL GROUP CO., LTD.

     We have audited the consolidated balance sheets of King Power International Group Co., Ltd. (the "Company"), as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders' equity for the years ended December 31, 2002, 2001, and 2000. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinions on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of King Power International Group Co., Ltd. and subsidiaries as of December 31, 2002 and 2001, and the results of their consolidated operations, cash flows and changes in shareholders' equity for the years ended December 31, 2002, 2001, and 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ SMITH, GRAY, BOYER & DANIELL, PLLC
                                          --------------------------------------
                                            SMITH, GRAY, BOYER & DANIELL, PLLC

March 28, 2003
Dallas, Texas

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of King Power International Group Co., Ltd. (the Committee) is composed of three directors and operates under a written charter adopted by the Board of Directors. The members of the Committee are Dharmnoon Prachuabmoh (Chair), Chulchit Bunyaketu, and Preeyaporn Thavornun. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Corporation's independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended by statement on Auditing Standard No. 90.

     The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Dharmnoon Prachuabmoh                                 /s/ Chulchit Bunyaketu
---------------------------------------                   ---------------------------------------
Dharmnoon Prachuabmoh (Chair)                             Chulchit Bunyaketu

/s/ Preeyaporn Thavornun
---------------------------------------
Preeyaporn Thavornun

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2002 AND 2001

                                                              NOTE      2002          2001
                                                              ----   -----------   -----------
                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................         $15,509,155   $ 3,955,240
  Trade accounts receivable.................................           1,488,965       676,073
  Refundable value added tax................................    4        833,291       626,537
  Trade accounts and management fee receivable from related
     companies, net.........................................   11        154,870     1,455,691
  Merchandise inventories, net..............................          32,022,091    21,185,208
  Restricted fixed deposits.................................    3     19,729,589    11,650,467
  Deferred income tax assets................................   10      3,745,025     3,541,113
  Prepaid expenses..........................................           1,850,981       416,176
  Other current assets......................................             421,663       315,409
                                                                     -----------   -----------
       Total current assets.................................          75,755,630    43,821,914
Property, plant and equipment, net..........................    5      6,374,932     3,719,476
Loans and accrued interest from related companies and
  directors, net............................................   11      9,586,184    11,764,840
Investments and other assets................................           3,626,698       202,590
                                                                     -----------   -----------
       TOTAL ASSETS.........................................         $95,343,444   $59,508,820
                                                                     ===========   ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft and bank loans.............................    6    $17,193,843   $21,562,684
  Current portion of long-term loan.........................    8         36,926        33,275
  Trade accounts payable....................................          12,518,038    10,893,026
  Accrued concession fees...................................    7      4,864,882     2,737,366
  Accrued corporate income tax..............................           4,222,302     1,391,145
  Other current liabilities.................................           8,852,914     2,151,468
                                                                     -----------   -----------
       Total current liabilities............................          47,688,905    38,768,964
Long-term loan, net.........................................    8     13,908,201       140,245
                                                                     -----------   -----------
       Total liabilities....................................          61,597,106    38,909,209
                                                                     -----------   -----------
Minority interest...........................................           1,389,075       775,887
SHAREHOLDERS' EQUITY........................................    9
  Common stock, $0.001 par value, 100,000,000 shares
     authorized, 20,250,000 shares issued and outstanding...              20,250        20,250
  Additional paid in capital................................          20,848,145    20,848,145
  Retained earnings (deficit)...............................          13,546,681     1,446,618
  Legal reserve.............................................              82,233        82,233
  Translation adjustments...................................          (2,140,046)   (2,573,522)
                                                                     -----------   -----------
       Total shareholders' equity...........................          32,357,263    19,823,724
                                                                     -----------   -----------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........         $95,343,444   $59,508,820
                                                                     ===========   ===========

The accompanying footnotes are an integral part of these consolidated financial statements

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                               NOTE       2002           2001           2000
                                               ----   ------------   ------------   ------------
Sales revenue................................         $172,439,155   $116,329,249   $108,914,156
Cost of sales
  Cost of merchandise sold...................           86,877,920     56,659,185     53,188,627
  Concession fees............................    7      32,150,450     23,322,685     21,511,202
                                                      ------------   ------------   ------------
          Total cost of sales................          119,028,370     79,981,870     74,699,829
                                                      ------------   ------------   ------------
Gross profit.................................           53,410,785     36,347,379     34,214,327
Operating expenses
  Selling and administrative expenses........           35,931,087     28,794,351     23,356,573
                                                      ------------   ------------   ------------
          Total operating expenses...........           35,931,087     28,794,351     23,356,573
                                                      ------------   ------------   ------------
  Income from operations.....................           17,479,698      7,553,028     10,857,754
Other income (expense)
  Interest income............................            1,326,826        811,745        332,631
  Interest expense...........................           (1,384,406)    (1,344,988)    (1,074,709)
  Gain (loss) on foreign exchange, net.......               29,024        159,134       (420,523)
  Gain on investment in other companies......                1,932            381         (4,123)
  Other income...............................            1,092,080        774,365        214,452
                                                      ------------   ------------   ------------
          Total other income (expense).......            1,065,456        400,637       (952,272)
                                                      ------------   ------------   ------------
Net income before income tax.................           18,545,154      7,953,665      9,905,482
Income tax expense...........................   10      (5,847,469)    (3,127,659)    (3,121,690)
                                                      ------------   ------------   ------------
Net income before minority interest..........           12,697,685      4,826,006      6,783,792
Minority interest............................             (597,622)      (278,701)      (298,330)
                                                      ------------   ------------   ------------
Net income attributed to common shares.......         $ 12,100,063   $  4,547,305   $  6,485,462
                                                      ============   ============   ============
Weighted average number of common shares
  outstanding................................           20,250,000     20,250,000     20,250,000
Basic earnings per share.....................         $       0.60   $       0.22   $       0.32

The accompanying footnotes are an integral part of these consolidated financial statements

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31,

                                                             2002          2001         2000
                                                          -----------   ----------   ----------
Net income attributed to common shares..................  $12,100,063   $4,547,305   $6,485,462
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...............      433,476     (323,327)  (1,950,362)
                                                          -----------   ----------   ----------
Comprehensive income....................................  $12,533,539   $4,223,978   $4,535,100
                                                          ===========   ==========   ==========

The accompanying footnotes are an integral part of these consolidated financial statements

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                            2002          2001          2000
                                                        ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $ 12,100,063   $ 4,547,305   $ 6,485,462
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation expense................................     1,635,535     1,425,992     1,466,472
  Unrealized loss (gain) on foreign exchange..........      (216,875)      (42,550)      206,629
  Deferred income tax assets..........................      (203,912)       77,820       735,199
  Decrease (increase) in operating assets:
     Trade accounts receivable........................      (816,896)     (394,452)      (69,285)
     Refundable valued added tax......................      (206,754)      165,196       388,703
     Receivables and loans to related companies and
       directors......................................     3,462,583    (4,042,419)   (4,166,005)
     Merchandise inventories..........................   (10,836,883)   (3,103,318)   (1,583,136)
     Prepaid expenses and other current assets........    (1,541,059)      (63,186)    2,606,772
     Other long-term assets...........................    (3,424,108)        5,698        (3,427)
  Increase (decrease) in operating liabilities:
     Trade accounts payable...........................     1,689,945      (843,199)    1,782,888
     Advances from director...........................            --      (446,186)      446,186
     Accrued concession fees..........................     2,127,516     1,563,376    (7,293,038)
     Other current liabilities........................     9,532,603      (628,466)    2,212,991
     Minority interest................................       613,188       170,176       227,254
     Translation adjustments..........................       433,476      (323,327)   (1,950,362)
                                                        ------------   -----------   -----------
       Net cash provided by (used in) operating
          activities..................................  $ 14,348,422   $(1,931,540)  $ 1,493,303
CASH FLOWS FROM INVESTING ACTIVES:
  Purchases of fixed assets...........................  $ (4,290,991)  $  (965,973)  $  (388,019)
  Increase in restricted fixed deposits...............    (8,079,122)   (3,902,486)   (3,902,352)
                                                        ------------   -----------   -----------
       Net cash used in investing activities..........   (12,370,113)   (4,868,459)   (4,290,371)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayment of) bank overdrafts........      (597,861)     (727,856)      841,319
  Proceeds from (repayment of) bank loans.............    (3,774,133)    8,927,743     2,384,194
  Proceeds from (repayment of) long-term loans........    13,771,607       (35,930)      (72,640)
                                                        ------------   -----------   -----------
       Net cash provided by financing activities......     9,399,613     8,163,957     3,152,873
Effect of exchange rate changes on cash and cash
  equivalents.........................................       175,993       (42,608)       85,575
                                                        ------------   -----------   -----------
       Net increase in cash and cash equivalents......    11,553,915     1,321,350       441,380
Cash and cash equivalents, beginning of period........     3,955,240     2,633,890     2,192,510
                                                        ------------   -----------   -----------
Cash and cash equivalents, end of period..............    15,509,155     3,955,240   $ 2,633,890
                                                        ============   ===========   ===========
Supplemental cash flow information
  Cash paid during the period:
     Interest.........................................  $  1,686,194   $ 1,300,636   $ 1,057,338
     Income taxes.....................................  $  3,161,347   $ 3,949,025   $ 1,142,649

The accompanying footnotes are an integral part of these consolidated financial statements

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000 (IN US$)

                                          COMMON STOCK
                                       -------------------     ADDITIONAL      COMPREHENSIVE    RETAINED     LEGAL
                                         SHARES     AMOUNT   PAID IN CAPITAL      INCOME        EARNINGS    RESERVE
                                       ----------   ------   ---------------   -------------   ----------   -------
Balances at January 1, 2000..........  20,250,000   20,250     20,848,145                      (9,503,916)
Net Income...........................                                            6,485,462      6,485,462
Other comprehensive income, net of
  tax
  Foreign currency translation
    adjustment.......................                                           (1,950,362)
                                                                                ----------
Comprehensive Income.................                                            4,535,100
                                       ----------   ------     ----------       ==========     ----------   ------
Balances at December 31, 2000........  20,250,000   20,250     20,848,145                      (3,018,454)
                                       ==========   ======     ==========                      ==========   ======
Balances at January 1, 2001..........  20,250,000   20,250     20,848,145                      (3,018,454)
Net Income...........................                                            4,547,305      4,547,305
Other comprehensive income, net of
  tax
  Legal Reserve......................                                                             (82,233)  82,233
  Foreign currency translation
    adjustment.......................                                             (323,327)
                                                                                ----------
Comprehensive Income.................                                            4,223,978
                                       ----------   ------     ----------       ==========     ----------   ------
Balances at December 31, 2001........  20,250,000   20,250     20,848,145                       1,446,618   82,233
                                       ==========   ======     ==========                      ==========   ======
BALANCES AT JANUARY 1, 2002..........  20,250,000   20,250     20,848,145                       1,446,618   82,233
NET INCOME...........................                                           12,100,063     12,100,063
OTHER COMPREHENSIVE INCOME, NET OF
  TAX
  FOREIGN CURRENCY TRANSLATION
    ADJUSTMENT.......................                                              433,476
                                                                                ----------
COMPREHENSIVE INCOME.................                                           12,533,539
                                       ----------   ------     ----------       ==========     ----------   ------
BALANCES AT DECEMBER 31, 2002........  20,250,000   20,250     20,848,145                      13,546,681   82,233
                                       ==========   ======     ==========                      ==========   ======

                                       ACCUMULATED OTHER
                                         COMPREHENSIVE
                                            INCOME           TOTAL
                                       -----------------   ----------
Balances at January 1, 2000..........       (299,833)      11,064,646
Net Income...........................                       6,485,462
Other comprehensive income, net of
  tax
  Foreign currency translation
    adjustment.......................     (1,950,362)      (1,950,362)
Comprehensive Income.................
                                          ----------       ----------
Balances at December 31, 2000........     (2,250,195)      15,599,746
                                          ==========       ==========
Balances at January 1, 2001..........     (2,250,195)      15,599,746
Net Income...........................                       4,547,305
Other comprehensive income, net of
  tax
  Legal Reserve......................                              --
  Foreign currency translation
    adjustment.......................       (323,327)        (323,327)
Comprehensive Income.................
                                          ----------       ----------
Balances at December 31, 2001........     (2,573,522)      19,823,724
                                          ==========       ==========
BALANCES AT JANUARY 1, 2002..........     (2,573,522)      19,823,724
NET INCOME...........................                      12,100,063
OTHER COMPREHENSIVE INCOME, NET OF
  TAX
  FOREIGN CURRENCY TRANSLATION
    ADJUSTMENT.......................        433,476          433,476
COMPREHENSIVE INCOME.................
                                          ----------       ----------
BALANCES AT DECEMBER 31, 2002........     (2,140,046)      32,357,263
                                          ==========       ==========

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

1.  BASIS OF PRESENTATION

     King Power International Group Co., Ltd. (formerly Immune America, Inc.) (herein the "Company") was incorporated under the laws of the State of Nevada on July 30, 1985.

     On June 12, 1997, the Company exchanged 18,800,000 shares of its common stock for 99.94% of the issued and outstanding common shares of King Power Tax Free Company Limited [(formerly J.M.T. Group Company Limited)-KPT thereafter] and 95% of the issued and outstanding common shares of King Power Duty Free Company Limited [(formerly J.M.T. Duty Free Company Limited)-KPD thereafter].

     This exchange of the Company's common stock to the former KPT and KPD shareholders resulted in those former shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Consequently, this transaction was accounted for as a "reverse acquisition" for financial reporting purposes and KPT and KPD were deemed to have acquired 94% of equity interest in the Company as of the date of acquisition. The relevant acquisition process utilized the capital structure of Immune America, Inc., and the assets and liabilities of KPT and KPD were recorded at historical cost.

     Concurrent with the reverse acquisition, the Company changed its corporate name from Immune America, Inc. to King Power International Group Co., Ltd.

     KPD is a Thailand-based corporation engaged in selling duty free merchandise to the traveling public under the supervision of Thai customs, in stores located in the international terminals of the various airports located in Thailand. KPD holds from the Airports Authority of Thailand, an exclusive license to operate duty free stores for all stores of this specific nature. Prior to January 1, 2002, KPD held a non-exclusive license to operate duty free stores of this specific nature (see Note 7). For the duty free store operation, KPD is exempt from input value added tax on purchases of import merchandise and from output value added tax on sales of merchandise.

     KPT is a Thailand-based corporation engaged in selling various souvenirs and consumer products to the general public in the international and domestic terminals of the various airports located throughout Thailand. KPT holds the operating license granted by the Airports Authority of Thailand for all shops of this specific nature. For the tax free operation, KPT is subject to input value added tax on purchases of merchandise and is exempt from output value added tax on sales of merchandise for shops within Bangkok International Airport's departure halls.

     On October 10, 1997, the Company acquired 4,900 shares of common stock in King Power International Group (Thailand) Company Limited (KPG Thai), equivalent to 49% of the registered capital. KPG Thai was established in Thailand on September 11, 1997, and has registered capital totaling Baht 1 million divided into 10,000 shares of common stock with Baht 100 per share. On the same date, KPT acquired 5,093 shares of common stock in KPG Thai, equivalent to 50.93% of the registered capital. Ultimately, the Company owns 99.93% of equity interest in KPG Thai.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements, which include the accounts of the Company and its subsidiaries, are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in other companies under 20% of interest are accounted for using the cost method. At December 31, 2002 and 2001, these investments have been written down due to an assumed permanent impairment of their value. The consolidated financial statements are presented in U.S. dollars.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     MERCHANDISE INVENTORIES -- Merchandise inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis.

     PROVISION FOR DOUBTFUL ACCOUNTS -- Estimated collection losses of the Company are provided for based on the Company's collection experience together with a review of the financial position of each debtor. Where the Company determines reserves are necessary, it will provide a provision for the total receivable and accrued interest outstanding.

     MARKETABLE SECURITIES -- Securities held for trading are marked to market at year-end with the resulting gain or loss being included in current income.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS -- The financial position and results of operations of the Company's foreign subsidiaries are determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the prevailing exchange rates in effect at each period end. Contributed capital accounts are translated using the historical rate of exchange when capital was injected. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations. Gains or losses on foreign exchange transactions are recognized as incurred in the consolidated statements of income. Differences between the forward rate and the spot rate in forward exchange contracts are amortized as revenue and expense over the period of the contract.

     The exchange rates at December 31, 2002 and 2001 were $1 = Baht 43.240 and Baht 44.227, respectively. The average exchange rates during the years ended December 31, 2002, 2001 and 2000 were $1 = Baht 43.085, Baht 44.3812 and Baht
40.2391, respectively.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Maintenance, repairs and minor renewals are charged directly to expense as incurred. Depreciation is computed by using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................  20 Years
Leasehold improvements......................................  Term of lease
Selling office equipment and fixtures.......................  5 Years
Vehicles....................................................  5 Years

     STORE PRE-OPENING COSTS -- Store pre-opening costs are expensed as incurred.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     REVENUE RECOGNITION -- The Company recognizes revenue from sales of merchandise at the point of sale.

     CONCESSION FEES -- According to the concession agreement with the Airports Authority of Thailand, KPT is required to pay concession fees, rental and services fees, and other related expenses at the fixed charges per month defined in the concession agreement. According to the concession agreement with the Airports Authority of Thailand, KPD is required to pay concession fees at a fixed percentage of sales, greater than or equal to the fixed charges as defined in the concession agreement, and pay rental and service fee and other related expenses.

     CONCENTRATIONS OF CREDIT RISK -- The Company's retail businesses are cash flow businesses. Most sales take place with cash receipts or credit card payments. The Company maintains its cash accounts with various financial

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

institutions. In Thailand, such accounts are insured for the full amount of their value by the Thai government. U.S. bank deposits are within Federal insurance limits. In addition, see Note 11 with respect to loans and advances to directors and affiliated companies.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable, and accrued payables are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to fluctuate with market interest rates.

     INCOME TAXES -- The Company accounts for income taxes using the liability method, which requires an entity to recognize the deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, that will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

     The Company does not provide for United States income taxes on unrepatriated earnings of its Thailand-based subsidiaries since the Company's intention is to reinvest these earnings in their operations and the amount of such taxes has not been determined.

     EARNINGS PER SHARE -- Basic earnings per share has been computed based on the average number of common shares outstanding for the period. There are no potentially dilutive securities outstanding.

     RECLASSIFICATION -- Certain amounts in the 2000 financial statements and related footnotes have been reclassified to conform with 2002 and 2001 presentation.

3.  RESTRICTED FIXED DEPOSITS

                                                           2002             2001
                                                       -------------   --------------
Restricted fixed deposits............................   $19,729,589     $11,650,467
Interest rates.......................................  0.75% - 3.00%   1.00% - 4.00%

     As of December 31, 2002 and 2001, the restricted fixed deposits with maturities from three to twelve months were pledged as collateral to a commercial bank for bank credit facilities of subsidiaries. As these are current obligations of the Company, the deposits are shown as current assets.

4.  REFUNDABLE VALUE ADDED TAX

     For Thailand-based subsidiaries, refundable value added tax (VAT) represents, on a cumulative basis, the excess of input tax (charged by suppliers on purchases of merchandise and services) over the output tax (charged to customers on sales of merchandise and services). Value added tax is levied on the value added at each stage of production and distribution, including servicing, generally at the rate of 7% effective August 16, 1999.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

5.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                                2002          2001
                                                             -----------   -----------
Land.......................................................  $   607,770   $   594,207
Building...................................................      380,346       116,844
Leasehold improvements.....................................    7,613,367     4,627,983
Office equipment and fixtures..............................    3,475,607     2,663,704
Vehicles...................................................    1,045,927       788,678
Work in progress...........................................      109,351       338,498
                                                             -----------   -----------
  Total cost...............................................   13,232,368     9,129,914
Less: accumulated depreciation.............................   (6,857,436)   (5,410,438)
                                                             -----------   -----------
  Net book value...........................................  $ 6,374,932   $ 3,719,476
                                                             ===========   ===========

6.  BANK OVERDRAFT AND LOANS FROM BANKS

                                                                2002          2001
                                                             -----------   -----------
Bank overdraft.............................................  $        --   $   597,861
Trust receipts.............................................      542,594    13,955,530
Short-term loan............................................   16,651,249     7,009,293
                                                             -----------   -----------
                                                             $17,193,843   $21,562,684
                                                             ===========   ===========

     As of December 31, 2002 and 2001, the Company has an overdraft facility with commercial banks in Thailand totaling Baht 75.74 million ($1,751,619) and Baht 80.74 million ($1,825,582), respectively, bearing interest at the Minimum Overdraft Rate ("MOR") plus 1.00% - 1.50% per annum. For 2002 and 2001, the average rate of MOR was 6.50% - 8.75% and 7.75% - 8.25% per annum, respectively. Available lines of credit for the bank overdrafts are guaranteed by certain directors and collateralized by fixed deposits (see Note 3).

     As of December 31, 2002 and 2001, trust receipts incurred by KPD and KPT bear interest at the rates varying from 6.00% - 7.75% and 4.56% - 9.00% per annum, respectively, and are collateralized by fixed deposits, KPD's land, and guaranteed by two directors of KPD, together with a related company.

     As of December 31, 2002 and 2001, the Company has a short-term loan with various commercial banks in Thailand, bearing interest at rates of 2.25% - 5.65% and 2.875% - 8.75% per annum, respectively, and are collateralized by fixed deposits and guaranteed by a director.

TRUST RECEIPTS AT DECEMBER 31, 2002
FOREIGN CURRENCY BORROWING BY SUBSIDIARIES IN THAILAND           CURRENCIES       AMOUNT    INTEREST RATE (%)
------------------------------------------------------           ----------      --------   -----------------
Under forward contract and T/R..................        BAHT     4,321,767       $ 99,948                7.75
Without forward contract........................        BAHT     9,162,936        211,909                7.75
                                                        USD         27,049         27,089                7.00
                                                        GBP          8,600         13,842                7.00
                                                        HKD        530,625         68,282                6.00
                                                        SGD         97,978         56,699         6.00 - 7.25
                                                        EUR         62,147         64,825         6.00 - 7.00
                                                                                 --------
                                                                                 $542,594
                                                                                 ========

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

TRUST RECEIPTS AT DECEMBER 31, 2001:
FOREIGN CURRENCY BORROWING BY SUBSIDIARIES IN THAILAND         CURRENCIES      AMOUNT      INTEREST RATE (%)
------------------------------------------------------         -----------   -----------   -----------------
Under forward contract and T/R..................        BAHT   233,728,932   $ 5,284,757         4.56 - 9.00
Without forward contract........................        BAHT   327,100,775     7,395,952         5.50 - 9.00
                                                        USD        833,074       835,574         4.56 - 9.00
                                                        CHF        219,305       131,561         6.00 - 9.00
                                                        GBP         15,081        21,998         7.25 - 9.00
                                                        HKD      1,277,545       164,662        5.625 - 9.00
                                                        SGD         25,816        14,035         5.67 - 9.00
                                                        EUR        120,179       106,991         6.50 - 9.00
                                                                             -----------
                                                                             $13,955,530
                                                                             ===========

7.  CONCESSION FEES

     In order to obtain the necessary rights to operate at the international and domestic airports in Thailand, the Company has entered into various agreements with the Airports Authority of Thailand and the Customs Department of Thailand, which included the right to rent office space. Under the aforementioned agreements with the Airports Authority of Thailand and the Customs Department of Thailand, both KPD and KPT are required to pay concession fees, rental fees, service fees, property tax, and other expenses, and to pledge cash or obtain a local commercial bank letter of guarantee, as collateral.

     Accrued concession fees to the Airport Authority of Thailand were $4,864,882 and $2,737,366 as of December 31, 2002 and 2001, respectively.
Concession fee expense for 2002, 2001 and 2000 was $32,150,450, $23,322,685 and
$21,511,202, respectively.

     A summary of the concession and rental fees payable and the value of collateral for the remaining period of the agreement (as amended) are as follows (see Notes 11 and 12):

                                     KPT (IN $000'S)                               KPD (IN $000'S)
                       -------------------------------------------   -------------------------------------------
                        AIRPORT                                       AIRPORT
                       CONCESSION   RENTAL, SERVICE &                CONCESSION   RENTAL, SERVICE &
YEAR                      FEES       OTHER EXPENSES     COLLATERAL      FEES       OTHER EXPENSES     COLLATERAL
----                   ----------   -----------------   ----------   ----------   -----------------   ----------
2003.................    11,025            394            8,287        24,265           1,665           13,556
2004.................    11,584            333            7,760        24,908           1,665           13,764
2005.................    12,713            330            7,743        26,368              --           14,503
2006.................     4,480             75            6,743        27,550              --           15,153

     On March 20, 2001, the Airports Authority of Thailand awarded the Company a contract, beginning January 1, 2002, to operate the duty free retail space as the only competitor in Thailand's International airports. Coupled with the extension of its other concession, the Company is positioned as the principal operator of tax free and duty free stores in Thailand.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

8.  LONG-TERM LOANS, NET

     Long-term liabilities as of December 31, 2002 and 2001 consist of the following:

                                                                 2002         2001
                                                              -----------   --------
Long-term loans.............................................  $13,900,906   $168,861
Installment purchase payable................................       44,221      4,659
                                                              -----------   --------
                                                               13,945,127    173,520
Less: current portion of long-term debt.....................      (36,926)   (33,275)
                                                              -----------   --------
     Total..................................................  $13,908,201   $140,245
                                                              ===========   ========

     As of December 31, 2002 and 2001, long-term loans consist of loans from banks carrying interest rates of 3.60% -- 7.25% and 7.75% per annum, respectively. The long-term loans are secured by the Company's land and building and guaranteed by a director of the Company.

     Long term loans as of December 31, 2002 are due as follows:

                                                                  2002
                                                               -----------
Installment purchase obligation
  2002......................................................   $        --
  2003......................................................        12,060
  2004......................................................        12,060
  2005......................................................        12,060
  2006......................................................         8,041
                                                               -----------
     Total..................................................   $    44,221
                                                               ===========
Long-term loan installment payments
  2002......................................................   $        --
  2003......................................................        24,866
  2004......................................................    11,563,367
  2005......................................................     2,312,673
                                                               -----------
     Total..................................................   $13,900,906
                                                               ===========

9.  SHAREHOLDERS' EQUITY

          (a) Per the reverse acquisition agreement, the two Thailand-based companies together received a total of 18,800,000 shares of common stock of Immune America, Inc. which represented 94% of equity interest as of the date the reverse acquisition agreement was effective. Therefore, the 18,800,000 shares were assumed to be issued and outstanding as of January 1, 1996, for the purpose of presenting comparative financial statements.

          (b) Per the reverse acquisition agreement, 752,000 shares out of the total 18,800,000 shares were put in escrow subject to certain requirements, including that the Company shall have financial statements prepared in accordance with U.S. GAAP and shall have reached certain criteria of financial performance as of December 31, 1997. If, as of December 31, 1997, the Company failed to satisfy any of these conditions, the 752,000 shares were to be released to a financial consultant who was also a party to the reverse requisition

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     agreement. During the first quarter of 1998, these shares were released from escrow and issued to the financial consultant.

          (c) Per the reverse acquisition agreement, 1,200,000 shares of common stock as of June 12, 1997, when the reverse acquisition was effective, represented the other 4% of equity interests. These 1,200,000 shares of common stock were represented by the following components:

                               COMMON STOCK
                            ------------------     ADDITIONAL      RETAINED    TREASURY
                             SHARES     AMOUNT   PAID-IN CAPITAL   EARNINGS     STOCK      TOTAL
                            ---------   ------   ---------------   ---------   --------   --------
Beginning Balance at
  12/31/96................    275,316   $ 275       $151,186       $(143,833)  $(6,000)   $  1,628
Form S-8 issuance at
  5/8/97..................    924,684     925         69,717              --        --      70,642
Reissuing of treasury
  stock...................         --      --             --              --     6,000       6,000
Net loss at 6/12/97.......         --      --             --         (78,270)       --     (78,270)
                            ---------   ------      --------       ---------   -------    --------
Total shareholders' equity
  At June 12, 1997........  1,200,000   $1,200      $220,903       $(222,103)  $    --    $     --
                            ---------   ------      --------       ---------   -------    --------

          (d) On August 18, 1997, the Company issued 250,000 shares of its common stock to two foreign entities, 125,000 shares each, at a price of $8.00 per share with net of proceeds of $1,887,000. Both entities are located in Taipei, Taiwan, Republic of China. One half of these shares (125,000) were placed in escrow until May 1, 1998, subject to an additional payment by the purchaser of $4.00 per share on all 250,000 shares issued or ($1,000,000) in the event that the earnings per share for the Company for the calendar year ended December 31, 1997, exceeded a certain amount per share. If the earnings per share for fiscal year 1997 were below the specified goal, then the shares under escrow were to be released to the purchasers without further consideration. These shares have been released from escrow without further consideration. No underwriter or placement agent was used. The issuance was conducted pursuant to Regulation S promulgated under the United State Securities Act of 1933, as amended.

          (e) Dividend Declaration and Legal Reserve

          At its ordinary shareholders' meeting held on August 1, 2001, KPD passed a resolution to pay a dividend at the rate of Baht 40 per share for a total of Baht 80,000,000 ($1.8 million), based on the results of its operations for 1999. Further, in accordance with Thai law, a legal reserve was created, equal to 5% of the total net profit for the year on which the dividend is based. The 5% net profit reserve is required by Thai law each time dividend is declared; until such reserve reaches 10% of the Company's authorized share capital.

10.  INCOME TAX

     The Company accounts for income taxes using the liability method, which requires an entity to recognize the deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     The provision for income taxes consists of the following:

                                                    2002          2001          2000
                                                 -----------   -----------   -----------
Current income tax (payable)
  United States................................  $        --   $    (6,552)  $        --
  Foreign......................................   (5,643,557)   (2,871,446)   (2,386,491)
                                                 -----------   -----------   -----------
                                                  (5,643,557)   (2,877,998)   (2,386,491)
Deferred income tax
  United States................................           --      (171,841)           --
  Foreign......................................     (203,912)      (77,820)     (735,199)
                                                 -----------   -----------   -----------
                                                    (203,912)     (249,661)     (735,199)
                                                 -----------   -----------   -----------
Net income tax expense.........................  $(5,847,469)  $(3,127,659)  $(3,121,690)
                                                 ===========   ===========   ===========

     Pre-tax income for foreign companies for the year end December 31, 2002, was $19,404,329. Current taxes payable are included in current liabilities.

     The components of deferred income tax assets and liabilities were:

                                                    2002          2001          2000
                                                 -----------   -----------   -----------
Provision for doubtful accounts and
  obsolescence.................................  $ 3,766,980   $ 3,795,411   $ 3,873,561
Net operating loss carry forward...............      519,372        21,081       274,659
                                                 -----------   -----------   -----------
                                                   4,286,352     3,816,492     4,148,220
Less: valuation allowance......................     (541,327)     (275,379)     (529,287)
                                                 -----------   -----------   -----------
Deferred income tax assets.....................  $ 3,745,025   $ 3,541,113   $ 3,618,933
                                                 ===========   ===========   ===========

     As a result, the effective income tax rate for the subsidiaries is different from the standard income tax rate. The following reconciliation shows the differences between the effective and standard rates.

                                                            2002     2001     2000
                                                           ------   ------   ------
Standard income tax rate.................................  35.00%   35.00%   35.00%
Foreign tax rate difference..............................  (5.24%)  (4.25%)  (5.23%)
Less: valuation allowance................................   1.39%       --    0.92%
Non deductible expenses..................................  (0.30%)  (2.37%)   0.70%
Prior year tax...........................................      --    4.53%       --
                                                           ------   ------   ------
Effective income tax rate................................  30.85%   32.91%   31.39%
                                                           ======   ======   ======

     As of December 31, 2002, and, 2001, the Company has deferred income tax assets relating to net operating loss carry forwards for income tax purposes of $322,040 and $20,082, respectively, which expire in years 2003 through 2017. A valuation allowance on the United States loss carry forward has been provided, as the Company has determined that it is more likely than not that this deferred income tax asset will not be realized.

11.  RELATED PARTY AND DIRECTOR TRANSACTIONS

     The Company and its subsidiaries have business transactions with and have advanced funds to various entities affiliated by common ownership and control and to its officers, directors and shareholders. Where management has considered it necessary, reserves have been provided for losses on collection of these balances.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

In certain instances, advances to affiliated companies have been, in turn, advanced to other related parties, including directors and shareholders of the Company. Of the $7,677,049 and $12.1 million shown in the following schedule as receivable from King Power International Co., Ltd. (KPI), as of December 31, 2002, and 2001, respectively, reserves have been provided for $627,821 and $1,293,470, respectively. Of the $3,691,148 and $3.45 million shown on the following schedule as receivable from King Power On Board Sales and Services Co., Ltd. (KPO), as of December 31, 2002, and 2001, respectively, reserves have been provided for $999,321 and $1,090,540, respectively. The payment of the net, unreserved receivables from KPI and KPO are personally guaranteed by two officer/director/ shareholders of the Company who have collateralized their guarantee by the pledge of 9,373,000 shares of the Company's stock. KPI's operations have improved and it has reduced in debt to the Companies. KPO's operating license expired in April, 2002, its ceased operations. As of December 31, 2002, the guarantors have begun making payments against the KPO debt in the amount of 5,000,000 Baht ($115,634) per month, including interest.

     Balances at December 31, 2002, and, 2001, with related companies and directors are as follows (in $000s)

                                        LOANS TO AND RECEIVABLES FROM RELATED COMPANIES AND DIRECTORS
                                 ----------------------------------------------------------------------------
                                  ACCOUNTS             INTEREST & OTHER   MANAGEMENT FEE             ACCOUNTS
AS OF DECEMBER 31, 2002          RECEIVABLE   LOANS      RECEIVABLES       RECEIVABLES      TOTAL    PAYABLE
-----------------------          ----------   ------   ----------------   --------------   -------   --------
King Power International Co.,
  Ltd..........................       --       6,362         1,279                36         7,677     646
Forty Seven Co., Ltd...........       --       2,409           614                --         3,023      --
Downtown D.F.S. (Thailand) Co.,
  Ltd..........................      391       2,221           329             2,134         5,075      --
Top China Group Co., Ltd.......       --         231            14                --           245      --
Lengle (Thailand) Co., Ltd.....       --         833            93                --           926      --
Lengle TAT Phnom Penh Duty Free
  Co., Ltd.....................       --          --            --                --            --      --
King Power On Board Sales and
  Services Co., Ltd............      119       3,176           396                --         3,691      --
Thai Nishigawa International
  Co., Ltd.....................       --          --            --                --            --     135
Niji (Thailand) Co., Ltd.......       --          --            --                --            --     173
                                    ----      ------        ------            ------       -------     ---
                                     510      15,232         2,725             2,170        20,637     954
Less: provision for doubtful
  accounts:
  Related companies............     (391)     (6,801)       (1,570)           (2,134)      (10,896)     --
                                    ----      ------        ------            ------       -------     ---
Total..........................      119       8,431         1,155                36         9,741     954
                                    ====      ======        ======            ======       =======     ===
Director -- to (from)..........       --          --            --                --            --      --
                                    ====      ======        ======            ======       =======     ===

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                        LOANS TO AND RECEIVABLES FROM RELATED COMPANIES AND DIRECTORS
                                 ----------------------------------------------------------------------------
                                  ACCOUNTS             INTEREST & OTHER   MANAGEMENT FEE             ACCOUNTS
AS OF DECEMBER 31, 2001          RECEIVABLE   LOANS      RECEIVABLES       RECEIVABLES      TOTAL    PAYABLE
-----------------------          ----------   ------   ----------------   --------------   -------   --------
King Power International Co.,
  Ltd..........................    1,196      10,233           599                75        12,103      --
Forty Seven Co., Ltd...........       --       2,356           553                --         2,909      --
Downtown D.F.S. (Thailand) Co.,
  Ltd..........................      382       2,171           278             2,086         4,917      --
Top China Group Co., Ltd.......       --         226             9                --           235      --
Lengle (Thailand) Co., Ltd.....       --         814            74                --           888      --
Lengle TAT Phnom Penh Duty Free
  Co., Ltd.....................       50          --            --                --            50      --
King Power On Board Sales and
  Services Co., Ltd............      136       3,147           168                --         3,451      --
Thai Nishigawa International
  Co., Ltd.....................       --          --            --                --            --      43
Niji (Thailand) Co., Ltd.......       --          --            --                --            --      94
                                   -----      ------        ------            ------       -------     ---
                                   1,764      18,947         1,681             2,161        24,553     137
Less: provision for doubtful
  accounts:
  Related companies............     (382)     (7,659)       (1,205)           (2,086)      (11,332)     --
                                   -----      ------        ------            ------       -------     ---
Total..........................    1,382      11,288           476                75        13,221     137
                                   =====      ======        ======            ======       =======     ===
Director -- to (from)..........       --          --            --                --            --      --
                                   =====      ======        ======            ======       =======     ===

     Additionally, the Airports Authority of Thailand owns 5% of KPD common shares. As of December 31, 2002, and 2001, KPD has accrued concession fees amounting to $4,864,882 and $2,737,366, respectively.

     Effective July 1, 2001, KPD and KPT increased the interest rate charged for new loans to related companies from a range of 2.00%-2.50% to 5.94% -- 8.65%, reflecting the increase in borrowing costs to KPD and KPT. The new rates apply to total loans outstanding of each related company that borrowed additional funds from KPD or KPT during 2001 and 2002. For related companies that did not require additional loans from KPD and KPT, the interest rate charged to them did not change.

     During the years ended December 31, 2002, 2001 and 2000 the Company had operating transactions with related parties and directors as follows (in $000s):

                                                           2002      2001      2000
                                                          -------   -------   -------
RELATED COMPANIES
  Sales.................................................  $ 1,015   $   926   $ 1,342
  Interest income.......................................    1,075       610       212
  Management fee income.................................      450       500        --
  Purchases.............................................   22,755     2,067     1,590
  Concession fees.......................................   22,619    14,624    12,629
  Purchases -- assets...................................       31
  Service...............................................  $ 2,155   $    --   $    --
DIRECTORS
  Interest and income...................................  $    --   $    --   $    --

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

12.  COMMITMENTS AND CONTINGENT LIABILITIES (SEE ALSO NOTE 7)

LEASE COMMITMENTS

     As of December 31, 2002, KPD and KPT had leasing commitments for office space under non-cancelable operating lease agreements expiring in 2003. The obligations of the subsidiary companies under these lease agreements are set forth as follows:

                                                                KPT       KPD
                                                              -------   --------
2003........................................................  $48,566   $348,825

LETTERS OF GUARANTEE

     As of December 31, 2002 and 2001, KPT and KPD were contingently liable for bank guarantees totaling $21.17 million and $16.95 million, respectively, issued in favor of the Excise Department and the Airports Authority of Thailand as a performance bond.

UNUSED LETTERS OF CREDIT

     As of December 31, 2002, and 2001, KPD and KPT have unused letters of credit totaling $0.98 million and $7.99 million, respectively.

LAND ACQUISITION

     On June 17, 2002, KPD contracted to acquire two tracts of land for a total price of 311.34 million Baht ($7.2 million at December 31, 2002 exchange rates). As of December 31, 2002 the Company has paid in full (99 million Baht or $2.3 million), for the purchase of the first tract of land and 42.47 million Baht ($982,193) of the 212.34 million Baht purchase price of the second tract of land. The total $3.3 million in deposits are included in Investments and Other Assets in the accompanying balance sheet. Under the terms of the contract, the remaining balance in the amount of 169.87 million Baht ($3.9 million) will be paid within 730 days of the effective date of the contract. Furthermore, if KPD fails to complete the payments, all amounts deposited by KPD will be forfeited. If the seller cannot complete the transfer of the land, all amounts deposited will be refunded.

LOAN COMMITMENTS

     KPD is a co-maker and cross guarantor of a credit facility with one of its affiliates. At December 31, 2002 the affiliate had made no borrowings on this facility.

13.  ACQUISITION OF MINORITY INTERESTS

     On November 1, 2001, the Company filed a preliminary proxy statement for purposes of calling a meeting of shareholders to vote on a Plan of Merger which would result in all of the outstanding shares of the Company being acquired by a newly formed corporation to be owned by the shareholders presently comprising the Company's management. Should the plan of merger be approved and the transaction concluded, the Company would cease to exist. In August and September, 2002, three separate class action lawsuits were filed against the Company and its directors alleging, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. Management denies all allegations in the lawsuits and intends to vigorously defend its position. However, the final outcome of the litigation cannot be predicted with certainty. No liability relative to this matter has been recorded in the accompanying financial statements. A final proxy statement has not been filed and the shareholders' meeting has not been scheduled.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

14.  SEGMENT FINANCIAL INFORMATION

     The following segment information of the Company for 2002, 2001 and 2000 are disclosed in accordance with Statement of Financial Accounting Standard No.131 ("SFAS 131"). Each legal entity is classified as a reportable segment under SFAS 131 because each entity is reported separately by management (in $000s).

                                    DUTY FREE   TAX FREE     ALL     ELIMINATION
YEAR ENDED DECEMBER 31, 2002         RETAIL      RETAIL    OTHERS    ADJUSTMENTS   CONSOLIDATED
----------------------------        ---------   --------   -------   -----------   ------------
SEGMENT INFORMATION
  Revenue from external
     customers....................   143,452     29,029         --         (42)      172,439
  Cost of merchandise sold........    74,640     12,280         --         (42)       86,878
  Concession fees.................    22,619      9,531         --          --        32,150
  Gross profit....................    46,193      7,218         --          --        53,411
  Interest Income.................     1,162        274         25        (134)        1,327
  Interest expense................     1,370         57         91        (134)        1,384
  Segment net income (loss).......    11,934      1,531     12,099     (12,866)       12,715
  Segment total assets............    84,175     12,507     34,510     (35,848)       95,344
  Expenditures for segment
     assets.......................     4,191        100         --          --         4,291
  Depreciation expense............     1,339        296         --          --         1,635
  Unrealized gain (loss) on
     exchange.....................       229          5        (17)         --           217
  Deferred income tax assets......     2,530      1,193         22          --         3,745

                                                                          LONG-LIVED
                                                               REVENUE      ASSETS
                                                               -------   ------------
GEOGRAPHIC INFORMATION
  Bangkok...................................................   164,745       9,353
  Northern Thailand region..................................     1,047         204
  Southern Thailand region..................................     6,647         327
                                                               -------      ------
     Total..................................................   172,439       9,884
                                                               =======      ======

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                              DUTY FREE   TAX FREE     ALL
YEAR ENDED DECEMBER 31, 2001                   RETAIL      RETAIL    OTHERS    CONSOLIDATED
----------------------------                  ---------   --------   -------   ------------
SEGMENT INFORMATION
  Revenue from external customers...........   90,094      26,235         --     116,329
  Cost of merchandise sold..................   45,833      10,826         --      56,659
  Concession fees...........................   14,625       8,698         --      23,323
  Gross profit..............................   29,617       6,730         --      36,347
  Interest Income...........................      626         153         33         812
  Interest expense..........................    1,258          69         26       1,345
  Segment net income (loss).................    4,802         838       (814)      4,826
  Segment total assets......................   49,069      10,187        253      59,509
  Expenditures for segment assets...........      871          95         --         966
  Depreciation expense......................    1,127         299         --       1,426
  Unrealized gain (loss) on exchange........       51          (9)        --          42
  Deferred income tax assets................    2,365       1,155         21       3,541

                                                                          LONG-LIVED
                                                               REVENUE      ASSETS
                                                               -------   ------------
GEOGRAPHIC INFORMATION
  Bangkok...................................................   111,767       3,760
  Northern Thailand region..................................       525         127
  Southern Thailand region..................................     4,037          67
                                                               -------      ------
     Total..................................................   116,329       3,954
                                                               =======      ======

                                             DUTY FREE   TAX FREE
YEAR ENDED DECEMBER 31, 2000                  RETAIL      RETAIL    ALL OTHERS   CONSOLIDATED
----------------------------                 ---------   --------   ----------   ------------
SEGMENT INFORMATION
  Revenue from external customers..........   81,058      27,856          --       108,914
  Cost of merchandise sold.................   41,501      11,688          --        53,189
  Concession fees..........................   12,629       8,882          --        21,511
  Gross profit.............................   26,908       7,306          --        34,214
  Interest Income..........................      262          38          33           333
  Interest expense.........................    1,039          36          --         1,075
  Segment net income (loss)................    6,809         236        (261)        6,784
  Segment total assets.....................   37,146      10,320         226        47,692
  Expenditures for segment assets..........      374          14          --           388
  Depreciation expense.....................    1,106         360          --         1,466
  Unrealized gain (loss) on exchange.......     (272)         26          39          (207)
  Deferred income tax assets...............    2,418       1,180          21         3,619

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                         LONG-LIVED
                                                              REVENUE      ASSETS
                                                              -------   ------------
GEOGRAPHIC INFORMATION
  Bangkok...................................................  104,951       4,253
  Northern Thailand region..................................      531          44
  Southern Thailand region..................................    3,432          91
                                                              -------      ------
     Total..................................................  108,914       4,388
                                                              =======      ======

SCHEDULE 2 -- ALLOWANCES

                                                        ADDITIONS    ADDITIONS
                                           BALANCE AT   CHARGED TO    CHARGED
                                           BEGINNING    COSTS AND    TO OTHER                 BALANCE AT
                                            OF YEAR      EXPENSES    ACCOUNTS    DEDUCTIONS   END OF YEAR
                                           ----------   ----------   ---------   ----------   -----------
FOR THE YEAR ENDED DECEMBER 31, 2002
Allowances Deducted from Assets
  Trade accounts receivable..............     969,279      13,616      22,076            --    1,004,971
  Accounts receivable -- related
     companies...........................     382,486          --       8,731            --      391,217
  Loans to and receivable from related
     company and directors...............   8,863,764    (677,082)    184,391            --    8,371,073
  Merchandise inventories................          --     420,608      45,673                    466,281
  Deferred tax...........................     275,379          --     265,948            --      541,327
  Management fees (other current
     assets).............................   2,086,373          --      47,623            --    2,133,996
  Investments in other companies.........     174,061      (1,932)      3,980            --      176,109
                                           ----------    --------    --------    ----------   ----------
     Total allowances Deducted from
       Assets............................  12,751,342    (244,790)    578,422            --   13,084,974
                                           ==========    ========    ========    ==========   ==========
For the Year Ended December 31, 2001
Allowances Deducted from Assets
  Trade accounts receivable..............     977,339          --      13,365       (21,325)     969,279
  Accounts receivable -- related
     companies...........................   1,075,256          --    (669,308)      (23,462)     382,486
  Loans to and receivable from related
     company and directors...............   8,373,229          --     656,043      (165,508)   8,863,764
  Deferred tax...........................     529,287          --          --      (253,908)     275,379
  Management fees (other current
     assets).............................   2,132,911          --          --       (46,538)   2,086,373
  Investments in other companies.........     178,334        (381)         --        (3,892)     174,061
                                           ----------    --------    --------    ----------   ----------
     Total allowances Deducted from
       Assets............................  13,266,356        (381)         --      (514,633)  12,751,342
                                           ==========    ========    ========    ==========   ==========
For the Year Ended December 31, 2000
Allowances Deducted from Assets
  Trade accounts receivable..............     280,198          --     697,141            --      977,339
  Accounts receivable -- related
     companies...........................   1,239,811          --          --      (164,555)   1,075,256
  Loans to and receivable from related
     company and directors...............  10,380,798          --    (697,141)   (1,310,428)   8,373,229
  Deferred tax...........................     438,691          --      90,596            --      529,287
  Management fees (other current
     assets).............................   2,459,328          --          --      (326,417)   2,132,911
  Investments in other companies.........     201,205          --          --       (22,871)     178,334
                                           ----------    --------    --------    ----------   ----------
     Total allowances Deducted from
       Assets............................  15,000,031          --      90,596    (1,824,271)  13,266,356
                                           ==========    ========    ========    ==========   ==========

ITEM 9 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None

PART III

ITEM 10 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

NAME                           AGE   POSITION
----                           ---   --------
Vichai Raksriaksorn..........  44    Group Chairman, Chief Executive Officer and Director
Viratana Suntaranond.........  61    Chief Financial Officer, Secretary, Treasurer and Director
Aimon Raksriaksorn...........  45    Group Deputy Managing Director and Director
Suwan Panyapas...............  58    Group Senior Advisor and Director
Dharmnoon Prachuabmoh........  68    Independent Director
Chulchit Bunyaketu...........  59    Independent Director
Preeyaporn Thavornun.........  50    Independent Director
Sombat Dechapanichkul........  40    Group Assistant Managing Director

     Set forth below is a backgrounds of the executive officers and directors of the Company and a listing of their principal occupations for the past five years.

VICHAI RAKSRIAKSORN

1999-Present.........................  Acting Group Managing Director of King Power International
                                       Group Co., Ltd.
1997-Present.........................  Group Chairman, Chief Executive Officer and Director of King
                                       Power International Group Co., Ltd.
                                       Managing Director of King Power Duty Free Co., Ltd.
                                       Chairman of King Power On Board Sales & Services Co., Ltd.
1994-Present.........................  Chairman of King Power International Co., Ltd.
1993-Present.........................  Chairman of King Power Tax Free Co., Ltd.
1991-Present.........................  Chairman of Lengle TAT Phnom Penh Duty Free Co., Ltd.
1989-1999............................  Managing Director of Downtown D.F.S. (Thailand) Co., Ltd.

VIRATANA SUNTARANOND

1997-Present.........................  Chief Financial Officer, Secretary and Director of King
                                       Power International Group Co., Ltd.
                                       Co-Managing Director of King Power Duty Free Co., Ltd.
1994-1997............................  Director of Big Hand Co., Ltd.
1993-Present.........................  Managing Director of King Power Tax Free Co., Ltd.
1992-Present.........................  President of U.M.P. Commercial Co., Ltd.
1996-Present.........................  Director of King Power International Co., Ltd.
1985-Present.........................  President of Niji (Thailand) Co., Ltd.
1984-Present.........................  Managing Director of Thai-Tai International Trading Co.,
                                       Ltd.

AIMON RAKSRIAKSORN

1997-Present.........................  Group Deputy Managing Director and Director of King Power
                                       International Group Co., Ltd.
                                       Director of King Power International Group (Thailand) Co.,
                                       Ltd.
1998-2002............................  Executive Director of King Power On Board Sales & Services
                                       Co., Ltd.
1997-Present.........................  Director of King Power Duty Free Co., Ltd.
1997-Present.........................  Executive Director of King Power International Co., Ltd.
1994-2002............................  Managing Director of Thai Nishikawa International Co., Ltd.

SUWAN PANYAPAS

2002-Present.........................  Executive Director of King Power International Co., Ltd.
                                       Executive Director of King Power On Board Sales & Services
                                       Co., Ltd.
2001-Present.........................  Director of Infotel Communication (Thailand) Co., Ltd.
                                       Executive Director of Lengle (Thailand) Co., Ltd.
                                       Executive Director of Lengle TAT (Phnom Penh) Duty Free Co.,
                                       Ltd.
2000-Present.........................  Director of V.R.J. International Co., Ltd.
1997-Present.........................  Director and Group Senior Advisor of King Power
                                       International Group Co., Ltd.
1996-2000............................  Senator of Thai National Assembly
1991-Present.........................  Advisor to TAT Duty Free Co., Ltd.
1989-Present.........................  Advisor to Downtown D.F.S. (Thailand) Co., Ltd.
1989-1991............................  Managing Director of TAT Duty Free Co., Ltd.

     Some Special Positions Held:

     - Member of Committee Training Successful Candidates appointed to Juvenile Court.

     - Member of Sub-Committee on the Development of Judicial and Ministerial System.

     - Member of Committee/Secretary on Selection Test for Judicial Officer

     - Senior Judge of Thonburi Court

     - Chief Judge of Udon Thanee District Court

     - Chief Judge attached to the Ministry of Justice

DHARMNOON PRACHUABMOH

1997-Present.........................  Director of King Power International Group Co., Ltd.
                                       Life Member of Pacific Asia Travel Association (PATA)
1995-1996............................  Member of the Thai Parliament, House of Representatives
                                       Advisor to Deputy Minister of Ministry of Communications and
                                       Transport
                                       Vice Chairman of Tourism Committee (House of
                                       Representatives)
1988-1995............................  President of Thailand Incentive and Convention Association
                                       (TICA)
1988-1989............................  President of Pacific Asia Travel Association
1986-1994............................  Governor of Tourism Authority of Thailand (TAT)

CHULCHIT BUNYAKETU

2001-Present.........................  Director of King Power International Group Co., Ltd.
2000.................................  Director of Total Access Communication Co., Ltd.
1998-Present.........................  Managing Director of Thai Oil Company Limited
                                       Director of Thai Lube Blending Co., Ltd.
1998-2002............................  Director of the Petroleum Authority of Thailand
1998.................................  Managing Director, Thaioil Power Company Limited
1997.................................  Advisor to Board Director of Broadcasting Director Board,
                                       Royal Thai Army Radio & Television
1996.................................  Director of the Population & Community Development
                                       Association
                                       Director of Thai Army Television Channel 5 & 7
                                       Chairman of Thai Paraxylene Company Limited
                                       Director of Thaioil Power Company Limited
                                       Director of Independent Power (Thailand) Company Limited
1994.................................  Deputy Managing Director of Thai Oil Company Limited
1993.................................  Director of Thai Lube Base Public Company Limited
1992.................................  Director of Bangkok Mass Transit System Corp. Ltd.

PREEYAPORN THAVORNUN

2001-Present.........................  Director of King Power International Group Co., Ltd.
1997-Present.........................  Direct Distributor of Amway (Thailand) Co., Ltd.
1985-1997............................  Vice President of Provident Fund Management Department at
                                       Asia Credit Ltd.
1975-1985............................  Accounting Manager at Cathay Trust Finance and Securities
                                       Co., Ltd.

SOMBAT DECHAPANICHKUL

2000-Present.........................  Group Assistant Managing Director of King Power
                                       International Group Co., Ltd.
1996.................................  General Manager of King Power Duty Free Co., Ltd.
1995.................................  General Manager of King Power Tax Free Co., Ltd.
1994-1995............................  Marketing Director of Downtown D.F.S. (Thailand) Co., Ltd.
1991-1994............................  Shop Operation, Sales and Promotions and Planning Manager of
                                       TAT Duty Free Co., Ltd.
1990.................................  Assistant Market Manager of Siam Steel Service Center Co.,
                                       Ltd. (Thailand)
1989.................................  Total Control Manager of Aoyama Thai Co., Ltd.

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Vichai Raksriaksorn and Aimon Raksriaksorn are husband and wife. None of the other directors or executive officers are related.

     The Company's bylaws provide that directors may be paid their expenses, if any. Directors were not paid an annual retainer but they were each paid approximately $6,731 -- $11,002 per annum to attend meetings of the Board of Directors, Board of Executive Officers, and Audit committee meeting held during 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has two committees: the Audit Committee and Compensation Committee. The Audit Committee is composed of Dharmnoon Prachuabmoh, Chulchit Bunyaketu, and Preeyaporn Thavornun with Mr. Prachuabmoh serving as Chairman. The Audit Committee is responsible for recommending the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee is composed of Vichai Raksriaksorn, Suwan Panyapas, and Dharmnoon Prachuabmoh with Mr. Raksriaksorn being the Chairman. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors concerning all forms of compensation paid to the Company's executive officers.

     On September 11, 2001, the Board of Directors appointed a Special Committee consisting of directors Dharmnoon Prachuabmoh, Chulchit Bunyaketu and Preeyaporn Thavornun, who are not, nor were they previously officers or employees of the Company or any of its affiliates and are not associates or affiliates of the Majority Shareholders. The Board authorized and empowered the Special Committee, acting in the interest of minority interest shareholders, to review and negotiate the terms of the proposed merger of the Company and make a recommendation to the full Board of Directors and the Company's shareholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based solely on the review of Forms 3, 4 and 5 and amendments thereto provided to the Company pursuant to Rule 16a-3(e), no individuals have failed to file on a timely basis the reports required to be filed under that rule or as required by Section 16(a) of the 1934 Act during the 2002 fiscal year.

ITEM 11 EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information about the cash and non-cash compensation paid by the Company to its Executive Officers for the fiscal year ended December 31, 1998, 1999, 2000, 2001 and 2002.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                     ------------------------------
                                      ANNUAL COMPENSATION              AWARDS               PAYOUTS
                             -------------------------------------   ----------             -------
            (A)              (B)      (C)      (D)        (E)           (F)         (G)       (H)         (I)
---------------------------  ----   -------   -----   ------------   ----------   -------   -------   ------------
                                                       (*) OTHER     RESTRICTED
                                                         ANNUAL        STOCK      OPTION/    LTIP      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY    BONUS   COMPENSATION     AWARDS      SARS     PAYOUTS   COMPENSATION
---------------------------  ----   -------   -----   ------------   ----------   -------   -------   ------------
Vichai Raksriaksorn          2002   724,150     --       10,166          --          --        --          --
Group Chairman & CEO         2001   304,724     --        9,328          --          --        --          --
                             2000    74,554     --        7,256          --          --        --          --
                             1999    79,317     --        5,000          --          --        --          --
                             1998        --     --        5,000          --          --        --          --
Viratana Suntaranond         2002   376,000     --       10,862          --          --        --          --
Group Executive              2001   283,228     --        8,923          --          --        --          --
  Director & CFO             2000    59,643     --        6,262          --          --        --          --
                             1999    63,454     --        5,000          --          --        --          --
                             1998        --     --        5,000          --          --        --          --
Aimon Raksriaksorn           2002   181,037     --        9,609          --          --        --          --
Group Deputy                 2001   111,588     --        8,743          --          --        --          --
  Managing Director          2000    59,643     --        5,517          --          --        --          --
                             1999    63,454     --        2,000          --          --        --          --
                             1998    53,000     --        2,000          --          --        --          --
Suwan Panyapas               2002    97,482     --       11,002          --          --        --          --
Group Senior Advisor         2001    54,077     --        9,374          --          --        --          --

---------------

* Vichai Raksriaksorn, Viratana Suntaranond, Aimon Raksriaksorn, and Suwan Panyapas received meeting compensation for the Board of Directors' Meeting and the Board of Executive Officers' Meeting.

     The Company has no employment agreements with any of its executive officers or directors.

ITEM 12  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 24, 2003, with regard to the beneficial ownership of the Common Stock: (i) by each person known to the Company to a be beneficial owner of 5% or more of its outstanding Common Stock; (ii) by the officers, directors and key employees of the Company individually; and (iii) by the officers and directors as a group. Unless otherwise indicated, the address of the persons listed below are in care of King Power International Group Co., Ltd.

                                                           NUMBER OF SHARES
                                                             BENEFICIALLY
NAME                                                            OWNED          PERCENTAGE
----                                                       ----------------    ----------
Vichai Raksriaksorn(1)...................................         6,386,500(1)   31.54%
Viratana Suntaranond(2)..................................         3,013,500(2)   14.88%
Aimon Raksriaksorn(3)....................................         3,625,000(3)   17.90%
Suwan Panyapas...........................................               -0-        -0-
Dharmnoon Prachuabmoh....................................               -0-        -0-
Chulchit Bunkaketu(4)....................................           100,000(4)    0.49%
Preeyaporn Thavornun.....................................               -0-        -0-
Niphon Raksriaksorn(5)...................................         1,037,883(5)    5.13%
Sombat Dechapanichkul....................................            10,000       0.05%
All current directors and executive Officers as a group
  (eight persons)........................................        12,496,500(6)   61.71%

---------------

(1) This excludes 3,000,000 shares owned by his wife, Aimon Raksriaksorn, as well as 1,037,883 shares owned by his nephew, Niphon Raksriaksorn, as their separate properties. Mr. Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes (a) 13,500 shares held by Capitalux Co., Ltd., with respect to which Mr. Raksriaksorn and Mr. Viratana Suntaranond have voting and investment power over by virtue of their shareholding and directorship in such company; and (b) 625,000 shares held by V&A Holding Co., Ltd., with respect to which Mr. Raksriaksorn and his wife, Aimon Raksriaksorn, have voting and investment power over by virtue of their shareholding and directorship in such company.

(2) This excludes 1,000,000 shares owned by his wife, Umaratana Suntaranond, as her separate property, as well as 200,000 shares in the aggregate owned by his four children, as their separate properties. Mr. Suntaranond disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes 13,500 shares held by Capitalux Co., Ltd., with respect to which Mr. Vichai Raksriaksorn and Mr. Viratana Suntaranond have voting and investment power over by virtue of their shareholding and directorship in such company.

(3) This excludes 5,748,000 shares owned by her husband, Vichai Raksriaksorn, 1,037,883 shares owned by his nephew, Niphon Raksriaksorn, as well as 5,000 shares owned by her mother, Auemporn Boonkhundha, as their separate properties. Ms. Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares. However, this includes 625,000 shares held by V&A Holding Co., Ltd., with respect to which Ms. Raksriaksorn and her husband, Vichai Raksriaksorn, have voting and investment power over by virtue of their shareholding and directorship in such company.

(4) Mr. Bunyaketu's business address at Thai Oil Company Limited is 123 Sun Tower Building B, 12th Floor, Vipavadee Rangsit Road, Ladyao, Jatujuk, Bangkok 10900, Thailand.

(5) This excludes 5,748,000 shares owned by his uncle, Vichai Raksriaksorn, as his separate property. Mr. Niphon Raksriaksorn disclaims all beneficial interest in those shares, as well as any right to vote or control the disposition of those shares.

    Mr. Niphon Raksriaksorn has been employed at King Power since 1996, when he joined as a Project Coordinator. He was promoted to Executive Secretary, Management's Office, in 1997, and to Manager -- CEO's Office, in 1999, a position he currently holds.

(6) This includes the 13,500 shares held by Capitalux Co., Ltd. and 625,000 shares held by V&A Holding Co., Ltd., but excludes such number of shares from the shareholdings of Vichai Raksriaksorn, Viratana Suntaranond, and Aimon Raksriaksorn to avoid counting such numbers of shares more than once. This does not include the 1,037,883 shares held by Niphon Raksriaksorn, as Mr. Niphon Raksriaksorn is not a director or executive officer of the Company.

ITEM 13  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following companies, which are owned or controlled by one or more of the directors of the Company, had transactions with the Company during the 2002 fiscal year and are likely to have similar transactions with the Company in the future. The related amounts are disclosed in Note 11 "Related Party and Director Transactions" in Notes To Consolidated Financial Statements. As discussed in
Note 11, certain advances to affiliates have been advanced by those entities to individuals who are officers, directors and shareholders of the Company. Subsequent to December 31, 2001, Vichai Raksriaksorn and Viratana Suntaranond personally guaranteed all amounts receivable by the Company. All transactions were on terms and conditions and at prices substantially similar to those that these companies would have negotiated with unrelated third parties for the same goods and services.

 THAI NISHIKAWA INTERNATIONAL CO., LTD.

     Ms. Aimon Raksriaksorn was a Director and Executive Officer of this company until August 1st, 2002 when she resigned, whose main business is a manufacturer of costume jewelry for exporting.

 LENGLE (THAILAND) CO., LTD.

     Mr. Suwan Panyapas is the Director, Executive Officer, and Stockholder of this company. Along with Mr. Vichai Raksiaksorn, Mr. Viratana Suntaranond, and Ms. Aimon Raksriaksorn, they are also stockholders of this company, whose main business was the Central Buying Office for local merchandise sold to KPT. Other than the existing loan outstanding owed to KPG's subsidiary, the Company currently has no business activities. The Company has been dormant since the end of 1997.

 NIJI (THAILAND) CO., LTD.

     Mr. Viratana Suntaranond is the Director and Shareholder of this company, whose main business is the manufacture of ballpoint and plastic-tip pens under the brand name "Niji". Since 1998, when other suppliers raised the cost of shopping bags to an unacceptable level, KPG's subsidiaries purchased shopping bags from Niji at a much lower price than offered generally in the market.

 FORTY SEVEN CO., LTD.

     Mr. Vichai Raksriaksorn and Mr. Viratana Suntaranond are the shareholders of this company, whose main business is to act as the holding company for an Airport duty free operation in Hong Kong. This company's operations are currently being liquidated and it is in the process of recovering the owners' investment in this business.

 TOP (CHINA) GROUP CO., LTD.

     Mr. Vichai Raksriaksorn and Mr. Viratana Suntaranond are the shareholders of this company, whose main business is acting as the holding company for a souvenir shop operation in Mainland China. The business of this company was transferred to the Forest Ministry of the People's Republic of China in 1998.

 KING POWER INTERNATIONAL CO., LTD.

     Mr. Vichai Raksriaksorn, Mr. Viratana Suntaranond, and Ms. Aimon Raksriaksorn are Directors and shareholders of this Company. Mr. Raksriaksorn resigned from Directorship on May 13th 2002 and was replaced by Mr. Suwan Panyapas. Mr. Raksriaksorn still serves as Chairman of the Company, whose main business is the operation of a duty free store in downtown Bangkok where merchandise is sold to international travelers.

 DOWNTOWN D.F.S. (THAILAND) CO., LTD.

     Mr. Vichai Raksriaksorn is the shareholders of this company. The main business of this company is the operation of a duty free store in downtown Bangkok. During the year 1998, this company has transferred its operation to King Power International Co., Ltd. (KPI) and is in the process of settling proceeds from sales of this business with KPI.

 AIRPORTS AUTHORITY OF THAILAND (AAT)

     AAT is a governmental agency and it owns five percent of the stock of King Power Duty Free Co., Ltd.

 KING POWER ON BOARD SALE AND SERVICES CO., LTD.

     Mr. Vichai Raksriaksorn and Ms. Aimon Raksriaksorn were the Directors of this company, until May 13th, 2002 when they both resigned and were replaced by Mr. Suwan Panyapas. Mr. & Ms. Raksiraksorn and Mr. Viratana Suntaranond are the shareholders of this company. The main business of this company was the operation of duty free sales on board the airplanes under contract with Thai Airways International Public Co., Ltd. In April 2002, the company's license expired and it ceased operations.

 LENGLE TAT (PHNOM PENH) DUTY FREE CO., LTD.

     Mr. Suwan Panyapas is the Director and Executive Officer of this company, together with Mr. Vichai Raksriaksorn and Ms. Aimon Raksriaksorn are the shareholders of this company. The main business is operating the duty free retail in Phnom Penh, Cambodia.

 INFOTEL COMMUNICATION (THAILAND) CO., LTD.

     Mr. Suwan Panyapas is the Director, Executive Officer and Shareholder of this company, together with Ms. Aimon Raksriaksorn is also the shareholder of this company. The main business of this company, which holds the appropriate license from the Telecommunications Authorities in Thailand, is to operate an information providing service to the public.

ITEM 14  CONTROLS AND PROCEDURES

     Within ninety days prior to the date of this report, our Chief Executive Officer and Chief Financial Officer performed an evaluation of our disclosure controls and procedures, which have been designed so that the information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective. We have made no significant changes in our internal controls or in other factors that could significantly affect our internal controls since the date of that evaluation.

                                    PART IV

ITEM 15  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     There follows a list of all exhibits filed with Form 10-K, including those incorporated by reference.

EXHIBIT
  NO.                         NAME OR DESCRIPTION
-------                       -------------------
 3.1      Articles of Incorporation of King Power International Group
          Co., Ltd.(1)
 3.2      By-Laws of King Power International Group Co., Ltd.(1)
 3.3      Certification Document of King Power Duty Free Co., Ltd.(1)
 3.4      Certification Document of King Power Tax Free Co., Ltd.(1)
 3.5      Memorandum of Association of King Power International Group
          Co., Ltd.(1)
10.4      Contract -- Permission to Sell -- Bangkok Airport with AAT dated 10/02/97 (was 10.21)(2)
10.5      Maintenance & Repairs Agreement with Logic Company Limited, dated 09/01/98 for King Power Tax Free Co., Ltd. (was
          10.29)(2)
10.6      Maintenance & Repairs Agreement with Logic Company Limited, dated 09/01/98 for King Power Duty Free Co., Ltd. (was
          10.31)(2)
10.7      Memorandum with Thai Military Bank dated 08/21/98 (was
          10.33)(2)
10.8      Guarantee for Thai Military Bank dated 08/21/98 (was
          10.34)(2)
10.9      Guarantee for Thai Military Bank dated 08/21/98 (was
          10.35)(2)
10.10     Guarantee for Thai Military Bank dated 08/21/98 (was
          10.36)(2)
10.11     Memorandum with Thai Military Bank dated 11/19/98 (was
          10.37)(2)
10.12     Memorandum with Thai Military Bank dated 11/19/98 (was
          10.38)(2)
10.13     Guarantee for Thai Military Bank dated 11/19//98 (was
          10.39)(2)
10.14     Guarantee for Thai Military Bank dated 11/19//98 (was
          10.40)(2)
10.15     Guarantee for Thai Military Bank dated 11/19//98 (was
          10.41)(2)
10.16     Guarantee for Thai Military Bank dated 11/19//98 (was
          10.42)(2)
10.17     Notice for Deduction with Thai Military Bank dated 11/25/98
          (was 10.43)(2)
10.18     Pledge for Thai Military Bank dated 12/03/98 (was 10.44)(2)
10.19     Letter of Consent with Thai Military Bank dated 12/03/98
          (was 10.45)(2)
10.20     Letter of Consent with Thai Military Bank dated 12/03/98
          (was 10.46)(2)
10.24     Guarantee for Siam City Bank dated 11/12/98 (was 10.50)(2)
10.25     Letter of Consent with Siam City Bank dated 11/27/98 (was
          10.51)(2)
10.26     Pledge for Siam City Bank dated 11/27/98 (was 10.52)(2)
10.27     Letter of Consent with Siam City Bank dated 12/30/98 (was
          10.53)(2)
10.28     Pledge for Siam City Bank dated 12/30/98 (was 10.54)(2)
10.29     Contract of Permission for Operating Business Selling Photo
          Developing-Duplicating-Enlarging Services at Bangkok
          International Airport KPT#1 Contract No. 6-22/2542 (was
          10.56)(3)
10.30     Contract of Permission for Operating Business Selling
          Medicines, Medical Supplies and Health Products at Bangkok
          International Airport KPT#3 Contract No. 6-61/2544 (was
          10.57)(3)
10.34     Memorandum Attached to Contract of Permission for Operating
          Business of Selling Merchandize and Souvenirs at Bangkok
          International Airport No. 6-01/2541 dated 2 October 1997
          Amendment 1 KPT#10 (was 10.63)(3)
10.38     Pledge Agreement of Debenture dated 6/17/99 FN#2 SCC (Siam
          City Bank) (was 10.77)(3)
10.39     Letter of Consent for Bank Deposits Deduction dated 6/17/99
          FN#3 SCC (was 10.78)(3)
10.40     Contract of Permission for Operating Business Selling
          Merchandise and Souvenirs in Transit Lounge International
          Passenger Terminal Bangkok International Airport dated 9
          June 2000 Contract no. 6-16/2543(4)

EXHIBIT
  NO.                         NAME OR DESCRIPTION
-------                       -------------------
10.41     Lease Agreement for Space in Building Bangkok International
          Airport dated 1-16/2543(4)
10.44     Contract of Permission for Operating Business Selling
          Souvenirs and Miscellaneous Items in Domestic Passenger
          Terminal Bangkok International Airport dated 9 November 2000
          Contract no. 6-10/2543(4)
10.45     Lease Agreement for Space in Building of Bangkok Domestic
          Airport Contract no. 1-10/2543(4)
10.46     Contract of Permission for Operating Business Selling Books,
          Magazines, Printed Materials, Cards, Stationery; Selling and
          Renting Tapes, VDO, CD; Providing Services for printing Name
          Cards, Making Rubber Stamps, Graphic, Advertising Stickers &
          Photo Copies at Bangkok International Airport dated 21
          January 2000 Contract no. 6-03/2543(4)
10.47     Lease Agreement for Space in Building Bangkok International
          Airport dated 21 January 2000 Contract no. 1-03/2543(4)
10.52     Memorandum of Amendment Contract of Permission for Operating
          Business Selling Duty Free Merchandise and Leasing Spaces
          for Operation Bangkok International Airport, and Regional
          Airports Contract No. 6-04/2539 dated 6 March 1996
          (Amendment 1) dated 7-11-00(4)
10.53     Memorandum of Amendment Contract of Permission for Operating
          Business Selling Duty Free Merchandise and Leasing Spaces
          for Operation Bangkok International Airport, and Regional
          Airports Contract No. 6-04/2539 dated 6 March 1996
          (Amendment 2) dated 11-10-00(4)
10.54     Lease Agreement for Space in Building 305 Bangkok
          International Airport, Agreement No. 2-01/2545(4)
10.57     Merchandise and Souvenir Business Operation at the Chiang
          Mai Airport Contract no. Chor.Mor.1-27/2543(4)
10.58     Agreement for Pledge of Instrument Issued to person by Name dated 12-28-00(4)
10.59     Guarantee Contract: Siam Commercial Bank (Baht1 25 million)
          dated 7-20-00(4)
10.60     Guarantee Contract: Siam Commercial Bank (Baht 385 million)
          dated 7-20-00(4)
10.61     Guarantee Contract: Siam Commercial Bank (Baht 125 million)
          dated 7-20-00(4)
10.62     Guarantee Contract: SICCO(4)
10.63     Guarantee Contract: Siam City Bank dated 8-23-00(4)
10.64     Letter of Consent: Siam City Bank dated 8-23-00(4)
10.65     Letter of Consent for Deduction of Bank Deposit dated
          12-28-00(4)
10.66     Agreement for Pledge of Bank Deposit dated 11-10-00(4)
10.67     Overdraft Agreement dated 6-20-00(4)
10.68     Guarantee Contract dated 6-20-00(4)
10.69     Agreement for pledge of Rights under Deposit dated
          6-20-00(4)
10.70     Loan Facility Agreement dated 11-15-00(4)
10.71     Letter of Consent & Overdraft Facility Agreement dated
          11-15-00(4)
10.72     Form A: Agreement for Pledge of Rights under Deposit
          Instrument dated 11-27-00(4)
10.73     Continuing Commercial Credit Agreement dated 11-15-00(4)
10.74     Guarantee to Citibank, N.A./Citicorp Leasing (Thailand)
          Ltd.(4)
10.75     Siam Tower Lease Agreement dated 4-30-01(5)
10.76     Lease Agreement for Space in Bangkok International Airport,
          Agreement No. 7-21/2544(5)
10.77     Lease Agreement for Rooms in Bangkok International Airport,
          Agreement No. 1-79/2544(5)
10.78     Lease Agreement for Space in Bangkok International Airport,
          Agreement No. 7-40/2544(5)
10.79     Lease Agreement for Space in Bangkok International Airport,
          Agreement No. 7-32/2544(5)
10.80     Contract of Permission for Operating Business of Selling
          Thailand's Brand Merchandise and Souvenirs at Bangkok
          International Airport, Contract No. 6-34/2544(5)
10.81     Contract of Permission for Operating Business of Selling
          Thailand's Brand Merchandise and Souvenirs at Bangkok
          International Airport, Contract No. 6-53/2544(5)

EXHIBIT
  NO.                         NAME OR DESCRIPTION
-------                       -------------------
10.82     Contract of Permission of Operating Business of Selling
          Medicines, Medical Supplies and Equipment at Bangkok
          International Airport, Contract No. 6-61/2544(5)
10.83     Lease Agreement for Space in Chiang Mai Airport, Agreement
          No. Chor.Mor.1-28/2543(5)
10.84     Contract of permission for Operating Business of Selling
          Merchandise and Souvenirs at Chiang Mai Airport, Contract
          No. Chor.Mor.1-27/2543(5)
10.85     Memorandum of Amendment Contract of Permission for Operating
          Business of Selling Merchandise and Souvenirs at Chiang Mai
          Airport (No. Chor.Mor.1-27/2543 dated 19 March 2001)
          Amendment 1 dated 6-05-01(5)
10.86     Memorandum of Amendment Lease Agreement for Space in Chiang
          Mai Airport (No. Chor.Mor.1-28/2543 dated 19 March 2001)
          Amendment 1 dated 6-05-01(5)
10.87     Krung Thai Bank/Application for Credit Facilities: Letter of
          Credit and trust Receipt dated 9-13-01(5)
10.88     Krung Thai Bank/Application for credit Facilities: Forward
          Contract dated 9-13-01(5)
10.89     Siam City Bank/Pledge Agreement of Financial Instrument
          dated 10-18-01(5)
10.90     Export-Import Bank of Thailand/Guarantee Contract dated
          11-01-01(5)
10.91     Bangkok First Investment & Trust/Application for Credit
          Facilities dated 11-20-01(5)
10.92     Thai Military Bank/Bank Deposit Pledge Agreement dated
          12-11-01(5)
10.93     UOB Radanasin Bank/Guarantee Contract dated 3-27-01(5)
10.94     Siam City Bank/Guarantee Contract dated 5-21-01(5)
10.95     SICCO/Guarantee Contract dated 12-24-01(5)
10.96     Siam Commercial Bank/Loan Agreement(5)
10.97     UOB Radanasin Bank/Guarantee Contract dated 3-27-01(5)
10.98     Siam Commercial Bank/Application for Credit Facilities dated
          10-16-01(5)
10.99     Siam Commercial bank/Guarantee Contract dated 10-16-01(5)
10.100    Building 305 Space Lease Agreement, Bangkok International
          Airport, Agreement No. 2-01/2545(6)
10.101    Building Space Lease Agreement, Bangkok International
          Airport, Agreement No. 1-01/2545(6)
10.102    Agreement of Permission for Selling Duty-Free Merchandise,
          Bangkok International Airport & Regional Airports, Agreement
          No. 1/2545(6)
10.103    Agreement of Permission for Selling Duty-Free Merchandise,
          Bangkok International Airport & Regional Airports, Agreement
          No. 3/2545(6)
10.104    Building Space Lease Agreement, Bangkok International
          Airport & Regional Airports, Agreement No. 2/2545(6)
10.105    Building Space Lease Agreement, Bangkok International
          Airport & Regional Airports, Agreement No. 4/2545(6)
10.106    Building Space Lease Agreement, Phuket Airport, Agreement
          No. PK.1/2545(6)
10.107    Cargo Building Space Lease Agreement, Chiang Mai Airport,
          Agreement No. CM.1/2545(6)
10.108    Building Space Lease Agreement, Hat Yai Airport, Agreement
          No. HY.9/2545(6)
10.109    Cargo Building Space Lease Agreement, Chiang Mai Airport,
          Agreement No. CM.2/2545(6)
10.110    Memorandum of Amendment Attached to the Building Space Lease
          Agreement, Bangkok International Airport (Agreement No.
          1-01/2545, dated November 20, 2001), 1st Amendment(6)
10.111    Memorandum of Amendment Attached to the Building Space Lease
          Agreement, Bangkok International Airport & Regional Airports
          (Agreement No. 4/2545, dated February 12, 2001), 1st
          Amendment(6)
10.112    Application for Credit Facilities & Related Documents,
          Bangkok First Investment & Trust Public Company Limited(6)
10.113    Application for Credit Facilities & related Documents, Krung
          Thai Bank, dated October 9, 2002(6)
10.114    Application for Credit Facilities & Related Documents, Krung
          Thai Bank, dated October 29, 2002(6)

EXHIBIT
  NO.                         NAME OR DESCRIPTION
-------                       -------------------
10.115    Letter of Guarantee, Thai Military Bank, dated August 30,
          2002(6)
10.116    Memorandum of Understanding on Pledge of Deposit, Thai
          Military Bank, dated July 29, 2002(6)
10.117    Attachment to Bill of Exchange dated October 1, 2002(6)
21.1      Significant Subsidiaries and Jurisdictions of Incorporation

---------------

(1) As filed with the Company's Form 10-KSB/A on May 11, 1998

(2) As filed with the Company's Form 10-K on April 9, 1999

(3) As filed with the Company's Form 10-K/A on April 3, 2000

(4) As filed with the Company's Form 10-K March 30, 2001

(5) As filed with the Company's Form 10-K/A on April 2, 2002

(6) As file herewith

Reports on Form 8-K

     None

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, this 28th day of March, 2003.

                                          KING POWER INTERNATIONAL GROUP CO.,
                                          LTD.

                                          By:     /s/ VICHAI RAKSRIAKSORN
                                            ------------------------------------
                                                    Vichai Raksriaksorn
                                              Group Chairman, Chief Executive
                                                           Officer
                                                        and Director

                                          By:     /s/ VIRATANA SUNTARANOND
                                            ------------------------------------
                                                    Viratana Suntaranond
                                               Group Chief Financial Officer,
                                                  Secretary, and Director

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE                                                          TITLE                       DATE
---------                                                          -----                       ----

             /s/ VICHAI RAKSRIAKSORN                  Group Chairman, Chief Executive     March 28, 2003
 ------------------------------------------------           Officer and Director
               Vichai Raksriaksorn


             /s/ VIRATANA SUNTARANOND                  Group Chief Financial Officer,     March 28, 2003
 ------------------------------------------------          Secretary and Director
               Viratana Suntaranond


              /s/ AIMON RAKSRIAKSORN                   Group Deputy Managing Director     March 28, 2003
 ------------------------------------------------               and Director
                Aimon Raksriaksorn


                /s/ SUWAN PANYAPAS                                Director                March 28, 2003
 ------------------------------------------------
                  Suwan Panyapas


            /s/ DHARMNOON PRACHUABMOH                             Director                March 28, 2003
 ------------------------------------------------
              Dharmnoon Prachuabmoh


              /s/ CHULCHIT BUNYAKETU                              Director                March 28, 2003
 ------------------------------------------------
                Chulchit Bunyaketu


             /s/ PREEYAPORN THAVORNUN                             Director                March 28, 2003
 ------------------------------------------------
               Preeyaporn Thavornun

                                                                     SECTION 302

                                 CERTIFICATION

I, Vichai Raksriaksorn, certify that:

          1. I have reviewed this annual report on Form 10-K of King Power International Group Co., Ltd.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

             b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28th 2003

                            /s/ VICHAI RAKSRIAKSORN
           ---------------------------------------------------------
                              Vichai Raksriaksorn
                            Chief Executive Officer

                                                                     SECTION 302

                                 CERTIFICATION

I, Viratana Suntaranond, certify that:

          1. I have reviewed this annual report on Form 10-K of King Power International Group Co., Ltd.;

          2. Based on my knowledge, this annual report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

          3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

             b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

             c. presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

             b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 28th, 2003

                            /s/ VIRATANA SUNTARANOND
           ---------------------------------------------------------
                              Viratana Suntaranond
                            Chief Financial Officer

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of King Power International Group Co., Ltd. (the "Company") on Form 10-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Vichai Raksriaksorn, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. sec. 1350, as adopted pursuant to sec. 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

                            /s/ VICHAI RAKSRIAKSORN
           ---------------------------------------------------------
                              Vichai Raksriaksorn
                            Chief Executive Officer

March 28th, 2003

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Annual Report of King Power International Group Co., Ltd. (the "Company") on Form 10-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Viratana Suntaranond, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. sec. 1350, as adopted pursuant to sec. 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

                            /s/ VIRATANA SUNTARANOND
           ---------------------------------------------------------
                              Viratana Suntaranond
                            Chief Financial Officer

March 28th, 2003

                                   APPENDIX E

                  QUARTERLY REPORT ON FORM 10-Q OF KING POWER
                      FOR THE QUARTER ENDED MARCH 31, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   FORM 10-Q

                             ---------------------

                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2003

(Mark One)
   [X]     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934


           FOR THE TRANSITION PERIOD FROM          TO

                             ---------------------

                        COMMISSION FILE NUMBER: 1-13205

                    KING POWER INTERNATIONAL GROUP CO., LTD.
             (Exact name of registrant as specified in its charter)

                    NEVADA                                       75-2641513
           (State of incorporation)                       (IRS Employer ID number)

 25TH-27TH FLOOR, SIAM TOWER, 989 RAMA 1 ROAD, PATUMWAN, BANGKOK 10330 THAILAND
                    (Address of principal executive offices)

                               011 (662) 658-0090
              (Registrant's telephone number, including area code)

                             ---------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: April 30, 2003: 20,250,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    KING POWER INTERNATIONAL GROUP CO., LTD.
                FORM 10-Q FOR THE QUARTERLY ENDED MARCH 31, 2003

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
PART I -- FINANCIAL INFORMATION
Item 1   Financial statements........................................    3
Item 2   Management's Discussion and Analysis or Plan of Operation...   22
Item 4   Controls and Procedures.....................................   27

PART II -- OTHER INFORMATION
Item 1   Legal Proceeding............................................   27
Item 2   Changes in Securities.......................................   28
Item 3   Defaults Upon Senior Securities.............................   28
Item 4   Submission of Matters to a Vote of Securities Holders.......   28
Item 5   Other Information...........................................   29
Item 6   Exhibits and Reports on Form 8-K............................   29

PART I -- FINANCIAL INFORMATION

ITEM 1 -- FINANCIAL STATEMENT

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders
King Power International Group Co., Ltd. and Subsidiaries

     We have reviewed the consolidated balance sheet of King Power International Group Co., Ltd. (a Nevada Corporation) and Subsidiaries as of March 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the three months ended March 31, 2003 and 2002, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of King Power International Group Co., Ltd. and Subsidiaries.

     A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principals.

                                          /s/ SMITH, GRAY, BOYER & DANIELL
                                          PLLC
                                          --------------------------------------
                                          SMITH, GRAY, BOYER & DANIELL
                                          A Professional Limited Liability
                                          Company

Dallas, Texas
May 14, 2003

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      MARCH 31,     DECEMBER 31,
                                                              NOTE       2003           2002
                                                              ----   ------------   ------------
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................         $ 25,406,880   $15,509,155
  Trade accounts receivable.................................              455,054     1,488,965
  Refundable value added tax................................    4       1,345,939       833,291
  Trade accounts and management fee receivable from related
     companies, net.........................................   11         154,287       154,870
  Merchandise inventories, net..............................           34,632,537    32,022,091
  Restricted fixed deposits.................................    3      20,226,700    19,729,589
  Deferred income tax assets................................   10       3,782,452     3,745,025
  Prepaid expenses..........................................            2,519,518     1,850,981
  Other current assets......................................              462,811       421,663
                                                                     ------------   -----------
     Total current assets...................................           88,986,178    75,755,630
Property, plant and equipment, net..........................    5       6,532,411     6,374,932
Loans and accrued interest from related companies and
  directors, net............................................   11       9,154,956     9,586,184
Investments and other assets................................            3,658,243     3,626,698
                                                                     ------------   -----------
     TOTAL ASSETS...........................................         $108,331,788   $95,343,444
                                                                     ============   ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Bank overdraft and bank loans.............................    6    $ 16,905,564   $17,193,843
  Current portion of long-term loan.........................    8          27,120        36,926
  Trade accounts payable....................................           13,705,719    12,518,038
  Accrued concession fees...................................    7       3,691,811     4,864,882
  Accrued corporate income tax..............................            6,275,501     4,222,302
  Other current liabilities.................................            3,411,030     8,852,914
                                                                     ------------   -----------
     Total current liabilities..............................           44,016,745    47,688,905
Long-term loan, net.........................................    8      25,680,579    13,908,201
                                                                     ------------   -----------
     Total liabilities......................................           69,697,324    61,597,106
                                                                     ------------   -----------
Minority interest...........................................            1,605,524     1,389,075
SHAREHOLDERS' EQUITY........................................    9
  Common stock, $0.001 par value, 100,000,000 shares
     authorized, 20,250,000 shares issued and outstanding...               20,250        20,250
  Additional paid in capital................................           20,848,145    20,848,145
  Retained earnings (deficit)...............................           17,931,671    13,546,681
  Legal reserve.............................................               82,233        82,233
  Translation adjustments...................................           (1,853,359)   (2,140,046)
                                                                     ------------   -----------
     Total shareholders' equity.............................           37,028,940    32,357,263
                                                                     ------------   -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............         $108,331,788   $95,343,444
                                                                     ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements
                         See Accountants' Review Report

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE QUARTERS ENDED MARCH 31,

                                                              NOTE      2003          2002
                                                              ----   -----------   -----------
Sales revenue...............................................         $54,513,994   $44,519,311
Cost of sales
  Cost of merchandise sold..................................          28,777,562    20,812,230
  Concession fees...........................................    7      9,938,067     8,369,259
                                                                     -----------   -----------
          Total cost of sales...............................          38,715,629    29,181,489
                                                                     -----------   -----------
Gross profit................................................          15,798,365    15,337,822
Operating expenses
  Selling and administrative expenses.......................           9,245,769     6,622,248
                                                                     -----------   -----------
          Total operating expenses..........................           9,245,769     6,622,248
                                                                     -----------   -----------
  Income from operations....................................           6,552,596     8,715,574
Other income (expense)
  Interest income...........................................             240,117       400,137
  Interest expense..........................................            (394,677)     (350,475)
  Gain (loss) on foreign exchange, net......................             (58,402)       23,708
  Other income..............................................             261,522       285,243
                                                                     -----------   -----------
          TOTAL OTHER INCOME (EXPENSE)......................              48,560       358,613
                                                                     -----------   -----------
NET INCOME BEFORE INCOME TAX................................           6,601,156     9,074,187
Income tax expense..........................................   10     (2,011,329)   (2,799,454)
                                                                     -----------   -----------
Net income before minority interest.........................           4,589,827     6,274,733
Minority interest...........................................            (204,837)     (287,432)
                                                                     -----------   -----------
Net income attributed to common shares......................         $ 4,384,990   $ 5,987,301
                                                                     ===========   ===========
Weighted average number of common shares outstanding........          20,250,000    20,250,000
Basic earnings per share....................................         $      0.22   $      0.30

  The accompanying notes are an integral part of these consolidated financial statements
                         See Accountants' Review Report

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE QUARTERS ENDED MARCH 31,

                                                                 2003         2002
                                                              ----------   ----------
Net income attributed to common shares......................  $4,384,990   $5,987,301
Other comprehensive income, net of tax:
  Foreign currency translation adjustment...................     286,687      391,566
                                                              ----------   ----------
Comprehensive income........................................  $4,671,677   $6,378,867
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements
                         See Accountants' Review Report

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE QUARTERS ENDED MARCH 31,

                                                                 2003          2002
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $ 4,384,990   $ 5,987,301
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation expense......................................      454,115       309,687
  Unrealized loss (gain) on foreign exchange................       41,295      (105,355)
  Deferred income tax assets................................      (37,427)      (57,850)
  Decrease (increase) in operating assets:
     Trade accounts receivable..............................    1,035,218        70,118
     Refundable valued added tax............................     (512,648)     (287,389)
     Receivables and loans to related companies and
      directors.............................................      420,789    (1,085,638)
     Merchandise inventories................................   (2,610,446)   (6,612,965)
     Prepaid expenses and other current assets..............     (709,685)     (118,102)
     Other long-term assets.................................      (31,545)      (12,040)
  Increase (decrease) in operating liabilities:
     Trade accounts payable.................................    1,211,746      (465,603)
     Accrued concession fees................................   (1,173,071)    1,042,212
     Other current liabilities..............................   (3,388,685)    2,440,558
     Minority interest......................................      216,449       302,334
     Translation adjustments................................      286,687       391,566
                                                              -----------   -----------
       NET CASH PROVIDED BY (USED IN) OPERATING
        ACTIVITIES..........................................  $  (412,218)  $ 1,798,834
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.................................  $  (611,594)  $  (934,636)
  (Increase) decrease in restricted fixed deposits..........     (497,111)   (2,729,026)
                                                              -----------   -----------
       Net cash provided by (used in) investing
        activities..........................................   (1,108,705)   (3,663,662)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayment of) bank overdrafts..............           --      (597,792)
  Proceeds from (repayment of) bank loans...................     (286,159)    6,088,331
  Proceeds from (repayment of) long-term loan...............   11,762,572        (5,831)
                                                              -----------   -----------
       Net cash provided by (used in) financing
        activities..........................................   11,476,413     5,484,708
Effect of exchange rate changes on cash and cash
  equivalents...............................................      (57,765)       16,999
                                                              -----------   -----------
Net increase in cash and cash equivalents...................    9,897,725     3,636,879
Cash and cash equivalents, beginning of period..............   15,509,155     3,955,240
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $25,406,880   $ 7,592,119
                                                              ===========   ===========
Supplemental cash flow information
  Cash paid during the period:
     Interest...............................................  $   391,650   $   373,031
     Income taxes...........................................  $    12,930   $    13,095

  The accompanying notes are an integral part of these consolidated financial statements
                         See Accountants' Review Report

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
            FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002 (IN US $)

                                                                                                               ACCUMULATED
                                  COMMON STOCK                                                                    OTHER
                               -------------------     ADDITIONAL      COMPREHENSIVE    RETAINED     LEGAL    COMPREHENSIVE
                                 SHARES     AMOUNT   PAID IN CAPITAL      INCOME        EARNINGS    RESERVE      INCOME
                               ----------   ------   ---------------   -------------   ----------   -------   -------------
BALANCES AT JANUARY 1,
  2002.......................  20,250,000   20,250     20,848,145                       1,446,618   82,233     (2,573,522)
Net Income...................                                            5,987,301      5,987,301
Other comprehensive income,
  net of tax
  Foreign currency
     translation
     adjustment..............                                              391,566                                391,566
                                                                         ---------
Comprehensive Income.........                                            6,378,867
                               ----------   ------     ----------        =========     ----------   ------     ----------
Balances at March 31, 2002...  20,250,000   20,250     20,848,145                       7,433,919   82,233     (2,181,956)
                               ----------   ------     ----------                      ----------   ------     ----------
BALANCES AT JANUARY 1,
  2003.......................  20,250,000   20,250     20,848,145                      13,546,681   82,233     (2,140,046)
Net Income...................                                            4,384,990      4,384,990
Other comprehensive income,
  net of tax
  Foreign currency
     translation
     adjustment..............                                              286,687                                286,687
                                                                         ---------
Comprehensive Income.........                                            4,671,677
                               ----------   ------     ----------        =========     ----------   ------     ----------
BALANCES AT MARCH 31, 2003...  20,250,000   20,250     20,848,145                      17,931,671   82,233     (1,853,359)
                               ----------   ------     ----------                      ----------   ------     ----------


                                 TOTAL
                               ----------
BALANCES AT JANUARY 1,
  2002.......................  19,823,724
Net Income...................   5,987,301
Other comprehensive income,
  net of tax
  Foreign currency
     translation
     adjustment..............     391,566
Comprehensive Income.........
                               ----------
Balances at March 31, 2002...  26,202,591
                               ----------
BALANCES AT JANUARY 1,
  2003.......................  32,357,263
Net Income...................   4,384,990
Other comprehensive income,
  net of tax
  Foreign currency
     translation
     adjustment..............     286,687
Comprehensive Income.........
                               ----------
BALANCES AT MARCH 31, 2003...  37,028,940
                               ----------

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

1.  BASIS OF PRESENTATION

     King Power International Group Co., Ltd. (formerly Immune America, Inc.) (herein the "Company") was incorporated under the laws of the State of Nevada on July 30, 1985.

     On June 12, 1997, the Company exchanged 18,800,000 shares of its common stock for 99.94% of the issued and outstanding common shares of King Power Tax Free Company Limited [(formerly J.M.T. Group Company Limited)-KPT thereafter] and 95% of the issued and outstanding common shares of King Power Duty Free Company Limited [(formerly J.M.T. Duty Free Company Limited)-KPD thereafter].

     This exchange of the Company's common stock to the former KPT and KPD shareholders resulted in those former shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose stockholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Consequently, this transaction was accounted for as a "reverse acquisition" for financial reporting purposes and KPT and KPD were deemed to have acquired 94% of equity interest in the Company as of the date of acquisition. The relevant acquisition process utilized the capital structure of Immune America, Inc., and the assets and liabilities of KPT and KPD were recorded at historical cost.

     Concurrent with the reverse acquisition, the Company changed its corporate name from Immune America, Inc. to King Power International Group Co., Ltd.

     KPD is a Thailand-based corporation engaged in selling duty free merchandise to the traveling public under the supervision of Thai customs, in stores located in the international terminals of the various airports located in Thailand. KPD holds from the Airports of Thailand Public Company Limited (AOT), (previously named "Airports Authority of Thailand" (AAT)) a non- exclusive license to operate duty free stores for all stores of this specific nature. Prior to January 1, 2002, KPD was one of two operators to operate duty free stores of this specific nature (see Note 7). For the duty free store operation, KPD is exempt from input value added tax on purchases of import merchandise and from output value added tax on sales of merchandise.

     KPT is a Thailand-based corporation engaged in selling various souvenirs and consumer products to the general public in the international and domestic terminals of Bangkok and Phuket airports located throughout Thailand. KPT holds the operating license granted by the AOT for all shops of this specific nature. For the tax free operation, KPT is subject to input value added tax on purchases of merchandise and is exempt from output value added tax on sales of merchandise for shops within Bangkok International Airport's departure halls.

     On October 10, 1997, the Company acquired 4,900 shares of common stock in King Power International Group (Thailand) Company Limited (KPG Thai), equivalent to 49% of the registered capital. KPG Thai was established in Thailand on September 11, 1997, and has registered capital totaling Baht 1 million divided into 10,000 shares of common stock with Baht 100 per share. On the same date, KPT acquired 5,093 shares of common stock in KPG Thai, equivalent to 50.93% of the registered capital. Ultimately, the Company owns 99.93% of equity interest in KPG Thai.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements, which include the accounts of the Company and its subsidiaries, are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in other companies under 20% of interest are accounted for using the cost method. At March 31, 2003 and December 31, 2002, these investments have been written down due to an assumed permanent impairment of their value. The consolidated financial statements are presented in U.S. dollars.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

     MERCHANDISE INVENTORIES -- Merchandise inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis.

     PROVISION FOR DOUBTFUL ACCOUNTS -- Estimated collection losses of the Company are provided for based on the Company's collection experience together with a review of the financial position of each debtor. Where the Company determines reserves are necessary, it will provide a provision for the total receivable and accrued interest outstanding.

     MARKETABLE SECURITIES -- Securities held for trading are marked to market at year-end with the resulting gain or loss being included in current income.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS -- The financial position and results of operations of the Company's foreign subsidiaries are determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the prevailing exchange rates in effect at each period end. Contributed capital accounts are translated using the historical rate of exchange when capital was injected. Income statement accounts are translated at the average rate of exchange during the year. Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations. Gains or losses on foreign exchange transactions are recognized as incurred in the consolidated statements of income. Differences between the forward rate and the spot rate in forward exchange contracts are amortized as revenue and expense over the period of the contract.

     The exchange rates at March 31, 2003, and December 31, 2002, were $1 = Baht
42.883 and Baht 43.240, respectively. The average exchange rates for the three months ended March 31, 2003 and 2002, were $1 = Baht 42.893, Baht 43.8568, respectively.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Maintenance, repairs and minor renewals are charged directly to expense as incurred. Depreciation is computed by using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................   20 Years
Leasehold improvements......................................   Term of lease
Selling office equipment and fixtures.......................   5 Years
Vehicles....................................................   5 Years

     STORE PRE-OPENING COSTS -- Store pre-opening costs are expensed as incurred.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     REVENUE RECOGNITION -- The Company recognizes revenue from sales of merchandise at the point of sale.

     CONCESSION FEES -- According to the concession agreement with the AOT, KPT is required to pay concession fees, rental and services fees, and other related expenses at the fixed charges per month defined in the concession agreement. According to the concession agreement with the AOT, KPD is required to pay concession fees at a fixed percentage of sales, greater than or equal to the fixed charges as defined in the concession agreement, and pay rental and service fee and other related expenses.

     CONCENTRATIONS OF CREDIT RISK -- The Company's retail businesses are cash flow businesses. Most sales take place with cash receipts or credit card payments. The Company maintains its cash accounts with various financial

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

institutions. In Thailand, such accounts are insured for the full amount of their value by the Thai government. U.S. bank deposits are within Federal insurance limits. In addition, see Note 11 with respect to loans and advances to directors and affiliated companies.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amount of cash, trade accounts receivable, notes receivable, trade accounts payable, and accrued payables are reasonable estimates of their fair value because of the short maturity of these items. The carrying amounts of the Company's credit facilities approximate fair value because the interest rates on these instruments are subject to fluctuate with market interest rates.

     INCOME TAXES -- The Company accounts for income taxes using the liability method, which requires an entity to recognize the deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, that will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

     The Company does not provide for United States income taxes on unrepatriated earnings of its Thailand-based subsidiaries since the Company's intention is to reinvest these earnings in their operations and the amount of such taxes has not been determined.

     EARNINGS PER SHARE -- Basic earnings per share has been computed based on the average number of common shares outstanding for the period. There are no potentially dilutive securities outstanding.

     RECLASSIFICATION -- Certain amounts in the 2002 financial statements and related footnotes have been reclassified to conform to the 2003 presentation.

3.  RESTRICTED FIXED DEPOSITS

                                                        MARCH 31, 2003   DECEMBER 31, 2002
                                                        --------------   -----------------
Restricted fixed deposits.............................  $20,226,700        $19,729,589
Interest rates........................................  0.75%-2.50%        0.75%-3.00%

     As of March 31, 2003, and December 31, 2002, the restricted fixed deposits with maturities from three to twelve months were pledged as collateral to a commercial bank for bank credit facilities of subsidiaries. As these are current obligations of the Company, the deposits are shown as current assets.

4.  REFUNDABLE VALUE ADDED TAX

     For Thailand-based subsidiaries, refundable value added tax (VAT) represents, on a cumulative basis, the excess of input tax (charged by suppliers on purchases of merchandise and services) over the output tax (charged to customers on sales of merchandise and services). Value added tax is levied on the value added at each stage of production and distribution, including servicing, generally at the rate of 7% effective August 16, 1999.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

5.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                         MARCH 31, 2003   DECEMBER 31, 2002
                                                         --------------   -----------------
Land...................................................   $   612,830        $   607,770
Building...............................................       383,513            380,346
Leasehold improvements.................................     8,165,610          7,613,367
Office equipment and fixtures..........................     3,427,813          3,475,607
Vehicles...............................................     1,114,117          1,045,927
Work in progress.......................................        37,586            109,351
                                                          -----------        -----------
     Total cost........................................    13,741,469         13,232,368
Less: accumulated depreciation.........................    (7,209,058)        (6,857,436)
                                                          -----------        -----------
     Net book value....................................   $ 6,532,411        $ 6,374,932
                                                          ===========        ===========

6.  BANK OVERDRAFT AND LOANS FROM BANKS

                                                         MARCH 31, 2003   DECEMBER 31, 2002
                                                         --------------   -----------------
Trust receipts.........................................   $   115,694        $   542,594
Short-term loan........................................    16,789,870         16,651,249
                                                          -----------        -----------
                                                          $16,905,564        $17,193,843
                                                          ===========        ===========

     As of March 31, 2003, and December 31, 2002, the Company has an overdraft facility with commercial banks in Thailand totaling Baht 75.74 million ($1,766,201) and Baht 75.74 million ($1,751,619), respectively, bearing interest at the Minimum Overdraft Rate ("MOR") plus 1.00% -- 1.50% per annum. For the three months ended March 31, 2003, the average rate of MOR was 6.50% -- 7.75% per annum, and for the year ended December 31, 2002, the average rate MOR was 6.50% -- 7.75%per annum, respectively. Available lines of credit for the bank overdrafts are guaranteed by certain directors and collateralized by fixed deposits (see Note 3).

     As of March 31, 2003, and December 31, 2002, trust receipts incurred by KPD and KPT bear interest at the rates varying from 3.19% -- 7.00% and 6.00% -- 7.75% per annum, respectively, and are collateralized by fixed deposits, KPD's land, and guaranteed by two directors of KPD, together with a related company.

     As of March 31, 2003, and December 31, 2002, the Company has short-term loans with various commercial banks in Thailand, bearing interest at rates of 2.25% -- 4.85% and 2.25% -- 5.65%per annum, respectively, collateralized by fixed deposits and guaranteed by a director.

TRUST RECEIPTS AT MARCH 31, 2003
FOREIGN CURRENCY BORROWING BY SUBSIDIARIES IN THAILAND        CURRENCIES    AMOUNT    INTEREST RATE (%)
------------------------------------------------------        ----------   --------   -----------------
WITHOUT FORWARD CONTRACT............................    USD     51,699     $ 51,852      6.00 - 7.00
                                                        CHF     81,597       60,164             3.19
                                                        JPY    436,608        3,678             6.00
                                                                           --------
                                                                           $115,694
                                                                           ========

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

TRUST RECEIPTS AT DECEMBER 31, 2002
FOREIGN CURRENCY BORROWING BY SUBSIDIARIES IN THAILAND         CURRENCIES    AMOUNT    INTEREST RATE (%)
------------------------------------------------------         ----------   --------   -----------------
Under forward contract and T/R.....................     BAHT   4,321,767    $ 99,948             7.75
Without forward contract...........................     BAHT   9,162,936     211,909             7.75
                                                         USD      27,049      27,089             7.00
                                                         GBP       8,600      13,842             7.00
                                                         HKD     530,625      68,282             6.00
                                                         SGD      97,978      56,699      6.00 - 7.25
                                                         EUR      62,147      64,825      6.00 - 7.00
                                                                            --------
                                                                            $542,594
                                                                            ========

     As of March 31, 2002 and December 31, 2002, land and building are pledged as collateral for credit lines, trust receipts, and a long-term loan from a bank. (Notes 6 and 8)

7.  CONCESSION FEES

     In order to obtain the necessary rights to operate at the international and domestic airports in Thailand, the Company has entered into various agreements with the AOT and the Customs Department of Thailand, which included the right to rent office space. Under the aforementioned agreements with the AOT and the Customs Department of Thailand, both KPD and KPT are required to pay concession fees, rental fees, service fees, property tax, and other expenses, and to pledge cash or obtain a local commercial bank letter of guarantee, as collateral.

     Accrued concession fees to the AOT were $3,691,811 and $4,864,882 as of March 31, 2003, and December 31, 2002, respectively. Concession fee expense for the three months ended March 31, 2003 and 2002, was $9,938,067 and $8,369,259, respectively.

     A summary of the concession and rental fees payable and the value of collateral for the remaining period of the agreement (as amended) are as follows (see Notes 11 and 12):

                                        KPT (IN $000'S)                                    KPD (IN $000'S)
                        ------------------------------------------------   ------------------------------------------------
                            AIRPORT       RENTAL, SERVICE &                    AIRPORT       RENTAL, SERVICE &
YEAR                    CONCESSION FEES    OTHER EXPENSES     COLLATERAL   CONCESSION FEES    OTHER EXPENSES     COLLATERAL
----                    ---------------   -----------------   ----------   ---------------   -----------------   ----------
2003.................        8,675               286            8,031          17,698              1,330           13,732
2004.................       12,191               361            7,686          25,115              1,791           13,941
2005.................       13,380               357            7,686          26,588                107           14,650
2006.................        4,939                89            7,108          27,780                 27           15,306

     On March 20, 2001, the AOT awarded the Company a contract, beginning January 1, 2002, to operate the duty free retail space as the only operator in Thailand's International airports. Coupled with the extension of its other concession, the Company is positioned as the principal operator of tax free and duty free stores in Thailand.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

8.  LONG-TERM LOANS, NET

     Long-term liabilities as of March 31, 2003, and December 31, 2002, consist of the following:

                                                         MARCH 31, 2003   DECEMBER 31, 2002
                                                         --------------   -----------------
Long-term loans........................................   $25,666,150        $13,900,906
Installment purchase payable...........................        41,549             44,221
                                                          -----------        -----------
                                                           25,707,699         13,945,127
Less: current portion of long-term debt................       (27,120)           (36,926)
                                                          -----------        -----------
     Total.............................................   $25,680,579        $13,908,201
                                                          ===========        ===========

     As of March 31, 2003 and December 31, 2002, long-term loans consist of loans from banks carrying interest rates of 4.00% - 6.90% and 3.60% - 7.25% per annum, respectively. The long-term loans are secured by the Company's land and building and guaranteed by a director of the Company.

     Long term loans as of March 31, 2003 are due as follows:

                                                               MARCH 31, 2003
                                                               --------------
Installment purchase obligation
  2003......................................................    $    12,161
  2004......................................................         12,161
  2005......................................................         12,161
  2006......................................................          5,066
                                                                -----------
     Total..................................................    $    41,549
                                                                ===========
  Long-term loan installment payments
  2003......................................................    $    14,959
  2004......................................................     11,659,632
  2005......................................................     13,991,559
                                                                -----------
     Total..................................................    $25,666,150
                                                                ===========

9.  SHAREHOLDERS' EQUITY

          (a) Per the reverse acquisition agreement, the two Thailand-based companies together received a total of 18,800,000 shares of common stock of Immune America, Inc. which represented 94% of equity interest as of the date the reverse acquisition agreement was effective. Therefore, the 18,800,000 shares were assumed to be issued and outstanding as of January 1, 1996, for the purpose of presenting comparative financial statements.

          (b) Per the reverse acquisition agreement, 752,000 shares out of the total 18,800,000 shares were put in escrow subject to certain requirements, including that the Company shall have financial statements prepared in accordance with U.S. GAAP and shall have reached certain criteria of financial performance as of December 31, 1997. If, as of December 31, 1997, the Company failed to satisfy any of these conditions, the 752,000 shares were to be released to a financial consultant who was also a party to the reverse requisition agreement. During the first quarter of 1998, these shares were released from escrow and issued to the financial consultant.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

          (c) Per the reverse acquisition agreement, 1,200,000 shares of common stock as of June 12, 1997, when the reverse acquisition was effective, represented the other 4% of equity interests. These 1,200,000 shares of common stock were represented by the following components:

                               COMMON STOCK
                            ------------------     ADDITIONAL      RETAINED    TREASURY
                             SHARES     AMOUNT   PAID-IN CAPITAL   EARNINGS     STOCK      TOTAL
                            ---------   ------   ---------------   ---------   --------   --------
Beginning Balance at
  12/31/96................    275,316   $ 275       $151,186       $(143,833)  $(6,000)   $  1,628
Form S-8 issuance at
  5/8/97..................    924,684     925         69,717              --        --      70,642
Reissuing of treasury
  stock...................         --      --             --              --     6,000       6,000
Net loss at 6/12/97.......         --      --             --         (78,270)       --     (78,270)
                            ---------   ------      --------       ---------   -------    --------
Total shareholders' equity
  At June 12, 1997........  1,200,000   $1,200      $220,903       $(222,103)  $    --    $     --
                            =========   ======      ========       =========   =======    ========

          (d) On August 18,1997, the Company issued 250,000 shares of its common stock to two foreign entities, 125,000 shares each, at a price of $8.00 per share with net of proceeds of $1,887,000. Both entities are located in Taipei, Taiwan, Republic of China. One half of these shares (125,000) were placed in escrow until May 1, 1998, subject to an additional payment by the purchaser of $4.00 per share on all 250,000 shares issued or ($1,000,000) in the event that the earnings per share for the Company for the calendar year ended December 31, 1997, exceeded a certain amount per share. If the earnings per share for fiscal year 1997 were below the specified goal, then the shares under escrow were to be released to the purchasers without further consideration. These shares have been released from escrow without further consideration. No underwriter or placement agent was used. The issuance was conducted pursuant to Regulation S promulgated under the United State Securities Act of 1933, as amended.

          (e) Dividend Declaration and Legal Reserve

          At its ordinary shareholders' meeting held on August 1, 2001, KPD passed a resolution to pay a dividend at the rate of Baht 40 per share for a total of Baht 80,000,000 ($1.8 million), based on the results of its operations for 1999. Further, in accordance with Thai law, a legal reserve was created, equal to 5% of the total net profit for the year on which the dividend is based. The 5% net profit reserve is required by Thai law each time a dividend is declared; until such reserve reaches 10% of the Company's authorized share capital.

10.  INCOME TAX

     The Company accounts for income taxes using the liability method, which requires an entity to recognize the deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

     The provision for income taxes consists of the following:

                                                           MARCH 31, 2003   MARCH 31, 2002
                                                           --------------   --------------
Current income tax (payable)
  United States..........................................   $        --      $        --
  Foreign................................................    (1,973,902)      (2,741,604)
                                                            -----------      -----------
                                                             (1,973,902)      (2,741,604)
Deferred income tax
  United States..........................................   $        --      $        --
  Foreign................................................       (37,427)         (57,850)
                                                            -----------      -----------
                                                                (37,427)         (57,850)
                                                            -----------      -----------
Net income tax expense...................................   $(2,011,329)     $(2,799,454)
                                                            ===========      ===========

     Pre-tax income for foreign companies for the quarters ended March 31, 2003, was $6,704,230. Current taxes payable are included in current liabilities.

     The components of deferred income tax assets and liabilities were:

                                                         MARCH 31, 2003   DECEMBER 31, 2002
                                                         --------------   -----------------
Provision for doubtful accounts and obsolescence.......    $3,804,236        $3,766,980
Net operating loss carry forward.......................       555,719           519,372
                                                           ----------        ----------
                                                            4,359,955         4,286,352
Less: valuation allowance..............................      (577,503)         (541,327)
                                                           ----------        ----------
Deferred income tax assets.............................    $3,782,452        $3,745,025
                                                           ==========        ==========

     As a result, the effective income tax rate for the subsidiaries is different from the standard income tax rate. The following reconciliation shows the differences between the effective and standard rates.

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                               2003         2002
                                                              -------      -------
Standard income tax rate....................................   35.00%       35.00%
Foreign tax rate difference.................................   (5.08)%      (4.21)%
Less: valuation allowance...................................    0.55%          --
                                                               -----        -----
Effective income tax rate...................................   30.47%       30.79%
                                                               =====        =====

     As of March 31, 2003, and December 31, 2002, the Company has deferred income tax assets relating to net operating loss carry forwards for income tax purposes of $555,719 and $519,372, respectively, which expire in years 2003 through 2017. A valuation allowance on the United States loss carry forward has been provided, as the Company has determined that it is more likely than not that this deferred income tax asset will not be realized.

11.  RELATED PARTY AND DIRECTOR TRANSACTIONS

     The Company and its subsidiaries have business transactions with and have advanced funds to various entities affiliated by common ownership and control and to its officers, directors and shareholders. Where management has considered it necessary, reserves have been provided for losses on collection of these balances. In certain instances, advances to affiliated companies have been, in turn, advanced to other related parties,

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

including directors and shareholders of the Company. Of the $7,503,497 million and $7,677,049 million shown in the following schedule as receivable from King Power International Co., Ltd. (KPI), as of March 31, 2003, and December 31, 2002, respectively, reserves have been provided for $629,193 and $627,821, respectively. Of the $3,413,710 million and $3,691,148 million shown on the following schedule as receivable from King Power On Board Sales and Services Co., Ltd. (KPO), as of March 31, 2003, and December 31, 2002, respectively, reserves have been provided for $978,722 and $999,321, respectively. The payment of the net, unreserved receivables from KPI and KPO are personally guaranteed by two officer/director/shareholders of the Company who have collateralized their guarantee by the pledge of 9,373,000 shares of the Company's stock. KPI's operations have improved and it has reduced in debt to the Companies. KPO's operating license expired in April, 2002, its ceased operations. As of December 31, 2002, the guarantors have begun making payments against the KPO debt in the amount of 5,000,000 Baht ($115,634) per month, including interest.

     Balances at March 31, 2003 and December 31, 2002, with related companies and directors are as follows (in $000s)

                                         LOANS TO AND RECEIVABLES FROM RELATED COMPANIES AND DIRECTORS
                                  ----------------------------------------------------------------------------
                                   ACCOUNTS             INTEREST & OTHER   MANAGEMENT FEE             ACCOUNTS
AS OF MARCH 31, 2003              RECEIVABLE   LOANS      RECEIVABLES       RECEIVABLES      TOTAL    PAYABLE
--------------------              ----------   ------   ----------------   --------------   -------   --------
King Power International Co.,
  Ltd...........................       --       6,080         1,389                34         7,503    1,380
Forty Seven Co., Ltd............       --       2,429           631                --         3,060       --
Downtown D.F.S. (Thailand) Co.,
  Ltd...........................      394       2,239           343             2,152         5,128       --
Top China Group Co., Ltd........       --         233            15                --           248       --
Lengle (Thailand) Co., Ltd......       --         840            98                --           938       --
King Power On Board Sales and
  Services Co., Ltd.............      120       2,853           441                --         3,414       --
Thai Nishigawa International
  Co., Ltd......................       --          --            --                --            --       79
Niji (Thailand) Co., Ltd........       --          --            --                --            --      214
                                     ----      ------        ------            ------       -------    -----
                                      514      14,674         2,917             2,186        20,291    1,673
Less: provision for doubtful
  accounts:
  Related companies.............     (394)     (6,711)       (1,725)           (2,152)      (10,982)      --
                                     ----      ------        ------            ------       -------    -----
Total...........................      120       7,963         1,192                34         9,309    1,673
                                     ====      ======        ======            ======       =======    =====
Director -- to (from)...........       --          --            --                --            --       --
                                     ====      ======        ======            ======       =======    =====

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

                                         LOANS TO AND RECEIVABLES FROM RELATED COMPANIES AND DIRECTORS
                                  ----------------------------------------------------------------------------
                                   ACCOUNTS             INTEREST & OTHER   MANAGEMENT FEE             ACCOUNTS
AS OF DECEMBER 31, 2002           RECEIVABLE   LOANS      RECEIVABLES       RECEIVABLES      TOTAL    PAYABLE
-----------------------           ----------   ------   ----------------   --------------   -------   --------
King Power International Co.,
  Ltd...........................       --       6,362         1,279                36         7,677     646
Forty Seven Co., Ltd............       --       2,409           614                --         3,023      --
Downtown D.F.S. (Thailand) Co.,
  Ltd...........................      391       2,221           329             2,134         5,075      --
Top China Group Co., Ltd........       --         231            14                --           245      --
Lengle (Thailand) Co., Ltd......       --         833            93                --           926      --
Lengle TAT Phnom Penh Duty Free
  Co., Ltd......................       --          --            --                --            --      --
King Power On Board Sales and
  Services Co., Ltd.............      119       3,176           396                --         3,691      --
Thai Nishigawa International
  Co., Ltd......................       --          --            --                --            --     135
Niji (Thailand) Co., Ltd........       --          --            --                --            --     173
                                     ----      ------        ------            ------       -------     ---
                                      510      15,232         2,725             2,170        20,637     954
Less: provision for doubtful
  accounts:
  Related companies.............     (391)     (6,801)       (1,570)           (2,134)      (10,896)     --
                                     ----      ------        ------            ------       -------     ---
Total...........................      119       8,431         1,155                36         9,741     954
                                     ====      ======        ======            ======       =======     ===
Director -- to (from)...........       --          --            --                --            --      --
                                     ====      ======        ======            ======       =======     ===

     Additionally, the AOT owns 5% of KPD common shares. As of March 31, 2003, and December 31, 2002, KPD has accrued concession fees amounting to $3,691,457 and $4,864,882, respectively.

     Effective July 1, 2001, KPD and KPT increased the interest rate charged for new loans to related companies from a range of 2.00%-2.50% to 5.50%-8.19%, reflecting the increase in borrowing costs to KPD and KPT. The new rates apply to total loans outstanding of each related company that borrowed additional funds from KPD or KPT during 2001 and 2003. For related companies that did not require additional loans from KPD and KPT, the interest rate charged to them did not change.

     During the quarters March 31, 2003 and 2002, the Company had operating transactions with related parties and directors as follows (in $000s):

                                                              FOR THE THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                2003        2002
                                                              ---------   ---------
RELATED COMPANIES
  Sales.....................................................   $   518     $   157
  Interest income...........................................       171         338
  Management fee income.....................................       120         166
  Purchases.................................................    17,772         567
  Concession fees...........................................     7,098       6,115
  Service...................................................   $ 1,200     $    --
DIRECTORS
  Interest and income.......................................   $    --     $    --

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

12.  COMMITMENTS AND CONTINGENT LIABILITIES (SEE ALSO NOTE 7)

LEASE COMMITMENTS

     As of March 31, 2003, KPD and KPT had leasing commitments for office space under non-cancelable operating lease agreements expiring in 2003. The obligations of the subsidiaries under these lease agreements are set forth as follows:

                                                                KPT       KPD
                                                              -------   --------
2003........................................................  $34,279   $246,210

LETTERS OF GUARANTEE

     As of March 31, 2003, and December 31, 2002, KPT and KPD were contingently liable for bank guarantees totaling $22.66 million and $21.17 million, respectively, issued in favor of the Excise Department and the AOT as a performance bond.

UNUSED LETTERS OF CREDIT

     As of March 31, 2003, and December 31, 2002, KPD and KPT have unused letters of credit totaling $0 and $0.98 million, respectively.

LAND ACQUISITION

     On June 17, 2002, KPD contracted to acquire two tracts of land for a total price of 311.34 million Baht ($7.26 million at March 31, 2003 exchange rates). As of March 31, 2003 the Company has paid in full (99 million Baht or $2.31 million), for the purchase of the first tract of land and 42.47 million Baht ($990,325) of the 212.34 million Baht purchase price of the second tract of land. The total $3.3 million in deposits are included in Investments and Other Assets in the accompanying balance sheet. Under the terms of the contract, the remaining balance in the amount of 169.87 million Baht ($3.96 million) will be paid within 730 days of the effective date of the contract. Furthermore, if KPD fails to complete the payments, all amounts deposited by KPD will be forfeited. If the seller cannot complete the transfer of the land, all amounts deposited will be refunded.

LOAN COMMITMENTS

     KPD is a co-maker and cross guarantor of a credit facility with one of its affiliates. At March 31, 2003, and December 31, 2002, the affiliate had made no borrowings on this facility.

13.  ACQUISITION OF MINORITY INTERESTS

     On November 1, 2001, the Company filed a preliminary proxy statement for purposes of calling a meeting of shareholders to vote on a Plan of Merger which would result in all of the outstanding shares of the Company being acquired by a newly formed corporation to be owned by the shareholders presently comprising the Company's management. Should the plan of merger be approved and the transaction concluded, the Company would cease to exist. In August and September, 2002, three separate class action lawsuits were filed against the Company and its directors alleging, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. Negotiations with the plaintiffs are ongoing in an effort to settle the suits and proceed with the merger. However, the final outcome of the litigation cannot be predicted with certainty. No liability relative to this matter has been recorded in the accompanying financial statements. A final proxy statement has not been filed and the shareholders' meeting has not been scheduled.

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

14.  SEGMENT FINANCIAL INFORMATION

     The following segment information of the Company for 2003, and 2002 are disclosed in accordance with Statement of Financial Accounting Standard No.131 ("SFAS 131"). Each legal entity is classified as a reportable segment under SFAS 131 because each entity is reported separately by management (in $000s).

                                                                      ADJUSTMENTS
                                  DUTY FREE   TAX FREE                    AND
QUARTERS ENDED MARCH 31, 2003      RETAIL      RETAIL    ALL OTHERS   ELIMINATIONS   CONSOLIDATED
-----------------------------     ---------   --------   ----------   ------------   ------------
SEGMENT INFORMATION
  Revenue from external
     customers..................   45,597       8,918          --            (1)        54,514
  Cost of merchandise sold......   24,889       3,890          --            (1)        28,778
  Concession fees...............    7,098       2,840          --            --          9,938
  Gross profit..................   13,610       2,188          --            --         15,798
  Interest Income...............      200          62          --           (22)           240
  Interest expense..............      393           5          19           (22)           395
  Segment net income (loss).....    4,089         604       4,385        (4,488)         4,590
  Segment total assets..........   95,661      14,358      39,284       (40,971)       108,332
  Expenditures for segment
     assets.....................      477         135          --            --            612
  Depreciation expense..........      403          52          --            --            455
  Unrealized gain (loss) on
     exchange...................       (4)        (26)        (11)           --            (41)
  Deferred income tax assets....    2,559       1,201          22            --          3,782

                                                                          LONG-LIVED
GEOGRAPHIC INFORMATION -- SALE                                REVENUE       ASSET
------------------------------                                -------     ----------
Bangkok.....................................................  51,323         9,677
Northern Thailand region....................................     407           198
Southern Thailand region....................................   2,784           316
                                                              ------        ------
  Total.....................................................  54,514        10,191
                                                              ======        ======

            KING POWER INTERNATIONAL GROUP CO., LTD AND SUBSIDIARIES

                 FOR THE QUARTERS ENDED MARCH 31, 2003 AND 2002

                               DUTY FREE   TAX FREE                ADJUSTMENTS AND
QUARTERS ENDED MARCH 31, 2002   RETAIL      RETAIL    ALL OTHERS    ELIMINATIONS     CONSOLIDATED
-----------------------------  ---------   --------   ----------   ---------------   ------------
SEGMENT INFORMATION
  Revenue from external
     customers..............    36,656       7,863          --              --          44,519
  Cost of merchandise sold...   17,594       3,218          --              --          20,812
  Concession fees...........     6,115       2,254          --              --           8,369
  Gross profit..............    12,947       2,391          --              --          15,338
  Interest Income...........       365          73           8             (46)            400
  Interest expense..........       343          32          21             (46)            350
  Segment net income
     (loss).................     5,739         793       5,987          (6,244)          6,275
  Segment total assets......    64,545      12,690      27,888         (30,542)         74,581
  Expenditures for segment
     assets.................      (884)        (51)         --              --            (935)
  Depreciation expense......       237          73          --              --             310
  Unrealized gain (loss) on
     exchange...............       128          (3)        (20)             --             105
  Deferred income tax
     assets.................     2,404       1,174          21              --           3,599

                                                                           LONG-LIVED
GEOGRAPHIC INFORMATION                                        REVENUE        ASSET
----------------------                                        -------      ----------
Bangkok.....................................................  42,468          4,120
Northern Thailand region....................................     589            237
Southern Thailand region....................................   1,462            202
                                                              ------         ------
  Total.....................................................  44,519          4,559
                                                              ======         ======

ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

(1)  CAUTION REGARDING FORWARD-LOOKING INFORMATION

     This quarter report contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management. When used in this document, the words "anticipate", "believe", "estimate", "expect", and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein.

(2)  EFFECTS ON THE CHANGE IN FOREIGN CURRENCY EXCHANGE SYSTEM

     On July 2, 1997, the Thai Government announced that the Thai Baht would thereafter be converted to a "Managed Float" system for the relationship of the Baht to other international currencies. This change had an immediate impact on the Company's operations and the results of its operations.

     The Company's subsidiaries conduct their business with selling and purchase prices based on Thai Baht, US Dollars, and other currencies. Sales are made both in Thai Baht and other currencies, but eventually will be converted into Thai Baht. Accordingly, the Company bears foreign currency transaction risks between the date of purchase of goods for resale and the ultimate payment of the goods in the appropriate negotiated currency.

     The overall effect of the Thai Baht devaluation was an increase in the attractiveness of Thailand as a tourist destination. This increase in tourists had a direct impact on increasing the Company's sales in the post-devaluation time period.

     In accordance with generally accepted accounting principles, the Company has separately presented the following items in its statement of income for the quarter ended March 31, 2003:

Net realized loss on foreign exchange.......................  $17,107
Net unrealized loss on foreign exchange.....................  $41,295

     The calculation of realized foreign exchange loss of $58,402 is shown in charts labeled A and B, respectively.

                                    CHART A

     The unrealized gain on foreign exchange of US$27,492 was calculated on an accumulated basis with quarterly adjustment on financial obligations, receivable and cash on hand in foreign currency as shown below:

ACCOUNT PAYABLE IN FOREIGN CURRENCY AS OF 03/31/03

                                                                      EXCHANGE RATE
CURRENCY                                                  AMOUNT        03/31/03      TOTAL BAHT
--------                                               ------------   -------------   -----------
Australian Dollar....................................          (137)      26.084           (3,566)
Swiss Franc..........................................    192,964.44       31.619        6,101,343
German Deutschmark...................................      3,312.70      19.6642           65,142
Europe...............................................    528,969.99       46.718       24,712,420
French Franc.........................................     68,444.78       5.9052          404,180
British Pound Sterling...............................        (6,089)     67.9561         (413,776)
Hong Kong Dollar.....................................  1,724,171.60       5.5277        9,530,703
Italian Lire.........................................  4,554,312.00       0.0200           91,086
Singapore Dollar.....................................     46,348.99      24.4677        1,134,053
Japanese Yen.........................................    283,600.00      0.36121          102,439
US Dollar............................................  2,748,634.60      43.0100      118,218,775
                                                                                      -----------
  TOTAL..............................................                                 159,942,799
                                                                                      ===========
BALANCE PER GENERAL LEDGER.........................................................   160,849,913
                                                                                      -----------
Unrealized gain on accounts payable in foreign currency 03/31/03...................       907,114
                                                                                      -----------
Unrealized gain on accounts payable in foreign currency 01/01/03...................       125,090
                                                                                      -----------
Net unrealized gain on account payable in foreign currency 03/31/03................     1,032,204
                                                                                      -----------

LOAN FROM BANK (TRUST RECEIPT) IN FOREIGN CURRENCY AS OF 03/31/03

                                                                     EXCHANGE RATE
CURRENCY                                                 AMOUNT        03/31/03      TOTAL BAHT
--------                                               -----------   -------------   -----------
Swiss Franc..........................................    81,597.40      31.6190        2,580,028
Japanese Yen.........................................   436,608.00      0.36121          157,707
US Dollar............................................    51,699.00      43.0100        2,223,574
                                                                                     -----------
  TOTAL..............................................                                  4,961,309
                                                                                     ===========
BALANCE PER GENERAL LEDGER........................................................     4,962,514
                                                                                     -----------
Unrealized gain on Trust Receipt in foreign currency 03/31/03.....................         1,205
                                                                                     -----------
Unrealized gain on Trust Receipt in foreign currency 01/01/03.....................        89,746
                                                                                     -----------
Net unrealized gain on trust receipt in foreign currency 03/31/03.................        90,951
                                                                                     -----------

UNREALIZED GAIN ON ACCOUNT RECEIVABLE AS OF 03/31/03

                                                                     EXCHANGE RATE
CURRENCY                                                 AMOUNT        03/31/03      TOTAL BAHT
--------                                               -----------   -------------   -----------
Australian Dollar....................................     6,855.40       25.6304         175,707
Swiss franc..........................................     8,709.10       31.2546         272,199
Europe...............................................    38,113.35       46.1460       1,758,779
British Pound sterling...............................     1,588.50       67.2306         106,796
Hong Kong Dollar.....................................    31,160.40        5.4751         170,606
Italian Lire.........................................   133,000.00        0.0196           2,607
Singapore Dollar.....................................     5,445.46       24.1446         131,478
US Dollar............................................   508,249.99       42.7946      21,750,355
                                                                                     -----------
  TOTAL..............................................                                 24,368,527
                                                                                     ===========
BALANCE PER GENERAL LEDGER........................................................    24,403,650
                                                                                     -----------
Unrealized loss from account receivable 03/31/03..................................       (35,122)
                                                                                     -----------
Unrealized gain from account receivable 01/01/03..................................        91,191
                                                                                     -----------
Net unrealized gain on account receivable 03/31/03................................        56,069
                                                                                     -----------
Net unrealized gain on account payable in foreign currency 03/31/03...............     1,032,204
                                                                                     -----------
Net unrealized gain on loan from bank (T/R) in foreign currency 03/31/03..........        90,951
                                                                                     -----------
Net unrealized gain on account receivable in foreign currency 03/31/03............        56,069
                                                                                     -----------
Net unrealized gain on exchange rate as at 03/31/03...............................     1,179,224
                                                                                     -----------

                                                              US$27,492    (US$1 = Baht 42.8930)

                                    CHART B

     The unrealized loss on foreign exchange of US$68,787 was calculated on accumulated basis with quarterly adjustment on financial receivable and cash on hand in foreign currency as shown below:

CASH ON HAND IN FOREIGN CURRENCY AS OF 03/31/03

                                                                      EXCHANGE RATE
CURRENCY                                                 AMOUNT         03/31/03      TOTAL BAHT
--------                                             --------------   -------------   -----------
Australian Dollar..................................       26,099.72       25.6304         668,946
Canadian Dollar....................................          401.00       29.0392          11,645
Swiss Franc........................................        1,030.00       31.2546          32,192
China Renminbi Yuan................................    2,219,262.00        5.1550      11,440,296
Europe.............................................      319,608.00       46.1460      14,748,631
British Pound Sterling.............................       59,185.20      67.23060       3,979,057
Hong Kong Dollar...................................    1,243,565.10        5.4751       6,808,643
Japanese Yen.......................................  105,903,509.00        0.3564      37,745,070
Korean Won.........................................  127,889,000.00        0.0339       4,335,437
Singapore Dollar...................................       66,347.00       24.1446       1,601,922
Taiwanese Dollar...................................      218,400.00        1.2301         268,654
US Dollar..........................................    1,852,379.31       42.7946      79,271,831
                                                                                      -----------
  TOTAL............................................                                   160,912,324
                                                                                      ===========
BALANCE PER GENERAL LEDGER.........................................................   153,165,359
                                                                                      -----------
Unrealized gain from cash on hand in foreign currency 03/31/03.....................     7,746,965
                                                                                      -----------
Unrealized loss from cash on hand in foreign currency 01/01/03.....................   (10,224,667)
                                                                                      -----------
Net unrealized loss from cash on hand in foreign currency 03/31/03.................    (2,477,702)
                                                                                      -----------

UNREALIZED GAIN FROM ADVANCED FROM COMPANIES AS AT 03/31/03

                                                                      EXCHANGE RATE
CURRENCY                                              AMOUNT BAHT       03/31/03         TOTAL
--------                                             --------------   -------------   -----------
BAHT CURRENCY......................................   75,272,641.32        42.883       1,755,303
                                                                                      -----------
BALANCE PER GENERAL LEDGER.........................................................     1,744,280
                                                                                      -----------
Net unrealized gain on advanced 03/31/03...........................................       (11,023)
                                                                                      -----------

                                                              US$(68,787)    (US$1 = Baht 42.893)

NET FOR UNREALIZED GAIN/(LOSS) EXCHANGE AS OF 03/31/03

                                                                 BAHT        US$
                                                              ----------   -------
Net unrealized exchange gain as of 03/31/03.................   1,179,224
Net unrealized loss on exchange rate as of 03/31/03.........  (2,477,702)
  NET UNREALIZED EXCHANGE (LOSS)............................  (1,298,478)  (30,272)
                                                              ----------   -------
Net unrealized exchange gain KPG (US) as of 03/31/03........               (11,023)
                                                                           -------
  NET UNREALIZED EXCHANGE (LOSS)............................               (41,295)
                                                                           -------

NET FOR REALIZED GAIN/(LOSS) EXCHANGE AS OF 03/31/03

                                                                 BAHT        US$
                                                              ----------   -------
Net realized loss on exchange rate of KPT at 03/31/03.......  (3,153,360)
Net realized gain on exchange rate of KPD at 03/31/03.......   2,419,610
  NET REALIZED EXCHANGE (LOSS)..............................    (733,750)  (17,107)
                                                              ----------   -------
Net realized gain on exchange rate of KPG(US) at 03/31/03...                     0
                                                                           -------
  NET REALIZED EXCHANGE (LOSS)..............................               (17,107)
                                                                           -------

     TOTAL NET REALIZED/UNREALIZED EXCHANGE RATE (LOSS) = US$ (58,402)

(3)  RESULTS OF OPERATIONS, COMPARING THREE MONTHS ENDED MARCH 31, 2003 AND 2002

     Sales revenue for the three months ended March 31, 2003, was approximately $54.5 million as compared to approximately $44.5 million for 2002. This increase is directly attributable to the Company's promotional campaign attracting more spending for each customer, including clearance of seasonal inventory with substantial discounts. Furthermore, according to the statistical compilation provided by the Bangkok International & Domestic Airport (BIA), the number of passengers traveling through its premises from January to March, 2003, has increased 1.48% from the same period last year or from 8.4 million passengers in 2002 to 8.5 million passengers in 2003. However, due to the adverse impact of the spreading of SARS disease, the number of travelers traveling through BIA has dropped significantly during the month of March, 2003, with a decrease of 6.53% from the same period last year. SARS concerns have continued to depress the travel market in Asia and sales subsequent to March 31, 2003, were down 30% and that trend has continued in May. The Company's balance sheet strength and sound cash position provide it with the capacity to manage through this downturn. However, the length of the SARS created travel recession cannot be predicted with accuracy. Management will continue to monitor sales and adjust Company operations to market conditions.

     The cost of merchandise sold for the three months ended March 31, 2003 and 2002, was approximately $28.8 million and $20.8 million, respectively. The principal factor causing this increase is directly related to the increase in sales volume as described above. Cost of merchandise increased as a percent of sales from 46.75% to 52.79% primarily due to the discounting discussed above. The ratio of concession fees paid to the AOT to sales revenue decreased from 18.29% in 2002 to 18.23% in 2003. This decrease was from the restructure of KPT's concession fees to a fixed amount with an additional annual increment. The volume of sales generated from KPT during the first quarter of the year 2003 has been favorable, thus the fixed amount decreased the ratio of the concession fees paid to the AOT to sales.

     Selling and administrative expenses were approximately $9.2 million for the three months ended March 31, 2003, and approximately $6.6 million for the same period in 2002. In terms of percentage of sales, 2003 expenses were approximately 16.98% of sales and 2002 expenses were approximately 14.88% of sales. The expenditure increases result from a variety of factors: enhanced staff and management incentives, including selling commissions, bonuses, and salary increment; additional rent expense on the expanded sales areas in the various airports and amortization of the leasehold improvements made to those sales areas. The unfavorable change in the ratios is caused by both the increase in expenditures and the tightened margins due to the sales discounting discussed above.

     Net income for the three months ended March 31, 2003, was approximately $4.4 million, or $0.22 per share (basic), and approximately $6.0 million, or $0.30 per share (basic), for the three months ended March 31, 2002.

     The ratio of inventory divided by revenue for the three months ended March 31, 2003 and 2002, was approximately 63.53% and 62.44%, respectively. This increase is caused by the larger volume of merchandised orders required by the Company's suppliers for their financial viability to support the new and improved lines of products developed and initiated by the Company.

(5)  LIQUIDITY AND CAPITAL RESOURCES

     For the quarter ended March 31, 2003, and the year ended December 31, 2002, the Company had working capital of approximately $45.0 million and $28.1 million, respectively. The improvement in this figure was due to the Company's ability to significantly expand operations, thereby increasing current assets while replacing part of current liabilities with long-term loans. The Company experienced a negative cash flow from operations of approximately $0.4 million at March 31, 2003, compared to a positive cash flow of $1.8 million during the same period of 2002. This decrease is due to the meaningful reduction in accrued liabilities.

(6)  MONETARY ASSETS AND LIABILITIES DENOMINATED IN THAI BAHT

     As of March 31, 2003, the amount of monetary assets and liabilities which are denominated in Thai Baht are as follows:

TYPE OF MONETARY ASSET                                         US DOLLARS
----------------------                                         ----------
Cash and equivalents........................................   21,634,528
Trade Accounts Receivable...................................       41,085
Refundable value-added-tax..................................    1,345,939
Advances to related companies / director....................    7,962,661
Deferred income tax assets..................................    3,782,452
Restricted deposit..........................................   20,226,700
Other current assets........................................    2,981,329
Other non-current assets....................................    4,734,604

TYPE OF MONETARY LIABILITY                                     US DOLLARS
--------------------------                                     ----------
Bank overdraft & loan.......................................   16,789,870
Current portion of long-term debt...........................       27,120
Accounts Payable............................................    9,975,971
Concession fees.............................................    3,691,811
Other current liabilities...................................    9,247,796
Long-term loan -- net.......................................   25,680,579

(7)  RECENTLY ISSUED ACCOUNTING PRINCIPLES

     New Accounting Standards Not Yet Adopted -- NONE

ITEM 4 -- CONTROLS AND PROCEDURES

     Within ninety days prior to the date of this report, our Chief Executive Officer and Chief Financial Officer performed an evaluation of our disclosure controls and procedures, which have been designed so that the information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective. We have made no significant changes in our internal controls or in other factors that could significantly affect our internal controls since the date of that evaluation.

PART II -- OTHER INFORMATION

ITEM 1 -- LEGAL PROCEEDINGS

     On August 19, 2002, the Company announced in a press release that its management intended to continue to pursue a merger transaction in which the Company will be taken private by shareholders Vichai Raksriaksorn,

Viratana Suntaranond, Aimon Raksriaksorn and Niphon Raksriaksorn (collectively, the "Controlling Shareholders") and certain other shareholders who, together with the Controlling Shareholders, hold approximately 88.6% of the Company's common shares (collectively, together with the Controlling Shareholders, the "Majority Shareholders"); the Controlling Shareholders have proposed a merger consideration of US$2.52 per share; and the proposed merger consideration will be subject to negotiations between the Special Committee and the Controlling Shareholders.

     On August 30, 2002, the Company announced in a press release that the Special Committee and the Controlling Shareholders met on August 22, 2002, to discuss and negotiate the proposed merger consideration and the terms of the merger, and that as a result of the on-going negotiations between the Special Committee and the Controlling Shareholders on the price and other terms, on August 28, 2002, the Controlling Shareholders had counter-proposed a price of $3.27 per share as the merger consideration. The press release also stated that the foregoing price proposal would be subject to further negotiations between the Special Committee and the Controlling Shareholders.

     On August 27, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Pennsylvania Avenue Partners, LLC, against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     On September 16, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Sean Collins against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The lawsuit seeks to enjoin the proposed merger transaction, damages not in excess of $75,000, and payment of fees of plaintiff's counsel and experts.

     On September 26, 2002, the Company was served with a complaint brought in the District Court of Clark County, Nevada, by Byron Mikalson against the Company and each of its directors and which seeks class action status. The complaint alleged, among other things, that the directors of the Company had breached their fiduciary duties in pursuing the proposed merger transaction in which the Company would be taken private by certain shareholders and in allegedly failing to obtain the highest price per share. The complaint also alleged that the defendants and companies related to the defendants obtained loans from the Company that were later forgiven. The lawsuit seeks to enjoin the proposed merger transaction and seeks payment of fees of plaintiff's counsel and experts.

     The Company believes that each of the lawsuits is without merit, and intends to vigorously defend each suit. With respect to the first complaint brought by Pennsylvania Avenue Partners, LLC, on October 30, 2002, the Company filed a motion to dismiss for failure to state a claim.

ITEM 2 -- CHANGES IN SECURITIES

     None

ITEM 3 -- DEFAULTS UPON SENIOR SECURITIES

     None

ITEM 4 -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On November 1, 2001, the Company filed a preliminary proxy statement for purposes of calling a meeting of shareholders to vote on a Plan of Merger which would result in all of the outstanding shares of the Company being acquired by a newly formed corporation to be owned by the shareholders presently comprising the Company's management. Should the plan of merger be approved and the transaction concluded, the Company would cease to exist. A final proxy statement has not been filed and the shareholders' meeting has not been scheduled.

ITEM 5 -- OTHER INFORMATION

     None

ITEM 6 -- EXHIBITS AND REPORTS ON FORM 8-K

     None

                                   SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned who are duly authorized.

                                          KING POWER INTERNATIONAL GROUP CO.,
                                          LTD.

                                          By:     /s/ VICHAI RAKSRIAKSORN
                                            ------------------------------------
                                                    Vichai Raksriaksorn
                                            Chairman and Chief Executive Officer

May 14th, 2003

                                          By:     /s/ VIRATANA SUNTARANOND
                                            ------------------------------------
                                                    Viratana Suntaranond
                                                  Chief Financial Officer

May 14th, 2003

                                                                     SECTION 302

                                 CERTIFICATION

I, Vichai Raksriaksorn, certify that:

          1. I have reviewed this quarterly report on Form 10-Q of King Power International Group Co., Ltd.;

          2. Based on my knowledge, this quarterly report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

          3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

          4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

             b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

             c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our Evaluation Date;

          5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

             b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          6. The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 14th 2003

                                                 /s/ VICHAI RAKSRIAKSORN
                                          --------------------------------------
                                                   Vichai Raksriaksorn
                                                 Chief Executive Officer

                                                                     SECTION 302

                                 CERTIFICATION

I, Viratana Suntaranond, certify that:

          7. I have reviewed this quarterly report on Form 10-Q of King Power International Group Co., Ltd.;

          8. Based on my knowledge, this quarterly report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

          9. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

          10. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

             a. designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

             b. evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

             c. presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our Evaluation Date;

          11. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

             a. all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weakness in internal controls; and

             b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

          12. The registrant's other certifying officers and I have indicated in this quarterly report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 14th, 2003

                                                 /s/ VIRATANA SUNTARANOND
                                          --------------------------------------
                                                   Viratana Suntaranond
                                                 Chief Financial Officer

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of King Power International Group Co., Ltd. (the "Company") on Form 10-Q for the period ending March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Vichai Raksriaksorn, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. sec. 1350, as adopted pursuant to sec. 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

                                                 /s/ VICHAI RAKSRIAKSORN
                                          --------------------------------------
                                                   Vichai Raksriaksorn
                                                 Chief Executive Officer

May 14th, 2003

                           CERTIFICATION PURSUANT TO
                            18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of King Power International Group Co., Ltd. (the "Company") on Form 10-Q for the period ending March 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Viratana Suntaranond, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. sec. 1350, as adopted pursuant to sec. 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge and belief:

          (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

                                                 /s/ VIRATANA SUNTARANOND
                                          --------------------------------------
                                                   Viratana Suntaranond
                                                 Chief Financial Officer

May 14th, 2003